UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
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☐	Definitive Proxy Statement
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International Money Express, Inc.
(Name of Registrant as Specified in its Charter)

Not applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION

International Money Express, Inc.

9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156

[ ], 2025
Dear International Money Express, Inc. Stockholder:
You are cordially invited to attend a special meeting of stockholders (which, together with any adjournments or postponements thereof, we refer to as the “Company Stockholders’ Meeting”) of International Money Express, Inc., a Delaware corporation (which we refer to as “Intermex,” “we,” “us” or “our”), to be held virtually via live webcast on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting virtually via the Internet at www.virtualshareholdermeeting.com/IMXI2025SM, where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. Formal notice of the Company Stockholders’ Meeting, a proxy statement, and a proxy card accompany this letter.
At the Company Stockholders’ Meeting, you will be asked to consider and vote on (i) a proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated August 10, 2025, by and among Intermex, The Western Union Company, a Delaware corporation (which we refer to as “Western Union”), and Ivey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Western Union (which we refer to as “Merger Sub”) (we refer to such proposal as the “Merger Proposal”), (ii) a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intermex’s named executive officers that is based on or otherwise relates to the Merger Agreement and the transactions contemplated by the Merger Agreement (which we refer to as the “Compensation Proposal”), and (iii) a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).
Pursuant to the terms of the Merger Agreement, subject to the terms and conditions set forth therein, Merger Sub will merge with and into Intermex (which we refer to as the “Merger,” which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”), with Intermex surviving the Merger as a wholly owned subsidiary of Western Union. If you are an Intermex stockholder and the Merger is completed, each of your shares of Intermex common stock, par value $0.0001 per share (which we refer to as our “common stock”), will be converted into the right to receive $16.00 in cash (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding of taxes (unless you have properly demanded, and not subsequently withdrawn, waived, failed to perfect or otherwise lost, your appraisal rights under Section 262 of the Delaware General Corporation Law (which we refer to as the “DGCL”)).
The board of directors of Intermex (the “Board of Directors”), upon the unanimous recommendation of the same by a special committee comprised solely of independent and disinterested directors of Intermex and established by the Board of Directors for the purpose of investigating, negotiating, reviewing, evaluating and considering strategic opportunities for Intermex (which we refer to as the “Strategic Alternatives Committee”), after careful consideration, including considering the factors more fully described in the enclosed proxy statement, has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and in the best interests of Intermex and its stockholders; (2) authorized, approved and adopted the Merger Agreement and the Transactions; (3) authorized the execution and delivery by Intermex of the Merger Agreement; (4) resolved that the Merger Agreement be submitted to Intermex’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) recommended that Intermex’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the Transactions.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
The enclosed proxy statement provides detailed information about the Company Stockholders’ Meeting, the Merger Agreement and the Merger. A copy of the Merger Agreement is attached as Annex A to the proxy statement. The proxy statement also describes the actions and determinations of each of the Board of Directors and the Strategic Alternatives Committee in connection with its evaluation of the Merger Agreement and the Merger. We encourage you to read the proxy statement and its annexes, including the Merger Agreement, carefully and in their entirety, as they contain important information.
Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon.
If you have any questions or need assistance voting your shares of our common stock, please contact our Proxy Solicitor:
Sodali & Co
Stockholders May Call Toll-Free:
+1 (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: IMXI@info.sodali.com
On behalf of the Board of Directors, I thank you for your support and appreciate your consideration of this matter.

Robert Lisy
Chairman, Chief Executive Officer and President
Dated: [ ], 2025
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Merger, the adoption of the Merger Agreement or any other transaction described in the accompanying proxy statement, or passed upon the adequacy or accuracy of the disclosure in the accompanying proxy statement. Any representation to the contrary is a criminal offense.
The accompanying proxy statement is dated [ ], 2025 and, together with the enclosed form of proxy card, is first being mailed on or about [ ], 2025.

PRELIMINARY PROXY STATEMENT — SUBJECT TO COMPLETION
International Money Express, Inc.
9100 South Dadeland Blvd., Suite 1100
Miami, Florida 33156
NOTICE OF SPECIAL MEETING OF STOCKHOLDERS

TO BE HELD VIRTUALLY VIA THE INTERNET ON [ ], 2025
Notice is hereby given that a special meeting of stockholders (including any adjournments or postponements thereof, which we refer to as the “Company Stockholders’ Meeting”) of International Money Express, Inc., a Delaware corporation (which we refer to as “Intermex,” “we,” “us” or “our”), will be held on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). Intermex stockholders will be able to attend the Company Stockholders’ Meeting via the Internet virtually via live webcast at www.virtualshareholdermeeting.com/IMXI2025SM, where you will be also able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in the enclosed proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting. The Company Stockholders’ Meeting is being held for the following purposes:
1.
To consider and vote on the proposal to adopt the Agreement and Plan of Merger (which we refer to, as it may be amended from time to time, as the “Merger Agreement”), dated August 10, 2025, by and among Intermex, The Western Union Company, a Delaware corporation (which we refer to as “Western Union”), and Ivey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Western Union (which we refer to as “Merger Sub”). Pursuant to the terms of the Merger Agreement, Merger Sub will merge with and into Intermex (which we refer to as the “Merger”), with Intermex surviving the Merger as a wholly owned subsidiary of Western Union (we refer to this proposal as the “Merger Proposal”);

2.
To consider and vote on a proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intermex’s named executive officers that is based on or otherwise relates to the Merger and/or the other transactions contemplated by the Merger Agreement (which, together with the Merger, we refer to as the “Transactions”) (we refer to this proposal as the “Compensation Proposal”); and

3.
To consider and vote on a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (we refer to this proposal as the “Adjournment Proposal”).

Only Intermex stockholders of record as of the close of business on [ ], 2025 are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting or any adjournment, postponement or other delay thereof.
Your vote is very important, regardless of the number of shares of our common stock that you own. We cannot complete the Merger unless the Merger Proposal is approved by the affirmative vote of the holders of a majority of the outstanding shares of Intermex’s common stock entitled to vote thereon.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR,” on an advisory (non-binding) basis, the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Whether or not you plan to attend the Company Stockholders’ Meeting virtually, please sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying prepaid reply envelope or grant your proxy electronically over the Internet or by telephone by following the instructions on the enclosed proxy card. If you are a stockholder of record, and you attend the Company Stockholders’ Meeting and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted. If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
By the Order of the Board of Directors:

Robert Lisy
Chairman, Chief Executive Officer and President
Dated: [ ], 2025

YOUR VOTE IS IMPORTANT
WHETHER OR NOT YOU PLAN TO ATTEND THE COMPANY STOCKHOLDERS’ MEETING VIRTUALLY, WE ENCOURAGE YOU TO SUBMIT YOUR PROXY AS PROMPTLY AS POSSIBLE (1) BY SIGNING AND DATING THE ENCLOSED PROXY CARD AND RETURNING IT IN THE POSTAGE-PAID ENVELOPE PROVIDED; (2) OVER THE INTERNET; OR (3) BY TELEPHONE. You may revoke your proxy or change your vote at any time before it is voted at the Company Stockholders’ Meeting.
If you hold your shares of our common stock in “street name,” you should instruct your bank, broker or other nominee how to vote your shares of our common stock in accordance with the voting instruction form that you will receive from your bank, broker or other nominee. Your bank, broker or other nominee cannot vote on any of the proposals, including the Merger Proposal, without your instructions.
If you are a stockholder of record, voting online during the Company Stockholders’ Meeting will revoke any proxy that you previously submitted.
If you hold your shares of our common stock through a bank, broker or other nominee, you must obtain a “legal proxy” in order to vote online at the Company Stockholders’ Meeting.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the Compensation Proposal or the Adjournment Proposal.
We encourage you to read the accompanying proxy statement and its annexes, including all documents incorporated by reference into the accompanying proxy statement, carefully and in their entirety. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Sodali & Co
Stockholders May Call Toll-Free:
+1 (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: IMXI@info.sodali.com

PRELIMINARY PROXY STATEMENT – SUBJECT TO COMPLETION
SUMMARY
This summary highlights selected information from this proxy statement related to the merger of Ivey Merger Sub, Inc. with and into International Money Express, Inc., which we refer to as the “Merger,” (which, together with each of the other transactions contemplated by the Merger Agreement, we refer to as the “Transactions”) and may not contain all of the information that is important to you. To understand the Merger more fully and for a more complete description of the legal terms of the Merger, you should carefully read and consider this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement, as they contain important information about, among other things, the Merger and how it affects you. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Except as otherwise specifically noted in this proxy statement, “Intermex,” “we,” “us” or “our” and similar words refer to International Money Express, Inc., a Delaware corporation, including, in certain cases, our subsidiaries.
Throughout this proxy statement, we refer to The Western Union Company, a Delaware corporation, as “Western Union,” and Ivey Merger Sub, Inc., a Delaware corporation and a wholly owned subsidiary of Western Union, as “Merger Sub.”
In addition, throughout this proxy statement we refer to the Agreement and Plan of Merger, dated August 10, 2025, by and among Intermex, Western Union and Merger Sub, as it may be amended from time to time, as the “Merger Agreement.” The Merger Agreement is attached as Annex A to this proxy statement. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger (see page 37)
International Money Express, Inc.
Intermex is a leading omnichannel money remittance services company focused primarily on the United States of America (“United States” or “U.S.”) to Latin America and the Caribbean (“LAC”) corridor, which includes Mexico, Central and South America and the Caribbean. Intermex also provides its remittance services to Africa and Asia from the United States and offers sending services from Canada to Latin America and Africa. Also, Intermex provides remittance services from Spain, Italy, the United Kingdom and Germany to Africa, Asia and Latin America. Intermex utilizes its proprietary technology to deliver convenient, reliable and value-added services to consumers through a broad network of sending and paying agents. Intermex’s remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in all 50 states in the U.S., Washington D.C., Puerto Rico and 13 provinces in Canada, as well as in certain locations in Spain, Italy, Germany and the United Kingdom, where consumers can send money to beneficiaries in more than 60 countries in LAC, Africa, Asia and Europe. Intermex’s services are accessible in person through over 100,000 independent sending and paying agents and 122 Intermex-operated stores, as well as online and via Internet-enabled mobile devices. Additionally, Intermex’s product and service portfolio includes online payment options, pre-paid debit cards and direct deposit payroll cards, which may present different cost, demand, regulatory and risk profiles relative to its core money remittance business.
Intermex’s common stock, par value $0.0001 per share (which we refer to as “our common stock”) is listed on the Nasdaq Global Select Market (which we refer to as “Nasdaq”) under the symbol “IMXI”.
For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”
Western Union
Western Union is a leader in cross-border, cross-currency money movement, payments, and digital financial services, empowering consumers, businesses, financial institutions, and governments with fast, reliable, and convenient ways to send money and make payments around the world. The Western Union brand is globally recognized. Western Union’s services are available through a network of agent locations in more than 200 countries and territories and also through Western Union’s or its third-party digital partners’ websites and mobile applications marketed under Western Union’s brands.

Western Union’s common stock, par value $0.01, is listed on the New York Stock Exchange under the symbol “WU.”
For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”
Ivey Merger Sub, Inc.
Merger Sub is a Delaware corporation and a wholly owned subsidiary of Western Union that was formed on August 7, 2025 solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist.
For more information, please see the section of this proxy statement captioned “The Merger — Parties Involved in the Merger.”
The Merger (see page 37)
Upon the terms and subject to the conditions of the Merger Agreement and in accordance with the General Corporation Law of the State of Delaware (which we refer to as the “DGCL”), if the Merger is completed, Merger Sub will merge with and into Intermex, and Intermex will continue as the surviving corporation (which we refer to as the “Surviving Corporation”) as a wholly owned subsidiary of Western Union. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Securities Exchange Act of 1934, as amended (which we refer to as the “Exchange Act”), and Intermex will no longer file periodic reports with the United States Securities and Exchange Commission (which we refer to as the “SEC”). In addition, each outstanding share of our common stock (excluding shares (1) owned by Intermex (including as treasury stock) or held by Western Union or Merger Sub, in each case immediately prior to the Effective Time (which we define below), and (2) owned by any stockholder who is entitled to demand and properly and validly demands (and does not subsequently waive, withdraw or lose, or fail to perfect) their statutory rights of appraisal in respect of such shares in compliance in all respects with Section 262 of the DGCL (which we refer to as “Section 262”)) will be automatically converted into the right to receive $16.00 in cash (which we refer to as the “Merger Consideration”), without interest and less any applicable withholding of taxes. We refer to the shares of our common stock described in clause (1) of the preceding sentence as “Canceled Shares”, we refer to the shares of our common stock described in clause (2) of the preceding sentence as “Appraisal Shares”, we refer to the Canceled Shares and Appraisal Shares together as “Excluded Shares” and we refer to the holders of Excluded Shares as “Excluded Holders.” Following the Merger, you will not own any shares of the capital stock of the Surviving Corporation.
After the Merger is completed, you will have the right to receive the Merger Consideration in respect of each share of our common stock that you own (other than Excluded Shares) immediately prior to the Effective Time (which we define below), but you will no longer have any rights as an Intermex stockholder, except that Intermex stockholders who properly demand, and do not subsequently waive, withdraw or lose, or fail to perfect, their appraisal rights under Section 262 will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger — Appraisal Rights.”
The time and day at which the Merger becomes effective will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon in writing by the parties to the Merger Agreement and specified in the certificate of merger (which we refer to as the “Effective Time”).
For more information, see the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.”
Treatment of Equity-Based Awards (see page 67)
At the Effective Time, each option to purchase shares of our common stock (a “Company Option”) that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive a cash payment (without interest) equal to the product, rounded down to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company Option as of immediately prior to the

Effective Time, and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option. For clarity, each Company Option outstanding as of the Effective Time with an exercise price equal to or in excess of the Merger Consideration shall be cancelled at the Effective Time without any payment.
At the Effective Time, each restricted stock unit with respect to shares of our common stock (a “Company RSU”) that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive a cash payment (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration.
At the Effective Time, each award of restricted stock units that is subject to performance-based vesting conditions (a “Company PSU”) other than Former Company PSUs (which we define below), that is outstanding as of immediately prior to the Effective Time (each, an “Effective Time Company PSU”), whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Effective Time Company PSU, assuming achievement of the target level of performance, and (ii) the Merger Consideration.
At the Effective Time, each Company PSU that (i) was outstanding on the date of the Merger Agreement and no longer outstanding as of immediately prior to the Effective Time, and (ii) was granted to an individual who remains employed with Intermex as of immediately prior to the Effective Time (each, a “Former Company PSU”), will be deemed outstanding as of immediately prior to, and deemed cancelled effective as of, the Effective Time, and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (x) the aggregate number of shares of our common stock underlying such Former Company PSU assuming achievement of the target level of performance, and (y) the Merger Consideration; provided that the number of shares of our common stock underlying such Former Company PSU shall be reduced by the number of shares of our common stock previously issued in respect of such Former Company PSU in accordance with its terms. Notwithstanding the foregoing, holders of Former Company PSUs who are granted Company PSUs in 2026 will not receive any Merger Consideration in respect of their Former Company PSUs.
At the Effective Time, each share of our common stock subject to vesting or forfeiture conditions (a “Company Restricted Share”) that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of Company Restricted Shares as of immediately prior to the Effective Time and (ii) the Merger Consideration.
For more information, please see the section of this proxy statement captioned “The Merger — Interests of Intermex’s Directors and Executive Officers in the Merger.”
Financing of the Merger (see page 74)
The Merger is not conditioned on any financing arrangements or contingencies. Western Union and Merger Sub have represented in the Merger Agreement that (i) Western Union, as of the closing of the Merger (the “Closing”), will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and all related fees and expenses required to be paid by Western Union or Merger Sub pursuant to the terms of the Merger Agreement, and (ii) Western Union has the financial resources and capabilities to fully perform all of its obligations under the Merger Agreement.
For more information, please see the section of this proxy statement captioned “The Merger — Financing of the Merger.”
Conditions to the Closing of the Merger (see page 101)
The obligations of Intermex, Western Union and Merger Sub, as applicable, to effect the Merger are subject to the satisfaction or waiver of certain conditions, including (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), the following:
•	no Restraint (which we define below) will be in effect prohibiting or preventing the Merger;
•
the waiting period (and any extension thereof) applicable to the consummation of the Merger under the Hart-Scott-Rodino Antitrust Improvements Act (“HSR Act”) has expired or early termination thereof has been granted (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger”). The waiting period applicable to the consummation of the Merger under the HSR Act expired at 11:59 p.m. Eastern Time on October 6, 2025;
•
the receipt of applicable governmental consents, approvals or other clearances required to be obtained under the Merger Agreement, including with respect to Intermex’s and its subsidiaries’ money transmitter licenses (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger”);

•
the adoption of the Merger Agreement by the affirmative vote of holders of a majority of our outstanding common stock entitled to vote thereon as of the close of business on the Record Date (which we define in the section of this proxy statement captioned “Summary — The Company Stockholders’ Meeting — Record Date; Shares of our Common Stock Entitled to Vote”). For more information, please see the section of this proxy statement captioned “The Company Stockholders’ Meeting”;

•
since the date of the Merger Agreement, there not having occurred any Company Material Adverse Effect (which we define in the section of this proxy statement captioned “The Merger Agreement — Representations and Warranties”);

•	the accuracy of the representations and warranties of Intermex, Western Union and Merger Sub in the Merger Agreement, subject to specified materiality standards;
•	Intermex, Western Union and Merger Sub having complied with or performed in all material respects their respective obligations under the Merger Agreement at or prior to the Effective Time; and
•
the receipt by Western Union of a certificate executed by an executive officer of Intermex certifying that the conditions described in the preceding three bullets with respect to Intermex have been satisfied, and the receipt by Intermex of a certificate executed by an executive officer of Western Union certifying that the conditions described in the preceding two bullets with respect to Western Union and Merger Sub have been satisfied.

For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”
Regulatory Approval Required for the Merger (see page 82)
The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”, (i) the expiration or termination of the waiting period (and any extensions thereof) applicable to the consummation of the Merger under the HSR Act (which waiting period has expired), (ii) the absence of any judgment by any governmental authority of competent jurisdiction or any applicable law that enjoins, restrains or otherwise makes illegal, prevents or prohibits consummation of the Merger (“Restraints”), and (iii) the receipt of applicable governmental consents, approvals or other clearances required to be obtained under the Merger Agreement, including with respect to Intermex’s and its subsidiaries’ money transmitter licenses (collectively, “Money Transmitter Licenses”). For more information, please see the sections of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger” and “The Merger Agreement — Notices, Filings, Consents and Approvals.”
Under the Merger Agreement, and subject to the paragraph immediately below, Western Union, Merger Sub and Intermex have agreed to use their reasonable best efforts to consummate and make effective, as promptly as reasonably practicable, the Transactions, so as to enable the Closing to occur as promptly as reasonably practicable.
Western Union, its subsidiaries (including Merger Sub) and its affiliates are not required under the Merger Agreement to (i) divest or hold separate any of their respective assets, voting securities, entities, or business lines, (ii) terminate or modify any of their respective existing relationships or contractual rights, (iii) (A) limit their conduct or actions to be taken after the Closing or (B) modify any of their business or operational practices, or (iv) enter into a consent decree or order requiring the divestiture, licensing or holding separate of any of their respective assets or voting securities or the termination or modification of their respective existing relationships and contractual rights. Intermex will not, and will not permit any of its subsidiaries to, take any such actions without the prior written consent of Western Union.

In the event that the Merger Agreement is terminated by Western Union or Intermex due to a Restraint relating to any antitrust law being in effect, Western Union will be required to pay Intermex a termination fee equal to $27,300,000. For more information on the termination fees, see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees.”
Background of the Merger (see page 39)
See the section of this proxy statement captioned “The Merger — Background” for a description of the process we undertook that led to the Merger, including our discussions with Western Union.
Recommendation of the Board of Directors (see page 51)
The board of directors of Intermex (the “Board of Directors”), upon the unanimous recommendation of a special committee composed solely of independent and disinterested directors of Intermex and established by the Board of Directors for the purpose of investigating, negotiating, reviewing, evaluating and considering strategic opportunities for Intermex (which we refer to as the “Strategic Alternatives Committee”), after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and in the best interests of Intermex and its stockholders; (2) authorized, approved and adopted the Merger Agreement and the Transactions; (3) authorized the execution and delivery by Intermex of the Merger Agreement; (4) resolved that the Merger Agreement be submitted to Intermex’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) recommended that Intermex’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the Transactions.
The Board of Directors unanimously recommends that you vote (1) “FOR” the proposal to adopt the Merger Agreement (which we refer to as the “Merger Proposal”), (2) “FOR” the proposal to approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intermex’s named executive officers that is based on or otherwise relates to the Transactions (which we refer to as the “Compensation Proposal”) and (3) “FOR” the proposal to adjourn the Company Stockholders’ Meeting to a later date or dates, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (which we refer to as the “Adjournment Proposal”).
Opinion of the Financial Advisor (see page 58)
The Strategic Alternatives Committee retained Lazard Frères & Co. LLC (which we refer to as “Lazard”) as its financial advisor in connection with the Merger. In connection with Lazard’s engagement, the Strategic Alternatives Committee requested that Lazard evaluate the fairness, from a financial point of view, to the holders of our common stock (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. On August 9, 2025, at a joint meeting of the Board of Directors and Strategic Alternatives Committee, Lazard rendered to the Strategic Alternatives Committee and the Board of Directors its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated August 10, 2025, to the effect that, as of such date, and based upon and subject to, among other things, the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to holders of our common stock (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated August 10, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. For a summary of Lazard’s opinion and the methodology that Lazard used to render its opinion, please see the section of this proxy statement captioned “The Merger — Opinion of the Financial Advisor”. The summary of the written opinion of Lazard, dated August 10, 2025, set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex B. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement carefully and in their entirety.
Lazard’s engagement and its opinion were for the benefit of the Strategic Alternatives Committee and the Board of Directors (in their capacities as such) and Lazard’s opinion was rendered to the Strategic Alternatives Committee and the Board of Directors in connection with their evaluation of the Merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of our common stock (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Intermex might engage or the merits of the underlying decision by Intermex to engage in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
For more information, see the section of this proxy statement captioned “The Merger — Opinion of the Financial Advisor” and the full text of the written opinion of Lazard attached as Annex B to this proxy statement.
Interests of Intermex’s Directors and Executive Officers in the Merger (see page 66)
When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, your interests as a stockholder generally, as more fully described below. The Strategic Alternatives Committee was aware of and considered these interests, among other matters, in evaluating the Merger and in unanimously recommending that the Board of Directors approve the Merger and the Transactions. In (1) evaluating and negotiating the Merger Agreement; (2) approving the Merger Agreement and the Transactions; and (3) recommending that Intermex’s stockholders approve the Merger Proposal, the Board of Directors was aware of and considered, among other matters, these interests (to the extent that they existed at that time). These interests include the following:
•	the accelerated vesting of Company Options, Company RSUs, Company PSUs and Company Restricted Shares held by such individuals and the cancellation of such awards in exchange for upfront cash payments;
•	the additional payments that may be received with respect to the Former Company PSUs;
•	the eligibility of executive officers to receive cash retention bonuses;
•	the possibility of continued employment of Intermex’s executive officers with the Surviving Corporation following the Effective Time;
•	the compensation and merger consideration payable to the members of the Strategic Alternatives Committee; and
•	the continuation of indemnification and directors’ and officers’ liability insurance by the Surviving Corporation following the Effective Time and for at least six years thereafter.
For more information, see the section of this proxy statement captioned “The Merger — Interests of Intermex’s Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements.”
If the Merger Proposal is approved, the shares of our common stock held by our directors and executive officers as of the Effective Time will be treated in the same manner as outstanding shares of our common stock held by all other stockholders.
Appraisal Rights (see page 75)
If the Merger is completed, record holders or beneficial owners of our common stock who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock and otherwise comply fully with Section 262 will be entitled to appraisal rights in connection with the Merger.
The following discussion is not a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee.

Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously are stockholders through the Effective Time; and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive, in lieu of the Merger Consideration, payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery, so long as they comply fully with the procedures established by Section 262. These rights are known as “appraisal rights”. This proxy statement serves as a notice of such appraisal rights pursuant to Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the Merger Consideration they would otherwise be entitled to receive pursuant to the Merger Agreement.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following, and comply with all other requirements under Section 262:
•	the stockholder must not vote in favor of the Merger Proposal;
•
the stockholder (i) must deliver to Intermex a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting, and (ii) must not thereafter withdraw the demand;

•
the stockholder must continuously hold the shares (or for a qualifying beneficial owner, continuously own the shares) of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers such shares of our common stock before the Effective Time); and

•
the stockholder who properly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under Section 262 will result in the loss of your appraisal rights. The Section 262 requirements for exercising appraisal rights are described in further detail in this proxy statement. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures for the making of a demand for appraisal.
For more information, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”
U.S. Federal Income Tax Considerations of the Merger (see page 79)
The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by an Intermex stockholder that is a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger — U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger.
Except in specific circumstances described below under “The Merger — U.S. Federal Income Tax Considerations of the Merger — Non-U.S. Holders,” Non-U.S. Holders generally will not be subject to U.S. federal income tax.
For more information, see the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger.” Stockholders should consult their tax advisors concerning the U.S. federal income tax consequences relating to the Merger in light of their particular circumstances and any consequences arising under the laws of any state, local or foreign taxing jurisdiction.

Takeover Proposals (see page 93)
Under the Merger Agreement, during the period from the execution of the Merger Agreement until the earlier of the Effective Time or the valid termination of the Merger Agreement, Intermex has agreed that it and its subsidiaries will not, and will use reasonable best efforts to cause their representatives not to, directly or indirectly:
•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, a Takeover Proposal or a Potential Takeover Proposal (each of which we define in the section of this proxy statement captioned “The Merger Agreement — Takeover Proposals”);

•
engage in, continue or otherwise participate in any negotiations or discussions concerning (except to notify any person of the non-solicitation provisions of the Merger Agreement), or provide access to its properties, books and records or any confidential information or data to any person in connection with or relating to any Takeover Proposal or a Potential Takeover Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal;
•
execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal; or

•	resolve or agree to do any of the foregoing.
Notwithstanding the restrictions described above, if at any time prior to obtaining the required Intermex stockholder approval, Intermex receives a Takeover Proposal from any third party after the date of the Merger Agreement that did not result from a material breach of the above described non-solicitation provisions of the Merger Agreement, then:
(i)	Intermex and its representatives may contact such third party making the Takeover Proposal or its representatives:
•
through the submission of written questions solely to clarify the terms and conditions of such Takeover Proposal (and not to negotiate), provided that such communications are also provided to Western Union and comply with other requirements, in accordance with the Merger Agreement,

•	to request that any Takeover Proposal made orally be made in writing, or
•	to notify such third party or its representatives and financing sources of the non-solicitation provisions of the Merger Agreement; and
(ii)
if the Board of Directors or the Strategic Alternatives Committee determines in good faith, after consultation with its financial advisors and legal counsel, that the Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Takeover Proposals”), then Intermex and any of its representatives may, as applicable:

•
enter into an Acceptable Confidentiality Agreement (which we define in the section of this proxy statement captioned “The Merger Agreement — Takeover Proposals”) with the third party making such Takeover Proposal and furnish information (including non-public information) with respect to Intermex and its subsidiaries and/or provide access to the properties, books, contracts and records of Intermex and its subsidiaries, in each case, to the third party who has made such Takeover Proposal and its respective representatives and financing sources; and

•	engage in or otherwise participate in discussions or negotiations with the third party making such Takeover Proposal and its representatives and financing sources.
For more information, including the definitions of capitalized terms used but not defined in this section, see the section of this proxy statement captioned “The Merger Agreement — Takeover Proposals.”

Adverse Recommendation Change (see page 95)
The Merger Agreement provides that the Board of Directors or the Strategic Alternatives Committee may not change its recommendation, or take other actions constituting an Adverse Recommendation Change (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change”), except in certain specified circumstances relating to:
•	our receipt of a Superior Proposal (which we define in the section of this proxy statement captioned “The Merger Agreement — Takeover Proposals”); or
•
the occurrence of an Intervening Event (which we define in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change”);

in each case, if the Board of Directors or the Strategic Alternatives Committee has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such action is likely to be inconsistent with the directors’ fiduciary duties under applicable law.
For more information, see the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change.”
Termination of the Merger Agreement (see page 103)
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:
•	By mutual written consent of Intermex and Western Union;
•	By either Intermex or Western Union:
○
if the Effective Time shall not have occurred prior to May 11, 2026 (such date, as may be extended, the “Outside Date”), provided that the Outside Date (a) will be automatically extended to August 10, 2026 if certain of the conditions to closing have not been satisfied or waived (to the extent due to a Restraint relating to any antitrust law, approvals required to be obtained under applicable money transmitter requirements with respect to the money transmitter licenses of Intermex or its subsidiaries (the “Money Transmitter Requirement Approval”), or certain other consents, approvals or clearances required under the Merger Agreement), but all of the other closing conditions have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing, which conditions would reasonably be expected to be satisfied if the closing were to occur on the Outside Date), and (b) will be automatically further extended to November 10, 2026 if, as of August 10, 2026, there is any Restraint with respect to any Money Transmitter Requirement Approval or the condition as to the Money Transmitter Requirement Approval has not been satisfied or waived, in each case, solely with respect to certain specified states as set forth in the Merger Agreement, but all of the other closing conditions have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing, which conditions would reasonably be expected to be satisfied if the closing were to occur on the Outside Date);

○
if there exists any Restraint which has become final and non-appealable, except the right to so terminate the Merger Agreement will not be available to any party whose breach of its representations, warranties or obligations under the Merger Agreement has been the proximate cause of or resulted in the existence of such Restraint; or

○	if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) has concluded and the requisite Intermex stockholder approval is not obtained;
•	By Intermex:
○
if either Western Union or Merger Sub breaches any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured, or if capable, is not cured within forty-five calendar days following receipt by Western Union of notice from Intermex of such breach, untruth, inaccuracy or failure to perform, provided that Intermex is not in material breach of its representations, warranties, covenants or agreements under the Merger Agreement; or
○
to enter into a Company Acquisition Agreement (which we define in the section of this proxy statement captioned “The Merger Agreement — Takeover Proposals”) that provides for a Superior Proposal (prior to receipt of the requisite Intermex stockholder approval), provided that Intermex has complied with the applicable provisions of the Merger Agreement and paid the $19,800,000.00 termination fee concurrently with such termination;

•	By Western Union:
○
if Intermex breaches any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured, or if capable, is not cured within forty-five calendar days following receipt by Intermex of notice from Western Union of such breach, untruth, inaccuracy or failure to perform, provided that Western Union or Merger Sub are not in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

○	if the Board of Directors or the Strategic Alternatives Committee has made an Adverse Recommendation Change.
For more information, please see the section of this proxy statement captioned “The Merger Agreement — Termination of the Merger Agreement.”
Expenses; Termination Fees (see page 104)
Except in specified circumstances, whether or not the Merger is completed, Intermex, on the one hand, and Western Union and Merger Sub, on the other hand, are responsible for all of their respective fees and expenses incurred in connection with the Transactions.
As noted above, Intermex will be required to pay to Western Union a termination fee of $19,800,000 if the Merger Agreement is terminated under specified circumstances, including termination of the Merger Agreement by (a) Intermex to enter into a Company Acquisition Agreement that provides for a Superior Proposal (prior to receipt of the requisite Intermex stockholder approval) or (b) Western Union as a result of an Adverse Recommendation Change.
In the event of termination of the Merger Agreement by Intermex or Western Union due to a Restraint relating to any antitrust law, subject to certain circumstances set forth in the Merger Agreement, Western Union will be required to pay Intermex a termination fee equal to $27,300,000.
For more information on the termination fees, see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees.”
Effect on Intermex if the Merger is Not Completed (see page 38)
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, our stockholders will not receive any payment for their shares of our common stock. Instead, Intermex will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, Intermex will be required to pay Western Union a termination fee of $19,800,000, and, under other specified circumstances, Western Union will be required to pay Intermex a termination fee equal to $27,300,000. For more details, see the section of this proxy statement captioned “The Merger — Effect on Intermex if the Merger is Not Completed.”

The Company Stockholders’ Meeting (see page 28)
Date, Time and Place
A special meeting of stockholders of Intermex (which we refer to as the “Company Stockholders’ Meeting”) will be held virtually via live webcast on [  ], 2025, at [  ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed). You may attend the Company Stockholders’ Meeting via the Internet at www.virtualshareholdermeeting.com/IMXI2025SM, where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. For purposes of attendance at the Company Stockholders’ Meeting, all references in this proxy statement to “attendance at the Company Stockholders’ Meeting” or “present at the Company Stockholders’ Meeting” mean virtually present at the Company Stockholders’ Meeting.
Record Date; Shares of our Common Stock Entitled to Vote
You are entitled to vote at the Company Stockholders’ Meeting if you owned shares of Intermex common stock at the close of business on [  ], 2025 (which we refer to as the “Record Date”). You will have one vote at the Company Stockholders’ Meeting for each share of our common stock that you owned at the close of business on the Record Date.
Purpose
At the Company Stockholders’ Meeting, we will ask stockholders to vote on proposals to approve (1) the Merger Proposal, (2) on an advisory (non-binding) basis, the Compensation Proposal and (3) the Adjournment Proposal.
Quorum
As of the Record Date, there were [  ] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting. The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Company Stockholders’ Meeting is necessary to constitute a quorum at the Company Stockholders’ Meeting.
Votes Required
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the Record Date. As of the Record Date, [  ] votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal.
The approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the Compensation Proposal.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the Adjournment Proposal.
Share Ownership of Our Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [  ] shares of our common stock, representing approximately [  ]% of the shares of our common stock outstanding on the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Voting and Proxies
Any stockholder of record entitled to vote may submit a proxy by returning a signed proxy card by mail in the accompanying prepaid reply envelope or granting a proxy electronically over the Internet or by telephone, or may vote online during the Company Stockholders’ Meeting. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you should instruct your bank, broker or other nominee on how you wish to vote your shares of our common stock using the instructions provided by your bank, broker or other nominee. Under applicable stock exchange rules, banks, brokers or other nominees have the discretion to vote on routine matters. However, the proposals to be considered at the Company Stockholders’ Meeting are non-routine matters, and banks, brokers and other nominees cannot vote on these proposals without your instructions. Therefore, it is important that you cast your vote or instruct your bank, broker or nominee on how you wish to vote your shares of our common stock.
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by (1) signing another proxy card with a later date and returning it prior to the Company Stockholders’ Meeting; (2) submitting a new proxy electronically over the Internet or by telephone after the date of the earlier submitted proxy; (3) delivering a written notice of revocation, prior to the Company Stockholders’ Meeting, to our Corporate Secretary at 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156; or (4) attending the Company Stockholders’ Meeting virtually and voting.
If you hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
For more information, see the section of this proxy statement captioned “The Company Stockholders’ Meeting.”

QUESTIONS AND ANSWERS
The following questions and answers address some commonly asked questions regarding the Merger, the Merger Agreement and the Company Stockholders’ Meeting. These questions and answers may not address all questions that are important to you. We encourage you to read carefully the more detailed information contained elsewhere in this proxy statement and the full text of the annexes to this proxy statement and the documents we refer to in this proxy statement because the information in this section does not provide all the information that might be important to you with respect to the Merger, the Merger Agreement and the Company Stockholders’ Meeting. You may obtain the information incorporated by reference in this proxy statement without charge by following the instructions in the section of this proxy statement captioned “Where You Can Find More Information.”
Q:	Why am I receiving these materials?
A:
On August 10, 2025, Intermex entered into an agreement that, if adopted by Intermex’s stockholders (and subject to other conditions contained therein), will result in Intermex becoming a wholly owned subsidiary of Western Union. The Board of Directors is furnishing this proxy statement and form of proxy card to our stockholders in connection with the solicitation of votes to adopt the Merger Agreement and approve related proposals.

Q:	What am I being asked to vote on at the Company Stockholders’ Meeting?
A:	You are being asked to vote on the following proposals:
(1)	To adopt the Merger Agreement, pursuant to which Merger Sub will merge with and into Intermex, and Intermex will become a wholly owned subsidiary of Western Union;
(2)
To approve, on an advisory (non-binding) basis, the compensation that may be paid or become payable to Intermex’s named executive officers that is based on or otherwise relates to the Transactions; and

(3)
To adjourn the Company Stockholders’ Meeting to a later date or dates, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting.

Q:	Why am I being asked to cast an advisory (non-binding) vote to approve the Compensation Proposal?
A:
The Exchange Act and applicable SEC rules thereunder require Intermex to seek an advisory (non-binding) vote with respect to certain payments that could become payable to its named executive officers that are based on or otherwise relate to the Transactions.

Q:	When and where is the Company Stockholders’ Meeting?
A:
The Company Stockholders’ Meeting will take place on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed), virtually via live webcast. You may attend the Company Stockholders’ Meeting via the Internet at www.virtualshareholdermeeting.com/IMXI2025SM, where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Company Stockholders’ Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to register in advance for a control number in order to vote on the Company Stockholders’ Meeting website. Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around [ ], Eastern Time, on the day of the Company Stockholders’ Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please contact the support team by following the instructions provided on the Company Stockholders’ Meeting website.

Q:	What constitutes a quorum for the Company Stockholders’ Meeting?
A:
The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Company Stockholders’ Meeting is necessary to constitute a quorum at the Company Stockholders’ Meeting. As of the Record Date, there were [ ] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting.

Q:	Who is entitled to vote at the Company Stockholders’ Meeting?
A:
Stockholders as of the close of business on [ ], 2025, which is the Record Date, are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting (and at any adjournment or postponement thereof). Each holder of shares of our common stock is entitled to cast one vote on each matter properly brought before the Company Stockholders’ Meeting for each share of our common stock owned as of the close of business on the Record Date. Virtual attendance at the Company Stockholders’ Meeting via the Company Stockholders’ Meeting website is not required to vote.

Q:	What is the proposed Merger and what effects will it have on Intermex?
A:
The proposed Merger is the acquisition of Intermex by Western Union. If the Merger Proposal is approved by our stockholders and the other closing conditions under the Merger Agreement are satisfied or otherwise waived, Merger Sub will merge with and into Intermex, with Intermex continuing as the Surviving Corporation. As a result of the Merger, Intermex will become a wholly owned subsidiary of Western Union, and our common stock will no longer be publicly traded, and you will no longer have any interest in Intermex’s future earnings or growth. In addition, our common stock will be delisted from Nasdaq, deregistered under the Exchange Act, and we will no longer file periodic reports with the SEC, in each case in accordance with applicable law, rules and regulations.

Q:	What will I receive for my shares of common stock if the Merger is completed?
A:
Upon completion of the Merger, you will be entitled to receive the Merger Consideration, which consists of $16.00 in cash, without interest and subject to any required tax withholding, for each share of our common stock that you own, unless you have properly demanded and not subsequently failed to perfect, waived, withdrawn or lost your appraisal rights under Section 262. For example, if you own 100 shares of our common stock, you will receive $1,600.00 in cash in exchange for your shares of our common stock, without interest and less any applicable withholding.

Q:	What will the holders of Company Options, Company RSUs, Company PSUs and Company Restricted Shares receive in the Merger?
A:
At the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive a cash payment (without interest) equal to the product, rounded down to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (a) the Merger Consideration over (b) the per share exercise price of such Company Option.

At the Effective Time, each Company RSU that is outstanding as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive a cash payment (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration.
At the Effective Time, with respect to Company PSUs:
•
Each Effective Time Company PSU, whether vested or unvested, will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Effective Time Company PSU assuming achievement of the target level of performance, and (ii) the Merger Consideration.

•
Each Former Company PSU will be deemed outstanding as of immediately prior to, and deemed cancelled effective as of, the Effective Time, and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (x) the aggregate number of shares of our common stock underlying such Former Company PSU assuming achievement of the target level of performance, minus the aggregate number of shares of our common stock previously issued in respect of such Former Company PSU in accordance with its terms, and (y) the Merger Consideration. Notwithstanding the foregoing, holders of Former Company PSUs who are granted Company PSUs in 2026 will not receive any Merger Consideration for Former Company PSUs.

At the Effective Time, each Company Restricted Share that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of Company Restricted Shares outstanding as of immediately prior to the Effective Time, and (ii) the Merger Consideration.
Q:	How does the Merger Consideration compare to the market price of the common stock?
A:
The $16.00 Merger Consideration represents a premium of approximately 72.4% to the closing price of $9.28 per share of our common stock on August 8, 2025, the last full trading day prior to the date on which the Merger and the Transactions were approved by the Board of Directors and a premium of approximately 65% to Intermex’s 30-day volume-weighted average price (“VWAP”) of $9.69 per share of our common stock as of the close of trading on August 8, 2025.

On [ ], 2025, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $[ ] per share of our common stock. You are encouraged to obtain current market quotations for our common stock in connection with voting your shares of our common stock.
Q:	What do I need to do now?
A:
We encourage you to read this entire proxy statement, the annexes to this proxy statement and the documents that we refer to in this proxy statement carefully and consider how the Merger affects you. Then sign, date and return, as promptly as possible, the enclosed proxy card in the accompanying reply envelope, or grant your proxy electronically over the Internet or by telephone, so that your shares of our common stock can be voted at the Company Stockholders’ Meeting. A failure to vote your shares of Intermex common stock or an abstention from voting will have the same effect as a vote “AGAINST” the Merger Proposal. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, please refer to the voting instruction forms provided by your bank, broker or other nominee to vote your shares of our common stock.

Q:	What happens if I sell or otherwise transfer my shares of Intermex common stock after the Record Date but before the Company Stockholders’ Meeting?
A:
The Record Date for the Company Stockholders’ Meeting is earlier than the date of the Company Stockholders’ Meeting and the date the Merger is expected to be completed. If you sell or transfer your shares of our common stock after the Record Date but before the Company Stockholders’ Meeting, unless special arrangements (such as provision of a proxy) are made between you and the person to whom you sell or otherwise transfer your shares of our common stock and each of you notifies Intermex in writing of such special arrangements, you will transfer the right to receive the Merger Consideration, if the Merger is completed, to the person to whom you sell or transfer your shares of our common stock, but you will retain your right to vote those shares at the Company Stockholders’ Meeting. Even if you sell or otherwise transfer your shares of our common stock after the Record Date, we encourage you to sign, date and return the enclosed proxy card in the accompanying reply envelope or grant your proxy electronically over the Internet or by telephone.

Q:	How does the Board of Directors recommend that I vote?
A:
The Board of Directors, upon the unanimous recommendation of the Strategic Alternatives Committee, after careful consideration, including considering the various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and in the best interests of Intermex and its stockholders; (2) authorized, approved and adopted the Merger Agreement and the Transactions; (3) authorized the execution and delivery by Intermex of the Merger Agreement; (4) resolved that the Merger Agreement be submitted to Intermex’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) recommended that Intermex’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the Transactions.

The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:	What happens if the Merger is not completed?
A:	If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares of our common stock.
Instead, Intermex will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act, and we will continue to file periodic reports with the SEC. Upon the termination of the Merger Agreement under specified circumstances, Intermex will be required to pay Western Union a termination fee of $19,800,000, and, under other specified circumstances, Western Union will be required to pay Intermex a termination fee equal to $27,300,000, as further described in the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees.” For more information, please see the section of this proxy statement captioned “The Merger Agreement — Effect on Intermex if the Merger is Not Completed.”
Q:	What happens if the stockholders do not approve the Compensation Proposal?
A:
The approval of the Compensation Proposal is not a condition to the completion of the Merger. The vote with respect to the Compensation Proposal is an advisory vote and will not be binding on Intermex or the Board of Directors or any of its committees. Therefore, if the approval of the Merger Proposal is obtained and the Merger is completed, the amounts payable under the Compensation Proposal will continue to be payable to Intermex’s named executive officers in accordance with the terms and conditions of the applicable agreements.

Q:	What vote is required to approve the Merger Proposal?
A:
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the Record Date. The failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will have the same effect as a vote “AGAINST” the Merger Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal. Abstentions will have the same effect as a vote “AGAINST” the Merger Proposal.

Q:	What vote is required to approve the Compensation Proposal?
A:
The approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the Compensation Proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Compensation Proposal. If you hold shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote such shares of our common stock will have no effect on the Compensation Proposal. Abstentions will be considered entitled to vote and present and will have the same effect as a vote “AGAINST” the Compensation Proposal.

Q:	What vote is required to approve the Adjournment Proposal?
A:
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the Adjournment Proposal. Assuming a quorum is present at the Company Stockholders’ Meeting, the failure of any stockholder of record to (1) submit a signed proxy card; (2) grant a proxy over the Internet or by telephone; or (3) vote online during the Company Stockholders’ Meeting will not have any effect on the Adjournment Proposal. If you hold your shares of our common stock in “street name,” the failure to instruct your bank, broker or other nominee how to vote your shares of our common stock will have no effect on the Adjournment Proposal. Abstentions will be considered entitled to vote and present and will have the same effect as a vote “AGAINST” the Adjournment Proposal.

Intermex does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Company Stockholders’ Meeting.

Q:	What is the difference between holding shares of Intermex common stock as a stockholder of record and as a beneficial owner?
A:
If your shares of our common stock are registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered, with respect to those shares of our common stock, to be the “stockholder of record.” In this case, this proxy statement and your proxy card have been sent directly to you by Intermex.

If your shares of our common stock are held through a bank, broker or other nominee, you are considered the “beneficial owner” of shares of our common stock held in “street name.” In that case, this proxy statement has been forwarded to you by your bank, broker or other nominee who is considered, with respect to those shares of our common stock, to be the stockholder of record. As the beneficial owner, you have the right to direct your bank, broker or other nominee how to vote your shares of our common stock by following their instructions for voting. You are also invited to attend the Company Stockholders’ Meeting. However, because you are not the stockholder of record, you may not vote your shares of our common stock virtually at the Company Stockholders’ Meeting unless you obtain a “legal proxy” from your bank, broker or other nominee.
Q:	How may I vote?
A:
If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Continental Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:

•
You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

•
You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

•
You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

•
You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card. You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.

If your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:
•	through your bank, broker or other nominee, by completing and returning the voting form provided by your bank, broker or other nominee;
•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or
•
if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy to ensure your vote is counted. You are also encouraged to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your vote will revoke any proxy that you have previously submitted.
Q:	If my broker holds my shares of Intermex common stock in “street name,” will my broker vote my shares of Intermex common stock for me?
A:
No. Your bank, broker or other nominee is only permitted to vote your shares of our common stock on any proposal currently scheduled to be considered at the Company Stockholders’ Meeting if you instruct your bank, broker or other nominee how to vote. You should follow the procedures provided by your bank, broker or other nominee to vote your shares of our common stock. Without instructions, your shares of our common stock will not be voted on such proposals, which will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will have no effect on the Compensation Proposal and the Adjournment Proposal.

Q:	May I change my vote after I have mailed my signed and dated proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting?
A:
Yes. After you have mailed your signed proxy card or voted over the Internet or by telephone prior to the Company Stockholders’ Meeting, you may still change your vote and revoke your proxy by doing any one of the following things:

•	attending and voting online at the Company Stockholders’ Meeting;
•	submitting a new proxy by telephone prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting;
•	submitting a new proxy over the Internet prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or
•
giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156 prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting.

Your attendance at the Company Stockholders’ Meeting alone will not revoke your proxy.
Q:	What is a proxy?
A:
A proxy is your legal designation of another person, referred to as a “proxy,” to vote your shares of our common stock. The written document describing the matters to be considered and voted on at the Company Stockholders’ Meeting is called a “proxy statement.” The document used to designate a proxy to vote your shares of our common stock is called a “proxy card.” Our Board of Directors has designated Robert Lisy, our Chief Executive Officer, and Andras Bende, our Chief Financial Officer, and each or any of them, with full power of substitution, as the proxy holders for the Company Stockholders’ Meeting.

Q:	If a stockholder gives a proxy, how are the shares of Intermex common stock voted?
A:
Regardless of the method you choose to vote, the proxy holders will vote your shares of our common stock in the way that you indicate. When completing the Internet or telephone process or the proxy card, you may specify whether your shares of our common stock should be voted “FOR” or “AGAINST” or to abstain from voting on all, some or none of the specific items of business to come before the Company Stockholders’ Meeting. If you properly sign your proxy card but do not mark the boxes showing how your shares of our common stock should be voted on a matter, the shares of our common stock represented by your properly signed proxy will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.

Q:	What should I do if I receive more than one set of voting materials?
A:
You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares of our common stock in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares of our common stock. If you are a stockholder of record and your shares of our common stock are registered in more than one name, you will receive more than one proxy card. Please sign, date and return (or grant your proxy electronically over the Internet or by telephone) each proxy card and voting instruction card that you receive, in order to vote all shares of Intermex’s common stock that you own. Each proxy card you receive comes with its own prepaid return envelope. If you submit your proxy by mail, make sure you return each proxy card in the return envelope that accompanies that proxy card.

Q:	Where can I find the voting results of the Company Stockholders’ Meeting?
A:
If available, Intermex may announce preliminary voting results at the conclusion of the Company Stockholders’ Meeting. Intermex intends to publish final voting results (or, if the final voting results have not yet been certified, the preliminary results) in a Current Report on Form 8-K to be filed with the SEC within four business days following the Company Stockholders’ Meeting. All reports that Intermex files with the SEC are publicly available when filed. See the section of this proxy statement captioned “Where You Can Find More Information.”

Q:	Will I be subject to U.S. federal income tax upon the exchange of shares of Intermex common stock for cash pursuant to the Merger?
A:
The receipt of cash by a holder in exchange for such holder’s shares of our common stock in the Merger generally will be a taxable transaction for U.S. federal income tax purposes. Such receipt of cash by an Intermex stockholder that is a U.S. Holder (which we define in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger — U.S. Holders”) generally will result in the recognition of gain or loss in an amount measured by the difference, if any, between the amount of cash that such U.S. Holder receives in the Merger and such U.S. Holder’s adjusted tax basis in the shares of our common stock surrendered in the Merger (as further discussed in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”). Except in certain specific circumstances described below under “The Merger — U.S. Federal Income Tax Considerations of the Merger — Non-U.S. Holders,” non-U.S. Holders generally will not be subject to U.S. federal income tax.

The U.S. federal income tax consequences described above may not apply to all holders of our common stock. You should read the section titled “The Merger — U.S. Federal Income Tax Considerations of the Merger” for a more complete discussion of the U.S. federal income tax consequences of the Merger. The tax consequences of the Merger to you will depend on your particular tax situation. You should consult your tax advisor to determine the applicable U.S. federal, state, local and non-U.S. tax consequences of the Merger to you.
Q:	When do you expect the Merger to be completed?
A:
We are working toward completing the Merger as quickly as possible and currently expect to complete the Merger in mid-2026. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control. For more information, please see the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger.”

Q:	Am I entitled to appraisal rights under the DGCL?
A:
If the Merger is completed, our stockholders who do not wish to accept the Merger Consideration are entitled to seek appraisal of their shares of our common stock under Section 262, provided that they do not vote in favor of the adoption of the Merger Agreement and strictly comply with the procedures under Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive payment in cash of the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court, so long as they fully comply with the procedures established by Section 262. Due to the complexity of the appraisal process, our stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights. The DGCL requirements for exercising appraisal rights are described in additional detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262 regarding appraisal rights may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262.
Q:	Do any of Intermex’s directors or officers have interests in the Merger that may differ from those of Intermex stockholders generally?
A:
In considering the recommendation of the Board of Directors with respect to the Merger Proposal, you should be aware that Intermex’s directors and executive officers have certain interests in the Merger that may be different from, or in addition to, the interests of Intermex stockholders generally. The Strategic Alternatives Committee was aware of and considered these interests, among other matters, in evaluating the Merger and in recommending that the Board of Directors approve the Merger and the Transactions. The Board of Directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement and the Merger, and in recommending that the Merger Agreement be approved by the Intermex stockholders. See the section captioned “Proposal 1: Adoption of the Merger Agreement — Interests of Intermex’s Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangements.”

Q:	Who will solicit and pay the cost of soliciting proxies?
A:
We have retained Sodali & Co, a proxy solicitation firm (which we refer to as the “Proxy Solicitor”), to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $23,500 and expenses, as well as additional fees in certain circumstances, including for the provision of other ancillary services. The expense of soliciting proxies will be borne by Intermex. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. These individuals will not be paid any additional compensation for such services.

Q:	What is householding and how does it affect me?
A:
The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. Thus, if you are a stockholder of record and share an address with another stockholder of record, each stockholder may not receive a separate copy of the proxy materials. If at any time a stockholder no longer wishes to participate in “householding,” such stockholder may request to receive separate or additional copies of the proxy materials by (1) notifying its broker or (2) calling our Investor Relations Coordinator at (305) 671-8000 or writing to International Money Express, Inc., 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156, Attention: Investor Relations. Upon written or oral request of a stockholder at a shared address to which a single copy of this proxy statement and annual report was delivered, we will deliver promptly separate copies of these documents. Stockholders who share an address and receive multiple copies of the proxy materials can also request to receive a single copy by following the instructions above. The proxy materials are also available at www.proxyvote.com.

Q:	Who can help answer my questions?
A:
If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Sodali & Co
Stockholders May Call Toll-Free:
+1 (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: IMXI@info.sodali.com

FORWARD-LOOKING STATEMENTS
This proxy statement may include “forward-looking statements” within the meaning of, and subject to the safe harbor created by, the federal securities laws, including statements related to the proposed Transactions, including financial estimates and statements as to the expected timing, completion and effects of the Transactions. These forward-looking statements are based on Intermex’s current expectations, estimates and projections regarding, among other things, the expected date of closing of the Transactions and the potential benefits thereof, its business and industry, management’s beliefs and certain assumptions made by Intermex, all of which are subject to change. Forward-looking statements often contain words such as “would,” “will,” “should,” “expects,” “believes,” “anticipates,” “continues,” “could,” “may,” “might,” “plans,” “possible,” “potential,” “predicts,” “projects,” “forecasts,” “intends,” “assumes,” “estimates,” “aims,” “shall,” “considered,” “likely,” “currently,” “target,” “guidance,” “seek,” or similar expressions or the negatives of these words or other comparable terminology that convey uncertainty of future events or outcomes. By their nature, forward-looking statements address matters that involve risks and uncertainties because they relate to events and depend upon future circumstances that may or may not occur, such as the consummation of the Transactions and the anticipated benefits thereof. These and other forward-looking statements, as well as any related oral statements, are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those expressed in any forward-looking statements. Important risk factors that may cause such a difference include, but are not limited to, factors relating to the Merger, including: (i) the completion of the proposed transaction on anticipated terms and timing or at all, including obtaining stockholder and regulatory approvals and other conditions to the completion of the transaction; (ii) the ability of Western Union to integrate and implement its plans, forecasts and other expectations with respect to our business after the completion of the proposed transaction; (iii) the occurrence of any event, change or other circumstance or condition that could give rise to the termination of the Merger Agreement, which may require us to pay a termination fee or other expenses; (iv) potential significant transaction costs associated with the proposed transaction, and the possibility that the proposed transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; (v) continued availability of capital and other changes in capital markets; (vi) potential litigation or regulatory actions relating to the proposed transaction, which could result in significant costs of defense, indemnification, and liability; (vii) the risk that disruptions from the proposed transaction, such as diverting management’s attention from our ongoing business operations and relationships, may harm our business, including current plans and operations; (viii) the effect of the announcement, pendency or completion of the proposed transaction on our ability to retain and hire key personnel; (ix) our ability to maintain relationships with customers, suppliers, governments, regulators and others with whom we do business, or our operating results or business generally; (x) potential adverse business uncertainty resulting from restrictions imposed by the Merger Agreement during the pendency of the proposed transaction that may impact our ability to pursue certain business opportunities or strategic transactions; and (xi) the risks and uncertainties pertaining to Intermex’s business, including those set forth in Intermex’s most recent Annual Report on Form 10-K and its subsequent Quarterly Reports on Form 10-Q, as such risk factors may be amended, supplemented or superseded from time to time by other reports filed or furnished by Intermex with the SEC. While the list of factors presented here and elsewhere in this proxy statement are considered representative, no such list should be considered a complete statement of all potential risks and uncertainties. Unlisted factors may present significant additional obstacles to the realization of forward-looking statements. Consequences of material differences in results as compared with those anticipated in the forward-looking statements could include, among other things, business disruption, operational problems, financial loss, legal liability to third parties and similar risks, any of which could have a material impact on Intermex’s financial condition, results of operations, or liquidity. These forward-looking statements speak only as of the date they are made, and Intermex does not undertake to and specifically disclaims any obligation to publicly release the results of any updates or revisions to these forward-looking statements that may be made to reflect future events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

THE COMPANY STOCKHOLDERS’ MEETING
The enclosed proxy is solicited on behalf of the Board of Directors for use at the Company Stockholders’ Meeting.
Date, Time and Place
The Company Stockholders’ Meeting will take place on [ ], 2025, at [ ], Eastern Time (unless the Company Stockholders’ Meeting is adjourned or postponed), virtually via live webcast. You may attend the Company Stockholders’ Meeting via the Internet at www.virtualshareholdermeeting.com/IMXI2025SM, where you will also be able to vote. Please note that you will not be able to attend the Company Stockholders’ Meeting physically in person. You will need the control number included on your proxy card in order to be able to vote your shares of our common stock on the Company Stockholders’ Meeting website. If you are a registered stockholder, your control number is included on your proxy card. If you are a beneficial owner and hold your shares of our common stock in “street name” through a bank, broker or other nominee, you will need to register in advance for a control number in order to vote on the Company Stockholders’ Meeting website. Instructions on how to attend and participate online are on the proxy card. We expect check-in to be available starting around [ ], Eastern Time, on the day of the Company Stockholders’ Meeting, and you should allow ample time for check-in proceedings. We will have technicians standing by and ready to assist you with any technical difficulties you may have in accessing the virtual live webcast. If you encounter any difficulties accessing the virtual live webcast during the check-in or meeting time, please contact the support team by following the instructions provided on the Company Stockholders’ Meeting website.
Purpose of the Company Stockholders’ Meeting
At the Company Stockholders’ Meeting, we will ask stockholders to vote to approve (1) the Merger Proposal, (2) the Compensation Proposal and (3) the Adjournment Proposal.
Record Date; Shares Entitled to Vote; Quorum
Only stockholders of record as of the Record Date are entitled to notice of the Company Stockholders’ Meeting and to vote at the Company Stockholders’ Meeting. A complete list of registered stockholders as of the close of business on the Record Date will be available for inspection during ordinary business hours by stockholders of record ten days prior to the Company Stockholders’ Meeting at our principal business offices at 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156 and during the entirety of the Company Stockholders’ Meeting online at www.virtualshareholdermeeting.com/IMXI2025SM.
The presence, in person (which would include presence at a virtual meeting) or by proxy, of the holders of a majority of the voting power of all issued and outstanding shares of our common stock entitled to vote at the Company Stockholders’ Meeting is necessary to constitute a quorum at the Company Stockholders’ Meeting. In the event that a quorum is not present at the Company Stockholders’ Meeting, it is expected that the meeting will be adjourned to solicit additional votes. As of the Record Date, there were [ ] shares of our common stock outstanding and entitled to vote at the Company Stockholders’ Meeting.
Votes Required; Abstentions and Broker Non-Votes
Each Intermex stockholder will be entitled to one vote for each share of our common stock that such stockholder owns at the close of business on the Record Date on each proposal to be acted upon at the Company Stockholders’ Meeting. All shares entitled to vote and that are voted in person at the Company Stockholders’ Meeting will be counted, and all shares represented by properly executed and unrevoked proxies received prior to the Company Stockholders’ Meeting will be voted at the Company Stockholders’ Meeting as indicated in such proxies.
The approval of the Merger Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock entitled to vote thereon as of the close of business on the Record Date. As of the Record Date, [ ] votes constitute a majority of the outstanding shares of our common stock entitled to vote on the Merger Proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee), abstentions and broker non-votes will have the same effect as a vote “AGAINST” the Merger Proposal. Approval of the Merger Proposal by our stockholders is a condition to the closing of the Transactions.
The approval, on an advisory (non-binding) basis, of the Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the Compensation Proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will be considered entitled to vote and present and will have the same effect as a vote “AGAINST” the Compensation Proposal.
The approval of the Adjournment Proposal, if necessary or appropriate, requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the Adjournment Proposal. Accordingly, shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will be considered entitled to vote and present and will have the same effect as a vote “AGAINST” the Adjournment Proposal.
If you fail to (1) return your signed proxy card; (2) grant your proxy electronically over the Internet or by telephone; or (3) attend the Company Stockholders’ Meeting and vote online during the meeting, your shares of our common stock will not be counted for purposes of determining whether a quorum is present at the Company Stockholders’ Meeting and, if a quorum is present, will have the same effect as a vote “AGAINST” the Merger Proposal, but will have no effect on the outcome of the Compensation Proposal and the Adjournment Proposal.
A broker non-vote will be counted for purposes of calculating whether a quorum is present at the Company Stockholders’ Meeting but will not be counted for purposes of determining the number of votes present in person or represented by proxy and entitled to vote with respect to a particular proposal as to which that broker non-vote occurs. Intermex does not expect any broker non-votes at the Company Stockholders’ Meeting because the rules applicable to banks, brokers and other nominees only provide brokers with discretionary authority to vote on proposals that are considered routine, whereas each of the proposals to be presented at the Company Stockholders’ Meeting is considered non-routine. As a result, no broker will be permitted to vote your shares of our common stock at the Company Stockholders’ Meeting without receiving instructions. Failure to instruct your broker on how to vote your shares of our common stock will have the same effect as a vote “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal and the Adjournment Proposal.
Intermex does not intend to call a vote on the Adjournment Proposal if the Merger Proposal is approved at the Company Stockholders’ Meeting.
Shares of our Common Stock Held by Intermex’s Directors and Executive Officers
As of the Record Date, our directors and executive officers beneficially owned and were entitled to vote, in the aggregate, [ ] shares of our common stock, representing approximately [ ]% of the shares of our common stock outstanding on the Record Date.
We currently expect that our directors and executive officers will vote all of their respective shares of our common stock: (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Voting and Proxies
If you are a stockholder of record (that is, if your shares of our common stock are registered in your name with Continental Stock Transfer & Trust Company, our transfer agent), there are four ways to vote:
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You may vote over the Internet prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet prior to 11:59 p.m., Eastern Time, on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card. If you vote over the Internet prior to the Company Stockholders’ Meeting, you do not need to vote during the Company Stockholders’ Meeting or by telephone or by mail.

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You may vote by telephone prior to the Company Stockholders’ Meeting. You may vote your shares of our common stock by calling the phone number on the proxy card prior to 11:59 p.m., Eastern Time on the day preceding the Company Stockholders’ Meeting. If you vote by telephone, you do not need to vote over the Internet or by mail.

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You may vote by mail prior to the Company Stockholders’ Meeting. If you wish to vote your shares of our common stock by mail, please sign, date and return the enclosed proxy card in the accompanying prepaid reply envelope. If you vote by mail, you do not need to vote over the Internet or by telephone and your mailing must be received prior to the Company Stockholders’ Meeting.

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You may vote over the Internet during the Company Stockholders’ Meeting. You may vote your shares of our common stock over the Internet during the Company Stockholders’ Meeting by accessing the Company Stockholders’ Meeting website by following the instructions provided on the proxy card.

You can then cast your votes by following the prompts provided by the website. If you attend the Company Stockholders’ Meeting and vote online during the meeting, your vote will revoke any proxy that you have previously submitted.
You must have the enclosed proxy card available, and follow the instructions on the proxy card, in order to grant a proxy electronically over the Internet or by telephone. Based on your proxy cards or Internet and telephone proxies, the proxy holders will vote your shares of our common stock according to your directions.
Voting instructions are included on your proxy card. All shares of our common stock represented by properly signed and dated proxies received in time for the Company Stockholders’ Meeting will be voted at the Company Stockholders’ Meeting in accordance with the instructions of the stockholder. Properly signed and dated proxies that do not contain voting instructions will be voted (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
If you are a beneficial owner and your shares of our common stock are held in “street name” through a bank, broker or other nominee, you may vote:
•	through your bank, broker or other nominee by completing and returning the voting form provided by your bank, broker or other nominee;
•	by attending the Company Stockholders’ Meeting and voting online with a “legal proxy” from your bank, broker or other nominee; or
•
if such a service is provided by your bank, broker or other nominee, electronically over the Internet or by telephone by the deadline provided by your bank, broker or other nominee. To vote over the Internet or by telephone through your bank, broker or other nominee, you should follow the instructions on the voting form provided by your bank, broker or nominee.

If you do not return your bank’s, broker’s or other nominee’s voting form, do not vote via the Internet or telephone through your bank, broker or other nominee, if possible, or do not attend the Company Stockholders’ Meeting and vote online with a “legal proxy” from your bank, broker or other nominee, it will have the same effect as if you voted “AGAINST” the Merger Proposal, but, assuming a quorum is present at the Company Stockholders’ Meeting, will not have any effect on the Compensation Proposal and the Adjournment Proposal.
Even if you plan to attend the Company Stockholders’ Meeting virtually, you are strongly encouraged to vote your shares of our common stock by proxy to ensure your vote is counted. You are also encouraged to submit your proxy over the Internet or by telephone, both of which are convenient, cost-effective and reliable alternatives to returning a proxy card by mail. Please be aware that, although there is no charge for voting your shares, if you vote electronically over the Internet by visiting the address on your proxy card or by telephone by calling the phone number on your proxy card, then in each case, you may incur costs such as Internet access and telephone charges for which you will be responsible. If you are a record holder or if you obtain a “legal proxy” to vote your shares of our common stock that you beneficially own, you may still vote your shares of our common stock online at the Company Stockholders’ Meeting even if you have previously voted by proxy. If you are present at the Company Stockholders’ Meeting virtually and vote online during the Company Stockholders’ Meeting, your previous vote by proxy will not be counted.
Revocability of Proxies
If you are a stockholder of record, you may change your vote or revoke your proxy at any time before it is voted at the Company Stockholders’ Meeting by:
•	attending and voting online at the Company Stockholders’ Meeting;
•	submitting a new proxy by telephone prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting;

•	submitting a new proxy over the Internet prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting by following the instructions on the proxy card;
•	signing a new proxy card with a date later than the date of the previously submitted proxy card and returning it to us by mail, which must be received prior to the Company Stockholders’ Meeting; or
•
giving our Corporate Secretary a written notice that you want to revoke your proxy via mail at 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156, which must be received prior to 11:59 p.m. Eastern Time on the day preceding the Company Stockholders’ Meeting.

If you have submitted a proxy, your appearance at the Company Stockholders’ Meeting virtually, in the absence of voting online during the Company Stockholders’ Meeting or submitting an additional proxy or revocation, will not have the effect of revoking your prior proxy.
If you are a beneficial owner and hold your shares of our common stock in “street name,” you should contact your bank, broker or other nominee for instructions regarding how to change your vote. You may also vote online at the Company Stockholders’ Meeting if you obtain a “legal proxy” from your bank, broker or other nominee.
Any adjournment, postponement or other delay of the Company Stockholders’ Meeting, including for the purpose of soliciting additional proxies, will allow stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Company Stockholders’ Meeting as adjourned, postponed or delayed.
Board of Directors’ Recommendation
The Board of Directors, upon the unanimous recommendation of the Strategic Alternatives Committee, after careful consideration, including considering various factors described in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger,” has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and in the best interests of Intermex and its stockholders; (2) authorized, approved and adopted the Merger Agreement and the Transactions; (3) authorized the execution and delivery by Intermex of the Merger Agreement; (4) resolved that the Merger Agreement be submitted to Intermex’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) recommended that Intermex’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the Transactions.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Solicitation of Proxies
The expense of soliciting proxies will be borne by Intermex. We have retained Sodali & Co, a proxy solicitation firm, to solicit proxies in connection with the Company Stockholders’ Meeting at a cost of approximately $23,500 and expenses, as well as additional fees in certain circumstances, including for the provision of ancillary services. We will also indemnify the Proxy Solicitor against losses arising out of its provisions of these services on our behalf. In addition, we may reimburse banks, brokers and other nominees representing beneficial owners of shares of our common stock for their expenses in forwarding soliciting materials to such beneficial owners. Proxies may also be solicited by our directors, officers and employees, personally or by telephone, email, fax, over the Internet or other means of communication. These individuals will not be paid any additional compensation for such services.
Anticipated Date of Completion of the Merger
Assuming timely satisfaction of necessary closing conditions, including the approval by our stockholders of the Merger Proposal, we currently anticipate, but cannot guarantee, that the Merger will be consummated in mid-2026. However, the exact timing of completion of the Merger, and if it occurs at all, cannot be predicted because the Merger is subject to the closing conditions specified in the Merger Agreement and summarized in this proxy statement, many of which are outside of our control.
Appraisal Rights
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger so long as they comply fully with Section 262. This means that stockholders are entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration that they would otherwise be entitled to receive pursuant to the Merger Agreement payment in cash of the amount determined by the Delaware Court of Chancery to be the “fair value” of their shares of our common stock, exclusive of any elements of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the court, so long as they comply fully with the procedures established by Section 262. Due to the complexity of the appraisal process, stockholders who wish to seek appraisal of their shares of our common stock are encouraged to seek the advice of legal counsel with respect to the exercise of appraisal rights.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than, the same as or less than the value of the Merger Consideration they would otherwise be entitled to receive.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following:
•	the stockholder must not vote in favor of the Merger Proposal;
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the stockholder (i) must deliver to Intermex a written demand for appraisal before the vote on the Merger Agreement at the Company Stockholders’ Meeting, and (ii) must not thereafter withdraw the demand;

•
the stockholder must continuously hold the shares (of record, or for a qualifying beneficial owner, continuously own the shares) of our common stock that are subject to the demand from the date of making the demand through the Effective Time (a stockholder or beneficial owner will lose appraisal rights if the stockholder or beneficial owner transfers such shares of our common stock before the Effective Time); and

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the stockholder who properly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file any petition and has no intention of doing so.

Your failure to follow exactly the procedures specified under the DGCL will result in the loss of your appraisal rights. The DGCL requirements for exercising appraisal rights are described in further detail in the section of this proxy statement captioned “The Merger — Appraisal Rights,” and Section 262, the relevant section of the DGCL regarding appraisal rights, may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or other nominee to determine the appropriate procedures.
Other Matters
At this time, we know of no other matters to be voted on at the Company Stockholders’ Meeting. If any other matters properly come before the Company Stockholders’ Meeting, your shares of our common stock will be voted in accordance with the discretion of the appointed proxy holders.
Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on [ ], 2025.
The proxy statement is available at https://investors.intermexonline.com/financials/sec-filings.
Householding of Company Stockholders’ Meeting Materials
The SEC has adopted rules that permit companies and intermediaries (e.g. brokers) to satisfy the delivery requirements for proxy materials with respect to two or more stockholders sharing the same address by delivering a single annual report, proxy statement or Notice of Internet Availability of Proxy Materials addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies. A single annual report and proxy statement will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders.
Thus, if you are a stockholder of record and share an address with another stockholder of record, each stockholder may not receive a separate copy of the proxy materials. Even if a single set of proxy materials is delivered to multiple stockholders sharing an address, each stockholder at that address will continue to receive a separate proxy card. If at any time a stockholder no longer wishes to participate in “householding,” such stockholder may request to receive separate or additional copies of the proxy materials by (1) notifying its broker or (2) calling our Investor Relations Coordinator at (305) 671-8000 or writing to International Money Express, Inc., 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156, Attention: Investor Relations. Upon written or oral request of a stockholder at a shared address to which a single copy of this proxy statement and annual report was delivered, we will deliver promptly separate copies of these documents. Stockholders who share an address and receive multiple copies of the proxy materials can also request to receive a single copy by following the instructions above. The proxy materials are also available at www.proxyvote.com.
Questions and Additional Information
If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:
Sodali & Co
Stockholders May Call Toll-Free:
+1 (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: IMXI@info.sodali.com

PROPOSAL 1: ADOPTION OF THE MERGER AGREEMENT
We are asking you to adopt the Merger Agreement pursuant to which Merger Sub will merge with and into Intermex, and Intermex will become a wholly owned subsidiary of Western Union.
For a summary of and detailed information regarding this proposal, see the information about the Merger Agreement and the Merger throughout this proxy statement, including the information set forth in the sections of this proxy statement captioned “The Merger” and “The Merger Agreement.” This summary does not purport to be complete and may not contain all of the information about the Merger that is important to you. A copy of the Merger Agreement is attached to this proxy statement as Annex A. You are urged to read the Merger Agreement carefully in its entirety.
Under applicable law, we cannot complete the Merger without the affirmative vote in favor of this Merger Proposal by the holders of a majority of the total outstanding shares of our common stock entitled to vote thereon as of the close of business on the Record Date. If you abstain from voting, fail to cast your vote (online during the Company Stockholders’ Meeting or by proxy), or fail to give voting instructions to your brokerage firm, bank, trust or other nominee, it will have the same effect as a vote against the Merger Proposal.
The Board of Directors, upon the unanimous recommendation of the Strategic Alternatives Committee, unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 2: ADVISORY VOTE ON NAMED EXECUTIVE OFFICER MERGER-RELATED COMPENSATION ARRANGEMENTS
We are asking you to cast a vote, on an advisory (non-binding) basis, to approve the compensation that may be paid or become payable by Intermex to its named executive officers, as determined in accordance with Item 402(t) of Regulation S-K, in connection with the Transactions as disclosed in the section titled “Proposal 1: Adoption of the Merger Agreement — Interests of Intermex’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Intermex Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure (the “golden parachute” compensation), as required by Section 14A of the Exchange Act.
Through this proposal, Intermex is asking you to indicate your approval, on an advisory (non-binding) basis, of the compensation that Intermex named executive officers will or may be eligible to receive in connection with the Transactions as described in the section of this proxy statement referred to above.
You should carefully review the golden parachute compensation information disclosed in the section of this proxy statement referred to above. The Board of Directors unanimously recommends that you approve the following resolution:
“RESOLVED, that the stockholders of Intermex approve, solely on an advisory, non-binding basis, the golden parachute compensation that will or may be paid or become payable to Intermex named executive officers in connection with the pending Merger transaction, as disclosed pursuant to Item 402(t) of Regulation S-K in the section of the proxy statement mailed to stockholders in connection with such Merger titled “Proposal 1: Adoption of the Merger Agreement — Interests of Intermex’s Directors and Executive Officers in the Merger — Quantification of Potential Payments and Benefits to Intermex Named Executive Officers in Connection with the Merger,” including the table titled “Golden Parachute Compensation” and the accompanying footnotes, and the related narrative disclosure.”
The vote on the Compensation Proposal is a vote separate and apart from the vote on the Merger Proposal and the Adjournment Proposal. Accordingly, you may vote to approve the Merger Proposal and/or the Adjournment Proposal and vote not to approve the Compensation Proposal and vice versa. The approval of this Compensation Proposal by holders of Intermex common stock is not a condition to the completion of the Merger. Because the vote on this Compensation Proposal is advisory only, it will not be binding on either Intermex or Western Union. Accordingly, if the Merger Proposal is approved and the Merger is completed, the Merger-related compensation will be paid to Intermex named executive officers, to the extent payable in accordance with the terms of the compensation agreements and arrangements, even if holders of Intermex common stock fail to approve the advisory vote regarding this Compensation Proposal.
Approval, on an advisory (non-binding) basis, of this Compensation Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Compensation Proposal. Abstentions will be considered entitled to vote and present and will have the same effect as a vote against the Compensation Proposal.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

PROPOSAL 3: ADJOURNMENT OF THE COMPANY STOCKHOLDERS’ MEETING
We are asking you to approve a proposal to adjourn the Company Stockholders’ Meeting to a later date or dates, if necessary or appropriate, including to solicit additional votes if there are insufficient votes to adopt the Merger Agreement at the time of the Company Stockholders’ Meeting (the Merger Proposal). If stockholders approve this Adjournment Proposal, we could adjourn the Company Stockholders’ Meeting and any adjourned session of the Company Stockholders’ Meeting and use the additional time to solicit additional votes, including proxies from stockholders that have previously returned properly executed proxies voting against approval of the Merger Proposal. Among other things, approval of the Adjournment Proposal could mean that, even if we had received proxies representing a sufficient number of votes against approval of the Merger Proposal such that the Merger Proposal would be defeated, we could adjourn the Company Stockholders’ Meeting without a vote on the approval of the Merger Proposal and seek to convince the stockholders of those shares of our common stock to change their votes to votes in favor of approval of the Merger Proposal. Additionally, we could seek to adjourn the Company Stockholders’ Meeting if a quorum is not present or otherwise at the discretion of the chairman of the Company Stockholders’ Meeting.
Approval of this Adjournment Proposal requires the affirmative vote of the holders of a majority of the voting power of the shares of our common stock present in person or represented by proxy and entitled to vote on the proposal. Shares deemed not in attendance at the Company Stockholders’ Meeting (whether due to a record holder’s failure to vote or a “street name” holder’s failure to provide any voting instructions to such holder’s bank, broker or other nominee) and broker non-votes will have no effect on the outcome of the Adjournment Proposal. Abstentions will be considered entitled to vote and present and will have the same effect as a vote against the Adjournment Proposal.
We do not anticipate calling a vote on this proposal if the Merger Proposal is approved by a majority of the outstanding shares of our common stock as of the Record Date.
The Board of Directors unanimously recommends that you vote “FOR” this proposal.

THE MERGER
This discussion of the Merger Agreement and the Merger in this proxy statement is qualified in its entirety by reference to the Merger Agreement, which is attached to this proxy statement as Annex A, which is incorporated into this proxy statement by reference. You should read and consider the Merger Agreement, which is the legal document that governs the Merger, carefully and in its entirety.
Parties Involved in the Merger
International Money Express, Inc.
9100 South Dadeland Blvd., Suite 1100
Miami, Florida 33156
(305) 671-8000
International Money Express, Inc. is a leading omnichannel money remittance services company focused primarily on the United States of America to the LAC corridor, which includes Mexico, Central and South America and the Caribbean. We also provide our remittance services to Africa and Asia from the United States and offer sending services from Canada to Latin America and Africa. Also, through recent acquisitions we now provide remittance services from Spain, Italy, the United Kingdom and Germany to Africa, Asia and Latin America. We utilize our proprietary technology to deliver convenient, reliable and value-added services to consumers through a broad network of sending and paying agents. Our remittance services, which include a comprehensive suite of ancillary financial processing solutions and payment services, are available in all 50 states in the U.S., Washington D.C., Puerto Rico and 13 provinces in Canada, as well as in certain locations in Spain, Italy, Germany and the United Kingdom, where consumers can send money to beneficiaries in more than 60 countries in LAC, Africa, Asia and Europe. Our services are accessible in person through over 100,000 independent sending and paying agents and 122 Intermex-operated stores, as well as online and via Internet-enabled mobile devices. Additionally, our product and service portfolio include online payment options, pre-paid debit cards and direct deposit payroll cards, which may present different cost, demand, regulatory and risk profiles relative to our core money remittance business.
Money remittance services to LAC countries, mainly Mexico, Guatemala, El Salvador, Honduras and the Dominican Republic, are the primary source of our revenue. These services involve the movement of funds on behalf of an originating consumer for receipt by a designated beneficiary at a designated receiving location. Our remittances to LAC countries are primarily generated in the United States by consumers with roots in Latin American and Caribbean countries, many of whom do not have an existing relationship with a traditional full-service financial institution capable of providing the services we offer. We provide these consumers with flexibility and convenience to help them meet their financial needs. We believe many consumers who use our services may have access to traditional banking services, but prefer to use our services based on reliability, convenience and value. We generate money remittance revenue from fees paid by consumers (i.e., the senders of funds), which we share with our sending agents in the originating country and our paying agents in the destination country. Remittances paid in local currencies that are not pegged to the U.S. dollar, Canadian dollar, Euro or British Pound can also generate revenue if we are successful in our daily management of currency exchange spreads. We also generate revenue from our remittance-as-a-service relationships with digital partners where we receive a fee for facilitating money transfers processed through our proprietary software systems, using our money transmitter licenses and payer network relationships.
Intermex’s principal executive offices are located at 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156, and its telephone number is (305) 671-8000. Intermex maintains a website at https://www.intermexonline.com/. Information included on or accessible through Intermex’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.
Intermex’s common stock is listed on Nasdaq under the symbol “IMXI.”
The Western Union Company
7001 East Belleview Avenue
Denver, Colorado 80237
(866) 405-5012
Western Union is a leader in cross-border, cross-currency money movement, payments, and digital financial services, empowering consumers, businesses, financial institutions, and governments with fast, reliable, and convenient ways to send money and make payments around the world. The Western Union brand is globally recognized. Western Union’s services are available through a network of agent locations in more than 200 countries and territories and also through Western Union’s or its third-party digital partners’ websites and mobile applications marketed under Western Union’s brands.
Western Union’s common stock, par value $0.01, is listed on the New York Stock Exchange under the symbol “WU.”
Western Union’s principal executive offices are located at 7001 East Belleview Avenue, Denver, Colorado 80237, and its telephone number is (866) 405-5012. Western Union maintains a website at https://www.westernunion.com/us/en/home.html. Information included on or accessible through Western Union’s website does not constitute a part of this proxy statement and, therefore, is not incorporated herein by reference.
Ivey Merger Sub, Inc.
7001 East Belleview Avenue,
Denver, Colorado 80237
(866) 405-5012
Ivey Merger Sub, Inc. is a Delaware corporation and a wholly owned subsidiary of Western Union that was formed solely for the purpose of entering into the Merger Agreement and consummating the Transactions. Merger Sub has not conducted any business operations other than in connection with its formation, the maintenance of its existence and the Transactions. Upon the consummation of the Transactions, Merger Sub will cease to exist.
Merger Sub’s principal executive offices are located at 7001 East Belleview Avenue, Denver, Colorado 80237, and its telephone number is (866) 405-5012.
Effect of the Merger
Upon the terms and subject to the conditions of the Merger Agreement, if the Merger is completed, at the Effective Time, Merger Sub will merge with and into Intermex, and Intermex will continue as the Surviving Corporation and a wholly owned subsidiary of Western Union. As a result of the Merger, our common stock will no longer be publicly traded, will be delisted from Nasdaq and will be deregistered under the Exchange Act, and Intermex will no longer file periodic reports with the SEC. If the Merger is completed, you will not own any shares of the capital stock of the Surviving Corporation.
The Effective Time will occur upon the filing and acceptance of the certificate of merger with the Secretary of State of the State of Delaware, or at such later date and time as is agreed upon in writing by the parties and specified in the certificate of merger.
Effect on Intermex if the Merger is Not Completed
If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, stockholders will not receive any payment for their shares in connection with the Merger. Instead, Intermex will remain an independent public company, our common stock will continue to be listed and traded on Nasdaq and registered under the Exchange Act and we will continue to file periodic reports with the SEC. In addition, if the Merger is not completed, we expect that stockholders will continue to be subject to the same risks and opportunities to which they are currently subject, including, without limitation, risks related to the highly competitive industry in which Intermex operates and risks related to commercialization and clinical development of our products and product candidates.
Upon termination of the Merger Agreement under specified circumstances, Intermex will be required to pay Western Union a termination fee of $19,800,000, including termination of the Merger Agreement by (a) the Company to enter into a Company Acquisition Agreement that provides for a Superior Proposal (prior to receipt of the requisite Intermex stockholder approval) or (b) Western Union as a result of an Adverse Recommendation Change.
In the event of termination of the Merger Agreement by Intermex or Western Union due to a Restraint relating to any antitrust law, Western Union will be required to pay Intermex a termination fee equal to $27,300,000. For more information please see the section of this proxy statement captioned “The Merger Agreement — Expenses; Termination Fees.”

Furthermore, if the Merger is not completed, and depending on the circumstances that caused the Merger not to be completed, it is likely that the price of our common stock will decline significantly. If that were to occur, it is uncertain when, if ever, the price of our common stock would return to the price at which it trades as of the date of this proxy statement.
Accordingly, if the Merger is not completed, there can be no assurance as to the effect of these risks and opportunities on the future value of your shares of our common stock. If the Merger is not completed, the Board of Directors will continue to evaluate and review Intermex’s business operations, strategic direction and capitalization, among other things, and will make such changes, if any, as are deemed appropriate. If the Merger Agreement is not adopted by our stockholders or if the Merger is not completed for any other reason, there can be no assurance that any other transaction acceptable to the Board of Directors will be offered or that Intermex’s business, prospects or results of operation will not be adversely impacted.
Merger Consideration
At the Effective Time, each outstanding share of our common stock (other than the Canceled Shares and the Appraisal Shares) will be converted into the right to receive the Merger Consideration, without interest and subject to any required tax withholding.
After the Merger is completed, you will have the right to receive the Merger Consideration, but you will no longer have any rights as an Intermex stockholder (except that Intermex stockholders who properly demand, and do not subsequently waive, withdraw or lose, or fail to perfect their appraisal rights will have the right to receive a payment for the “fair value” of their shares of our common stock as determined pursuant to an appraisal proceeding as contemplated by Section 262, as described in the section of this proxy statement captioned “The Merger — Appraisal Rights”).
Background of the Merger
The following chronology summarizes the key meetings and events that led to the signing of the Merger Agreement. This chronology does not purport to catalogue every conversation of or among members of the Board of Directors, the Strategic Alternatives Committee, Western Union, Intermex’s representatives, Western Union’s representatives and other parties. Other than as described below, there have been no material contacts between Intermex and Western Union in the past two years.
The Board of Directors and Intermex’s management regularly review Intermex’s operations, performance, strategic direction, opportunities and risks in light of the business, competitive, regulatory, financing, economic and political environment and developments in the money transmission and payments industry. These reviews have included discussions, in concert with Intermex’s financial and legal advisors, regarding long-term strategic plans and various strategic opportunities available to Intermex as well as ways to enhance stockholder value and Intermex’s performance and prospects. As a result, members of Intermex’s senior management have, from time to time, engaged in discussions with representatives of other companies that operate in the money transmission and payments industry, as well as private equity firms, regarding such opportunities.
During the period leading up to and following the announcement of Intermex’s second quarter 2024 earnings results on August 7, 2024, Intermex management took note of decelerating growth in its retail business and continued accelerated growth in its digital business, and determined that these trends could require a significant shift in its business strategy to invest more heavily in digital services and products. Although management was of the view that investing in Intermex’s digital business was prudent, it also recognized that the expenses necessary to accomplish this growth, including systems upgrades, personnel additions and increased marketing costs to acquire digital customers, would likely cause near to intermediate term reductions in Intermex’s operating results, including net income, EBITDA and free cash generated, which effects would likely adversely affect the market value of Intermex’s common stock. Moreover, management also was concerned that there were significant risks to any such change in strategy and that there could be no assurance that the anticipated benefits would be obtained. On August 14, 2024 and August 19, 2024, Intermex received letters from two separate long-term institutional stockholders that urged the Board of Directors to explore strategic alternatives, including a sale of Intermex, in consideration of, among other things, such stockholders’ respective views that Intermex was undervalued in the public market and could better execute on its strategic plans as a private company. On August 16, 2024, the Board of Directors held a meeting with members of Intermex senior management and representatives of Holland & Knight LLP (“H&K”), Intermex’s outside corporate counsel, to discuss the August 14th stockholder letter and strategic direction of Intermex’s business, including the need for additional investment in Intermex’s digital business and the significant challenges to executing on that strategy, the negative trends limiting growth of Intermex’s retail business which comprised the overwhelming majority of its revenue, capital market conditions and relatively low valuation accorded to Intermex. In light of these factors, the Board of Directors discussed the possibility of exploring strategic alternatives and instructed management to assess the feasibility of a potential strategic alternatives exploration process for the Board of Directors to consider. On August 19, 2024, at the direction of the Board of Directors, members of Intermex senior management met with representatives of Financial Technology Partners LP (“FTP”), which had a long-term pre-existing engagement as Intermex’s financial advisor, to discuss a possible strategic process and FTP’s role as the financial and strategic advisor to Intermex. On August 26, 2024, the Board of Directors held a meeting with members of Intermex senior management and representatives of H&K, where, among other things, the Board of Directors was provided an update regarding a potential strategic process, strategic business plans and market trends. The Board of Directors also discussed the two stockholder letters and instructed senior management to continue its analysis of Intermex’s strategic alternatives.
Following the third quarter of 2024, Intermex management continued to take note of difficult market conditions, particularly in retail remittances, which had resulted in a year over year decline in third quarter 2024 revenues. On October 30, 2024 and October 31, 2024, the Board of Directors held its regularly scheduled third quarter 2024 meetings. At the October 30, 2024 meeting, the Board of Directors discussed a potential strategic alternatives process with Intermex senior management and representatives of FTP and H&K. Representatives of FTP provided a market update regarding the money transmission and payments industry and a potential strategic alternatives process for Intermex. Representatives of H&K reviewed a presentation regarding the fiduciary duties of the Board of Directors, including as related to a strategic alternatives process and the potential sale of Intermex. The Board of Directors discussed, among other things, various strategic alternatives available to Intermex, including logistics and governance of a strategic alternatives process, establishing a strategic alternatives committee and market communication strategies regarding a strategic process. On November 1, 2024, the Board of Directors held a telephonic meeting with Intermex management and representatives of FTP and H&K to further consider a potential strategic alternatives process for Intermex. The Board of Directors discussed with Intermex senior management, among other things, Intermex’s third quarter financial results and business strategy, including retail versus digital business trends and the need for large and long-term investment in digital in light of reduced retail growth or potential decline, as well as potential effects of a strategic alternatives process on Intermex’s business.
On November 4, 2024, the Board of Directors held a meeting with Intermex senior management and representatives of H&K to review in detail a draft financial model prepared by Intermex senior management in light of the above described operational, financial and market factors, as well as the contemplation of engaging in a process of exploring Intermex’s strategic alternatives. On November 6, 2024, the Board of Directors held a meeting with management and representatives of H&K to further discuss the financial projections prepared by Intermex management and to further consider a potential strategic alternatives process. The Board of Directors discussed, among other things, next steps for a strategic alternatives process and Intermex’s strategy in consideration of the political climate, including potential changes by a new presidential administration to immigration policy, growth rates and the returns on and risks of a significant investment in Intermex’s digital business. Following the discussion, the Board of Directors approved and authorized Intermex moving forward with a strategic alternatives process referred to as codename “Project Ivey”, including authorizing representatives of FTP to commence outreach to specified potential counterparties and authorizing management to publicly announce such decision. The Board of Directors also discussed the possibility that a strategic process could result in Intermex being presented with a variety of proposed business combination or other strategic transactions, any one of which could involve a private equity fund or other financial sponsor, which transaction might involve the participation of Intermex’s management, including, without limitation the Company’s Chief Executive Officer, President and Chairman, and the benefits to Intermex and its stockholders of forming a special committee, composed entirely of independent directors who are not officers or employees of Intermex, to assist the Board of Directors with the strategic process. In light of these discussions, the Board of Directors approved in concept the formation of a special strategic alternatives committee composed entirely of independent and disinterested non-employee directors, Michael Purcell, as Chair, Debra Bradford and Adam Godfrey. On November 7, 2024, the Board of Directors acted by unanimous written consent to formally appoint the Strategic Alternatives Committee based on discussion at the prior day’s meeting, which consent delegated to the Strategic Alternatives Committee all rights, powers and authority of the entire Board of Directors to, among other things, (1) consider whether it is in the best interests of Intermex and its stockholders to proceed with any possible strategic transaction and/or engage in discussions and/or negotiations relating thereto, (2) investigate, negotiate, review, evaluate and consider any and all possible strategic transactions, (3) reject any possible strategic transactions, (4) recommend to the Board of Directors whether to engage in any possible strategic transaction, (5) consult with and/or advise management, on behalf of the Board of Directors, in connection with discussions and/or negotiations concerning potential terms and conditions of any possible strategic transaction, and (6) interview, select and retain, at Intermex’s expense and on behalf of the Board of Directors and/or the Strategic Alternatives Committee, such additional investment bankers, financial advisors, attorneys, accountants or other advisors and secretarial assistance as it may deem appropriate. In addition, the Board of Directors also instructed directors and management not to solicit from, or negotiate or otherwise engage in any discussions with any bidders (or any bidder’s representatives) regarding their potential post-closing employment, compensation, or equity or other financial participation following or in connection with any possible transaction with any bidder until expressly authorized to do so by the Strategic Alternatives Committee.
On November 8, 2024, Intermex issued a press release announcing its third quarter 2024 earnings results and the commencement of a process to assess strategic alternatives. On November 7, 2024, the trading day immediately prior to such announcement, the closing price for Intermex’s common stock on Nasdaq was $18.50, and on November 11, 2024, the trading day immediately following such announcement, the closing price for Intermex’s common stock on Nasdaq was $21.60.
Following consideration of a number of law firms, the Strategic Alternatives Committee determined to select Cravath, Swaine & Moore LLP (“Cravath”) as its independent counsel, which selection was formalized by execution of Cravath’s engagement letter on November 19, 2024. On November 17, 2024, the Strategic Alternatives Committee met with Intermex management and representatives of Cravath, H&K, and FTP to discuss process strategy, deliverables and related considerations, as well as FTP’s activities to date to commence outreach to specified potential counterparties.
Also on November 19, 2024, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, and FTP for a detailed discussion of, among other things, Intermex’s projections, prepared by senior management, including the potential effects of an increased investment in Intermex’s digital business and continued low or negative growth of Intermex’s retail business, as well as the underlying assumptions, growth in revenues and expenses, and market trends affecting the mix between the retail and digital components of strategy reflected in the projections. The Strategic Alternatives Committee posed questions and suggestions for Intermex management to consider in further refining the projections, which were to be addressed at a subsequent meeting.
On November 20, 2024, the Strategic Alternatives Committee held a meeting with representatives of Cravath, H&K, FTP and Intermex senior management to further discuss, among other things, a refined set of the projections that had been discussed at the prior meeting (the “Initial Projections”), process strategy and initial FTP outreach results. Intermex management provided an overview of refinements made to the projections based on the previous day’s discussions with the Strategic Alternatives Committee. FTP then provided an overview of the outreach process with specified potential counterparties and discussed initial feedback from, among others, Western Union, as well as Western Union’s request for a meeting with Intermex management. Representatives of Cravath also reviewed with the Strategic Alternatives Committee its fiduciary duties in engagements with Intermex management and potential strategic counterparties.
On November 21, 2024, Intermex management held a meeting with representatives of FTP to discuss key process deliverables, including the Initial Projections and an overview presentation of Intermex prepared by management with the assistance of FTP (the “Company Overview Presentation” and, together with related materials, the “CIM”), and representatives of FTP provided an update on its strategic and financial sponsor outreach.
On November 22, 2024, the Strategic Alternatives Committee held a meeting with representatives of Cravath to discuss the Strategic Alternatives Committee’s engagement of an independent financial advisor and key process deliverables, including the Company Overview Presentation. On November 29, 2024, following multiple interviews with prospective independent financial advisors, the Strategic Alternatives Committee held a meeting with representatives of Cravath to discuss, among other things, engaging Lazard as its independent financial advisor and instructed such representatives of Cravath to negotiate the terms of such engagement. The Strategic Alternatives Committee also reviewed a relationship disclosure that had been provided by Lazard and determined that Lazard did not have any material relationship with Intermex that would adversely affect its ability to act as an independent financial advisor to the Strategic Alternatives Committee. On December 1, 2024, the Strategic Alternatives

Committee formally engaged Lazard and held a meeting with representatives of each of Cravath and Lazard to discuss the strategic review process, the CIM, and the Initial Projections. Later in the day on December 1, 2024, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of each of Cravath, H&K, FTP and Lazard to discuss the strategic review process, Company Overview Presentation, the Initial Projections and underlying assumptions, the Intermex digital/retail outlook, expected customer acquisition costs for digital platform, Intermex’s performance for the fourth quarter of 2024 to date and the outlook for the remainder of the quarter and other near-term business development projects.
Between November 22, 2024 and February 4, 2025, Intermex, with the assistance of H&K, entered into non-disclosure agreements with 20 potential counterparties, including Western Union and Party A (which we define below). All but two of the non-disclosure agreements included a standstill provision restricting the counterparty’s ability to, among other things, make public proposals to acquire Intermex or request Intermex to amend, waive or terminate any of the standstill provisions. These standstill restrictions, however, would not prohibit the making of private acquisition proposals to the Chairman of the Board of Directors and would terminate completely after, among other circumstances, Intermex’s entry into a definitive agreement providing for an acquisition of all or a majority of the equity securities of Intermex or all or substantially all of Intermex’s assets by any person or group, or the commencement of a tender offer or exchange offer by a person or group not affiliated with Intermex, which, if consummated, would result in the acquisition of a majority of Intermex’s equity securities, and the Board fails timely to recommend against such offer. Subject to limited exceptions, each non-disclosure agreement also prohibited the counterparty from having discussions with potential financing sources without Intermex’s prior consent.
On December 5, 2024, Western Union entered into a non-disclosure agreement with Intermex, materially consistent with the terms described above, and received a copy of the CIM.
On December 9, 2024, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss a status update of the strategic alternatives process, including the engagement status of potential counterparties, feedback from potential counterparties expressing interest in a strategic transaction and others that had declined or had discontinued participation in the process, as well as the status of a preliminary proposal instruction letter to be sent to potential counterparties requesting submission of preliminary, non-binding indications of interest by a specified date (the “Initial Process Letter”). Representatives of FTP provided an update on the status of a meeting that had been scheduled for later that day between representatives of Western Union and Intermex management.
Later in the day on December 9, 2024, Intermex senior management held an in person meeting at Intermex’s headquarters with representatives of Western Union, including Western Union’s Chief Executive Officer and Chief Financial Officer, and representatives of FTP to discuss a potential transaction.
On December 11, 2024, at the direction of Intermex, a copy of the Initial Projections was uploaded to the virtual data room for Project Ivey and made available to potential counterparties that gained access to the Project Ivey data room following the execution of non-disclosure agreements, which included Western Union.
On December 12, 2024, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP, and Lazard to discuss the Initial Process Letter, process updates, the then current outlook for fourth quarter of 2024 (the “Q4 2024 Performance Update”), and anticipated fourth quarter results in comparison to market expectations. The Strategic Alternatives Committee also received an update regarding the December 9th meeting among Intermex management and representatives of FTP and Western Union.
On or around December 15, 2024, at the direction of Intermex, FTP distributed the Initial Process Letter to 18 active counterparties, including Western Union, which requested the submission of preliminary, non-binding indications of interest by January 6, 2025.
On December 19, 2024, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss, among other things, the Q4 2024 Performance Update and potential near-term trends in the money transfer remittance industry, including the retail to digital shift, flattening growth rate, and increased volatility and uncertainty. The Strategic Alternatives Committee also discussed the possibility that changes to U.S. immigration laws and practices might have an impact on Intermex’s business.
On December 24, 2024, Western Union informed FTP via email that it had decided not to pursue a strategic opportunity with Intermex at such time.

On December 27, 2024, at the Strategic Alternatives Committee’s instruction, FTP distributed the Q4 2024 Performance Update to the approximately one dozen counterparties that remained engaged in the strategic process as of such date.
On December 30, 2024, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss updates on the strategic alternatives process, including regarding a third party buy-side financing analysis, and development of a financial model sensitivity analysis by Intermex management with the assistance of FTP. Representatives of FTP also provided an update on potential counterparties, noting those that had discontinued participation, including Western Union, as well as the approximately one dozen counterparties that remained engaged in the process. The Strategic Alternatives Committee also discussed the feasibility of encouraging reengagement by Western Union and certain other potential counterparties that had dropped out of the process.
On January 6, 2025, a potential strategic counterparty (“Party A”) delivered to FTP an indication of interest with proposed merger consideration of $22.00 per share in cash (the “Party A Bid”). The Party A Bid was subject to uncommitted financing from a mix of equity and debt sources. The closing price on Nasdaq of Intermex’s common stock on January 6, 2025 was $20.41.
On January 7, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP, and Lazard. FTP provided a process update, including regarding FTP’s attempts to reengage certain strategic counterparties that had declined to participate in the process, and noted that the few other potential counterparties that remained active in the process were still at an early stage and were not yet in a position to submit a bid. The Strategic Alternatives Committee discussed the Party A Bid, including uncertainty regarding Party A’s financial capacity to consummate a transaction and transaction timing. The Strategic Alternatives Committee also discussed the challenges that Intermex was facing, including uncertainties caused by the political and economic conditions causing weakness in the retail business, as well as the uncertainties inherent in the shift to a digital service model. As part of that discussion, the Strategic Alternatives Committee raised questions regarding the assumptions in the Initial Projections and the feasibility of achieving the results in the Initial Projections. The Strategic Alternatives Committee also discussed with management the Initial Projections and their underlying assumptions, and requested that management make revisions to those assumptions that would more closely align with the evolving assessment of the key challenges to the successful realization of Intermex’s strategic plan.
On January 13, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to further discuss the strategic alternatives process. Representatives of FTP reported that Party A remained engaged in the process but had indicated that it will have difficulties financing a potential transaction, provided an update as to the limited number of other counterparties that remained engaged in the strategic process, and discussed attempts to reengage certain other potential strategic counterparties, including Western Union, none of which had indicated that they were interested in reengaging. The Strategic Alternatives Committee also further discussed the updated alternative set of financial projections that had been prepared by management following the prior meeting at the request of the Strategic Alternatives Committee for internal use by the Strategic Alternatives Committee. The principal differences in the projections related to the speed with which Intermex’s retail business recovered from the weakness being observed by management in the second half of 2024 and the effectiveness of Intermex’s transition to a digital services model.
On January 16, 2025, upon instruction of the Strategic Alternatives Committee, H&K sent a notice to Western Union and one other potential strategic counterparty to return or destroy all confidential information provided to it in accordance with the terms of the non-disclosure agreement between Intermex and such counterparty.
On January 27, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss updates to the strategic alternatives process, including discussions regarding the 2 potential counterparties that remained active in the strategic process, including strategies for encouraging such potential counterparties to submit bid proposals, an update on due diligence conducted by Party A (which was the only active counterparty that had submitted a pricing indication) and Party A’s financing capacity, the upcoming earnings announcement for the fourth quarter of 2024, and expected cash flows. Representatives of Cravath also reviewed a summary of the key terms of the forms of the draft merger agreement prepared to solicit bids from strategic and financial counterparties that had been prepared by Cravath and H&K.

On February 5, 2025, Intermex management and representatives of Cravath, H&K, FTP and Lazard held a telephonic meeting to discuss updates regarding the strategic process, including what appeared to be declining interest by Party A, due in part to difficulties in its ability to finance an acquisition of Intermex.
On February 6, 2025, representatives of Party A’s financial advisor held a telephonic meeting with representatives of FTP during which Party A’s financial advisor communicated Party A’s decision to withdraw from Intermex’s strategic process, explaining that Party A was not in a position to pursue a potential transaction at that time.
On February 7, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss updates regarding the Intermex strategic alternatives process, including discussions regarding Party A’s withdrawal from Intermex’s strategic process and that only a few other counterparties remained actively engaged in the process and were at an early diligence stage (and none of which proceeded to make an offer). The Strategic Alternatives Committee also discussed the upcoming earnings announcement for the fourth quarter of 2024.
By the middle of February 2025, there were no active indications of interest or active counterparties in the strategic process. On February 19, 2025 and February 20, 2025, the Board of Directors held its regularly scheduled quarterly meeting with Intermex management to discuss, among other things, fourth quarter and full year 2024 results. The Board of Directors, upon the advice and recommendation of the Compensation Committee of the Board of Directors, approved the compensation of the Strategic Alternatives Committee members in consideration of their significant efforts, including holding 15 formal meetings and numerous update calls and communications. Representatives of FTP presented a summary overview and update of the strategic alternative process in which FTP had conducted outreach to over 107 potential counterparties (30 strategics and 77 financial sponsors), of which 39 potential counterparties attended telephonic calls with FTP, 20 executed non-disclosure agreements, and six, including Western Union, attended meetings with Intermex senior management, noting that only Party A had submitted a proposal and none had made an actionable proposal with respect to a strategic transaction with Intermex. In light of these results, the Board of Directors discussed the status of the process, Intermex’s path forward in executing on its strategic plan to grow its digital business and enhance its retail services and products, and the ramifications of a possible suspension of the strategic alternatives process.
On February 25, 2025, the Strategic Alternatives Committee held a meeting with representatives of Cravath during which it reviewed the results of the strategic alternatives process and determined to unanimously recommend to the Board of Directors that it suspend the strategic alternatives process. The members of the Board of Directors were subsequently informed of that recommendation and on the same day acted by unanimous written consent to approve such suspension, with the Strategic Alternatives Committee remaining in place in the event of a change in circumstances.
In late February 2025, the Chief Executive Officer of a potential strategic counterparty (“Party B”) sent several text messages to Intermex’s Chief Executive Officer, Robert Lisy. Mr. Lisy did not engage in any communications with Party B at such time as such messages did not identify the sender, nor was the purpose of the outreach clear.
On February 26, 2025, Intermex released its fourth quarter and fiscal year 2024 earnings and announced suspension of the strategic alternatives process. On the trading day immediately prior to the announcement, the closing price on Nasdaq of Intermex’s common stock was $18.32, and on the trading day immediately following the announcement, such closing price was $15.26. Intermex communicated to the market, both through its press release and at its Investor Day conference held the same day, Intermex’s intention to invest heavily in its digital business and the impact of such strategic plan, as well as other industry, market and economic trends, on management’s projections of future earnings.
On March 4, 2025, Intermex’s Chief Executive Officer, Robert Lisy, received e-mail correspondence from the Chief Executive Officer of Party B, which had not been identified as a potential acquirer during the strategic alternatives process. In the days following such communication and after validation of the source thereof, Mr. Lisy participated in a telephonic meeting with the Chief Executive Officer of Party B and was informed that Party B was potentially interested in pursuing an acquisition of Intermex.
On March 12, 2025, after consultation with the Chair of the Strategic Alternatives Committee, Michael Purcell, and Mr. Lisy, FTP sent communications to Western Union, Party A and one other potential strategic party, which parties were considered, in light of the broad solicitation just completed, to be most likely to reengage in the consideration of a strategic transaction with Intermex, to encourage them to do so. Mr. Lisy also directly communicated with the Chief Executive Officer of Western Union, Devin McGranahan, to encourage and assess Western Union’s interest in a potential transaction.
On March 13, 2025, Mr. Lisy, the Chief Financial Officer of Intermex, Andras Bende, and the Chair of the Strategic Alternatives Committee, Michael Purcell, held a telephonic meeting to discuss the approach from Party B and potential renewed interest from Western Union.
During March 2025 and early April 2025, Intermex management considered first quarter 2025 results and operating trends and updated the Initial Projections primarily to reflect the most recently observed business trends and market behavior (which we refer to as the “Updated Initial Projections” in this proxy statement), and taking into account financial results through the early part of 2025. The key assumptions senior management considered with respect to the Updated Initial Projections included, among others, LAC market growth assumptions, assumptions around the separation of Intermex retail growth rate from that of the retail market growth rate, assumptions around growth in personnel costs and other selling, general and administrative expenses, and the estimated cost to acquire digital customers.
On March 24, 2025, Party B entered into a non-disclosure agreement with Intermex on substantially the same terms as the non-disclosure agreements entered into with other potential counterparties, as described above, other than the omission of express standstill language.
On April 15, 2025, at the direction of the Chair of the Strategic Alternatives Committee, FTP provided the Updated Initial Projections to Party B.
On April 15, 2025, Western Union sent Intermex an initial indication of interest with a proposed merger consideration range of $12.00 to $14.00 per share in all cash. The indication of interest included a statement that Western Union would expect to enter into employment agreements or retention arrangements with key members of senior management of the Company. The closing price on Nasdaq of Intermex’s common stock on April 15, 2025 was $11.83.
On April 25, 2025, Party B sent Intermex an initial indication of interest with a proposed merger consideration of $15.25 per share composed of 35% in Party B stock and 65% in cash. The closing price on Nasdaq of Intermex’s common stock on April 25, 2025 was $12.43.
On April 25, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of H&K and FTP to discuss the proposals from Party B and Western Union, including strengths and weaknesses of each. In particular, the Strategic Alternatives Committee discussed the need for reverse due diligence with respect to Party B to validate its value in light of the equity component of its proposal. The Strategic Alternatives Committee also discussed earnings results from the first quarter of 2025, the decline in Intermex’s trading price, the increasingly challenging business environment and risks related to the digital business model. In light of these factors, the Strategic Alternatives Committee indicated a willingness to move forward with further discussions with both Western Union and Party B. FTP also informed the Strategic Alternatives Committee that none of the other potential counterparties contacted on March 12, 2025 had reengaged in the process.
On April 29, 2025, FTP shared the Updated Initial Projections with Western Union.
On May 1, 2025 and May 2, 2025, the Board of Directors held its regularly scheduled quarterly meeting and, among other things, discussed with Intermex management first quarter 2025 results, including a very significant year over year decline in the number of retail wire transactions, the revenue impacts of which were only partly offset by an increase in amount of funds sent per transaction. Intermex management also discussed the actual and potential negative effects of certain new U.S. federal government policies, including trade actions and immigration enforcement, on Intermex’s results and prospects. The Board of Directors also received an update from representatives of FTP regarding the potential counterparties contacted on or after March 12, 2025 that declined to reengage in the process as well as the status of the discussions with Western Union and Party B, including offered consideration and, in the case of Party B, reverse due diligence and financing. The Board of Directors also received a brief update from management regarding development of an alternative “moderate” case financial model being prepared by senior management for the Strategic Alternatives Committee’s review in light of rapid changes in market conditions and operational results during the balance of the first quarter of 2025 and early portion of the second quarter of 2025, which would be more fully discussed with the Strategic Alternatives Committee at its next meeting.
On May 5, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss, among other things, the development of an alternative “moderate” case financial model, prepared by senior management, in light of rapid changes in market conditions and operational results during the balance of the first quarter of 2025, which changes continued to be observed in the early portion of the second quarter of 2025, including a decline in the number of retail transactions, as well as changes to growth rates within the digital business and anticipated returns within those business lines. The Strategic Alternatives Committee discussed and instructed management to prepare the “moderate” case management financial model, reflecting the rapidly evolving current environment and resulting lower outlook for market growth. The Strategic Alternatives Committee also discussed the proposals from Party B and Western Union, and representatives of FTP provided a status update regarding due diligence progress with each such potential counterparty. The Strategic Alternatives Committee also discussed the status of reverse due diligence of Party B and engaged in a preliminary discussion of exchange ratio mechanics regarding the equity consideration component of Party B’s offer.
On May 12, 2025, Intermex management and representatives of FTP and Lazard attended an in-person full day meeting with Party B at its headquarters to perform a reverse due diligence review.
On May 15, 2025, Intermex entered into a clean team agreement with Western Union.
During the first half of May 2025, Intermex senior management further developed and finalized a “moderate” case management financial model (which we refer to in this proxy statement as the “Moderate Case Management Forecasts”), as had been discussed and requested by the Strategic Alternatives Committee.
On May 16, 2025, the Strategic Alternatives Committee held a meeting with representatives of Cravath and Lazard to discuss the Party B and Western Union proposals, as well as the Moderate Case Management Forecasts and Lazard’s preliminary analysis regarding the standalone valuation of Intermex based on the Moderate Case Management Forecasts as instructed by the Strategic Alternatives Committee.
On May 21, 2025, Party B sent Intermex and FTP a revised indication of interest with respect to a proposed acquisition of Intermex, including an update to anticipated timing and additional diligence requests, but with the same merger consideration of $15.25 per share, composed of 35% in Party B stock and 65% in cash, as it had previously proposed despite indications that it might be willing to offer an enhancement to its proposed merger consideration. The closing price on Nasdaq of Intermex’s common stock on May 21, 2025 was $11.07.
On May 25, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of H&K, FTP and Lazard to discuss Party B’s revised indication of interest. The Strategic Alternatives Committee discussed and approved FTP sending a process letter to request from both Party B and Western Union their best and final offers (the “Final Process Letter”) and their comments to drafts of the respective merger agreement templates and related Company Disclosure Letter to be provided to each of them. On May 28, 2025, draft versions of the merger agreement for Party B (the “Party B Merger Agreement”) and the Merger Agreement for Western Union, as well as draft versions of the Company Disclosure Letter for each, were made available in the Project Ivey data room. On June 1, 2025, FTP sent the Final Process Letter to Party B and Western Union with a deadline of June 16, 2025 to submit their best and final offers, along with a mark-up or comments to the template merger agreements.
On June 16, 2025, Western Union sent a revised indication of interest to FTP proposing merger consideration of $14.50 per share in cash, along with an issues list to the template Merger Agreement for Western Union. On June 16, 2025, Party B sent a revised indication of interest to Intermex and FTP proposing the same merger consideration as it had previously of $15.25 per share composed of 35% in Party B stock and 65% in cash, as well as a revised draft of the Party B Merger Agreement with the conversion ratio to be set based upon the market price of Party B’s common stock at signing of the Party B Merger Agreement rather than at its consummation as had been proposed in the template version that had been provided by Intermex. Party B also demanded a 30 day exclusivity period in order for it to continue with negotiations and diligence. The closing price on Nasdaq of Intermex’s common stock on June 16, 2025 was $10.26.

On June 17, 2025, the Strategic Alternatives Committee held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss the revised indications of interest from Party B and Western Union. The Strategic Alternatives Committee also discussed continued difficulties facing the money transfer remittance industry, regulatory considerations and other key considerations associated with a potential transaction with each counterparty, as well as the attractiveness of each proposal relative to each other, as well as the prevailing market price of Intermex’s common stock. On June 18, 2025, the Strategic Alternatives Committee held a meeting with representatives of Cravath and Lazard to discuss the proposals from Party B and Western Union. The Strategic Alternatives Committee instructed Lazard to work with FTP and Intermex management further to negotiate with Party B on the amount and composition of its proposed merger consideration.
On June 20, 2025, Mr. Lisy, Mr. Purcell, and the Chief Executive Officer and Chairman of Party B held a telephonic call to discuss high level vision for the combined business. On June 21, 2025, Mr. Purcell held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss the current status of negotiations with Party B and Western Union, including Party B refusing to increase or revise the composition of its proposed merger consideration. In light of this information, there was also discussion of a collar to mitigate risk of a decline in the market value of the equity offered by Party B between execution and consummation of the Party B Merger Agreement, as well as a discussion of the amount of the reverse termination fees that would be payable by Party B if it were not able to consummate the proposed merger due to the failure to obtain financing.
On June 23, 2025, the Board of Directors held a meeting with Intermex management and representatives of Cravath, H&K, FTP and Lazard to discuss the current status of negotiations with Party B and Western Union. Representatives of FTP reviewed its preliminary financial analyses of Intermex and both proposals. The Board of Directors discussed with the advisors the Party B proposal, including a pricing collar for the exchange ratio with respect to the equity consideration component and termination fees. The Board of Directors also discussed with the advisors the Western Union proposal, including the fact that the nominal value of Western Union’s proposal was less than that of Party B’s proposal, that Western Union’s progress in completing its due diligence review was considerably behind that of Party B, the regulatory considerations with respect to each proposal and the view that there was greater risk of consummation of a transaction with Western Union. Representatives of Lazard presented information regarding Party B’s business and stock value and market trading characteristics, the potential effects of various collars on the exchange ratio, and the selection of inputs that would underly any financial fairness opinion to be provided by Lazard. Following lengthy discussion of the relative strengths and weaknesses of each counterparty’s proposal, each counterparty’s likelihood of entering into a definitive acquisition agreement, the extent to which each counterparty had completed due diligence, and other factors that the Board of Directors considered reasonable or necessary in order to make a determination in the best interest of Intermex’s stockholders, and in light of the robust, extensive and publicly announced solicitation process that Intermex had effected to seek strategic alternatives, the Board of Directors approved moving forward with Party B as the superior offer, including entering into an exclusivity agreement, provided that Party B was willing to accept an exchange ratio collar.
On June 24, 2025, the members of the Strategic Alternatives Committee, Intermex management and representatives of Lazard, FTP, Cravath and H&K exchanged communications regarding options for an exchange ratio collar with respect to the equity component of Party B’s proposed merger consideration. Following negotiations between representatives of each of FTP and Party B’s financial advisor, an agreement in principle with respect to an acceptable exchange ratio collar was achieved. On June 25, 2025, Intermex entered into a clean team agreement with Party B. On June 26, 2025, Intermex entered into an exclusivity agreement with Party B with an exclusivity period expiring on July 26, 2025, subject to an automatic seven day extension upon mutual agreement in writing that each party was working in good faith to complete a proposed transaction and finalize definitive transaction documentation. From June 26, 2025 until August 9, 2025, representatives of H&K and Party B’s counsel negotiated the Party B Merger Agreement and exchanged multiple drafts thereof, along with multiple drafts of the Company Disclosure Letter, while Party B continued its due diligence process. In addition, representatives of H&K and Party B’s counsel discussed potential objections to the proposed merger by antitrust authorities and possible responses thereto.
On July 1, 2025, Western Union’s Chief Executive Officer sent a communication to Mr. Lisy. Mr. Lisy did not respond except to inform Western Union that Intermex had entered into an exclusivity agreement with another party. Representatives of FTP also informed Western Union’s financial advisor that Intermex had entered into an exclusivity agreement with another party.

On July 16, 2025, the Chief Executive Officer of Party B visited Intermex’s headquarters and attended a meeting with Mr. Lisy to discuss key deal terms, certain aspects of the integration of Intermex with Party B, including identification of key management personnel and their retention (including Mr. Lisy), as well as revisions to Mr. Lisy’s employment agreement requested by Party B.
On July 21, 2025, Western Union sent a revised indication of interest to FTP with an increased proposed merger consideration of $16.00 per share in cash accompanied by a list of Merger Agreement issues and proposed responses that had been prepared by Western Union’s legal counsel, Sidley Austin LLP (“Sidley”). Later that day, Party B was informed of this development as required by the exclusivity agreement with Party B. Western Union received no response to this revised indication of interest other than a reminder that Intermex was subject to an exclusivity agreement with another party. The closing price on Nasdaq of Intermex’s common stock on July 21, 2025 was $9.54.
Later in the day on July 21, 2025, the Board of Directors held a meeting with Intermex management and representatives of FTP, Lazard, H&K and Cravath to discuss recent developments. FTP reviewed the history of the strategic alternatives process, including that of the 107 potential counterparties initially contacted, only Party B and Western Union had submitted actionable proposals that had not been withdrawn, and provided an update on the overall negotiation process with Party B, including the expectation that execution of a merger agreement would occur after the closing of trading on Nasdaq on Friday, July 25, 2025. The Board of Directors was also informed of and discussed Western Union’s revised proposal, open issues with Party B, regulatory considerations and risks associated with consummating a transaction with either Western Union or Party B as well as the merits of the offered merger consideration relative to Intermex remaining independent and executing on its stand-alone plan in light of the market challenges facing it. The Board of Directors also discussed timing concerns and the fact that Western Union had fallen even farther behind Party B regarding due diligence and had never provided a mark-up of a proposed merger agreement. Mr. Lisy also briefed the Board of Directors regarding his July 16, 2025 meeting with Party B’s Chief Executive Officer, including their discussions regarding the treatment of equity compensation, a key executive retention program (which would include Mr. Lisy) and revisions to Mr. Lisy’s employment agreement that would be required by Party B. Representatives of H&K also presented a summary of the current draft of the merger agreement for Party B and proposed key deal terms, including regarding a potential key executive retention bonus program that was in process before further consideration by Intermex’s Board of Directors (the “Retention Bonus Program”). In light of these factors, the Board of Directors instructed management and the various advisors to continue to pursue a transaction with Party B.
Negotiations between representatives of H&K and Party B’s legal counsel continued; however, on July 24, 2025, representatives of Party B’s financial advisor informed representatives of FTP that Party B did not expect to be able execute the Party B Merger Agreement the next day or prior to the end of the exclusivity period on July 26, 2025, indicating that it had not been able to complete negotiation of definitive commitment papers to finance the cash portion of its proposed merger consideration. Later that day, the Board of Directors met with Intermex management and representatives of H&K, Cravath, FTP and Lazard, at which meeting, the Board of Directors was informed that Party B had indicated that it would not be in the position to execute the Party B Merger Agreement before the end of the exclusivity period. In light of these developments, the Board of Directors instructed management to pursue the revised offer proposed by Western Union immediately following expiration of the exclusivity and authorized FTP to request early termination of exclusivity with Party B. The Board of Directors also discussed strategies for communicating with both Western Union and Party B when exclusivity with Party B terminated. Following this instruction, H&K began to prepare a revised draft of the Merger Agreement with Western Union.
On July 25, 2025, representatives of Party B’s financial advisor communicated to representatives of FTP that Party B would not be able to sign the Party B Merger Agreement that day or prior to expiration of the exclusivity period. Later that day, the Board of Directors held a meeting with Intermex management and representatives of H&K, Cravath, FTP and Lazard to discuss the competing offers from Western Union and Party B. Representatives of FTP provided an update on Party B’s difficulties with obtaining financing and Intermex’s request for immediate release from exclusivity, which was not accepted. The Board of Directors also further discussed a plan to engage in negotiations with Western Union immediately following the expiration of the exclusivity period and to encourage Western Union to complete its diligence rapidly, with the goal of entering into a Merger Agreement as quickly as possible to eliminate ongoing disruption and uncertainty with respect to Intermex’s strategic direction.
On July 26, 2025, exclusivity with Party B ended. On July 27, 2025, as directed by the Board of Directors, Mr. Lisy contacted the Chief Executive Officer of Western Union, Devin McGranahan, and FTP contacted Western Union’s financial advisor to indicate that exclusivity had terminated and that Intermex was able and willing to negotiate a merger with Western Union based on its July 21, 2025 proposal, provided that Western Union was committed to move quickly to complete its diligence and negotiate a definitive Merger Agreement. That same day, H&K delivered a draft of the Merger Agreement to Sidley. The draft provided for, among other things, all cash consideration of $16 per share, representations warranties, covenants and other provisions largely based on those that had been heavily negotiated with and accepted by Party B, including customary no-shop and fiduciary out provisions and a termination fee payable by Intermex under certain circumstances equal to 2.75% of Intermex’s fully diluted equity value implied by the deal price. The draft also allocated antitrust approval risk to Western Union through a reverse termination fee (as proposed by Western Union in the comments to the Merger Agreement provided by Sidley on July 21, 2025) payable by Western Union in the event of the existence of a Restraint related to any antitrust law equal to 8.0% of Intermex’s fully diluted equity value implied by the deal price.
On July 30, 2025, Mr. Lisy and Mr. McGranahan conducted a call during which Mr. McGranahan indicated Western Union’s commitment to move quickly, as well as outlined ideas regarding the integral role that Intermex and its leadership would play if acquired by Western Union and, accordingly, the need to ensure retention of the Intermex management team (including Mr. Lisy) during, until and following the closing of the Merger.
Also on July 30, 2025, representatives of Sidley and representatives of H&K conducted a telephonic meeting during which certain key issues with respect to the Merger Agreement were discussed, as well as the need for Sidley to respond quickly with its mark-up of the draft Merger Agreement provided by H&K.
Later that day, representatives of Party B’s counsel and representatives of H&K conducted a telephonic meeting during which a number of open issues with respect to the Party B Merger Agreement were discussed, including the insistence of Intermex that Party B accept an antitrust reverse termination fee; however, none of such issues were resolved.
On July 31, 2025, members of the Strategic Alternatives Committee attended a regularly scheduled check-in call with Intermex management and representatives of FTP, H&K, Cravath and Lazard to discuss an update on the respective bids from Western Union and Party B, including positive communications with Western Union, its financial advisors and Sidley. Management also discussed with the Strategic Alternatives Committee the communications from Western Union regarding Western Union’s interest in retaining key management of the Company, including Mr. Lisy. Representatives of FTP reported on a call from the prior evening with representatives of Party B’s financial advisor, during which Party B’s financial advisor had indicated that Party B was unwilling to continue with a potential acquisition of Intermex except at a materially lower price per share of Intermex common stock as compared to its previous offer.
On August 1, 2025, Mr. Lisy and the Chief Executive Officer of Party B spoke telephonically to discuss the state of Party B’s interest in Intermex and, later that day, Intermex management, Mr. Purcell, and representatives of FTP, Lazard, Cravath and H&K attended a telephonic meeting at which Mr. Lisy reported that Party B’s Chief Executive Officer had explained Party B’s financing issues and the related need of Party B to potentially lower its offering price to $12.50 per share composed of 35% in Party B stock and 65% in cash. Later that same day, Sidley sent H&K a revised draft of the Merger Agreement. The revised draft, among other things, increased the termination fee payable by Intermex under certain circumstances to 4.0% of Intermex’s fully diluted equity value implied by the deal price and decreased the antitrust reverse termination fee payable by Western Union to 5.0% of Intermex’s fully diluted equity value implied by the deal price.
On August 2, 2025, Mr. Lisy and Mr. McGranahan met in person over dinner in Coral Gables, Florida to discuss various matters, including the status of due diligence workstreams, targeted timing of signing the Merger Agreement, the proposed antitrust reverse termination fee to be payable by Western Union, retention of key members of Intermex management (including Mr. Lisy) given the integral role that Western Union intended Intermex to play following its acquisition, the vesting and payment of the equity compensation held by Intermex’s employees as a component of that retention, as well as the Retention Bonus Program and the need for Intermex executives to waive certain severance rights under their existing employment agreements. Mr. Lisy and Mr. McGranahan also discussed the terms of Mr. Lisy’s existing employment agreement with Intermex and Mr. Lisy waiving his severance entitlements thereunder.
On August 3, 2025, H&K sent Sidley a revised draft of the Merger Agreement. The revised draft, among other things, increased the antitrust reverse termination fee payable by Western Union to 6.5% of Intermex’s fully diluted equity value implied by the deal price.

On August 3, 2025 and throughout the following week, Western Union continued to conduct extensive due diligence and representatives of Sidley and Western Union conducted numerous videoconferences with representatives of Intermex, H&K and FTP as part of such due diligence review.
During the week of August 4, 2025, Intermex management held daily telephonic meetings with Mr. Purcell, and representatives of FTP, Lazard, Cravath and H&K to discuss the status, progress and timing of the two active merger proposals, with a focus on Western Union’s proposal.
On August 4, 2025, H&K sent Sidley a draft of the Retention Bonus Program to be adopted by Intermex’s Board of Directors, and from August 4, 2025 until August 9, 2025, Intermex and Western Union, and their respective legal advisors, negotiated the final terms of the Retention Bonus Program.
On August 5, 2025, representatives of H&K and Sidley held a telephonic meeting to discuss certain key issues remaining open with respect to the draft of the Merger Agreement with a particular emphasis on the treatment of certain equity based awards at closing of the Merger, no-shop and fiduciary out covenants, regulatory approvals required for closing, termination fee provisions and the antitrust reverse termination fee to be payable by Western Union.
On August 6, 2025, Sidley sent to H&K a revised draft of the Merger Agreement. The revised draft, among other things, decreased the antitrust reverse termination fee payable by Western Union to 5.5% of Intermex’s fully diluted equity value implied by the deal price. From August 6, 2025 to August 9, 2025, H&K and Sidley exchanged multiple revised drafts of the Merger Agreement and Intermex and Western Union, along with their advisors, continued to negotiate and finalize the Merger Agreement.
Also on August 6, 2025, Mr. Lisy met with Mr. McGranahan at Intermex’s Miami headquarters along with Western Union’s Chief Financial Officer, Head of Business Development, Chief People Officer, Benefits Leader, and Southeast Regional Sales Leader to facilitate Western Union’s in person due diligence review.
Also on August 6, 2025, Party B’s counsel sent H&K purportedly final drafts of Party B’s debt commitment documents with respect to Party B’s financing, and on August 7, 2025, Party B’s counsel sent a revised draft of the Party B Merger Agreement, which reflected, among other things, a materially decreased proposed merger consideration of $13.00 per share composed of 35% in Party B stock and 65% in cash. On August 8, 2025, H&K sent Party B’s counsel a further revised draft of the Party B Merger Agreement, which, among other things, communicated to Party B that an antitrust reverse termination fee remained a non-negotiable deal point.
On August 7, 2025, Mr. Lisy and Party B’s Chief Executive Officer attended a telephonic call to, among other things, discuss Mr. Lisy facilitating Party B’s efforts to obtain financing and Party B’s currently proposed offer. Party B’s Chief Executive Officer indicated to Mr. Lisy that Party B’s proposed merger consideration price of $13.00 per share was its best and final offer. Although Party B’s Chief Executive Officer indicated to Mr. Lisy that Party B’s proposed merger consideration of $13.00 per share was its best and final offer, he did indicate that Party B might consider an unspecified higher offer if the potential transaction with another party faltered.
Also, on August 7, 2025, Mr. Lisy and Mr. McGranahan participated in a telephonic call to discuss timing of signing the Merger Agreement and remaining open items requiring resolution before the Merger Agreement could be executed.
From August 8, 2025 through August 10, 2025, Intermex and Western Union and their respective advisors exchanged electronic communications regarding strategy and timing of joint Merger communications to be publicized following the signing of the Merger Agreement, including exchanging drafts of the joint press release to be issued by Western Union and Intermex.
On August 9, 2025, the Board of Directors held a joint meeting with the Strategic Alternatives Committee and the Compensation Committee of the Board. Intermex management and representatives of FTP, Lazard, H&K and Cravath were also in attendance. Representatives of FTP presented a summary recap of the strategic process and its results and representatives of H&K presented a summary of the current draft of the Merger Agreement and proposed key deal terms. FTP was not requested to, and did not, provide a fairness opinion with respect to the Merger in light of the fact that Lazard had been engaged for that purpose, among others. Representatives of Lazard reviewed the analyses it had conducted in connection with its financial fairness opinion and rendered to the Strategic Alternatives Committee and the Board of Directors its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated August 10, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to holders of our common stock (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders. For a detailed discussion of Lazard’s opinion, please see below under “—Opinion of the Financial Advisor.” The Board of Directors also reviewed an updated relationship disclosure that had been provided by Lazard and discussed that Lazard did not have any material relationship with Western Union that would adversely affect its ability to act as an independent financial advisor to the Strategic Alternatives Committee and the Board of Directors. The Board of Directors discussed these presentations and Intermex’s prospects and challenges, including the risks of executing on Intermex’s strategic plan in light of current market, political and economic conditions and general uncertainty facing the money transfer remittance industry. The Board of Directors, upon the unanimous recommendation of the Strategic Alternatives Committee, after careful consideration, unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and in the best interests of Intermex and its stockholders; (2) authorized, approved and adopted the Merger Agreement and the Transactions; (3) authorized the execution and delivery by Intermex of the Merger Agreement; (4) resolved that the Merger Agreement be submitted to Intermex’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) recommended that Intermex’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the Transactions. The Board of Directors were also provided with an analysis of the payments to the Intermex executive officers and non-employee directors resulting from a change of control, as well as a summary of the Retention Bonus Program, which was jointly and unanimously approved by the Board of Directors (with Mr. Lisy recused from such vote) and the Compensation Committee of the Board of Directors.
Later in the day, on August 9, 2025, Mr. Lisy and Mr. McGranahan held a telephonic meeting to discuss approval of the Transactions by Western Union’s board of directors and plans for members of Western Union’s management team to meet with Intermex management at the Intermex Miami headquarters the following day.
On August 10, 2025, Mr. McGranahan and other senior executives of Western Union met with Mr. Lisy, Mr. Bende, Christopher Hunt, Intermex’s Chief Operating Officer, and Joseph Aguilar, Intermex’s President and General Manager – Latin America, at Intermex’s Miami headquarters to complete confirmatory business due diligence. Also on August 10, 2025, each of the executive officers, including Mr. Lisy, entered into an agreement with Intermex pursuant to which each consented to the termination of such officer’s employment agreement with Intermex or any of its subsidiaries, other than with respect to certain restrictive covenants thereunder, effective as of immediately prior to the Effective Time, and further agreed to forfeit all rights to any severance payments or benefits in connection with certain terminations of employment other than the payments under the Retention Bonus Program. Early that evening, Intermex, Western Union and Merger Sub executed and delivered the Merger Agreement, following which, Intermex and Western Union issued a joint press release announcing the execution of the Merger Agreement.
Recommendation of the Board of Directors and Reasons for the Merger
Recommendation of the Board of Directors
The Board of Directors, upon the unanimous recommendation of the Strategic Alternatives Committee, has unanimously (1) determined that the Merger Agreement and the Transactions, including the Merger, are advisable and in the best interests of Intermex and its stockholders; (2) authorized, approved and adopted the Merger Agreement and the Transactions; (3) authorized the execution and delivery by Intermex of the Merger Agreement; (4) resolved that the Merger Agreement be submitted to Intermex’s stockholders for approval and adoption at the Company Stockholders’ Meeting; and (5) recommended that Intermex’s stockholders vote in favor of the adoption and approval of the Merger Agreement and the Transactions.
The Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal, (2) “FOR” the Compensation Proposal and (3) “FOR” the Adjournment Proposal.
Reasons for the Merger
In evaluating the Merger Agreement and the Transactions, including the Merger, the Board of Directors consulted with the Strategic Alternatives Committee, outside legal counsel of the Strategic Alternatives Committee, outside legal counsel to Intermex, Intermex’s financial advisor, the Strategic Alternatives Committee’s financial advisor, and senior management. In reaching its decision to approve the Merger Agreement, and in recommending that Intermex’s stockholders vote in favor of the adoption of the Merger Agreement, the Board of Directors considered numerous positive factors relating to the Merger Agreement, the Merger and the other Transactions, including, among others, the recommendation of the Strategic Alternatives Committee, as well as, the following material factors (which factors are not necessarily presented in order of relative importance):
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Merger Consideration. The Board of Directors and Strategic Alternatives Committee considered that the $16.00 per share in cash, without interest, to be paid as Merger Consideration provides stockholders with the best value reasonably obtainable for their shares of our common stock. Specifically, the Board of Directors and Strategic Alternatives Committee considered:

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the current and historical market prices, volatility and trading information with respect to shares of our common stock, including the fact that the $16.00 cash consideration represented (1) a premium of approximately 72% over the closing price of $9.28 per share of our common stock on August 8, 2025 (the last full trading day prior to the date on which the Board of Directors met to approve the Transactions) and (2) a premium of approximately 65% to Intermex’s 30-day VWAP of $9.69 per share of our common stock as of the close of trading on August 8, 2025;

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the belief of the Board of Directors and Strategic Alternatives Committee that the $16.00 per share in cash to be paid as Merger Consideration was the highest price per share that Western Union was willing to agree to pay, particularly in light of the robust and publicly announced strategic alternatives process conducted by Intermex, as well as the fact that Western Union had twice increased its proposed price in the course of its negotiations with Intermex (as more fully described in “The Merger — Background of the Merger”), and the view of the Board of Directors and the Strategic Alternatives Committee as to the likelihood that any third party would be willing to pay more to acquire Intermex on the same or substantially similar terms (in light of Intermex having conducted an extensive strategic process and the unwillingness of Party B to increase its offer); and

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the fact that the Merger Consideration would be paid solely in cash, without a financing contingency, which provides certainty of value and immediate liquidity to our stockholders and does not expose them to any future risks related to the continued operation of Intermex’s business or the financial markets generally, in each case upon and assuming closing of the Merger.

•	Risks Associated with Continued Independence. The Board of Directors and Strategic Alternatives Committee considered the risks associated with continued independence, including risks associated with:
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changes in immigration laws and their enforcement, including any adverse effects on the level of immigrant employment, earning potential, willingness or ability to engage in money sending activities and other commercial activities;

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the likely shift over time from a retail model to a digital services model, and the impact on our results of operations of significant expenses necessary to expand, improve and develop our digital services and infrastructure and to acquire additional customers for our digital services, as well as our success in profitably increasing our revenues from such digital products and services;

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operating in a highly competitive industry undergoing a shift to digital transaction origination, where some of our competitors have larger market shares, more established customer bases and substantially greater financial, marketing and other resources than we have;

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operating in a rapidly changing competitive landscape in the payments industry, which includes new technology or competitors that disrupt the current money transfer and payment ecosystem, such as the introduction of new digital platforms, and Intermex’s lack of any significant competitive advantage in the digital sector;

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operating in a highly regulated industry, including with respect to laws and regulations intended to prevent consumer fraud, money laundering and terrorism financing, the high ongoing compliance costs associated with operating in such industry, and the possibility of litigation or investigations involving us or our agents;

○	our reliance on markets;

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economic factors such as the impact of inflation on our consumers, uncertainty in the underlying economic outlook, particularly for industries in which our consumers are employed, the effects of trade policies, recession risks and labor market conditions, as well as volatility in market interest rates;

○	changes in tax laws in the United States and other countries in which we operate, including the imposition of taxes on certain types of remittances beginning in 2026;
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international political factors, including political instability, tariffs, including the effects of tariffs on domestic markets and industrial activity and employment, border taxes or restrictions on remittances or transfers from the outbound countries in which we operate or plan to operate; and

○	other risks and uncertainties discussed in Intermex’s public filings with the SEC.
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Business, Financial Condition and Prospects. The Board of Directors and Strategic Alternatives Committee considered Intermex’s financial condition and results of operations, competitive position and growth trajectory, and business strategy on a historical and prospective basis, particularly in light of political conditions, Intermex’s shift to focus on growing its digital business and revenue pressure from a lower number of retail transactions. The Board of Directors also considered the potential opportunity to create value through continued execution of Intermex’s plan to invest in and expand revenues from its digital products, as well as the risks and uncertainties associated with such plan, including the implied future value of Intermex. This includes certain long-term financial projections for Intermex prepared by members of its senior management and which the Board of Directors and Strategic Alternatives Committee reviewed and approved (as discussed in the section of this proxy statement captioned “The Merger — Certain Financial Projections”). The Board of Directors and Strategic Alternatives Committee weighed the certainty of realizing in the Transactions the $16.00 per share cash consideration, compared to the uncertainty that trading values would approach an amount comparable to the Merger Consideration in the foreseeable future.

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Attractive Value. The Board of Directors and Strategic Alternatives Committee considered the fact that the Merger Consideration represented an attractive value for the shares of Intermex common stock, and after their review, believed that the Merger Consideration represented the best value reasonably available for Intermex stockholders.

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Certainty of Value. The Board of Directors and Strategic Alternatives Committee considered the fact that the cash consideration provides our stockholders with immediate liquidity and certainty of value. The Board of Directors and Strategic Alternatives Committee believed this certainty of value was compelling, especially when viewed against the risks and uncertainties associated with Intermex’s continued independence, including risks associated with operating in a highly competitive and regulated industry, uncertainty as to the successful execution of its plan to increase digital revenues, uncertainties relating to inflation, changes in immigration laws and their enforcement, and the potential impact of such risks and uncertainties on the trading price of Intermex’s common stock.

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Interactions with Potentially Interested Counterparties. The Board of Directors and Strategic Alternatives Committee considered the likely remote possibility that a third party with sufficient financial means would agree to a transaction at a higher price than Western Union on similar or more favorable terms, given the fact the Merger Agreement was entered into following an extensive public sale process conducted by FTP, during which FTP contacted 30 potential strategic acquirers (including Western Union) and 77 potential financial acquirers concerning their interest in an acquisition of Intermex, as well as the active interest and competing offer of Party B. For more details on Intermex’s interactions with potential counterparties, please see the section of this proxy statement captioned “The Merger — Background of the Merger.”

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Negotiation Process. The Board of Directors and Strategic Alternatives Committee considered the fact that the terms of the Merger were the result of robust, arm’s length negotiations conducted by Intermex at the direction of the Strategic Alternatives Committee and with the assistance of independent financial advisors and outside legal counsel. The Board of Directors and Strategic Alternatives Committee also considered the enhancements that Intermex and its advisors were able to obtain as a result of negotiations with Western Union and its financial and legal advisors, including the increase in Western Union’s proposed acquisition price from its proposal for $14.25 per share in cash to $16.00 per share in cash, which is further described in the section of this proxy statement captioned “The Merger — Background of the Merger”. The Board of Directors believed, after consultation with representatives of FTP and Lazard, that the Merger Consideration was the maximum price at which Western Union would conduct the acquisition of Intermex.
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Strategic Alternatives. The Board of Directors and the Strategic Alternatives Committee considered the risks and potential benefits associated with other strategic alternatives and the potential for stockholder value creation associated with those alternatives. As part of these evaluations, the Board of Directors and Strategic Alternatives Committee considered continuing to execute Intermex’s strategy as an independent company as well as pursuing other strategic alternatives, and the desirability and perceived risks of those alternatives, as well as the potential benefits and risks to the holders of our common stock of those alternatives and the timing and likelihood of effecting such alternatives. After a thorough review of strategic alternatives and discussions with management and Intermex’s financial and legal advisors, the Strategic Alternatives Committee and the Board of Directors determined that the Merger Consideration is more favorable to Intermex stockholders than the potential value that might result from other available strategic options.

•
Fairness Opinion of Financial Advisor. The Board of Directors and Strategic Alternatives Committee considered the financial analysis of the Merger Consideration and the opinion of Lazard, dated August 10, 2025, to the Strategic Alternatives Committee and the Board of Directors as to the fairness, from a financial point of view and as of the date of the opinion, of the Merger Consideration to be received by holders of our common stock (other than Excluded Holders) in the Merger. For a more detailed discussion of Lazard’s opinion, please see the section of this proxy statement captioned “The Merger — Opinion of the Financial Advisor”.

•
Timing and Likelihood of Consummation. The Board of Directors and Strategic Alternatives Committee considered the timing and likelihood that the Merger would be consummated based on, among other things (not in any relative order of importance):

○
the fact that, under the Merger Agreement, subject to the limitations therein, Western Union has committed to cooperate with Intermex to use reasonable best efforts to consummate the Transactions, including using reasonable best efforts to obtain clearance under antitrust laws and to obtain the Money Transmitter Requirement Approvals (as more fully described in the section of this proxy statement captioned “The Merger — Regulatory Approval Required for the Merger”);

○	Western Union’s ability to fund the Merger Consideration and the fact that there is no financing condition to the consummation of the Merger;
○
the business reputation, capabilities and financial condition of Western Union, and the Board of Directors’ perception, based on discussions with Intermex’s management and its financial advisors, that Western Union is willing and able to devote the resources necessary to complete the Merger in an expeditious and efficient manner;

○
the absence of any condition related to the receipt of third-party commercial consents or approvals and the relative likelihood of obtaining required regulatory approvals prior to the Outside Date; and

○	the $27,300,000 reverse termination fee payable by Western Union in the event the Merger Agreement is terminated due to a Restraint that is in effect relating to any antitrust law.
•
Current Events: The Board of Directors and Strategic Alternatives Committee considered the current state of the economy, capital markets, political climate and general uncertainty surrounding forecasted economic and political conditions, both in the near term and the longer term, and both generally and within our industry. For example, recent changes in immigration laws and their enforcement have negatively affected Intermex’s business and operating results, as observed in its current decline in the number of retail transactions versus comparable periods.

•
Other Terms of the Merger Agreement. The Board of Directors and Strategic Alternatives Committee considered other terms of the Merger Agreement, as more fully described under the section of this proxy statement captioned “The Merger Agreement,” including:

○	Ability to Respond to Unsolicited Takeover Proposals. Intermex’s ability, in certain circumstances specified in the Merger Agreement, to furnish information to and conduct negotiations with a third party regarding an unsolicited alternative Takeover Proposal that the Board of Directors or Strategic Alternatives Committee determines in good faith, after consulting with its financial advisors and outside legal counsel, constitutes or is reasonably likely to lead to a Superior Proposal.
○
Company Adverse Recommendation Change in Response to a Superior Proposal or Intervening Event. The ability of the Board of Directors or the Strategic Alternatives Committee, in certain circumstances specified in the Merger Agreement, and only if determined in good faith, after consultation with its financial advisors and outside legal counsel, that the failure to take such action would likely be inconsistent with the directors’ fiduciary duties under applicable law, to change their recommendations in favor of the Merger in response to a Takeover Proposal (if the Board of Directors determines in good faith, after consultation with Intermex’s financial advisors and outside legal counsel, that such Takeover Proposal constitutes a Superior Proposal) or an Intervening Event not related to a Takeover Proposal (in each case, as defined and further discussed in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change”), subject to Western Union’s ability to negotiate revised terms and conditions of the Merger Agreement with Intermex that would obviate the basis for such change in recommendation, and subject to Western Union’s right to terminate the Merger Agreement following such change in recommendation and to collect a termination fee of $19,800,000 from Intermex.

○
Ability to Accept a Superior Proposal. The ability of the Board of Directors or the Strategic Alternatives Committee, in certain circumstances specified in the Merger Agreement, to terminate the Merger Agreement in order to enter into a definitive agreement with respect to a Superior Proposal (provided that Intermex pay Western Union the $19,800,000 termination fee), subject to Western Union’s ability to negotiate revised terms and conditions of the Merger Agreement with Intermex that would obviate the basis for acceptance of such Superior Proposal.

○
Conditions to Closing; Interim Operations. The terms and conditions of the Merger Agreement minimize, to the extent reasonably practical, the risk that a condition to consummation of the Merger would not be satisfied, and provide reasonable flexibility to operate Intermex’s business during the pendency of the Merger.

○
Outside Date. The fact that the outside date of May 11, 2026, which may, in certain circumstances, be automatically extended twice, in approximately 3-month increments, until November 10, 2026, should allow for sufficient time to consummate the Merger.

○
Intermex Termination Fee. The reasonableness of the termination fee payable by Intermex ($19,800,000) in certain circumstances in light of, among other matters, the benefits of the Merger to Intermex’s stockholders, the typical size of such termination fees in similar transactions and the likelihood that a fee of such size would not be a meaningful deterrent to alternative Takeover Proposals.

○
Western Union Termination Fee. Intermex and Western Union are required to use reasonable best efforts to consummate the Merger and obtain all required regulatory approvals, which will include clearance under domestic and foreign antitrust laws, and Western Union is required under the Merger Agreement to pay Intermex a reverse termination fee of $27,300,000 in the event the Merger Agreement is terminated due to a Restraint relating to any antitrust law is in effect.

○	Representations, Warranties and Covenants. The scope of the representations, warranties and covenants being made by Intermex and Western Union.
○
Appraisal Rights. The fact that statutory appraisal rights under Delaware law in connection with the Merger will be available to stockholders who do not vote in favor of the adoption of the Merger Agreement, properly demand appraisal of their shares of our common stock and otherwise fully comply with all required procedures under Section 262. For more information on appraisal rights, please see the section of this proxy statement captioned “The Merger — Appraisal Rights.”

○
Opportunity for Our Stockholders to Vote. The fact that the Merger would be subject to the approval of our stockholders, and that our stockholders would be free to evaluate the Merger and vote for or against the approval of the Merger Proposal at the Company Stockholders’ Meeting.

In the course of reaching the determinations and decisions and making the recommendation described above, the Board of Directors and Strategic Alternatives Committee, in consultation with Intermex’s senior management, outside legal counsel and financial advisors, also considered the risks and potentially negative factors relating to the Merger Agreement, the Merger and the other Transactions, including, among others, the following material factors (which factors are not necessarily presented in order of relative importance):
•
Merger Consideration: The Board of Directors and Strategic Alternatives Committee considered the fact that the $16.00 per share in cash to be paid as Merger Consideration represents a discount of approximately 17% to $19.24 per share, representing the 52-week high trading price of our common stock on the Nasdaq (excluding the period during which Intermex was pursuing its publicly announced strategic alternatives process), which was reached on September 20, 2024. It also represents a discount of approximately 27% to $21.87 per share, the 52-week high trading price of our common stock on the Nasdaq (including the period during which Intermex was pursuing its publicly announced strategic alternatives process), which was reached on December 17, 2024.

•
No Ongoing Equity Interest in Intermex. The Board of Directors and Strategic Alternatives Committee considered the fact that Intermex’s public stockholders will have no ongoing equity interest in the surviving corporation following the Merger, meaning that our stockholders will cease to participate in Intermex’s potential future earnings or growth and will not benefit from any future increase in the value of Intermex following completion of the Merger.

•
Inability to Solicit Takeover Proposals. The Board of Directors and Strategic Alternatives Committee considered the fact that the Merger Agreement contains covenants prohibiting Intermex from soliciting potential Takeover Proposals and restricting its ability to entertain potential Takeover Proposals unless certain conditions are satisfied. The Board of Directors and Strategic Alternatives Committee also considered the fact that the right afforded to Western Union under the Merger Agreement to negotiate revised terms and conditions of the Merger Agreement in response to a Takeover Proposal that the Board of Directors determines in good faith is a Superior Proposal may discourage other parties that might otherwise have an interest in a business combination with, or an acquisition of, Intermex.

•
The Termination Fee. The Board of Directors and Strategic Alternatives Committee considered the fact that Intermex may be required to pay a termination fee of $19,800,000 to Western Union if the Merger Agreement is terminated under certain circumstances, including in connection with Intermex accepting a Superior Proposal or due to the Board of Directors or the Strategic Alternatives Committee changing or withdrawing its recommendation in favor of the Merger.

•
Effect of Announcement. The Board of Directors and Strategic Alternatives Committee considered the potential effect of the public announcement of the Transactions on Intermex’s employees, operations and business partners and stock price, as well as its ability to attract and retain key personnel while the Merger is pending.

•
Litigation Risk. The Board of Directors and Strategic Alternatives Committee considered the risk of litigation in connection with the execution of the Merger Agreement and the consummation of the Merger which, even where lacking in merit, could nonetheless result in distraction and expense.

•
Interim Operating Covenants. The Board of Directors and Strategic Alternatives Committee considered the fact that the Merger Agreement imposes restrictions on the conduct of Intermex’s business prior to the consummation of the Merger, requiring Intermex to conduct its business according to its ordinary course of business consistent with past practice and refrain from taking certain specified actions without Western Union’s prior written consent. The Board of Directors and Strategic Alternatives Committee considered that such restrictions may potentially delay or prevent Intermex from pursuing business strategies or opportunities that may arise while the Merger is pending.

•
Risks That the Merger May Not Be Approved by Our Stockholders. The Board of Directors and Strategic Alternatives Committee considered the possibility that the Merger Proposal will not be approved by Intermex’s stockholders.

•
Risks That the Merger Might Be Delayed or Not Be Completed at All. The Board of Directors and Strategic Alternatives Committee considered the fact that there can be no assurance that all conditions to the parties’ obligations under the Merger Agreement will be satisfied on a timely basis or at all. Furthermore, the Board of Directors and Strategic Alternatives Committee considered the risks and costs to Intermex if the Merger is not consummated in the anticipated timeframe or at all, including the diversion of Intermex’s management and employees’ attention, potential employee attrition, the potential effect on vendors, partners, licensors and others that do business with Intermex and the potential effect on the trading price of the shares of Intermex’s common stock.
•
Transaction Costs. The Board of Directors and Strategic Alternatives Committee considered the fact that significant costs have been and will continue to be incurred in connection with negotiating and entering into the Merger Agreement and completing the Merger, and that substantial time and effort of Intermex’s management and certain other key employees will be required, potentially resulting in disruptions to the operation of Intermex’s business. If the Merger is not consummated, the resulting public announcement of the termination of the Merger Agreement could affect the trading price of Intermex’s common stock.

•
Potential Conflicts of Interest. The Board of Directors and Strategic Alternatives Committee considered the potential conflicts of interest created by the fact that Intermex’s executive officers and directors may have interests in the Merger that may be different from or in addition to those of other stockholders, as described in the sections of this proxy statement captioned “The Merger — Interests of Intermex’s Directors and Executive Officers in the Merger” and “Proposal 2: Advisory Vote on Named Executive Officer Merger-Related Compensation Arrangement.”

•
Regulatory Approval and Risks of Pending Actions. The Board of Directors and Strategic Alternatives Committee considered the fact that the completion of the Merger requires certain regulatory clearances, which could subject the Merger to unforeseen delays and risk, including:

○
the fact that the standards for obtaining the Money Transmitter Requirement Approval are not strictly quantitative standards and are instead subject to interpretation by the applicable regulatory bodies, which may not uniformly apply such standards;

○
the risk that necessary regulatory approvals may be delayed, conditioned or denied, including the fact that no termination fee would be payable by Western Union if regulatory approvals (other than those related to antitrust law) were not satisfied and Western Union was not then in breach of its obligations under the Merger Agreement;

○
the fact that the reverse termination fee of $27,300,000, which is payable to Intermex by Western Union if the Merger Agreement is terminated due to a Restraint relating to any antitrust law, may not be sufficient to compensate Intermex for potential losses Intermex may incur under such circumstances; and

○	the fact that Western Union’s obligations under the Merger Agreement to obtain regulatory approvals are limited in certain ways, as more further described under “The Merger — Regulatory Matters.”
•
Tax Treatment. The Board of Directors and Strategic Alternatives Committee considered the fact that the receipt of cash by our stockholders in exchange for our common stock as a result of the Merger generally will be taxable to our stockholders for U.S. federal income tax purposes (as further described in the section of this proxy statement captioned “The Merger — U.S. Federal Income Tax Considerations of the Merger”).

The Board of Directors and Strategic Alternatives Committee believed that, overall, the potential benefits of the Merger to Intermex’s stockholders substantially outweighed the risks and uncertainties of the Merger.
The foregoing discussion of factors considered by the Board of Directors and Strategic Alternatives Committee contains the material factors considered by the Board of Directors and Strategic Alternatives Committee, but is not in any way intended to be exhaustive. In light of the variety of factors considered in connection with its evaluation of the Merger, the Board of Directors and Strategic Alternatives Committee did not find it practicable to, and did not, quantify or otherwise assign relative weights to the specific factors considered in reaching its determinations and recommendations. Each member of the Board of Directors and Strategic Alternatives Committee applied such member’s own business judgment to the process and may have given different weight to different factors. Neither the

Board of Directors nor Strategic Alternatives Committee made any specific determination as to whether any factor or any particular aspect of a factor supported or did not support its ultimate determination. Rather, each of the Board of Directors and Strategic Alternatives Committee based its recommendation on the totality of the information presented.
Opinion of the Financial Advisor
The Strategic Alternatives Committee retained Lazard as its financial advisor in connection with the Merger. In connection with Lazard’s engagement, the Strategic Alternatives Committee requested that Lazard evaluate the fairness, from a financial point of view, to holders of our common stock (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. On August 9, 2025, at a joint meeting of the Board of Directors and Strategic Alternatives Committee, Lazard rendered to the Strategic Alternatives Committee and the Board of Directors its oral opinion, which opinion was subsequently confirmed by delivery of a written opinion, dated August 10, 2025, to the effect that, as of such date, and based upon and subject to the various assumptions made, procedures followed, matters considered and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, the Merger Consideration to be paid to holders of our common stock (other than Excluded Holders) in the Merger was fair, from a financial point of view, to such holders.
The full text of Lazard’s written opinion, dated August 10, 2025, which describes the various assumptions made, procedures followed, matters considered, and qualifications and limitations on the review undertaken by Lazard in connection with its opinion, is attached as Annex B to this proxy statement and is incorporated herein by reference in its entirety. The summary of the written opinion of Lazard, dated August 10, 2025, set forth in this proxy statement is qualified in its entirety by reference to the full text of Lazard’s written opinion attached as Annex B. You are encouraged to read Lazard’s opinion and the summary contained in this proxy statement carefully and in their entirety. Lazard’s engagement and its opinion were for the benefit of the Strategic Alternatives Committee and the Board of Directors (in their capacity as such) and Lazard’s opinion was rendered to the Strategic Alternatives Committee and the Board of Directors in connection with their evaluation of the Merger and addressed only the fairness, as of the date of the opinion, from a financial point of view, to holders of our common stock (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. Lazard’s opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.
In connection with its opinion, Lazard:
•	reviewed the financial terms and conditions of the Merger Agreement;
•	reviewed certain publicly available historical business and financial information relating to Intermex;
•	reviewed various financial forecasts and other data provided to Lazard by Intermex relating to the business of Intermex;
•	held discussions with members of the senior management of Intermex with respect to the business and prospects of Intermex;
•	reviewed public information with respect to certain other companies in lines of business Lazard believed to be generally relevant in evaluating the business of Intermex;
•	reviewed the financial terms of certain business combinations involving companies in lines of business Lazard believed to be generally relevant in evaluating the business of Intermex;
•	reviewed historical stock prices and trading volumes of our common stock; and
•	conducted such other financial studies, analyses and investigations as Lazard deemed appropriate.
Lazard assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. Lazard did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Intermex or concerning the solvency or fair value of Intermex, and Lazard was not furnished with any such valuation or appraisal. Management of Intermex advised Lazard that the Moderate Case Management Forecasts utilized in Lazard’s analyses reflected their best currently available estimates and judgments as to the future financial performance of Intermex. Accordingly, the Strategic Alternatives Committee instructed Lazard to use only such forecasts for purposes of Lazard’s analyses in connection with its opinion. With respect to the financial forecasts utilized in Lazard’s analyses, Lazard assumed, with the consent of the Strategic

Alternatives Committee, that they had been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Intermex. Lazard assumed no responsibility for and expressed no view as to any such forecasts or the assumptions on which they are based.
Further, Lazard’s opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to Lazard as of, the date of its opinion. Lazard further noted that volatility in the credit, commodities and financial markets may have an effect on Intermex or the Merger and Lazard did not express an opinion as to the effects of such volatility on Intermex or the Merger. Lazard assumed no responsibility for updating or revising its opinion based on circumstances or events occurring after the date thereof. Lazard did not express any opinion as to the price at which shares of our common stock may trade at any time subsequent to the announcement of the Merger. In connection with its engagement, Lazard was not authorized to, and did not, solicit indications of interest from third parties regarding a potential transaction with Intermex. In addition, Lazard’s opinion did not address the relative merits of the Merger as compared to any other transaction or business strategy in which Intermex might engage or the merits of the underlying decision by Intermex to engage in the Merger.
In rendering its opinion, Lazard assumed, with the consent of the Strategic Alternatives Committee, that the Merger would be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. Lazard also assumed, with the consent of the Strategic Alternatives Committee, that obtaining the necessary governmental, regulatory or third-party approvals and consents for the Merger would not have an adverse effect on Intermex or the Merger. Lazard did not express any opinion as to any tax or other consequences that might result from the Merger, nor does Lazard’s opinion address any legal, tax, regulatory or accounting matters, as to which Lazard understood that Intermex obtained such advice as it deemed necessary from qualified professionals. Lazard expressed no view or opinion as to any terms or other aspects (other than the Merger Consideration to the extent expressly specified in the opinion) of the Merger, including, without limitation, the form or structure of the Merger or any agreements or arrangements entered into in connection with, or contemplated by, the Merger. In addition, Lazard expressed no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Merger, or class of such persons, relative to the Merger Consideration or otherwise.
Summary of Lazard Financial Analyses
The following is a brief summary of the material financial analyses and reviews that Lazard deemed appropriate in connection with rendering its opinion. The summary of Lazard’s financial analyses and reviews provided below is not a complete description of the financial analyses and reviews underlying Lazard’s opinion. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of analysis and review and the application of those methods to particular circumstances, and, therefore, is not readily susceptible to summary description. Selecting portions of the financial analyses described below, without considering the financial analyses described below as a whole, could create an incomplete view of the financial analyses and reviews underlying Lazard’s opinion.
In arriving at its opinion, Lazard considered the results of its financial analyses and did not attribute any particular weight to any factor or financial analysis considered by it; rather, Lazard made its determination as to fairness on the basis of its experience and professional judgment after considering the results of all of its financial analyses. For purposes of its financial analyses and reviews, Lazard considered industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Intermex. No company, business or transaction used in Lazard’s financial analyses and reviewed as a comparison is identical to Intermex or the Merger and related transactions contemplated by the Merger Agreement, and an evaluation of the results of those financial analyses and reviews is not entirely mathematical.
Rather, the financial analyses and reviews involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the Merger, public trading or other values of the companies, businesses or transactions used in Lazard’s financial analyses and reviews. The estimates contained in Lazard’s financial analyses and reviews and the ranges of values resulting from any particular financial analysis or review are not necessarily indicative of actual values or predictive of future results or values, which may be significantly more or less favorable than those suggested by Lazard’s financial analyses and reviews. In addition, financial analyses and reviews relating to the value of companies, businesses or securities do not purport to be appraisals or to reflect the prices at which companies, businesses or securities actually may be sold. Accordingly, the estimates used in, and the results derived from, Lazard’s financial analyses and reviews are inherently subject to substantial uncertainty.

The summary of the financial analyses and reviews provided below includes information presented in tabular format. In order to fully understand Lazard’s financial analyses and reviews, the tables must be read together with the full text of each summary. The tables alone do not constitute a complete description of Lazard’s financial analyses and reviews. Considering the data in the tables below without considering the full narrative description of the financial analyses and reviews, including the methodologies and assumptions underlying the financial analyses and reviews, could create a misleading or incomplete view of Lazard’s financial analyses and reviews.
Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before August 8, 2025, the last trading day before the date of Lazard’s opinion, and is not necessarily indicative of current market conditions.
Discounted Cash Flow Analysis
Using the Moderate Case Management Forecasts, Lazard performed a discounted cash flow analysis of Intermex.
A discounted cash flow analysis is a valuation methodology used to derive a valuation of a company by calculating the present value of the company’s estimated future cash flows. A company’s “estimated future cash flows” are its projected unlevered free cash flows, and “present value” refers to the value today or as of an assumed date of the future cash flows or amounts and is obtained by discounting the estimated future cash flows or amounts by a discount rate that takes into account macroeconomic assumptions and estimates of risk, the opportunity cost of capital, capital structure, income taxes, expected returns and other appropriate factors.
For purposes of this analysis, Lazard calculated a range of implied enterprise values for Intermex by discounting to present value, utilizing discount rates ranging from 11.00% to 14.00%, chosen by Lazard based upon its analysis of the weighted average cost of capital of Intermex (determined using the capital asset pricing model and based on considerations that Lazard deemed relevant in its professional judgment and experience, taking into account certain financial metrics, including capital structure, betas for a comparable group of companies and market risk) and using the mid-year convention, (i) the estimated after-tax unlevered free cash flows to be generated by Intermex from June 30, 2025 through the end of fiscal year 2029 as reflected in the Moderate Case Management Forecasts and (ii) a range of terminal values for Intermex.
The terminal values were derived by applying a perpetuity growth rate range of 0.5% to 1.5% to the estimated unlevered free cash flow in fiscal year 2029 per the Moderate Case Management Forecasts. The perpetuity growth rates were estimated by Lazard based on its professional judgment and experience taking into account the Moderate Case Management Forecasts.
Lazard then subtracted Intermex’s net debt as of June 30, 2025, based on information provided by Intermex’s management, from the range of implied enterprise values to derive a range of total equity values for Intermex. At the direction of management, given cash and debt are primarily used to finance the operating settlement activity of Intermex and as Intermex manages towards no excess cash, the analysis assumed Intermex had $0 net debt. Lazard then calculated a range of implied equity values per share of our common stock by dividing such total equity values of Intermex by 30.950 million fully diluted shares of our common stock provided by Intermex management (determined using the treasury stock method), as calculated based on information provided by Intermex’s management with respect to dilutive securities outstanding as of August 4, 2025. The results of this analysis implied an equity value per share range of our common stock of $13.40 to $18.60 (rounded to the nearest $0.10 per share).
Selected Publicly Traded Companies Analysis
Using public filings and data sources, Lazard reviewed and analyzed certain financial information, valuation multiples and market trading data related to selected publicly traded retail remittance companies (referred to in this section as the “selected companies”), the operations of which Lazard believed, based on its professional judgment and experience, to be generally relevant for purposes of this analysis. Lazard compared such information for the selected companies to the corresponding information for Intermex.

The selected companies for this analysis were as follows:
•	Euronet Worldwide, Inc.
•	The Western Union Company
•	EVERTEC, Inc.
•	OFX Group Limited
None of the selected companies are directly comparable to Intermex and certain of these companies may have characteristics that are materially different from those of Intermex. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the Merger and that qualitative judgments concerning differences between the business, financial and operating characteristics and prospects of Intermex and the selected companies that could affect the public trading values of each company are also relevant.
For each of the selected companies, Lazard reviewed and compared, among other things, the enterprise value of the selected company (defined as equity market capitalization plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents) as of August 8, 2025, as a multiple of such selected company’s estimated Adjusted EBITDA (defined as estimated earnings before interest, taxes, depreciation and amortization, adjusted, as applicable, for non-recurring items and any other adjustments, as appropriate), based on FactSet Research Systems and the companies’ public filings, for each of fiscal year 2025 and fiscal year 2026. The results of this analysis are summarized in the following table:

Benchmark	High	Low	Median
EV/ 2025E Adjusted EBITDA	9.0x	3.6x	5.1x
EV/ 2026E Adjusted EBITDA	8.6x	3.9x	4.9x

Based on its experience and professional judgment, after taking into account, among other things, such observed multiples, Lazard selected and applied a range of multiples of (i) enterprise value / 2025E Adjusted EBITDA of 4.0x – 5.5x to Intermex’s estimated Adjusted EBITDA for 2025, based on the Moderate Case Management Forecasts and (ii) enterprise value / 2026E Adjusted EBITDA of 3.5x – 5.0x to Intermex’s estimated Adjusted EBITDA for 2026, based on the Moderate Case Management Forecasts. Based on this range of implied enterprise values and Intermex’s net debt of $0 as of June 30, 2025, based on information provided by Intermex’s management, and the number of fully diluted outstanding shares of our common stock (determined using the treasury stock method), based on information provided by Intermex’s management with respect to dilutive securities outstanding as of August 4, 2025, this analysis indicated an implied equity value reference range per share of our common stock of (i) $12.10 to $16.70, when applying the EV / 2025E Adjusted EBITDA and (ii) $10.40 to $14.90, when applying the EV / 2026E Adjusted EBITDA (in each case, rounded to the nearest $0.10).
Selected Precedent Transactions Analysis
Using public filings and other publicly available information, Lazard reviewed and analyzed selected precedent transactions that Lazard viewed as generally relevant in evaluating the Merger. In performing these analyses, Lazard analyzed certain financial information and transaction multiples relating to companies in the selected transactions and compared such information to the corresponding information for the Merger.
Specifically, Lazard reviewed nine acquisition transactions in the retail remittance industry announced since July 2016, that Lazard believed, based on its experience and its professional judgment, to be generally relevant for the purpose of this analysis. These transactions are listed below.

Announcement Date	Acquiror	Target
December 2024	Railsr, TowerBrook Capital Partners L.P. and J.C. Flowers & Co.	Equals Group Limited
June 2024	Corpay, Inc.	GPS Capital Markets, LLC
February 2022	Madison Dearborn Partners	MoneyGram International, Inc.
January 2021	NCR Corporation	Cardtronics plc

Announcement Date	Acquiror	Target
February 2020	Worldline S.A.	Ingenico Group
April 2018	Francisco Partners Management, L.P.	Verifone Systems, Inc.
May 2017	Corpay, Inc.	Cambridge Global Payments Inc.
October 2016	Cardtronics plc	DirectCash Payments Inc.
July 2016	Apollo Global Management, LLC	Outerwall Inc.

None of the target companies in the selected transactions is directly comparable to Intermex and none of the selected transactions is directly comparable to the Merger, and certain of these selected transactions and target companies may have characteristics that are materially different from those of the Merger and Intermex, respectively. Based on its professional judgment and experience, Lazard believes that purely quantitative analyses are not, in isolation, determinative in the context of the transaction and that qualitative judgments concerning differences between the terms of the Merger and the business, financial and operating characteristics and prospects of Intermex and the selected transactions and target companies that could affect the transaction multiples and transaction values of each selected transaction and target company are also relevant.
For each of the selected transactions, Lazard calculated the transaction value (defined as the target company’s implied equity value based on the consideration paid in the applicable transaction plus total debt, plus preferred equity and noncontrolling interest, less cash and cash equivalents), based on information in public filings, press releases and investor relations documents, as a multiple of the next Calendar Year Adjusted EBITDA for the target company at the time of the announcement of the applicable transaction, which Lazard refers to as “CY1 Adjusted EBITDA”. The financial data for the selected transactions and target companies were based on public filings and other publicly available information. The results of this analysis are summarized in the following table:

Benchmark	Low	High
EV / CY1 Adjusted EBITDA	4.6x	16.1x

Based on its professional judgment after taking into account, among other things, such observed multiples for each of the selected transactions, Lazard selected an enterprise value / CY1 Adjusted EBITDA multiple reference range of 4.5x – 8.0x and applied this multiple reference range to Intermex’s estimated Adjusted EBITDA for fiscal year 2025 and subtracted from it Intermex’s net debt of $0 as of June 30, 2025, based on information provided by Intermex’s management, and divided by the number of fully diluted outstanding shares of our common stock (determined using the treasury stock method), based on information provided by Intermex’s management with respect to dilutive securities outstanding as of August 4, 2025. The results of this analysis implied an equity value per share range of our common stock of $13.70 to $24.30 (rounded to the nearest $0.10).
Other Analyses
The analyses and data described below were presented to the Strategic Alternatives Committee and the Board of Directors for informational purposes only and did not provide the basis for, and were not otherwise material to, the rendering of Lazard’s opinion.
52-Week Trading Range Analysis
Lazard reviewed the range of trading prices for our common stock for the 52-week period ended August 8, 2025 and the period since Intermex’s announcement of the suspension of the review of strategic alternatives on February 26, 2025. Lazard observed that, during these periods, the closing prices of our common stock ranged from $8.71 to $21.87 per share and $8.71 to $15.93 per share, respectively.
Miscellaneous
In connection with Lazard’s services as financial advisor to the Strategic Alternatives Committee in connection with the Merger, the Strategic Alternatives Committee agreed to pay Lazard a fee for such services of $8 million, of which (i) $250,000 is payable each month as a monthly retainer, (ii) $1 million became payable upon the delivery of a valuation report in May 2025, (iii) $3 million became payable upon the rendering of Lazard’s opinion and (iv) the remainder is contingent upon the completion of the Merger. In addition, Intermex has agreed to reimburse certain of

Lazard’s expenses arising, and to indemnify Lazard against certain liabilities that may arise, out of Lazard’s engagement. In the two-year period prior to the date of Lazard’s opinion, other than this engagement, Lazard has not been engaged to provide financial advisory services to Intermex. In addition, during the two-year period prior to the date of Lazard’s opinion, Lazard has not been engaged to provide financial advisory services to Western Union.
Lazard, as part of its investment banking business, is continually engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, negotiated underwritings, secondary distributions of listed and unlisted securities, private placements, leveraged buyouts, and valuations for corporate and other purposes. In addition, in the ordinary course, Lazard and its affiliates and employees may trade securities of Intermex, Western Union and certain of their respective affiliates for their own accounts and for the accounts of their customers, may at any time hold a long or short position in such securities, and may also trade and hold securities on behalf of Intermex, Western Union and certain of their respective affiliates. The issuance of Lazard’s opinion was approved by the Opinion Committee of Lazard.
Intermex and Western Union determined the Merger Consideration in the Merger through arm’s-length negotiations, and the Board of Directors and Strategic Alternatives Committee approved such Merger Consideration. Lazard conducted the analyses and reviews summarized above for the purpose of providing an opinion to the Strategic Alternatives Committee and the Board of Directors as to the fairness, from a financial point of view, to holders of our common stock (other than Excluded Holders) of the Merger Consideration to be paid to such holders in the Merger. Lazard did not recommend any specific consideration to the Strategic Alternatives Committee or the Board of Directors or any other person or indicate that any given consideration constituted the only appropriate consideration for the Merger.
Lazard’s opinion was one of many factors considered by the Strategic Alternatives Committee and the Board of Directors, as discussed further in the section of this proxy statement captioned “The Merger — Recommendation of the Board of Directors and Reasons for the Merger.” Consequently, the summary of the analyses and reviews provided above should not be viewed as determinative of the opinion of the Board of Directors with respect to the Merger Consideration or of whether the Board of Directors would have been willing to recommend a different transaction or determine that a different consideration was fair.
Lazard is an internationally recognized investment banking firm providing a full range of financial advisory and other services. Lazard was selected to act as financial advisor to the Strategic Alternatives Committee after considering Lazard’s qualifications, independence, expertise, international reputation, knowledge of the retail remittance industry and experience acting as financial advisor in connection with similar partnership and strategic transactions.
Certain Financial Projections
Other than annual and quarterly guidance, which Intermex presents as a range, Intermex does not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to, among other things, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates, particularly with regard to projections for extended future periods. Intermex has, however, included in this proxy statement certain financial forecasts of Intermex that, to the extent described herein, were furnished to the Strategic Alternatives Committee, the Board of Directors, and their respective financial advisors, as well as to certain potential merger partners, in connection with the evaluation of, and discussions concerning, the proposed Merger.
In connection with the publicly announced strategic alternatives process conducted by Intermex beginning in the fourth quarter of 2024, the evaluation of a proposed transaction with Party B and the proposed Transactions with Western Union and the other strategic alternatives considered by the Board of Directors, Intermex’s senior management prepared certain non-public, unaudited financial projections for fiscal years 2025 through 2029 (which we collectively refer to as the “Projections”). In the period from November 2024 through May 2025, the Projections were revised and refined in light of a highly volatile and rapidly evolving market and industry environment and Intermex’s performance. In particular, the Initial Projections prepared by senior management during the fourth quarter of 2024 reflected operating trends and estimates based largely on conditions observed following the third quarter of 2024. The Initial Projections were provided to potential transactional counterparties, including Western Union, as part of the publicly announced strategic alternatives process that ran through February 25, 2025. For more details on Intermex’s interactions with potential counterparties, please see the section of this proxy statement captioned “The Merger — Background of the Merger.” After the completion of that process, during March 2025 and early April 2025, Intermex management considered first quarter 2025 results and operating trends and updated the Initial Projections primarily to reflect the most recently observed business trends and market behavior (which we refer to as the “Updated Initial Projections”). The Updated Initial Projections were provided to Party B and Western Union on April 15, 2025 and April 29, 2025, respectively. For more details on Intermex’s interactions with potential counterparties, please see the section of this proxy statement captioned “The Merger — Background of the Merger.” Subsequently, senior management observed rapid changes in market conditions and operational results during the balance of the first quarter of 2025, which changes continued to be observed in the early portion of the second quarter of 2025, including a decline in the number of retail transactions, as well as changes to growth rates within the digital business and anticipated returns within those business lines. After discussion of the Updated Initial Projections and the foregoing changing conditions and factors with senior management, the Strategic Alternatives Committee requested that management prepare further revised Projections to reflect the rapidly evolving current environment and resulting lower outlook for market growth, which projections are referred to in the section of this proxy statement captioned “Opinion of the Financial Advisor” as the Moderate Case Management Forecasts.
The Projections were prepared based on Intermex’s continued operation as a stand-alone, public company and do not take into account the Merger, including the effect of any business or strategic decision or action that has been or will be taken as a result of the execution of the Merger Agreement. The Projections were presented to each of the Strategic Alternatives Committee and the Board of Directors in connection with its consideration of the Merger. At the instruction of the Strategic Alternatives Committee, the Moderate Case Management Forecasts, representing management’s then best currently available estimates and judgments as to the future financial performance of Intermex, were relied upon by Lazard in connection with rendering its opinion to the Strategic Alternatives Committee and the Board of Directors and performing the related financial analyses as described in the section of this proxy statement captioned “The Merger — Opinion of the Financial Advisor” and were the only financial projections with respect to Intermex used by Lazard in rendering its opinion and performing such related financial analyses.
Intermex is summarizing the Projections in this proxy statement to provide our stockholders with access to certain non-public, unaudited, risk-adjusted prospective financial information that was prepared for the Strategic Alternatives Committee and the Board of Directors for the purposes described above.
Cautionary Note About the Projections
The Projections, while necessarily presented with numerical specificity, were based on numerous variables and financial, operating and commercial assumptions, developed solely using the information available to Intermex’s management at the time, that were inherently uncertain and many of which were beyond Intermex’s control. The Projections are forward-looking statements that are based on assumptions that are inherently subject to significant uncertainty and contingencies. Important factors that may affect actual results and cause the Projections not to be achieved include: changes in immigration laws and their enforcement, including any adverse effects on the level of immigrant employment, earning potential, willingness or ability to engage in money sending activities and other commercial activities; the impact on our results of operations of significant expenses necessary to expand, improve and develop our digital services and infrastructure and to acquire additional customers for our digital services, as well as our success in profitably increasing our revenues from such digital products and services; new technology or competitors that disrupt the current money transfer and payment ecosystem, including the introduction of new digital platforms; changes in tax laws in the United States and other countries in which we operate, including the imposition of taxes on certain types of remittances beginning in 2026; loss of, or reduction in business with, key sending agents; our ability to effectively compete in the markets in which we operate; economic factors such as inflation, the level of economic activity, the effects of trade policies, recession risks and labor market conditions, as well as volatility in market interest rates; international political factors, including ongoing hostilities in Ukraine and the Middle East, political instability, tariffs, including the effects of tariffs on domestic markets and industrial activity and employment, border taxes or restrictions on remittances or transfers from the outbound countries in which we operate or plan to operate; volatility in foreign exchange rates that could affect the volume of consumer remittance activity and/or affect our foreign exchange related gains and losses; consumer confidence in our brands and in consumer money transfers generally; and other risk factors described in Intermex’s other filings with the SEC, as listed in the section of this proxy statement captioned “Where You Can Find More Information”. The Projections also reflect assumptions as to certain business decisions that are subject to change. In addition, the Projections do not take into account any circumstances or events occurring after the date that they were prepared, and do not give effect to the Merger (including the announcement thereof). There can be no assurance that the Projections will be realized, and actual results may be materially better or worse than those contained in the Projections. The Projections cover multiple years, and such information by its nature becomes less reliable with each successive year.

In light of the foregoing factors and the uncertainties inherent in the Projections, our stockholders are cautioned not to place undue, if any, reliance on the Projections. The Projections were not prepared with a view toward public disclosure. The inclusion of the Projections in this proxy statement should not be regarded as an indication that Intermex or any of its affiliates, advisors or representatives considered or consider the Projections to be predictive of actual future events, and the Projections should not be relied upon as such or construed as financial guidance. Further, the inclusion of the Projections in this proxy statement does not constitute an admission or representation by Intermex nor any of its affiliates, advisors or representatives that the information presented is material. Neither Intermex nor any of its affiliates, advisors or representatives assumes any responsibility for the accuracy of this information. Intermex does not intend to make publicly available any update or other revision to the Projections, except as otherwise required by law.
INTERMEX DOES NOT INTEND TO UPDATE OR OTHERWISE REVISE THE PROJECTIONS TO REFLECT CIRCUMSTANCES EXISTING AFTER THE DATE WHEN MADE OR TO REFLECT THE OCCURRENCE OF FUTURE EVENTS, EVEN IN THE EVENT THAT ANY OR ALL OF THE ASSUMPTIONS UNDERLYING THE PROJECTIONS ARE NO LONGER APPROPRIATE.
Neither Intermex nor any of its affiliates, advisors, officers, directors or representatives has made or makes any representation or warranty to any of our stockholders or other person regarding the ultimate performance of Intermex compared to the information contained in the Projections or that the Projections will be achieved. Intermex makes and has made no representation to Western Union or Merger Sub, in the Merger Agreement or otherwise, concerning the Projections. The Projections are subjective in many respects and are thus subject to interpretation. Please also refer to the section of this proxy statement captioned “Forward-Looking Statements.”
The Projections were not prepared with a view toward compliance with published guidelines of the SEC, the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial forecasts or U.S. generally accepted accounting principles (“GAAP”). Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Intermex may not be comparable to similarly titled amounts used by other companies. The financial measures included in the Projections are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by the Strategic Alternatives Committee, the Board of Directors or Lazard. In addition, the Projections were not prepared with the assistance of, or reviewed, compiled or examined by, independent accountants. The Projections are not being included in this proxy statement to influence any stockholder’s decision on how to vote with respect to the Merger Proposal, but instead are being included because the Projections were provided to the Strategic Alternatives Committee and the Board of Directors to evaluate the transactions contemplated by the Merger Agreement and the other strategic alternatives considered by the Strategic Alternatives Committee and the Board of Directors, and to Lazard in connection with the rendering of its opinion to the Strategic Alternatives Committee and the Board of Directors and in performing its analyses as described in the section of this proxy statement captioned “The Merger — Opinion of the Financial Advisor”. The Projections may differ from publicly available analyst estimates.
The Projections were based on assumptions about Intermex’s continued operation as a stand-alone, publicly traded company as of the time such Projections were prepared. The Projections were based on certain internal assumptions about LAC market growth rates for retail and digital remittances, assumptions around the separation of Intermex retail growth rate from that of the retail market growth rate, assumptions around growth in personnel costs and other selling, general and administrative expenses, estimated costs of acquiring digital customers and ability to grow digital revenue, the underlying business cost structure, competition and other relevant factors related to Intermex’s long-range operating plan. The foregoing is a summary of certain key assumptions and does not purport to be a comprehensive or exhaustive overview of all metrics and assumptions included or reflected in the Projections.

The following tables present a summary of the Projections:
Initial Projections (For reference only)

	Year Ending December 31,
(in millions of dollars)	2024E	2025E	2026E	2027E	2028E	2029E
Revenue	$ 658	$ 667	$ 723	$ 813	$ 932	$ 1,074
Net Income	$56	$56	$72	$87	$111	$141
Adjusted EBITDA(1)	$118	$116	$ 131	$ 156	$ 190	$232

(1)
Adjusted EBITDA is defined as net income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as share-based compensation expense and other items, as these charges and expenses are not considered a part of our core business operations and may not be indicative of ongoing, future company performance.

Updated Initial Projections (For reference only)

	Year Ending December 31,
(in millions of dollars)	2024A	2025E	2026E	2027E	2028E	2029E
Revenue	$ 659	$ 645	$ 678	$ 735	$ 827	$ 940
Net Income	$59	$47	$47	$52	$69	$95
Adjusted EBITDA(1)	$ 121	$ 105	$ 107	$116	$ 142	$ 181

(1)
Adjusted EBITDA is defined as net income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as share-based compensation expense and other items, as these charges and expenses are not considered a part of our core business operations and may not be indicative of ongoing, future company performance.

Moderate Case Management Forecast (For reference only)

	Year Ending December 31,
(in millions of dollars)	2024A	2025E	2026E	2027E	2028E	2029E
Revenue	$ 659	$ 641	$ 628	$ 638	$ 678	$ 725
Net Income	$59	$45	$45	$38	$43	$53
Adjusted EBITDA(1)	$ 121	$ 103	$ 102	$94	$ 102	$117

(1)
Adjusted EBITDA is defined as net income before depreciation and amortization, interest expense, income taxes, and also adjusted to add back certain charges and expenses, such as share-based compensation expense and other items, as these charges and expenses are not considered a part of our core business operations and may not be indicative of ongoing, future company performance. Note: for purposes of its fairness opinion, based on the Moderate Case Management Forecasts, Lazard reduced Adjusted EBITDA by including share-based compensation expense for 2024 of $7 million (actual) and, for each of 2025 through 2029, $10 million (estimated).

For purposes of its fairness opinion, Lazard calculated unlevered free cash flow for each of 2025 through 2029 based upon the Moderate Case Management Forecast, as set forth in the following table:

(in millions of dollars)	2025E	2026E	2027E	2028E	2029E
Unlevered Free Cash Flow	$ 50	$ 52	$ 46	$ 49	$ 59

Interests of Intermex’s Directors and Executive Officers in the Merger
When considering the recommendation of the Board of Directors that you vote to approve the Merger Proposal, you should be aware that our directors and executive officers may have interests in the Merger that are different from, or in addition to, the interests of our stockholders generally, as more fully described below. The Board of Directors was aware of, and considered, these interests to the extent that they existed at the time, among other matters, in evaluating, negotiating and approving the Merger Agreement and the Merger and recommending that the Merger Agreement be adopted by Intermex’s stockholders.

Intermex’s current executive officers are as follows:

Name	Position
Robert Lisy	Chief Executive Officer, President and Chairman of the Board of Directors
Andras Bende	Chief Financial Officer
Joseph Aguilar	President and General Manager - Latin America
Christopher Hunt	Chief Operating Officer and Corporate Secretary

Pursuant to SEC rules, this disclosure also covers any former directors or executive officers of Intermex who served in such role at any time since January 1, 2024, and therefore includes Robert Pargac, even though his employment with Intermex terminated effective July 25, 2025, and he is not entitled to receive any payments in connection with, or following, the Merger, other than the Merger Consideration payable in respect of shares of our common stock owned by him.
Consideration Payable for Outstanding Shares
Intermex’s directors and executive officers who own shares of our common stock will receive in the Merger the same Merger Consideration, on the same terms and conditions, as the other stockholders of Intermex, as described in the section of this proxy statement captioned “The Merger — Merger Consideration.”
The following table sets forth, for each individual who has been one of Intermex’s directors or executive officers at any time since the beginning of the last fiscal year, (i) the number of issued and outstanding shares of our common stock beneficially owned as of October 15, 2025 and (ii) the aggregate Merger Consideration payable for these shares of common stock based on the Merger Consideration of $16.00 per share.
For purposes of the table below, the number of shares of our common stock excludes (i) shares of our common stock underlying outstanding Company Options (whether vested or unvested), (ii) shares of our common stock underlying outstanding Company Restricted Shares and Company RSUs and (iii) shares of our common stock underlying outstanding Company PSUs.

Name	Shares Beneficially Owned (#)	Cash Consideration for Shares Beneficially Owned ($)
Executive Officers
Robert Lisy	787,611	12,601,776
Andras Bende	68,189	1,091,024
Joseph Aguilar	71,959	1,151,344
Christopher Hunt	27,537	440,592
Robert Pargac	18,445	295,120
Non-Employee Directors
Debra Bradford	24,408	390,528
Bernardo Fernández	23,606	377,696
Adam Godfrey	92,164	1,474,624
Karen Higgins-Carter	11,064	177,024
Laura Maydón	33,093	529,488
Michael Purcell	68,624	1,097,984
John Rincon	300,588	4,809,408

Treatment of Equity-Based Awards
Company Options
The Merger Agreement provides that at the Effective Time, each Company Option that is outstanding and unexercised as of immediately prior to the Effective Time, whether vested or unvested, will be canceled and converted into the right to receive an amount in cash (without interest), rounded down to the nearest cent, equal to the product of (i) the aggregate number of shares of our common stock subject to such Company Option as of immediately prior to the Effective Time, and (ii) the excess of (A) the Merger Consideration over (B) the per share exercise price of such Company Option. For clarity, each Company Option which is outstanding as of the Effective Time with an exercise price equal to or in excess of the Merger Consideration shall be cancelled without any payment at the Effective Time.
The following table sets forth, for each individual who has been one of Intermex’s directors or executive officers at any time since the beginning of the last fiscal year (i) the number of vested and unvested Company Options that were held as of October 15, 2025 and (ii) the aggregate Merger Consideration payable for these Company Options based on the Merger Consideration of $16.00 per share, reduced by the exercise price associated with such Company Option. Depending on when the Effective Time occurs, certain of these Company Options may be exercised or cancelled prior to the Effective Time in accordance with their terms and independent of the occurrence of the Merger. All share numbers and dollar values have been rounded to the nearest whole number.

Name	Company Options (vested) (#)	Cash Consideration for Vested Company Options ($)	Company Options (unvested) (#)	Cash Consideration for unvested Company Outstanding Options ($)
Executive Officers
Robert Lisy	0	0	0	0
Andras Bende	0	0	0	0
Joseph Aguilar	31,250	110,938(1)	0	0
Christopher Hunt	0	0	0	0
Robert Pargac	0	0	0	0
Non-Employee Directors
Debra Bradford	0	0	0	0
Bernardo Fernández	0	0	0	0
Adam Godfrey	0	0	0	0
Karen Higgins-Carter	0	0	0	0
Laura Maydón	0	0	0	0
Michael Purcell	0	0	0	0
John Rincon	0	0	0	0

(1)	The option exercise price is $12.45.
Company Restricted Shares and Company RSUs
At the Effective Time, each then-outstanding Company Restricted Share and each then-outstanding Company RSU will be canceled and converted into the right to receive an amount in cash (without interest), rounded to the nearest cent, equal to the product of (i) the aggregate number of Company Restricted Shares or the aggregate number of shares of our common stock underlying such Company RSU, as applicable, as of immediately prior to the Effective Time and (ii) the Merger Consideration.
The following table sets forth, for each individual who has been one of Intermex’s directors or executive officers at any time since the beginning of the last fiscal year, (i) the aggregate number of Company Restricted Shares and the aggregate number of shares of our common stock underlying Company RSUs, in each case, that were held as of October 15, 2025 and (ii) the Merger Consideration payable for these Company Restricted Shares and Company RSUs based on the Merger Consideration of $16.00 per share. The numbers in the following do not take into account the effect of any grants of Company Restricted Shares or Company RSUs after October 15, 2025 or the vesting of any Company Restricted Shares or Company RSUs after October 15, 2025. Depending on when the Effective Time occurs, certain of these Company RSUs may vest and/or be cancelled, in each case, prior to the Effective Time in accordance with their terms and independent of the occurrence of the Merger. All share numbers and dollar values have been rounded to the nearest whole number.

Name	Company Restricted Shares (#)	Company RSUs (#)	Cash Consideration for Company RSUs and Company Restricted Shares ($)
Executive Officers
Robert Lisy	257,169	0	4,114,704
Andras Bende	0	52,765	844,240
Joseph Aguilar	0	38,840	621,440
Christopher Hunt	0	43,742	699,872
Robert Pargac	0	0	0
Non-Employee Directors(1)
Debra Bradford	179	14,867	240,736
Bernardo Fernández	0	14,867	237,872
Adam Godfrey	0	14,867	237,872
Karen Higgins-Carter	0	14,867	237,872
Laura Maydón	144	14,867	240,176
Michael Purcell	1,122	14,867	255,824
John Rincon	0	14,867	237,872

(1)
The Company RSUs outstanding for directors are scheduled to vest on the earlier of June 20, 2026 and the day immediately prior to the date of Intermex’s next annual stockholder’s meeting , subject to their continued service through such date. The Company Restricted Shares outstanding for directors on October 15, 2025 are scheduled to vest on December 31, 2025, subject to their continued service through such date.

Company PSUs
At the Effective Time, each Effective Time Company PSU will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Effective Time Company PSU assuming achievement of the target level of performance, and (ii) the Merger Consideration. Each Former Company PSU will be deemed outstanding as of immediately prior to, and deemed canceled effective as of, the Effective Time and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (x) the aggregate number of shares of our common stock underlying such Former Company PSU assuming achievement of the target level of performance, and (y) the Merger Consideration; provided that the number of shares of our common stock applicable to a Former Company PSU will be reduced by the number of shares of our common stock issued in respect to such Former Company PSU in accordance with its terms. Notwithstanding the foregoing, holders of Former Company PSUs who are granted Company PSUs in 2026 will not receive any Merger Consideration in respect of their Former Company PSUs.
The following table sets forth, for each individual who has been one of Intermex’s directors or executive officers at any time since the beginning of the last fiscal year, (i) the number of shares of our common stock underlying outstanding Company PSUs that were held as of October 15, 2025, assuming achievement of the target level of performance, and (ii) the Merger Consideration payable for these Company PSUs based on the Merger Consideration of $16.00 per share, which amounts include Company PSUs that may become Former Company PSUs. Depending on when the Effective Time occurs, certain of these Company PSUs may vest and/or be cancelled, in each case, prior to the Effective Time in accordance with their terms and independent of the occurrence of the Merger. All share numbers and dollar values have been rounded to the nearest whole number.

Name	Company PSU Awards (#)	Cash Consideration for Company PSU Awards ($)
Executive Officers
Robert Lisy	370,532	5,928,512
Andras Bende	76,076	1,217,216
Joseph Aguilar	54,932	878,912
Christopher Hunt	64,564	1,033,024
Robert Pargac	0	0

Name	Company PSU Awards (#)	Cash Consideration for Company PSU Awards ($)
Non-Employee Directors(1)
Debra Bradford	0	0
Bernardo Fernández	0	0
Adam Godfrey	0	0
Karen Higgins-Carter	0	0
Laura Maydón	0	0
Michael Purcell	0	0
John Rincon	0	0

(1)	None of our non-employee directors are awarded Company PSUs.
Potential Severance Payments and Benefits
Our executive officers, other than Robert Pargac, are eligible to receive severance benefits under their employment agreements with Intermex (each of which we refer to as an “Employment Agreement”).
Under Mr. Lisy’s Employment Agreement (as further described in our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2025, as amended on May 12, 2025 (the “2025 Proxy Statement”)) if (i) Mr. Lisy’s employment is terminated other than for “cause,” “disability” or death, (ii) Mr. Lisy resigns for “good reason” (as each term is defined in his Employment Agreement) or (iii) Mr. Lisy’s employment is terminated pursuant to Intermex providing notice of non-renewal of the term of his Employment Agreement, Mr. Lisy is entitled to an amount equal to two times the sum of Mr. Lisy’s base salary and Mr. Lisy’s target annual bonus payable in equal installments over the two year period following termination and any other “accrued rights” (as defined in Mr. Lisy’s Employment Agreement). Mr. Lisy’s severance entitlements under his Employment Agreement are not increased or enhanced as a result of the Merger. In the event Mr. Lisy’s employment is terminated for cause, due to Mr. Lisy’s resignation without good reason, or due to Mr. Lisy’s disability or death, Mr. Lisy would be entitled to receive any base salary through the date of termination that remains unpaid as of the date of termination, any accrued and unpaid bonus for any previously completed year that Mr. Lisy is entitled to receive as of the date of termination, and any other accrued rights. In addition, under his Employment Agreement if Mr. Lisy retires (resignation after providing six months’ notice), then certain outstanding equity incentive awards contemplated under Mr. Lisy’s Employment Agreement and granted under the long-term incentive program will continue to vest in accordance with their original vesting schedule, subject to attainment of any applicable performance goals. Mr. Lisy’s Employment Agreement includes a modified cutback provision, providing that if amounts payable to an individual exceed the amount permitted under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”) in a manner that would result in excess parachute payments, the payments will be reduced (but not below zero) if and to the extent that the reduction would result in the individual retaining a larger amount on an after-tax basis (taking into account federal, state and local income taxes) so that no portion of the payments will be subject to an excise tax under Section 4999 of the Code than if the individual received all of the payments, and such payments were subject to the excise tax.
In the event that any of Messrs. Bende, Aguilar or Hunt is terminated other than for “cause,” “disability” or death, or if the executive officer resigns for “good reason” (as such terms are defined in the individual’s Employment Agreement), under their respective Employment Agreements (each further described in the 2025 Proxy Statement), each is entitled to base salary continuation for nine months, a payment equal to a pro-rata portion of his target bonus for the year in which termination occurs (less any bonus amounts already paid for such year) and any other “accrued rights” (as defined in the individual’s Employment Agreement). The severance entitlements of Messrs. Bende, Aguilar and Hunt under their respective Employment Agreements are not increased or enhanced as a result of the Merger. In the event any of Messrs, Bende, Aguilar or Hunt’s employment is terminated for cause due to such executive officer’s resignation without good reason, or due to disability or death, such executive officer would be entitled to any base salary through the date of termination that remains unpaid as of the date of termination, any accrued and unpaid bonus for any previously completed bonus period that such executive officer is entitled to receive as of the date of termination, and any other accrued rights.

The severance benefits described above are subject to the execution and effectiveness of a waiver and release of claims in favor of Intermex. Each executive officer described above is subject to the following restrictive covenants: (i) non-solicitation of customers and employees of Intermex and its subsidiaries and affiliates during employment and for two years (for Messrs. Lisy, Hunt, and Bende) or three years (for Mr. Aguilar) thereafter; (ii) non-competition during employment and for two years (for Mr. Lisy) or nine months (for the other executive officers) thereafter; (iii) non-disclosure of confidential information for an unspecified duration and (iv) perpetual non-disparagement.
As a condition to the opportunity to receive a Retention Payment (as described below), each of the executive officers consented to the termination of his Employment Agreement with Intermex or any of its subsidiaries, other than with respect to certain restrictive covenants thereunder, effective as of immediately prior to the Effective Time, and further agreed that (i) from the date of the Merger Agreement until the earlier of the Closing and the termination of the Merger Agreement, each executive officer waives his rights to claim that the termination of his Employment Agreement would constitute “good reason” under his Employment Agreement, and (ii) in the event the executive officer becomes entitled to receive a portion of his Retention Payment as a result of his termination by Intermex or a subsidiary thereof without “cause,” by the executive officer for “good reason,” or due to the executive officer’s death or “disability” (each as defined in the Retention Bonus Program (as described below)), the executive officer forfeits his right to receive any severance payments or benefits with respect to such termination under any other plan or arrangement, other than the applicable portion of the Retention Payment. As a result, if the Effective Time occurs, none of the executive officers employed on the date of the Merger Agreement will be entitled to receive both severance under his Employment Agreement, as described above, and the Retention Payment.
Transaction Retention Bonus
In connection with the Merger, the Compensation Committee of the Board of Directors established a retention bonus program (the “Retention Bonus Program”) in order to encourage certain key employees to remain with Intermex and continue to contribute to its success through and after the consummation of the Merger and, if the Merger is not consummated, to reward participants for their contributions if they remain with Intermex through February 10, 2027 (the “Retention Date”). Pursuant to the Retention Bonus Program, certain of Intermex’s key employees, including each of the Company executive officers, may receive awards in the aggregate amount of up to $5.055 million. If the Closing occurs prior to the Retention Date, the amounts payable under the Retention Bonus Program will be paid out as follows: 50% on or as soon as reasonably practicable following the date of Closing, and 50% on or as soon as reasonably practicable following the six-month anniversary of the date of Closing. If the Closing does not occur on or prior to the Retention Date, then the aggregate amount of the Retention Payment will be paid in a lump sum on the Retention Date, in each case, subject to continued employment through the applicable payment date.
If the employment of a participant in the Retention Bonus Program with Intermex, Western Union, or any of their respective subsidiaries is terminated without cause or due to such individual’s death or disability or if the participant resigns for good reason (each as defined in the Retention Bonus Program) prior to the earlier of the Retention Date or the six-month anniversary of the Closing, then, subject to the execution and effectiveness of a waiver and release of claims in favor of Intermex, Western Union, or any of their respective subsidiaries, the participant would receive a retention bonus payment within thirty (30) days following such termination of employment (reduced by any previously delivered retention bonus payment).
The payments to be paid to the executive officers under the Retention Bonus Program (“Retention Payments”) are as follows:

Name	Retention Payment ($)
Robert Lisy	1,000,000
Andras Bende	525,000
Joseph Aguilar	300,000
Christopher Hunt	475,000
Robert Pargac(1)	—

(1)	Robert Pargac’s employment with Intermex terminated on July 25, 2025, and he is therefore not entitled to any retention bonus payments.

Individual Agreements with Western Union and Executive Officers
Certain members of Intermex’s senior management may enter into arrangements with, or at the request of, Western Union regarding their roles and compensation with Western Union following the Effective Time. As of the date hereof, no such arrangements have been entered into or are being negotiated.
Arrangements with Former Executive Officers
Robert Pargac’s employment with Intermex terminated effective July 25, 2025, and he is not entitled to receive any payments or other benefits in connection with or following the Merger other than the Merger Consideration payable in respect of any shares of our common stock owned by him as of the Effective Time.
Compensation of the Strategic Alternatives Committee
On November 22, 2024, the Compensation Committee of the Board of Directors approved (with all conflicted members abstaining from voting), and recommended that the Board of Directors approve, one-time cash payments to the members of the Strategic Alternatives Committee in the following amounts: $100,000 as compensation to Michael Purcell for his role as a member and Chair of the Strategic Alternatives Committee, and $75,000 as compensation to each of Debra Bradford and Adam Godfrey for their respective roles as members of the Strategic Alternatives Committee (which we refer to as the “Strategic Alternatives Committee Compensation”). On February 15, 2025, based on the recommendation of the Compensation Committee, the Board of Directors approved the Strategic Alternatives Committee Compensation (with all conflicted directors abstaining from voting) in consideration of the significant efforts of the members of the Strategic Alternatives Committee, including holding 15 formal meetings and numerous update calls and communications. On September 24, 2025, the Compensation Committee of the Board of Directors approved (with Mr. Purcell abstaining from voting), and recommended that the Board of Directors approve, a one-time cash payment of $150,000 to Mr. Purcell (the “Additional Compensation”). On September 24, 2025, based on the recommendation of the Compensation Committee, the Board of Directors approved the Additional Compensation (with Mr. Purcell abstaining from voting) in consideration of the significant time and efforts of Mr. Purcell as the Chair of the Strategic Alternatives Committee in connection with the strategic transaction process. The Strategic Alternatives Committee Compensation was paid to the members of the Strategic Alternatives Committee on March 25, 2025 and the Additional Compensation was paid to Mr. Purcell on September 30, 2025.
Compensation and Indemnification Following the Effective Time
Western Union has agreed to provide employees who continue employment with Western Union following the Effective Time, including our current executive officers, certain levels of compensation and benefits, as described in more detail in the section entitled “Employee Benefits.” Mr. Lisy is a party to an indemnification agreement in the form attached as Exhibit 10.21 to our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025. In addition, Western Union has agreed to provide our directors with continued indemnification following the Effective Time, as described in more detail in the section of this proxy statement captioned “The Merger Agreement — Indemnification and Insurance.”
Quantification of Potential Payments and Benefits to Intermex’s Named Executive Officers
The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the Merger that Intermex’s named executive officers have or could receive in connection with the Merger. Such amounts have been calculated assuming that:
•	the Effective Time will occur on October 15, 2025 (a hypothetical closing date used solely for purposes of estimating the value of these payments);
•	the Merger Consideration is $16.00;
•
the equity awards that were outstanding as of October 15, 2025, are the equity awards that Intermex has granted to its named executive officers through, and are outstanding as of, October 15, 2025, and holders of any Former Company PSUs will not be entitled to an additional payment if a grant of Company PSUs is made to such holder in 2026 prior to the Effective Time.

•	each named executive officer’s base salary rate and annual target bonus as of the Effective Time are those in effect as of the date of this filing, and annual bonuses will pay out at target;

•
no named executive officer enters into a new agreement or is otherwise legally entitled to, prior to the assumed Effective Time, additional compensation or benefits, and no named executive officer receives any additional equity grants or other awards on or prior to the assumed Effective Time; and

•
when calculating the amount received in connection with a “double-trigger” termination, which would include the accelerated timing of payment of the Retention Payments, excluding Robert Pargac, each named executive officer is employed with us as of the Effective Time and terminated without cause immediately following consummation of the Merger, without taking into account any possible reduction that might be required to avoid the excise taxes in connection with Section 280G and Section 4999 of the Code, and each named executive officer has complied with all requirements necessary in order to receive all payments and benefits.

The payments and benefits described below under “—Golden Parachute Compensation Table” are calculated based on, to the extent applicable, the terms of the Merger Agreement and each named executive officer’s agreement regarding a Retention Payment, which will override entitlements under the Employment Agreement for such named executive officer. As a condition to the opportunity to receive the Retention Payment, each of the named executive officers employed on the date of the Merger Agreement agreed that he is not entitled to receive a severance payment under such officer’s Employment Agreement upon termination on or after the Effective Time, and that such Employment Agreements would be terminated other than with respect to the restrictive covenants set forth in the Employment Agreement. Accordingly, the payments and benefits described below assume that the Effective Time occurs and that none of the executive officers will be entitled to any severance payment as described in such executive officer’s Employment Agreement. See sections above under “—Treatment of Equity-Based Awards” and “—Potential Severance Payments and Benefits,” for a description of the treatment of the equity awards held by the named executive officers and the terms of their Employment Agreements and the Retention Payments.
In addition, as noted in the assumptions above, certain equity awards held by the named executive officers may vest or terminate in accordance with their terms prior to the Merger. These amounts do not attempt to forecast any additional equity award grants, issuances or forfeitures that may occur after the date of this proxy statement but before the Effective Time, or the achievement of any performance goals applicable to the awards. As a result of the foregoing assumptions, which may or may not actually occur or be accurate on the relevant date, including the assumptions described in the footnotes to the table, the actual amounts, if any, to be received by the named executive officers may materially differ from the amounts set forth below.
For purposes of this disclosure, as required by SEC rules, the amounts described below reflect amounts payable to our named executive officers in the event of a separation or transaction, and specifically the Merger. Because Robert Pargac is no longer employed with Intermex and is not entitled to receive any benefits in connection with, or following, the Merger, other than the Merger Consideration payable in respect of any shares of our common stock owned by him, no amounts received by him in connection with his termination are included in the table relating to payments in connection with the Merger.
In addition to the assumptions described in the preceding paragraphs, the amounts set forth in the table below are based on certain other assumptions that are described in the footnotes accompanying the table. These assumptions may or may not actually be correct. Accordingly, the ultimate amounts to be received by a named executive officer in connection with the Merger may differ from the amounts set forth below.
Golden Parachute Compensation Table
The table below describes the estimated compensation that is expected to be payable to the named executive officers in connection with the Merger (see assumptions described immediately above in the preceding paragraphs and the footnotes to the tables).

Name	Cash ($)(1)	Equity ($)(2)	Total ($)(3)
Robert Lisy	1,000,000	8,479,952	9,479,952
Andras Bende	525,000	1,742,064	2,267,064
Joseph Aguilar	300,000	1,356,602	1,656,602
Christopher Hunt	475,000	1,494,960	1,969,960
Robert Pargac	0	0	0

(1)
These amounts reflect the cash amounts of the Retention Payments payable to each named executive officer under the Retention Bonus Program described above under “—Transaction Retention Bonuses”, which will be payable prior to the dates specified in that section in the event the named executive officer is terminated without cause or resigns for good reason (each as defined in the Retention Bonus Program) immediately following the Merger. As described above, these amounts do not include any other severance entitlements under the applicable Employment Agreements upon the Closing as such severance payments were effectively waived by the named executive officers in connection with the Retention Payments. The amounts reflected in this column are single trigger arrangements, payable upon the occurrence of the Merger subject to the named executive officer’s continued employment through the consummation of the Merger (with respect to 50% of the Retention Payment) and the six-month anniversary of the Closing (with respect to the remaining 50% of the Retention Payment), with accelerated payout in the event of named executive officer’s termination without cause or due to the named executive officer’s death or disability, or resignation for good reason (each as defined in the Retention Bonus Program).

(2)
These amounts reflect the value of all payments in cancellation of (a) outstanding Company RSUs or Company Restricted Shares, as applicable, but excluding any time-vested awards that are projected to vest prior to October 15, 2025, and (b) outstanding Company PSUs (assuming achievement of target level of performance and applying the assumptions described above under “—Quantification of Potential Payments and Benefits to Intermex’s Named Executive Officers”), which outstanding equity awards are detailed in the table below. No outstanding Company Options granted to an executive officer are unvested. The amounts set forth herein are calculated based on a per share value of our common stock of $16.00. All equity awards granted prior to the date of the Merger Agreement are not being assumed in the Transactions and are therefore “single-trigger,” which means that they will vest and the amounts payable in respect thereof will become payable upon the Effective Time.

Name	RSUs/RSAs (#)	RSUs/RSAs ($)	PSUs (#)	PSUs ($)	Total ($)
Robert Lisy	159,465	2,551,440	370,532	5,928,512	8,479,952
Andras Bende	32,803	524,848	76,076	1,217,216	1,742,064
Joseph Aguilar	22,922	366,752	54,932	878,912	1,356,602
Christopher Hunt	28,871	461,936	64,564	1,033,024	1,494,960
Robert Pargac	0	0	0	0	0

(3)
The total amounts do not reflect any reductions to “parachute payments” as defined by Section 280G of the Code in order to avoid any applicable excise tax under Section 4999 of the Code. A definitive analysis of the need, if any, for such reductions will depend on the effective time, the date of termination (if any) of the named executive officer and certain other assumptions used in the applicable calculations. See the section of this proxy statement captioned “The Merger — Potential Severance Payments and Benefits” for additional information on the Section 280G modified cutback provision under Mr. Lisy’s Employment Agreement that would apply in the event that the excise tax under Section 4999 of the Code is triggered at the Effective Time.

Financing of the Merger
The Merger is not conditioned on any financing arrangements or contingencies. Western Union and Merger Sub have represented in the Merger Agreement that (i) Western Union, as of the Closing, will have sufficient funds (including cash, available lines of credit or other sources of immediately available funds) for payment of the aggregate Merger Consideration and all related fees and expenses required to be paid by Western Union or Merger Sub pursuant to the terms of the Merger Agreement and (ii) Western Union has the financial resources and capabilities to fully perform all of its obligations under the Merger Agreement.
Closing and Effective Time
Unless otherwise mutually agreed in writing among Intermex, Western Union and Merger Sub, the closing of the Merger will take place at 10:00 a.m., New York City time, on the fifth business day following the satisfaction (or waiver, if permitted by applicable law) of the conditions to closing of the Merger (as described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger; provided, however, that Western Union, at its sole discretion, may elect, upon written notice to Intermex, to have the closing of the Merger take place on the third business day following the satisfaction (or waiver, if permitted by applicable law) of the conditions to closing of the Merger (described below under the caption “—Conditions to Each Party’s Obligation to Consummate the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger.
The Effective Time will occur upon the filing of the certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware, or at such later time as is agreed upon in writing by the parties and specified in the certificate of merger.

Appraisal Rights
If the Merger is completed, stockholders who do not vote in favor of the adoption of the Merger Agreement and who properly demand appraisal of their shares of our common stock will be entitled to appraisal rights in connection with the Merger under Section 262. Failure to strictly comply with the procedures specified in Section 262 in a timely and proper manner will result in the loss of your appraisal rights under the DGCL.
The following discussion is not intended to be a complete statement of the law pertaining to appraisal rights under the DGCL and is qualified in its entirety by the full text of Section 262, which may be accessed without subscription or cost at the following publicly available website: https://delcode.delaware.gov/title8/c001/sc09/index.html#262. Throughout this summary of appraisal rights and the other descriptions of appraisal rights throughout this proxy statement, we refer to both record holders of our common stock and beneficial owners of our common stock collectively as “stockholders.” The following summary does not constitute any legal or other advice and does not constitute a recommendation that stockholders exercise their appraisal rights under Section 262. If you hold your shares of our common stock through a bank, broker or other nominee and you wish to exercise appraisal rights, you should consult with your bank, broker or such other nominee.
Under Section 262, stockholders who (1) do not vote in favor of the adoption of the Merger Agreement; (2) continuously hold such shares of our common stock through the Effective Time and (3) otherwise follow the procedures set forth in Section 262 will be entitled to have their shares of our common stock appraised by the Delaware Court of Chancery and to receive in lieu of the Merger Consideration payment in cash of the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid on the amount determined to be fair value as determined by the Delaware Court of Chancery. Unless the Delaware Court of Chancery, in its discretion, determines otherwise for good cause shown, interest on an appraisal award will accrue and compound quarterly at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period from the Effective Time through the date the judgment is paid.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as determined pursuant to Section 262 could be more than the same as or less than the Merger Consideration. Moreover, Intermex and Western Union do not anticipate the Surviving Corporation will offer more than the Merger Consideration to any person exercising appraisal rights and reserves the right to assert, in any appraisal proceeding, that, for purposes of Section 262, the fair value of the relevant shares of Intermex common stock is less than the Merger Consideration.
Under Section 262, when a merger agreement is to be submitted for adoption at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, must notify each of its stockholders entitled to appraisal rights that appraisal rights are available and include in the notice a copy of Section 262. This proxy statement constitutes Intermex’s notice to stockholders that appraisal rights are available in connection with the Merger. In connection with the Merger, any stockholder who wishes to exercise appraisal rights or who wishes to preserve such stockholder’s right to do so should review the text of Section 262 carefully and in its entirety. Failure to strictly comply with the requirements of Section 262 in a timely and proper manner will result in the loss of appraisal rights under the DGCL. A stockholder who loses his, her or its appraisal rights will be entitled to receive the Merger Consideration entitled to receive the Merger Consideration to which such stockholder is entitled pursuant to the Merger Agreement if our stockholders approve the Merger Proposal and the Merger is subsequently consummated. Moreover, because of the complexity of the procedures for exercising the right to seek appraisal of shares of our common stock in connection with the Merger, Intermex believes that if a stockholder considers exercising such rights, that stockholder should seek the advice of legal counsel.
Stockholders wishing to exercise the right to seek an appraisal of their shares of our common stock must do ALL of the following, and comply with all other requirements under Section 262:
•	the stockholder must not vote in favor of the Merger Proposal;
•
the stockholder (i) must deliver to Intermex a written demand for appraisal before the vote on the Merger Proposal at the Company Stockholders’ Meeting, with such demand reasonably informing Intermex of the identity of the stockholder and that the stockholder intends to demand the appraisal of such stockholder’s shares, and (ii) must not thereafter withdraw his, her or its demand for appraisal of such shares;

•
the stockholder must continuously hold the shares (or for a qualifying beneficial owner, continuously own the shares) of our common stock from the date of making the demand through the Effective Time (a stockholder will lose appraisal rights if the stockholder transfers the shares of our common stock before the Effective Time); and

•
the stockholder who properly demanded appraisal or the Surviving Corporation must file a petition in the Delaware Court of Chancery requesting a determination of the fair value of the shares of our common stock within 120 days after the Effective Time. The Surviving Corporation is under no obligation to file such a petition and neither Intermex, as the predecessor of the Surviving Corporation, nor Western Union has any intention of doing so.

Filing Written Demand
Any stockholder wishing to exercise appraisal rights must deliver to Intermex, before the vote on the adoption of the Merger Agreement at the Company Stockholders’ Meeting at which the Merger Proposal will be submitted to the stockholders, a written demand for the appraisal of the stockholder’s shares of our common stock, and that stockholder must not vote or submit a proxy in favor of the Merger Proposal. A holder of shares of our common stock exercising appraisal rights must hold the shares on the date the written demand for appraisal is made and must continue to hold the shares of record, or beneficially own the shares, of our common stock through the Effective Time. A proxy that is submitted and does not contain voting instructions will, unless revoked, be voted in favor of the Merger Proposal, and it will constitute a waiver of the stockholder’s right of appraisal and will nullify any previously delivered written demand for appraisal. Therefore, a stockholder who submits a proxy and who wishes to exercise appraisal rights must submit a proxy containing instructions to vote against the Merger Proposal or abstain from voting on the Merger Proposal. Neither voting against the Merger Proposal nor abstaining from voting or failing to vote on the Merger Proposal will, in and of itself, constitute a written demand for appraisal satisfying the requirements of Section 262. The written demand for appraisal must be in addition to and separate from any proxy or vote against the adoption of the Merger Agreement. A proxy or vote against the Merger Proposal alone will not constitute a demand. A stockholder’s failure to make the written demand prior to the vote of the stockholders on the Merger Proposal at the Company Stockholders’ Meeting will constitute a waiver of appraisal rights.
Demand for Appraisal by a Holder of Record
A demand for appraisal by a holder of record must be executed by or on behalf of the holder of record and must reasonably inform us of the identity of the stockholder and state that the person intends thereby to demand appraisal of the stockholder’s shares of our common stock in connection with the Merger. If a holder of record is submitting a demand with respect to shares of our common stock owned of record in a fiduciary or representative capacity, such as by a trustee, guardian or custodian, such demand must be executed by or on behalf of the record owner in such capacity, and if the shares of our common stock are owned of record by more than one person, as in a joint tenancy and tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including an authorized agent for two or more joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose that, in executing the demand, the agent is acting as agent for the record owner or owners. A holder of record, such as a brokerage firm, bank, trust or other nominee, who holds shares of our common stock as nominee or intermediary for one or more beneficial owners may exercise appraisal rights with respect to shares of our common stock held for one or more beneficial owners while not exercising appraisal rights for other beneficial owners. In that case, the written demand should state the number of shares of our common stock as to which appraisal is sought. Where no number of shares of our common stock is expressly mentioned, the demand will be presumed to cover all shares of our common stock held in the name of the holder of record.
Demand for Appraisal by a Beneficial Owner
A beneficial owner may, in such person’s name, demand in writing an appraisal of such beneficial owner’s shares of our common stock in accordance with the procedures of subsection (d)(1) of Section 262 summarized above, provided that (1) such beneficial owner continuously owns such shares of our common stock through the Effective Time and otherwise satisfies the requirements applicable to a stockholder under the first sentence of subsection (a) of Section 262 and (2) the demand made by such beneficial owner reasonably identifies the holder of record of the shares of our common stock for which the demand is made, is accompanied by documentary evidence of such beneficial owner’s beneficial ownership of our common stock and a statement that such documentary evidence is a true and correct copy of what it purports to be, and provides an address at which such beneficial owner consents to receive notices given by Intermex under Section 262.
BENEFICIAL OWNERS WHO HOLD THEIR SHARES OF OUR COMMON STOCK IN BROKERAGE OR BANK ACCOUNTS OR OTHER NOMINEE FORMS AND WHO WISH TO EXERCISE APPRAISAL RIGHTS SHOULD CONSULT WITH THEIR BANK, BROKER OR OTHER NOMINEES, AS APPLICABLE, TO DETERMINE THE APPROPRIATE PROCEDURES TO MAKE A DEMAND FOR APPRAISAL OF THOSE SHARES OF OUR COMMON STOCK.
Additional Instructions; Conditions
All written demands for appraisal pursuant to Section 262 should be mailed or delivered to:
International Money Express, Inc.
9100 South Dadeland Blvd., Suite 1100
Miami, Florida 33156
Attention: Legal Department
Any stockholder may withdraw his, her or its demand for appraisal and accept the Merger Consideration by delivering to Intermex a written withdrawal of the demand for appraisal within 60 days after the Effective Time. However, any such attempt to withdraw the demand made more than 60 days after the Effective Time will require written approval of the Surviving Corporation. No appraisal proceeding in the Delaware Court of Chancery will be dismissed without the approval of the Delaware Court of Chancery, and such approval may be conditioned upon such terms as the Delaware Court of Chancery deems just.
Notice by the Surviving Corporation
If the Merger is completed, within ten days after the Effective Time, the Surviving Corporation will notify each stockholder who has made a written demand for appraisal pursuant to Section 262 and who has not voted in favor of the adoption of the Merger Agreement that the Merger has become effective and the effective date thereof.
Filing a Petition for Appraisal
Within 120 days after the Effective Time, but not thereafter, the Surviving Corporation or any stockholder who has complied with Section 262 and is entitled to appraisal rights under Section 262 may commence an appraisal proceeding by filing a petition in the Delaware Court of Chancery, with a copy served on the Surviving Corporation in the case of a petition filed by a stockholder, demanding a determination of the fair value of the shares of our common stock held by all stockholders entitled to appraisal. The Surviving Corporation is under no obligation, and has no present intention, to file a petition, and stockholders should not assume that the Surviving Corporation will file a petition or initiate any negotiations with respect to the fair value of the shares of our common stock. Accordingly, any stockholders who desire to have their shares of our common stock appraised should initiate all necessary action to perfect their appraisal rights in respect of their shares of our common stock within the time and in the manner prescribed in Section 262. The failure of a stockholder to file such a petition within the period specified in Section 262 could nullify the stockholder’s right to appraisal and subsequently, any person that previously demanded appraisal will become entitled only to the Merger Consideration under the Merger Agreement.
In addition, within 120 days after the Effective Time, any stockholder who has complied with the requirements for exercise of appraisal rights, or a beneficial owner of shares of our common stock held in either a voting trust or by a nominee on behalf of such person, will be entitled, upon written request, to receive from the Surviving Corporation a statement setting forth the aggregate number of shares of our common stock not voted in favor of the Merger Proposal and with respect to which demands for appraisal were received by the Surviving Corporation, and the aggregate number of stockholders of such shares of our common stock. The Surviving Corporation must provide this statement to the requesting stockholder within ten days after receipt of the written request for such a statement or within ten days after the expiration of the period for delivery of demands for appraisal, whichever is later. A beneficial owner of shares of our common stock held either in a voting trust or by a nominee on behalf of such person may, in such person’s own name, file a petition seeking appraisal or request from the Surviving Corporation the foregoing statements.

Hearing of Appraisal Demands
If a petition for an appraisal is duly filed by a stockholder and a copy thereof is served upon the Surviving Corporation, the Surviving Corporation will then be obligated within 20 days after such service to file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares of our common stock and with whom agreements as to the value of their shares of our common stock have not been reached (which we refer to as the “Chancery List”). After notice to the stockholders as required by the court, the Delaware Court of Chancery is empowered to conduct a hearing on the petition to determine those stockholders who have complied with Section 262 and who have become entitled to appraisal rights thereunder. The Register in Chancery, if so ordered by the Delaware Court of Chancery, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the Surviving Corporation and to all such persons set forth on the Chancery List.
The Delaware Court of Chancery may require the stockholders who demanded appraisal of their shares of our common stock to submit their stock certificates to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings, and if any stockholder fails to comply with the direction, the Delaware Court of Chancery may dismiss that stockholder from the proceedings. Any person whose name appears on the Chancery List may participate fully in all proceedings until it is finally determined that such person is not entitled to appraisal rights under Section 262. Upon application by the Surviving Corporation or by any person entitled to participate in the appraisal proceeding, the Delaware Court of Chancery may, in its discretion, proceed to trial upon the appraisal prior to the final determination of the stockholders entitled to an appraisal.
The shares of our common stock are currently listed on a national securities exchange, and, assuming such shares of our common stock remain listed on a national securities exchange immediately prior to the Merger (which we expect to be the case), after an appraisal petition has been filed, the Delaware Court of Chancery will dismiss appraisal proceedings as to all stockholders who are otherwise entitled to appraisal rights unless (1) the total number of shares of our common stock entitled to appraisal exceeds 1% of the outstanding shares of our common stock eligible for appraisal or (2) the value of the aggregate Merger Consideration in respect of such total number of shares of our common stock exceeds $1,000,000.
Determination of Fair Value
Where proceedings are not dismissed, the Delaware Court of Chancery will appraise the “fair value” of the shares of our common stock, exclusive of any element of value arising from the accomplishment or expectation of the Merger, together with interest, if any, to be paid upon the amount determined to be the fair value. In determining fair value, the Delaware Court of Chancery will take into account all relevant factors. Unless the court in its discretion determines otherwise for good cause shown, interest from the Effective Time through the date of payment of the judgment will be compounded quarterly and will accrue at 5% over the Federal Reserve discount rate (including any surcharge) as established from time to time during the period between the Effective Time and the date of payment of the judgment. At any time before the entry of judgment in the appraisal proceedings, the Surviving Corporation may pay to each person entitled to appraisal an amount in cash, in which case interest shall accrue after such payment only on the sum of (1) the difference, if any, between the amount so paid and the fair value of the shares of our common stock as determined by the Delaware Court of Chancery, and (2) interest theretofore accrued, unless paid by the Surviving Corporation as part of the pre-judgment payment to the person.
In Weinberger v. UOP, Inc., the Supreme Court of Delaware discussed the factors that the Delaware Court of Chancery could consider in determining fair value in an appraisal proceeding, stating that “proof of value by any techniques or methods which are generally considered acceptable in the financial community and otherwise admissible in court” should be considered, and that “[f]air price obviously requires consideration of all relevant factors involving the value of a company.” The Delaware Supreme Court stated that, in making this determination of fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts that could be ascertained as of the date of the merger that throw any light on future prospects of the merged corporation. Section 262 provides that fair value is to be “exclusive of any element of value arising from the accomplishment or expectation of the merger.” In Cede & Co. v. Technicolor, Inc., the Supreme Court of Delaware stated that such exclusion is a “narrow exclusion [that] does not encompass known elements of value,” but which rather applies only to the speculative elements of value arising from such accomplishment or expectation. In Weinberger, the Supreme Court of Delaware also stated that “elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered.” In addition, the Delaware courts have decided that the statutory appraisal remedy, depending on factual circumstances, may or may not be a dissenting stockholder’s exclusive remedy.
Stockholders considering seeking appraisal should be aware that the fair value of their shares of our common stock as so determined by the Delaware Court of Chancery could be more than, the same as or less than the consideration they would receive pursuant to the Merger if they did not seek appraisal of their shares of our common stock and that an opinion of an investment banking firm as to the fairness from a financial point of view of the consideration payable in a Merger is not an opinion as to, and does not in any manner address, fair value under Section 262. Although Intermex believes that the Merger Consideration is fair, no representation is made as to the outcome of the appraisal of fair value as determined by the Delaware Court of Chancery, and stockholders should recognize that such an appraisal could result in a determination of a value higher or lower than, or the same as, the Merger Consideration. Neither Intermex nor Western Union anticipates that the Surviving Corporation will offer more than the Merger Consideration to any stockholder exercising appraisal rights, and the parties reserve the right to assert, in any appraisal proceeding, that for purposes of Section 262, the “fair value” of a share of our common stock is less than the Merger Consideration. The costs of the appraisal proceedings (which do not include attorneys’ fees or the fees and expenses of experts) may be determined by the Delaware Court of Chancery and taxed upon the parties as the Delaware Court of Chancery deems equitable under the circumstances. Upon application of a stockholder, the Delaware Court of Chancery may also order that all or a portion of the expenses incurred by a stockholder in connection with an appraisal, including, without limitation, reasonable attorneys’ fees and the fees and expenses of experts, be charged pro rata against the value of all the shares of our common stock entitled to be appraised pursuant to Section 262(k) of the DGCL or subject to such an award pursuant to a reservation of jurisdiction under Section 262(k) of the DGCL. Determinations by the Delaware Court of Chancery are subject to appellate review by the Delaware Supreme Court.
If any stockholder who demands appraisal of his, her or its shares of our common stock under Section 262 fails to perfect, or loses or successfully withdraws, such stockholder’s right to appraisal, the stockholder’s shares of our common stock will be deemed to have been converted at the Effective Time into the right to receive the Merger Consideration. A stockholder will fail to perfect, or effectively lose or withdraw, the stockholder’s right to appraisal if no petition for appraisal is filed within 120 days after the Effective Time or if the stockholder delivers to the Surviving Corporation a written withdrawal of the stockholder’s demand for appraisal and an acceptance of the Merger Consideration in accordance with Section 262.
From and after the Effective Time, no stockholder who has demanded appraisal rights will be entitled to vote such shares of our common stock for any purpose or to receive payment of dividends or other distributions on the stock, except dividends or other distributions on the stockholder’s shares of our common stock, if any, payable to stockholders as of a time prior to the Effective Time. If no petition for an appraisal is filed, or if the stockholder delivers to the Surviving Corporation a written withdrawal of the demand for an appraisal and an acceptance of the Merger, either within 60 days after the Effective Time or thereafter with the written approval of the Surviving Corporation, then the right of such stockholder to an appraisal will cease. Once a petition for appraisal is filed with the Delaware Court of Chancery, however, the appraisal proceeding may not be dismissed as to any stockholder who commenced the proceeding or joined that proceeding as a named party without the approval of the court.
Failure to comply strictly with all of the procedures set forth in Section 262 may result in the loss of a stockholder’s statutory appraisal rights. Consequently, any stockholder wishing to exercise appraisal rights is encouraged to consult legal counsel before attempting to exercise those rights.
To the extent there are any inconsistencies between the foregoing summary, on the one hand, and Section 262, on the other hand, Section 262 will govern.
U.S. Federal Income Tax Considerations of the Merger
The following discussion is a summary of certain U.S. federal income tax considerations that are relevant to U.S. Holders and Non-U.S. Holders (each of which we define below) of shares of our common stock whose shares are converted into the right to receive cash pursuant to the Merger. This discussion is based upon the Code, Treasury Regulations promulgated under the Code, court decisions, published positions of the Internal Revenue Service (the “IRS”), and other applicable authorities, all as in effect on the date of this proxy statement and all of which are subject to change or differing interpretations at any time, possibly with retroactive effect.

This discussion is limited to holders who hold their shares of our common stock as “capital assets” within the meaning of Section 1221 of the Code (generally, property held for investment purposes). This discussion does not describe any of the tax consequences arising under the laws of any state, local or non-U.S. tax jurisdiction and does not consider any aspects of the alternative minimum tax or the Medicare net investment income surtax, or U.S. federal tax law other than income taxation (e.g., estate or gift taxation) that may be relevant or applicable to a particular holder in connection with the Merger. For purposes of this discussion, a “holder” means either a U.S. Holder or a Non-U.S. Holder (each of which we define below) or both, as the context may require.
This discussion is for general information only and does not purport to be a complete analysis of all of the U.S. federal income tax considerations that may be relevant to particular holders in light of their particular facts and circumstances. For example, this discussion does not address:
•
holders who may be subject to special treatment under U.S. federal income tax laws, such as financial institutions or banks; tax-exempt organizations (including private foundations); S corporations or any other entities or arrangements treated as partnerships or pass-through entities for U.S. federal income tax purposes; insurance companies; mutual funds; retirement plans; dealers in stocks and securities; traders in securities that elect to use the mark-to-market method of accounting for their securities; regulated investment companies; real estate investment trusts; entities subject to the U.S. anti-inversion rules; or certain former citizens or long-term residents of the United States;

•	holders who are controlled foreign corporations or passive foreign investment companies;
•	holders who are subject to the alternative minimum tax;
•	holders holding the shares of our common stock as part of a hedging, constructive sale or conversion, straddle or other risk reduction transaction;
•	holders that received their shares of our common stock in connection with the performance of services;
•	holders who own an equity interest, actually or constructively, in Western Union or the Surviving Corporation following the Merger;
•	U.S. Holders (which we define below) whose “functional currency” is not the U.S. dollar;
•
Except as discussed below, Non-U.S. Holders (which we define below) that hold or have held, directly or pursuant to attribution rules, more than 5% of the shares of our common stock at any time during the five-year period ending on the date of the consummation of the Merger; or

•	holders that do not vote in favor of the Merger Proposal and who properly demand appraisal of their shares under Section 262 of the DGCL.
If a partnership (including an entity or arrangement, domestic or foreign, treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of shares of our common stock, then the tax treatment of a partner in such partnership will generally depend upon the status of the partner and the activities of the partner and the partnership. Partnerships holding shares of our common stock and partners therein should consult their tax advisors regarding the consequences of the Merger.
No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences of the Merger described below. No assurance can be given that the IRS will agree with the views expressed in this discussion, or that a court will not sustain any challenge by the IRS in the event of litigation. Furthermore, no opinion of counsel has been or will be rendered with respect to any tax considerations of the Merger or any related transactions. The use of words such as “will” and “should” in any tax-related discussion contained in this discussion is not intended to convey a particular level of comfort.
THIS DISCUSSION IS PROVIDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY HOLDER. EACH HOLDER SHOULD CONSULT ITS TAX ADVISORS CONCERNING THE U.S. FEDERAL INCOME TAX CONSEQUENCES RELATING TO THE MERGER IN LIGHT OF ITS PARTICULAR CIRCUMSTANCES AND ANY CONSEQUENCES ARISING UNDER THE LAWS OF ANY STATE, LOCAL OR NON-US TAXING JURISDICTION OR ANY NON-INCOME TAX LAWS.

U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of shares of our common stock that is for U.S. federal income tax purposes:
•	an individual who is (or is treated as) a citizen or resident of the United States;
•	a corporation, or other entity classified as a corporation, created or organized in or under the laws of the United States or any state thereof or the District of Columbia;
•	an estate, the income of which is subject to U.S. federal income taxation regardless of its source; or
•
a trust if (1) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons (as defined in Section 7701(a)(30) of the Code) have the authority to control all substantial decisions of the trust; or (2) the trust has a valid election in effect under applicable Treasury regulations to be treated as a United States person.

The receipt of cash by a U.S. Holder in exchange for shares of our common stock pursuant to the Merger will generally be a taxable transaction for U.S. federal income tax purposes. In general, such U.S. Holder’s gain or loss will be equal to the difference, if any, between the amount of cash received and the U.S. Holder’s adjusted tax basis in the shares surrendered pursuant to the Merger. A U.S. Holder’s adjusted tax basis generally will equal the amount that such U.S. Holder paid for the shares.
Gain or loss recognized by a U.S. Holder in the Merger will generally be capital gain or loss and will generally be long-term capital gain or loss if such U.S. Holder’s holding period in its shares of our common stock is more than one year at the time of the completion of the Merger. A reduced tax rate generally will apply to long-term capital gains of a non-corporate U.S. Holder (including individuals). The deductibility of capital losses is subject to limitations. If a U.S. Holder acquired different blocks of our common stock at different times or different prices, such U.S. Holder must determine its adjusted tax basis, holding period, and gain or loss separately with respect to each block of our common stock.
Non-U.S. Holders
For purposes of this discussion, the term “Non-U.S. Holder” means a beneficial owner of shares of common stock that is neither a U.S. Holder nor a partnership for U.S. federal income tax purposes.
In general, any gain realized by a Non-U.S. Holder pursuant to the Merger generally will not be subject to U.S. federal income tax unless:
•
the gain is effectively connected with the conduct of a trade or business of such Non-U.S. Holder in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base maintained by such Non-U.S. Holder in the United States), in which case such gain generally will be subject to U.S. federal income tax on a net basis at the rates generally applicable to U.S. persons, and, if the Non-U.S. Holder is a corporation, such gain may also be subject to a branch profits tax at a rate of 30% (or a lower rate under an applicable income tax treaty);

•
such Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the Merger is consummated, and certain other specified conditions are met, in which case such gain will be subject to U.S. federal income tax at a rate of 30% (or a lower rate under an applicable income tax treaty), net of applicable U.S.-source capital losses recognized by such Non-U.S. Holder; or

•
such Non-U.S. Holder owned, directly or under certain constructive ownership rules in the Code, more than 5% of our common stock at any time during the five-year period preceding the Merger, and Intermex is or has been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the shorter of the five-year period preceding the Merger or the period that the Non-U.S. Holder held our common stock. Intermex believes that it has not been a “United States real property holding corporation” for U.S. federal income tax purposes at any time during the five-year period preceding the Merger.

Non-U.S. Holders are urged to consult their tax advisors as to any applicable tax treaties that might provide for different rules.

Information Reporting and Backup Withholding
Payments of cash to a holder in the Merger may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 24%), unless the holder provides proof of an applicable exemption or furnishes its taxpayer identification number, and otherwise complies with all applicable requirements of the backup withholding rules (generally, by furnishing a properly completed and executed IRS Form W-9 or applicable IRS Form W-8 to the applicable withholding agent). Certain holders (such as corporations) are exempt from information reporting and backup withholding.
Non-U.S. Holders may be required to comply with certification requirements and identification procedures in order to establish an exemption from information reporting and backup withholding. Non-U.S. Holders should consult their own tax advisors regarding compliance with such requirements and procedures.
Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules may be allowed as a refund or credit against a holder’s U.S. federal income tax liability, if any, provided the required information is timely furnished to the IRS.
THE FOREGOING SUMMARY DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO PARTICULAR HOLDERS. HOLDERS ARE URGED TO CONSULT THEIR TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE RECEIPT OF CASH FOR THEIR SHARES OF OUR COMMON STOCK PURSUANT TO THE MERGER UNDER ANY U.S. FEDERAL, STATE, NON-U.S., LOCAL OR OTHER TAX LAWS, OR UNDER ANY APPLICABLE INCOME TAX TREATY.
Regulatory Approval Required for the Merger
General
The completion of the Merger is subject to, among other conditions described in the section of this proxy statement captioned “The Merger Agreement — Conditions to the Closing of the Merger”, (1) the expiration or termination of the waiting period (and extensions thereof) applicable to the consummation of the Merger under the HSR Act, (2) the absence of any Restraints, (3) the receipt of applicable Money Transmitter Requirement Approvals, and (4) the other governmental consents, approvals or clearances required to be obtained under the Merger Agreement.
Subject to the terms of the Merger Agreement, Western Union, Merger Sub and Intermex have agreed to use their reasonable best efforts to as promptly as reasonably practicable (i) consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions, (iv) defend or contest in good faith any action brought by any governmental authority or a third party or any judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions and (v) file all applicable Money Transmitter License surrender applications with respect to Envios de Valores La Nacional Corp. in the jurisdictions specified in the Merger Agreement and obtain all related approvals from any applicable governmental authority that are necessary, proper or advisable to effect such Money Transmitter License surrenders. Notwithstanding anything to the contrary in the Merger Agreement, in connection with obtaining any such approval or consent from any such third parties (other than governmental authorities) with respect to any transaction contemplated by the Merger Agreement, (A) none of Intermex or any of its subsidiaries shall be required to, or, without the prior written consent of Western Union, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and (B) none of Western Union, Merger Sub or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
Western Union, Merger Sub and their affiliates are not required under the Merger Agreement to (i) divest or hold separate any of their respective assets, voting securities, entities, or business lines, (ii) terminate or modify any of their respective existing relationships or contractual rights, (iii) (A) limit their conduct or actions to be taken after the Closing or (B) modify any of their business or operational practices, or (iv) enter into a consent decree or order requiring the divestiture, licensing or holding separate of any of their respective assets or voting securities or the termination or modification of their respective existing relationships and contractual rights. Intermex will not, and will not permit any of its subsidiaries to, take any such actions without the prior written consent of Western Union.
The parties have agreed that Western Union (to the extent permitted by law), after consulting in good faith with Intermex and considering in good faith Intermex’s views and comments, shall have the principal responsibility for (i) controlling the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority in connection with the Transactions and (ii) coordinating the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental authority relating to the Transactions and of all other regulatory matters incidental thereto.
To the extent not prohibited by applicable law, each of Western Union, Merger Sub and Intermex will furnish to each other copies of all material written communications with any governmental authority regarding the Transactions. However, the materials provided to each other may be (i) designated by the providing party as restricted to “outside counsel only” and any such information may not be shared with employees, officers or directors of the receiving party without written approval of the providing party and (ii) redacted as necessary to comply with contractual arrangements, to preserve legal privilege and to protect personal information.
Although we expect that all required regulatory clearances and approvals will be obtained, we cannot assure you that these regulatory clearances and approvals will be timely obtained, obtained at all, or that the granting of these regulatory clearances and approvals will not involve the imposition of additional conditions, restrictions, qualifications, requirements, or limitations on the Transactions, including the requirement to divest assets, license, or hold separate assets or terminate existing relationships and contractual rights, or agree to other remedies, or require changes to the terms of the Merger Agreement. These conditions or changes could result in the conditions to the Merger not being satisfied.
Expiration or Termination of Waiting Period under the HSR Act in the United States
Under the HSR Act and the rules promulgated thereunder, the Merger may not be completed until Intermex and Western Union each files a Notification and Report Form with the Antitrust Division of the DOJ and the FTC, and the applicable waiting period (and any extension thereof) or any commitment by the parties to the Merger Agreement not to consummate the Transactions before a certain date under a timing agreement has, in each case, expired or been terminated. The waiting period under the HSR Act applicable to the Merger is 30 calendar days following the parties’ filings of their respective HSR Act notification and report forms, unless the waiting period is terminated earlier or extended. If the DOJ or the FTC issues a request for additional information and documentary materials (which we refer to as a “Second Request”) prior to the expiration of the initial waiting period, the parties must observe a second 30-day waiting period, which would begin to run only after both parties have substantially complied with such Second Request, unless the waiting period is terminated earlier or the parties agree with the DOJ or FTC to delay the closing for a specified period of time.
The required forms under the HSR Act were filed by Intermex and Western Union with the Antitrust Division and the FTC, and the waiting period with respect to the Transactions expired at 11:59 p.m. Eastern Time on October 6, 2025.
At any time before or after consummation of the Transactions, notwithstanding the expiration of the waiting period under the HSR Act, the applicable competition authorities could take such action under applicable antitrust laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Transactions. Private parties may also seek to take legal action under applicable antitrust laws under certain circumstances. We cannot assure you that the Antitrust Division of the DOJ, the FTC, any state attorney general or any other government authority will not attempt to challenge the Transactions on antitrust grounds, and, if such a challenge is made, we cannot assure you as to its result.
Money Transmitter Requirements
Intermex holds money transmitter licenses in numerous U.S. and foreign jurisdictions. The relevant laws and regulations of certain of these jurisdictions require that, prior to the acquisition of control of a licensee, the licensee and/or acquirer must notify the applicable regulatory authority, make certain filings with such regulatory authority, and/or obtain the approval of such regulatory authority. It is a condition to Western Union’s and Merger Sub’s obligation to complete the Merger that all applicable Money Transmitter Requirement Approvals have been made or obtained, as applicable, and remain in full force and effect. Intermex and Western Union are in the process of obtaining the required money transfer approvals from jurisdictions within the U.S. (including the District of Columbia, Puerto Rico and the U.S. Virgin Islands), as well as Spain and the United Kingdom.
Foreign Regulatory Approvals
Under applicable foreign laws, Intermex cannot complete the Merger until certain filings are made and/or approvals are obtained from the following entities:
•
Bank of Spain: The parties are preparing a filing to obtain a non-objection statement from the Bank of Spain. The review period is 60 business days from the date the filing is considered complete, subject to extension if further information is requested.

•
United Kingdom Financial Conduct Authority: The parties are preparing a filing to obtain consent from the United Kingdom Financial Conduct Authority. The waiting period will be 60 business days from when the filing is completed, but it can be extended by up to 30 business days in order for the UK Financial Conduct Authority to seek more information from the parties.

Other Regulatory Approvals
Other than as described above, neither Intermex nor Western Union is currently aware of any material governmental approvals or actions that are required for completion of the Merger. We expect that if any such additional material governmental approvals or actions are required, those approvals or actions will be sought.

THE MERGER AGREEMENT
Explanatory Note Regarding the Merger Agreement
The following summary of the Merger Agreement is intended solely to provide investors with information regarding the terms of the Merger Agreement and is not intended to modify or supplement any factual disclosures about Intermex in its public reports filed with the SEC. In particular, the Merger Agreement and the related summary are not intended to be, and should not be relied upon as, disclosures regarding any facts and circumstances relating to the parties or any of their subsidiaries or affiliates. The descriptions of the Merger Agreement in this summary and elsewhere in this proxy statement are not complete and are qualified in their entirety by reference to the Merger Agreement, a copy of which is attached to this proxy statement as Annex A and incorporated into this proxy statement by reference. We encourage you to read the Merger Agreement carefully and in its entirety because this summary and the other descriptions of the Merger Agreement elsewhere in this proxy statement may not contain all the information about the Merger Agreement that is important to you. The rights and obligations of the parties are governed by the express terms of the Merger Agreement and not by this summary or any other information contained in this proxy statement. Capitalized terms used in this section but not defined in this proxy statement have the meanings ascribed to them in the Merger Agreement.
The representations, warranties, covenants and agreements described below and included in the Merger Agreement (1) were made only for purposes of the Merger Agreement and as of specific dates; (2) were made solely for the benefit of the parties to the Merger Agreement and (3) may be subject to important qualifications, limitations and supplemental information agreed to by Intermex, Western Union and Merger Sub in connection with negotiating the terms of the Merger Agreement. The representations and warranties may have been included in the Merger Agreement for the purpose of allocating contractual risk among Intermex, Western Union and Merger Sub rather than to establish matters as facts and may also be subject to contractual standards of materiality that differ from those generally applicable to reports and documents filed with the SEC or what may be viewed as material by our stockholders and in some cases were qualified by matters specifically disclosed in Intermex’s filings with the SEC prior to the date of the Merger Agreement and confidential matters disclosed to Western Union and Merger Sub by Intermex in connection with the Merger Agreement. Stockholders are not third-party beneficiaries under the Merger Agreement and should not rely on the representations, warranties, covenants and agreements therein, or any descriptions thereof, as characterizations of the actual state of facts or condition of Intermex, Western Union or Merger Sub or any of their respective affiliates or businesses. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in Intermex’s public disclosures. In addition, you should not rely on the covenants in the Merger Agreement as actual limitations on the respective businesses of Intermex, Western Union and Merger Sub, because the parties may take certain actions that are either expressly permitted in the confidential disclosure letter of Intermex provided to Western Union and Merger Sub in connection with the execution of the Merger Agreement (the “Disclosure Letter”) or as otherwise consented to by the appropriate party, which consent may be given without prior notice to the public. The Merger Agreement is described below, and included as Annex A, only to provide you with information regarding its terms and conditions and not to provide any other factual information regarding Intermex, Western Union, Merger Sub or their respective businesses. Accordingly, the representations, warranties, covenants and other agreements in the Merger Agreement should not be read alone, and you should read the information provided elsewhere in this proxy statement and in our filings with the SEC regarding Intermex and our business.
Effects of the Merger; Directors and Officers; Certificate of Incorporation; Bylaws
The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, and in accordance with the applicable provisions of the DGCL, at the Effective Time, Merger Sub will be merged with and into Intermex, the separate corporate existence of Merger Sub will cease, and Intermex will continue as the Surviving Corporation and as a wholly owned subsidiary of Western Union. Following the consummation of the Merger, all of our common stock will be beneficially owned by Western Union, and none of the current holders of our common stock will, by virtue of the Merger, have any ownership interest in, or be a stockholder of, Intermex, the Surviving Corporation or Western Union.
The directors of Merger Sub immediately prior to the Effective Time will be, from and after the Effective Time, the initial directors of the Surviving Corporation until their respective successors have been duly elected or appointed and qualified or until their earlier death, resignation, retirement, disqualification or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or applicable law. The officers of Intermex immediately prior to the Effective Time will be, from and after the Effective Time, the initial officers of the Surviving Corporation until their respective successors have been duly appointed and qualified or until their earlier death, resignation, retirement, disqualification or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation. As of the Effective Time, the certificate of incorporation of Intermex will be amended and restated to read in its entirety as set forth in Exhibit A of the Merger Agreement, and the bylaws of the Surviving Corporation will be amended and restated in their entirety to be in the form of the bylaws of Merger Sub as in effect immediately prior to the Effective Time (except that the name of the Surviving Corporation will be “International Money Express, Inc.”).
Closing and Effective Time
Unless otherwise mutually agreed in writing among Intermex, Western Union and Merger Sub, the closing of the Merger will take place at 10:00 a.m., New York City time, on the fifth business day following the satisfaction (or written waiver, if permitted by applicable law) of the conditions to closing of the Merger (described below under the caption “—Conditions to Each Party’s Obligation to Consummate the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger; provided, however, that Western Union, at its sole discretion, may elect, upon written notice to Intermex, to have the closing of the Merger take place on the third business day, following the satisfaction (or waiver, if permitted by applicable law) of the conditions to closing of the Merger (described below under the caption “—Conditions to Each Party’s Obligation to Consummate the Merger”), other than those conditions that, by their nature, are to be satisfied at the closing of the Merger, but subject to the satisfaction (or waiver, if permitted by applicable law) of such conditions at the closing of the Merger. As soon as practicable on the date on which the closing of the Merger occurs, Intermex, Western Union and Merger Sub will file a certificate of merger with respect to the Merger in accordance with the DGCL with the Secretary of State of the State of Delaware. The Merger will become effective upon the filing of the certificate of merger with the Secretary of State of the State of Delaware, or at such later time as is agreed upon in writing by the parties and specified in the certificate of merger.
Merger Consideration
Common Stock
At the Effective Time, each share of our common stock that is outstanding immediately prior to the Effective Time (other than Excluded Shares) will be automatically converted into the right to receive the Merger Consideration (which is an amount equal to $16.00 per share in cash), without interest thereon and less any applicable withholding of taxes. All shares converted into the right to receive the Merger Consideration will no longer be outstanding and will automatically be canceled at the Effective Time and the holders of such shares will cease to have any rights with respect thereto, except for the right to receive the Merger Consideration.
Outstanding Equity Awards
The Merger Agreement provides that Intermex’s equity awards that are outstanding immediately prior to the Effective Time will be subject to the following treatment at the Effective Time:
•
Company Options. At the Effective Time, each Company Option, whether vested or unvested, that is outstanding and unexercised as of immediately prior to the Effective Time will be canceled and converted into the right to receive a cash payment (without interest) equal to the product, rounded down to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company Option as of immediately prior to the Effective Time and (ii) the excess, if any, of (A) the Merger Consideration over (B) the per share exercise price of such Company Option. For clarity, each Company Option outstanding as of the Effective Time with an exercise price equal to or in excess of the Merger Consideration shall be cancelled at the Effective Time without any payment being made.

•
Company RSUs. At the Effective Time, each Company RSU, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time will be canceled and converted into the right to receive a cash payment (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company RSU as of immediately prior to the Effective Time and (ii) the Merger Consideration.

•	Company PSUs.
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At the Effective Time, each Company PSU (other than Former Company PSUs), whether unvested or vested, that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Company PSU as of immediately prior to the Effective Time, assuming achievement of target level of performance, and (ii) the Merger Consideration.

○
Each Former Company PSU shall be deemed outstanding as of immediately prior to and deemed canceled effective as of, the Effective Time, and converted into the right to receive an amount in cash (without interest), equal to the product, rounded to the nearest cent, of (i) the aggregate number of shares of our common stock underlying such Former Company PSUs, assuming achievement of target level of performance and (ii) the Merger Consideration; provided that the number of Company PSUs applicable to a Former Company PSU will be reduced by the number of shares of our common stock previously issued in respect of such Former Company PSU in accordance with its terms. Notwithstanding the foregoing, holders of Former Company PSUs who are granted Company PSUs in 2026 will not receive any Merger Consideration in respect of their Former Company PSUs.

•
Company Restricted Shares. Each Company Restricted Share that is outstanding as of immediately prior to the Effective Time will be cancelled and converted into the right to receive an amount in cash (without interest) equal to the product, rounded to the nearest cent, of (i) the aggregate number Company Restricted Shares as of immediately prior to the Effective Time and (ii) the Merger Consideration.

Exchange and Payment Procedures
Prior to the date of Closing, Western Union will designate and appoint a bank or trust company reasonably acceptable to Intermex (which we refer to as the “Paying Agent”) to act as the agent for the payment of the Merger Consideration at the Effective Time. At or prior to the Effective Time, Western Union will deposit with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration (except for consideration payable to holders of Company Options, Company RSUs, Company PSUs and Company Restricted Shares, which will be paid through the payroll of the Surviving Corporation).
With respect to any certificate which immediately prior to the Effective Time represented outstanding shares of our common stock (other than Excluded Shares), Western Union and the Surviving Corporation will cause the Paying Agent to mail, as promptly as practicable after the Effective Time (but no later than three business days thereafter), to each holder of record (as of immediately prior to the Effective Time) of such certificates a form of letter of transmittal together with instructions thereto regarding the surrender of common stock certificates. Upon the Paying Agent’s receipt of a surrendered certificate or certificates in respect of such shares (or affidavits in lieu thereof) together with a duly completed and validly executed letter of transmittal and such other customary documents as may be required pursuant to the instructions, Western Union and the Surviving Corporation will instruct the Paying Agent to, as promptly as practicable, pay and deliver the Merger Consideration that such holder has the right to receive pursuant to the Merger Agreement for each such share represented by such surrendered certificate, and each surrendered certificate will then be canceled. Until surrendered, each such certificate after the Effective Time shall represent only the right to receive the Merger Consideration.
With respect to non-certificated shares of our common stock represented in book-entry form (other than Excluded Shares), Western Union and the Surviving Corporation will cause the Paying Agent to pay and deliver the Merger Consideration as promptly as practicable following the Effective Time, provided that such holders may be required to comply with procedures as may customarily be required by the Paying Agent for holders of shares in book-entry form. With respect to non-certificated shares of our common stock held, directly or indirectly, through the Depository Trust Company (“DTC”), Intermex and Western Union will cooperate to establish procedures with the Paying Agent, DTC and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, upon surrender of shares held by record of DTC or its nominees in accordance with DTC’s customary surrender procedures, the Merger Consideration payable for each such non-certified share.
No interest will accrue or be paid on the Merger Consideration payable upon surrender of any stock certificate or non-certificated shares of stock held in book-entry form for the benefit of the holder thereof.

If any funds deposited with the Paying Agent remain undistributed to our stockholders following the first anniversary of the date of Closing, Western Union and the Surviving Corporation shall be entitled to require the Paying Agent to deliver such funds to Western Union, and thereafter, our stockholders who have not yet complied with the foregoing procedures shall be entitled to only look to Western Union and the Surviving Corporation for payment of claims for the Merger Agreement. Any amounts remaining unclaimed by stockholders at such time at which such amounts would otherwise escheat to or become property of any governmental authority shall become, to the extent permitted by applicable law, the property of Western Union or its designee, free and clear of all claims or interest of any person previously entitled thereto.
If any stock certificate which immediately prior to the Effective Time represented shares of our common stock entitled to receive the Merger Consideration has been lost, stolen or destroyed, upon the making of an affidavit of that fact by the holder of the certificated shares of our common stock formerly represented by that stock certificate, or by a representative of that holder, claiming that stock certificate to be lost, stolen or destroyed and, if required by Western Union, the delivery by that holder of a customary indemnity (which may include the posting of a bond in a reasonable amount), the Paying Agent (or, if after the dissolution of the fund held by the Paying Agent, Western Union) will pay, in exchange for such lost, stolen or destroyed stock certificate, the applicable aggregate Merger Consideration to be paid in respect thereof pursuant to the Merger Agreement.
Representations and Warranties
The Merger Agreement contains representations and warranties of Intermex, Western Union, and Merger Sub.
Intermex
Some of the representations and warranties in the Merger Agreement made by Intermex are qualified as to “materiality” or “Company Material Adverse Effect.” “Company Material Adverse Effect” is defined in the Merger Agreement to mean any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of Intermex and its subsidiaries taken as a whole. However, none of the following and any effect, change, event or occurrence arising out of or resulting from the following will constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur:
•
any effect, change, event or occurrence generally affecting the industry in which Intermex and its subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation;

•
arising out of, resulting from or attributable to changes or prospective changes in the law or in GAAP or other accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions;

•
the negotiation, execution, announcement or performance of the Merger Agreement or the consummation of the Transactions, provided, however, that this exception shall not apply with respect to (i) the portions of certain representations and warranties (in whole or in relevant part) made by Intermex the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the negotiation, execution, announcement, performance or pendency of the Merger Agreement or the consummation of the Transactions (or the related condition to consummation of the Transactions) and (ii) certain obligations of Intermex, related to carrying on its business in all material respects in the ordinary course of business consistent with past practice;

•
acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism;

•	earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events;

•
any action taken by Intermex or its subsidiaries that is required by the Merger Agreement (other than the obligation to use commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice) or with Western Union’s written consent or at Western Union’s written request, or the failure to take any action by Intermex or its subsidiaries if that action is prohibited by the Merger Agreement;

•
any change or prospective change in Intermex’s credit rating, any decline in the market price, or change in trading volume, of Intermex’s stock, or any failure by Intermex to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the foregoing exceptions of this bullet 7 shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein is or contributed to a Company Material Adverse Event, unless such changes, declines or failures would otherwise be excepted from this definition); or

•	any epidemic, pandemic or disease outbreak.
However, to the extent any effect, change, event or occurrence referred to in bullets 1, 2, 4, 5 or 8 (and the related consequences) immediately above has a disproportionately adverse effect on Intermex and its subsidiaries, as a whole, relative to other companies operating in the money transfer services industry, only the incremental disproportionate impact or impacts of such effect, change, event or occurrence may be taken into account when determining whether a Company Material Adverse Effect has occurred or would reasonably be expected to occur.
In the Merger Agreement, Intermex has made customary representations and warranties to Western Union and Merger Sub that are subject, in some cases, to certain specified exceptions and qualifications contained in the Merger Agreement and which are qualified by information set forth in the Disclosure Letter and certain disclosures in Intermex’s SEC filings and publicly available prior to the date of the Merger Agreement. These representations and warranties relate to, among other things:
•	organization, good standing and subsidiaries;
•	capitalization, the absence of other outstanding equity securities or voting debt, and the ownership of subsidiaries;
•
corporate authority to enter into the Merger Agreement and, subject to the approval of our stockholders representing a majority of the outstanding shares, to consummate the Transactions and the absence of conflicts with Intermex’s organizational documents, applicable laws, judgments, contracts or permits;

•	government consents, approvals, licenses, permits, registrations and filings required to be made in connection with the Merger;
•	SEC filings filed by Intermex since January 1, 2022, financial statements, undisclosed liabilities and information supplied;
•	the absence of certain changes as of March 31, 2025;
•	the absence of certain legal proceedings;
•	compliance with laws including anti-corruption, anti-money laundering, consumer protection and sanctions laws and the possession of permits;
•	certain tax matters;
•	certain employee benefit matters;
•	certain labor matters;
•	certain environmental matters;
•	intellectual property owned, licensed by or used by Intermex and its subsidiaries;
•
data privacy and security and information security, including compliance with applicable privacy and cybersecurity laws and standards and the absence of material data security breaches since January 1, 2022;

•	real and leased property;

•	contracts, including the validity and enforceability of material contracts;
•	maintenance and sufficiency of insurance policies;
•	money transmitter licenses, including the sufficiency and validity of such licenses;
•	no rights agreement and anti-takeover provisions;
•	the opinion of Intermex’s financial advisor, Lazard; and
•	the engagement of brokers and other advisors.
Western Union and Merger Sub
In the Merger Agreement, Western Union and Merger Sub have made customary representations and warranties to Intermex. These representations and warranties relate to, among other things:
•	organization and good standing;
•
authority to enter into the Merger Agreement and to consummate the Transactions thereunder and the absence of conflicts with Western Union’s organizational documents, applicable laws or material contracts;

•	government consents, approvals, licenses, permits, registrations and filings required to be made in connection with the Merger;
•	ownership and operation of Merger Sub as a wholly owned subsidiary of Western Union;
•	sufficiency of funds to pay the amounts required to be paid in connection with, or as a result of, the consummation of the Merger and the Transactions;
•	absence of certain arrangements with Intermex’s management, Board of Directors or beneficial owner of our common stock;
•	brokers and other advisors, including related fees;
•	information supplied for this proxy statement;
•	the absence of certain legal proceedings;
•	the absence of ownership of equity of Intermex; and
•	no “foreign persons” (as defined in Section 721 of title VII of the Defense Production Act of 1950, as amended, and the effective regulations promulgated thereunder).
None of the representations and warranties contained in the Merger Agreement survive past the Effective Time.
Conduct of Business Pending the Merger
The Merger Agreement provides that, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, except (a) as set forth in the Disclosure Letter, (b) as required by applicable law, judgment or a governmental authority, (c) as consented to in writing by Western Union (which consent will not be unreasonably withheld, conditioned or delayed) or (d) as expressly contemplated, required or permitted by the Merger Agreement, Intermex and its subsidiaries will:
•	use commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice;
•	use reasonable best efforts to preserve its business relationships with money transfer agents; and
•
use commercially reasonable efforts to (1) preserve its business relationships with banks, customers, vendors and others doing business with it, (2) maintain and preserve intact its and each of its subsidiaries’ current business organizations, assets and permits and (3) retain the services of its officers and key employees intact.

In addition, Intermex has also agreed that, except (a) as set forth in the Disclosure Letter, (b) as required by applicable law, judgment or governmental authority, (c) as consented to in writing by Western Union (which consent will not be unreasonably withheld, conditioned or delayed) or (d) as expressly contemplated, required or permitted by the Merger Agreement, during the period from the date of the Merger Agreement until the earlier of the termination of the Merger Agreement or the Effective Time, Intermex and its subsidiaries will not, subject in each case to certain specified exceptions, among other things:
•
issue, sell, grant, dispose of or encumber any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity, voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests) or other securities of Intermex or its subsidiaries;

•
redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests) or other securities of Intermex or its subsidiaries;

•	establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any securities or equity interests of Intermex or its subsidiaries;
•
adjust, split, combine, subdivide or reclassify any shares of its capital stock or other equity or voting interests, except for any such transaction by a wholly owned subsidiary of Intermex which remains a wholly-owned subsidiary after consummation of such transaction;

•
incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of Intermex or any of its subsidiaries, guarantee any such indebtedness or debt securities of another person or enter into any “keep well” or other similar agreements to maintain any financial condition of another person;

•	enter into any swap or hedging transaction or other derivative agreements;
•	make any loans, capital contributions to or advances to any other person;
•
sell, lease, exchange, transfer or otherwise dispose of to any person, in a single transaction or series of related transactions (whether by merger, consolidation or sale of stock or assets or otherwise), any of its properties, assets or businesses;

•	transfer, sell, lease, license, subject to any lien (other than a Permitted Lien), cancel, abandon or allow to lapse or expire any material intellectual property owned by Intermex;
•	grant any lien on any of its material assets (other than a Permitted Lien);
•
acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (1) any person, the capital stock or equity securities thereof or a material portion of the assets of any other person or business, or division thereof or (2) any material assets;

•
except as required pursuant to a compensation or benefit plan or arrangement in existence as of the date of the Merger Agreement or permitted to be adopted, established, entered into or amended after the date of the Merger Agreement, (1) grant to any employee or director any increase in compensation or benefits (except for increases in annual base salary or target cash incentive opportunities to (x) employees other than executive officers made in the ordinary course of business consistent with past practice in connection with promotions or annual performance reviews; and (y) executive officers made in the ordinary course of business consistent with past practice in connection with promotions or part of annual performance reviews that do not exceed 3% of annual compensation in effect as of the date of the Merger Agreement); (2) establish, adopt, enter into or amend any compensation or benefit plan or arrangement; (3) take action to accelerate any rights or benefits under any compensation or benefit plan or arrangement; (4) hire or promote any employee or terminate the employment of any employee without cause, other than hirings and promotions in the ordinary course of business consistent with past practice for employees other than executive officers; or (5) take any action which would reasonably be expected to constitute “good reason” (or any similar term) under any agreement entered into with any employee of Intermex or any of its subsidiaries or any compensation or benefit plan or arrangement (in each case, except for providing compensation or benefits to newly hired or promoted employees other than executive officers in the ordinary course of business, consistent with past practice, which have a value that is consistent with the value of the compensation and benefits arrangements previously provided to newly hired or promoted employees in similar positions);
•	establish or recognize any labor union, labor organization, works council or other staff representative body;
•
effectuate a “plant closing” or “mass layoff,” as those terms are defined in the Worker Adjustment and Retraining Notification Act, or any successor federal law (or any equivalent provisions under applicable law);

•	make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of Intermex and its subsidiaries;
•
make (other than consistent with past practice), change or revoke any material tax election, adopt or change any material tax accounting method or change any tax accounting period, enter into any closing agreement or agreement in respect of material taxes with any governmental authority, settle any audit, examination, or other proceeding with respect to any material amount of taxes, consent to any extension or waiver of the limitation period applicable to any material tax claim or assessment, incur any liability for material taxes outside the ordinary course of business, fail to pay any material tax that becomes due and payable (including any estimated tax payments), prepare or file any tax return in a manner inconsistent with past practice, or take any other similar action relating to the filing of any tax return or the payment of any material tax;

•
amend Intermex’s charter documents or amend in any material respect (or in any respect adverse to Western Union, any of its subsidiaries or the Transactions) the organizational documents of any subsidiaries of Intermex;

•
settle (or enter into any contract involving or providing for the settlement of, or other arrangements providing concessions with respect to) any pending or threatened action against Intermex or any of its subsidiaries;

•
consummate (1) any plan of complete or partial liquidation or dissolution of Intermex or any of its subsidiaries, or (2) a restructuring, recapitalization or other reorganization of Intermex or any of its subsidiaries;

•	make certain capital expenditures;
•	cancel, modify or waive any debts or claims held by Intermex or any of its subsidiaries or waive any rights held by Intermex or any of its subsidiaries;
•
fail to maintain in full force and effect in all material respects, or fail to promptly replace or renew, (1) the material insurance policies of Intermex and its subsidiaries to the extent commercially reasonable and (2) the money transmitter licenses (including any such additional money transmitter licenses as may be required to continue to operate in the ordinary course of business in all material respects);

•
take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Merger set forth in the Merger Agreement to not be satisfied, or the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions;

•
engage in any transactions, agreements, arrangements or understandings with any affiliate or other person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act (i.e., “related party transactions”);

•
terminate (other than any termination in accordance with the terms thereof that occurs automatically or any termination relating to a counterparty’s material breach) or amend in any material respect any Material Contract (as defined in the Merger Agreement) or enter into any contract which if entered into prior to the date of the Merger Agreement would qualify as certain Material Contracts; or

•	authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions.

To the extent any action listed immediately above would otherwise be permitted as a result of it being a transaction between and among Intermex and its wholly-owned subsidiaries, any such actions may only be permitted to the extent that such action is not reasonably expected to adversely affect Western Union or the consummation of the Transactions.
Notwithstanding the foregoing, nothing in the Merger Agreement is intended to give Western Union or Merger Sub, directly or indirectly, the right to control or direct the operations of Intermex or its subsidiaries prior to the Effective Time.
Takeover Proposals
Under the Merger Agreement, during the period from the execution and delivery of the Merger Agreement and until the earlier of the Effective Time or the valid termination of the Merger Agreement, Intermex has agreed that it and its subsidiaries will not, and Intermex will use its reasonable best efforts to cause its and its subsidiaries’ respective representatives not to, directly or indirectly:
•
initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, a Takeover Proposal or a Potential Takeover Proposal;

•
engage in, continue or otherwise participate in any negotiations or discussions concerning (except to notify any person of the non-solicitation provisions of the Merger Agreement), or provide access to its properties, books and records or any confidential information or data to any person in connection with or relating to any Takeover Proposal or a Potential Takeover Proposal;

•	approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal;
•
execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement, merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal (each, a “Company Acquisition Agreement”); or

•	resolve or agree to do any of the foregoing.
Intermex will be responsible for any action taken by its representatives, its subsidiaries or its subsidiaries’ representatives that, had Intermex taken such action, would constitute a breach of the non-solicitation obligations set forth in the Merger Agreement and summarized in this section of this proxy statement. Any such action taken by any representative of Intermex or by any of its subsidiaries or its subsidiaries’ representatives will constitute a breach of the Merger Agreement by Intermex.
Further, from the date of the Merger Agreement until the earlier of the valid termination of the Merger Agreement or obtaining the requisite Intermex stockholder approval, Intermex will promptly (and in any event within 24 hours) provide Western Union with written notice of receipt of any inquiries, proposals, offers or requests for information that constitutes a Takeover Proposal or that would reasonably be expected to result in or lead to a Takeover Proposal. Such notice will indicate the identity of the third party making the inquiry, proposal, offer or request for information, and include a summary of the material terms and conditions thereof, along with copies of any draft agreements, term sheets, indications of interest or similar documents received from such third party related to such Takeover Proposal or Potential Takeover Proposal. Intermex has agreed to keep Western Union reasonably informed on a reasonably current basis with respect to the status of and any material developments relating to any Takeover Proposal or Potential Takeover Proposal or the negotiations or discussions relating thereto, and will, as promptly as reasonably possible, provide Western Union with copies of any draft agreements, indications of interest or similar documents received by Intermex or any of its subsidiaries or any of its or their respective representatives from or on behalf of the person or group of persons making such Takeover Proposal or any of its or their representatives or provided by or on behalf of Intermex or any of its subsidiaries or any of its or their respective representatives to the person or group of persons making such Takeover Proposal or any of their representatives, in each case, relating to such Takeover Proposal.
Notwithstanding the restrictions described above, if at any time prior to obtaining the required Intermex stockholder approval, Intermex receives an unsolicited Takeover Proposal from any third party after the date of the Merger Agreement that did not result from a material breach of the non-solicitation provisions of the Merger Agreement, then:
(i)	Intermex and its representatives may contact such third party making the Takeover Proposal or its representatives (A) through the submission of written questions solely to clarify the terms and conditions of such Takeover Proposal (and not to negotiate), provided that such communications are also provided to Western Union and comply with other requirements, in accordance with the Merger Agreement; (B) to request that any Takeover Proposal made orally be made in writing; or (C) to notify such third party or its representatives and financing sources of the non-solicitation provisions of the Merger Agreement; and
(ii)
if the Board of Directors or the Strategic Alternatives Committee determines in good faith, after consultation with its financial advisors and legal counsel, that the Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal, then Intermex and any of its representatives may, as applicable:

(x)
enter into an Acceptable Confidentiality Agreement with the third party making such Takeover Proposal and furnish information (including non-public information) with respect to Intermex and its subsidiaries and/or provide access to the properties, books, contracts and records of Intermex and its subsidiaries, in each case, to the third party who has made such Takeover Proposal and its respective representatives and financing sources; and

(y)	engage in or otherwise participate in discussions or negotiations with the third party making such Takeover Proposal and its representatives and financing sources.
Nothing in the Merger Agreement will permit the Board of Directors to make an Adverse Recommendation Change (which we define below) except to the extent permitted by the Merger Agreement and summarized in the section of this proxy statement captioned “The Merger Agreement — The Board of Directors’ Recommendation; Adverse Recommendation Change.”
For purposes of this proxy statement and the Merger Agreement:
•
“Acceptable Confidentiality Agreement” means any confidentiality agreement entered into by Intermex from and after the date of the Merger Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to Intermex than those contained in the nondisclosure Agreement dated as of December 5, 2024, by and between Intermex and Western Union (the “Nondisclosure Agreement”), except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or any confidentiality agreement entered into prior to the date of the Merger Agreement, it being understood that Intermex, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any person or group of persons; provided, however, that any Acceptable Confidentiality Agreement shall not prohibit compliance by Intermex or any of its subsidiaries with any of the provisions of the Merger Agreement.

•	“Company Board Recommendation” means the Board of Directors’ recommendation that our stockholders vote in favor of the Merger Proposal.
•	“Potential Takeover Proposal” means any proposal, inquiry or offer that could reasonably be expected to lead to a Takeover Proposal.
•
“Superior Proposal” means any bona fide written qualifying Takeover Proposal made after the date of the Merger Agreement that the Board of Directors or the Strategic Alternatives Committee has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to Intermex’s stockholders than the Transactions from a financial point of view (taking into account all the terms and conditions of such proposal and the Merger Agreement (including any changes proposed by Western Union to the terms of the Merger Agreement and the potential time delays)) and (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of the Merger Agreement, in the case of clause (i) and (ii), considered relevant by the Board of Directors or the Strategic Alternatives Committee; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “20%” and “80%” in the definition of Takeover Proposal shall be deemed to be references to “50%.”

•
“Takeover Proposal” means any inquiry, proposal or offer from any person or group (other than Western Union and its subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of 20% or more of the consolidated assets of Intermex and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors or the Strategic Alternatives Committee) or 20% or more of the consolidated revenues, operating income or net income, including through the acquisition of one or more subsidiaries of Intermex owning such assets, (ii) acquisition of securities representing 20% or more of the voting power of the then outstanding common stock or other voting securities of Intermex, (iii) tender offer or exchange offer that if consummated would result in any person or group beneficially owning securities representing 20% or more of the voting power of the then outstanding common stock or other voting securities of Intermex, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving Intermex or any of its subsidiaries pursuant to which such person or group (or the stockholders of any person) would acquire, directly or indirectly, 20% or more of the consolidated assets of Intermex and its subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors or the Strategic Alternatives Committee) or securities representing 20% or more of the aggregate voting power of Intermex’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving Intermex or the resulting direct or indirect parent of Intermex or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of 20% or more of the total voting power of the outstanding common stock of Intermex, (vi) any transaction in which the holders of the voting power of Intermex immediately prior to such transaction own 80% or less of the voting power of Intermex immediately following the transaction, or (vii) any combination of the foregoing; provided, however, that the Merger Agreement and the Transactions shall not be deemed a Takeover Proposal.
The Board of Directors’ Recommendation; Adverse Recommendation Change
As described above, and subject to the provisions described below, the Board of Directors unanimously recommends that you vote (1) “FOR” the Merger Proposal; (2) “FOR” the Compensation Proposal; and (3) “FOR” the Adjournment Proposal.
Except as permitted by the terms of the Merger Agreement, until the earlier of the Effective Time or the valid termination of the Merger Agreement, neither the Board of Directors nor any committee thereof, including the Strategic Alternatives Committee, may:
•	fail to include the Company Board Recommendation in this proxy statement;
•	withhold, withdraw or modify in a manner adverse to Western Union the Company Board Recommendation, or publicly propose to do any of the foregoing;
•	recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any stockholders, a Takeover Proposal, or propose publicly to do any of the foregoing;
•
fail to recommend against any Takeover Proposal that has been publicly disclosed by the date that is the earlier of (i) five business days prior to the Company Stockholders’ Meeting and (ii) ten business days after the public disclosure thereof (with any action described in the foregoing being referred to as an “Adverse Recommendation Change”);

•	execute or enter into (or cause or permit Intermex or any of its subsidiaries to execute or enter into) any Company Acquisition Agreement, other than any Acceptable Confidentiality Agreement;
•
take any action to make the provisions of any anti-takeover law or any restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of Intermex, inapplicable to any transactions contemplated by a Takeover Proposal (including approving any transaction under the DGCL); or

•	resolve, agree or propose to take any such actions.
However, none of the following actions, taken by the Board of Directors and any committee thereof, including the Strategic Alternatives Committee, will be deemed to be an Adverse Recommendation Change:
(i)
making a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act instructing the stockholders of Intermex not to take any action in respect of a publicly disclosed Takeover Proposal pending further communication from the Board of Directors or the Strategic

Alternatives Committee, provided, that such communication includes a statement that the Board of Directors and the Strategic Alternatives Committee have not changed or withdrawn the recommendation of the Board of Directors to approve the Merger;
(ii)
electing to take no position with respect to a Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth business day prior to the Company Stockholders’ Meeting or (II) the close of business on the tenth business day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on the tenth business day the Board of Directors and the Strategic Alternatives Committee publicly recommend against such tender offer or exchange offer;

(iii)
if required by applicable law, disclosing that the Company has received a Takeover Proposal and determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal (as defined in the Merger Agreement), provided that such disclosure states that the Board of Directors and the Strategic Alternatives Committee have not changed or withdrawn the recommendation of the Board of Directors; and

(iv)
if required by applicable law, disclosing that Intermex has delivered to Western Union a notice that Intermex has received a Superior Proposal and determined that the applicable Qualifying Takeover Proposal constitutes a Superior Proposal.

Notwithstanding the foregoing restrictions or anything to the contrary set forth in the Merger Agreement, at any time prior to obtaining the requisite Intermex stockholder approval, the Board of Directors or the Strategic Alternatives Committee may (I) make an Adverse Recommendation Change in response to an Intervening Event (which we define below) or (II) if the Company has received a binding offer for a Superior Proposal and the Company has complied in all material respects with relevant provisions of the Merger Agreement in relation to such Superior Proposal (A) make an Adverse Recommendation Change and (B) cause the Company to enter into a definitive agreement to consummate such Superior Proposal and terminate the Merger Agreement, if, in each case, all of the following conditions are met:
•
the Board of Directors or the Strategic Alternatives Committee has determined in good faith, after consultation with its financial advisors and outside legal counsel, that failure to take such actions is likely to be inconsistent with the directors’ fiduciary duties under applicable law;

•
Intermex must provide written notice to Western Union at least five calendar days prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal of its intent to take such action, specifying the reasons therefor, including, as applicable, the Intervening Event and in the case of receipt of a Superior Proposal, the identity of the party making such Superior Proposal (including a copy of such definitive acquisition agreement to be entered into in connection with such Superior Proposal) (which we refer to as a “Change of Recommendation/Termination Notice”);

•
prior to effecting an Adverse Recommendation Change or terminating the Merger Agreement to concurrently enter into a definitive agreement with respect to a Superior Proposal, Intermex negotiates and causes its representatives to negotiate with Western Union in good faith (to the extent Western Union desires to negotiate) during the five calendar day period to enable Western Union to propose in writing a binding offer to effect revisions to the terms of the Merger Agreement as would obviate the basis for an Adverse Recommendation Change or such termination of the Merger Agreement; and

•
no earlier than the end of the five calendar day period, the Board of Directors or the Strategic Alternatives Committee determines (after consultation with its financial advisors and outside legal counsel), after considering in good faith any such binding offer proposed by Western Union during the five day period, that such Qualifying Takeover Proposal would continue to constitute a Superior Proposal if the revisions proposed in Western Union’s binding offer were to be given effect and the failure to take such action is likely to be inconsistent with the directors’ fiduciary duties under applicable Law or such Intervening Event continues to require an Adverse Recommendation Change, as applicable.

Following delivery of a Change of Recommendation/Termination Notice in the case of a Superior Proposal, in the event of any material revision to the Takeover Proposal, Intermex must provide a new Change of Recommendation/Termination Notice to Western Union, and any Adverse Recommendation Change or termination of the Merger Agreement to enter into a definitive agreement with respect to a Superior Proposal following delivery of a new Change of Recommendation/Termination Notice will again be subject to the procedures described above, except that references to five calendar days will be deemed to be three calendar days.
For purposes of this proxy statement and the Merger Agreement:
•
“Intervening Event” means an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Takeover Proposal or Superior Proposal, or any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or Superior Proposal) that is material to Intermex and its subsidiaries, taken as a whole, and was neither known to, nor reasonably foreseeable by, the Board of Directors or the Strategic Alternatives Committee as of the date of the Merger Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors or the Strategic Alternatives Committee as of the date of the Merger Agreement).

Stockholder Meeting
Intermex has agreed to establish a record date for, duly call, give notice of, convene and hold the Company Stockholders’ Meeting for the purpose of obtaining the requisite Intermex stockholder approval. The Company Stockholders’ Meeting shall be held as soon as reasonably practicable after the earlier of: (i) if Intermex does not receive comments from the SEC with respect to the preliminary proxy statement and does not reasonably believe that it will receive comments, the date that is the eleventh calendar day immediately following the date of filing of the preliminary proxy statement with the SEC, and (ii) if Intermex does receive comments from the SEC with respect to the preliminary proxy statement, the date Intermex receives clearance by the SEC with respect to such comments.
Notwithstanding anything to the contrary contained in the Merger Agreement, Intermex shall not adjourn or postpone the Company Stockholders’ Meeting without prior written consent of Western Union (not to be unreasonably withheld, conditioned, or delayed). Under certain specified conditions, Intermex may adjourn or postpone the Company Stockholders’ Meeting, but may not do so by more than 20 days after the originally scheduled date without the prior written consent of Western Union. Upon request by Western Union, Intermex shall adjourn, postpone or recess the Company Stockholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval (if, at the time of such request, Western Union does not reasonably expect there to be sufficient proxies for purposes of obtaining the Company Stockholder Approval). Intermex will not be required to adjourn, postpone or recess the Company Stockholders’ Meeting to a date that is more than 20 days, in the aggregate, after the originally scheduled date. The record date of the Company Stockholders’ Meeting may not be changed without Western Union’s prior written consent (such consent not to be unreasonably withheld, conditioned or delayed), unless required by applicable law or the organizational documents of Intermex.
Notices, Filings, Consents and Approvals
Subject to the terms of the Merger Agreement, Western Union, Merger Sub and Intermex have agreed to use their reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for in the Merger Agreement) to as promptly as reasonably practicable:
•
consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents,

•
obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority or third party necessary, proper or advisable to consummate the Transactions,

•	execute and deliver any additional instruments necessary to consummate the Transactions,
•
defend or contest in good faith any action brought by any governmental authority or a third party or any judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions, and

•
file all applicable Money Transmitter License surrender applications with respect to Envios de Valores La Nacional Corp. in the jurisdictions specified in the Merger Agreement and obtain all related approvals from any applicable governmental authority that are necessary, proper or advisable to effect such Money Transmitter License surrenders.

In the event that the parties shall fail to obtain any such third party consent (other than with a governmental authority), Intermex shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Western Union, to minimize any adverse effect upon Intermex and its subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in the Merger Agreement, in connection with obtaining any such approval or consent from any such third parties (other than governmental authorities) with respect to any transaction contemplated by the Merger Agreement:
•
none of Intermex or any of its subsidiaries shall be required to, or, without the prior written consent of Western Union, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and

•
none of Western Union, Merger Sub or any of their affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.

Western Union, its subsidiaries (including Merger Sub) and its affiliates are not required under the Merger Agreement to (and Intermex will not, and will not permit any of its subsidiaries to, take any of the following actions without the prior written consent of Western Union):
•	divest or hold separate any of their respective assets, voting securities, entities, or business lines,
•	terminate or modify any of their respective existing relationships or contractual rights,
•	(A) limit their conduct or actions to be taken after the Closing or (B) modify any of their business or operational practices, or
•
enter into a consent decree or order requiring the divestiture, licensing or holding separate of any of their respective assets or voting securities or the termination or modification of their respective existing relationships and contractual rights.

Notwithstanding anything to the contrary in the Merger Agreement, Western Union, after, to the extent permitted by law, consulting in good faith with Intermex and considering in good faith Intermex’s views and comments (and including in any filing, correspondence, document, response or other communication, any comments reasonably proposed by Intermex), shall have the principal responsibility for
•
controlling the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any governmental authority in connection with the Transactions, and

•
coordinating the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any governmental authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any governmental authority relating to the Transactions and of all other regulatory matters incidental thereto.

Each of Intermex, Western Union and Merger Sub agreed to make (and cause its affiliates to make) (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of the Merger Agreement (and in any event within 20 business days following the date of the Merger Agreement), unless otherwise agreed by Western Union, Intermex and Merger Sub and (ii) subject to the following sentence, such filings and submissions to the extent required in connection with obtaining the Money Transmitter Requirement Approvals as promptly as reasonably practicable following the date of the Merger Agreement.
With respect to the Money Transmitter Requirement Approvals, each of Western Union and Intermex agreed to use its reasonable best efforts and cooperate with the other parties in:
•
timely making inquiries with governmental authorities regarding the Money Transmitter Requirement Approvals (if and to the extent necessary to determine if a filing or submission is required or advisable in connection with the Merger),

•	determining if any Money Transmitter Requirement Approvals are not required by governmental authorities in connection with the Merger, and
•
timely making such filings and submissions required to be made by it in connection with obtaining the applicable Money Transmitter Requirement Approvals (except with respect to such jurisdictions where the parties agree that no Money Transmitter Requirement Approval or filing or submission in connection therewith is required or advisable).

Each of Intermex, Western Union and Merger Sub agreed to use its reasonable best efforts to supply (and cause their respective affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the relevant governmental authority with respect to the antitrust laws or in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations).
Western Union and Intermex are each responsible for 50% of all filing fees in connection with any filings required to be made pursuant to the Merger Agreement.
Each of Intermex, Western Union and Merger Sub has agreed to (and shall cause their respective controlled affiliates to) use reasonable best efforts to:
(i)
promptly cooperate in all respects with each other in connection with any necessary, proper or advisable submissions, consents, approvals, filings, and certain other actions before and documents with any governmental authority in connection with the Transactions and in connection with any investigation or other inquiry by or before any governmental authority relating to the Transactions or any proceeding initiated by a private person;

(ii)
keep the other parties reasonably informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, any governmental authority regarding any of the Transactions and giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any governmental authority, to the extent reasonably practical and not prohibited by such governmental authority;

(iii)
subject to applicable laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties with respect to information relating to the other parties and their respective subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third person or any governmental authority in connection with the Transactions, other than “transaction-related documents” as that term is used in the rules and regulations under the HSR Act;

(iv)
to the extent permitted by any applicable governmental authority or other person, give representatives of the other parties the opportunity to attend and participate in any meeting or conference in connection with the Transactions; and

(v)
promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, any governmental authority.

Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, DOJ or any other governmental authority, a party shall send the other parties such document or information reasonably in advance of such submission, and such document or information shall not be submitted to the FTC, DOJ or any other governmental authority without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed). No party shall meet or engage in material conversations with any governmental authority or representative of such governmental authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent not precluded by applicable law or regulation or exempted by this Agreement, offers the other parties the opportunity to participate in such meeting or conversation. Each of the parties will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a governmental authority to the extent reasonably practical and not prohibited by such governmental authority.

Employee Benefits
For twelve months following the Effective Time, Western Union has agreed to provide each Intermex employee who continues employment following the Effective Time, for so long as he or she remains in the employment of the Surviving Corporation and its subsidiaries, with: (i) a base salary or wage rate and target short-term cash incentive opportunity that are no less favorable taken as a whole than those provided by Intermex immediately prior to the Effective Time; (ii) a target long-term equity incentive opportunity which is no less favorable than those provided to similarly-situated employees of Western Union and (iii) other employee benefits that are no less favorable in the aggregate than either (A) those provided to such Intermex employee immediately prior to the Effective Time or (B) those provided to similarly-situated employees of Western Union or its subsidiaries.
The Merger Agreement further provides that, to the extent that Western Union makes any employee benefit plan or other compensation or severance arrangement available to Intermex employees on or following the Effective Time, Western Union will grant credit for such employees’ service with Intermex for all purposes (including determining eligibility to participate, level of benefits, and vesting), other than benefit accruals and early retirement subsidies, except to the extent credit for such service would result in any duplication of benefits for the same period of service.
In addition, Western Union will use commercially reasonable efforts to waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Western Union, the Surviving Corporation or any of their respective subsidiaries in which continuing Intermex employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, unless they would not have been satisfied or waived under the comparable Intermex benefit plan prior to the Effective Time. Further, Western Union will, or will cause the Surviving Corporation and its subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each continuing employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which such employees will be eligible to participate following, and in the calendar year including, the Effective Time.
Additionally, for each employee who continues employment following the Effective Time and is entitled to receive an annual bonus pursuant to the terms of any Intermex benefit plan, Western Union will, and will cause the Surviving Corporation and its subsidiaries to, pay such employee a bonus payment for the applicable year in which the Effective Time occurs; provided that Western Union may make good faith modifications to the performance metrics used to determine such amounts to address the impact of the Transactions and the post-Closing structure.
Additionally, at or following the Closing, Intermex will, and Western Union will cause Intermex to, pay through the payroll of Intermex or one of its subsidiaries any and all retention bonuses earned under the terms of the Retention Bonus Program.
Indemnification and Insurance
The Merger Agreement provides for certain indemnification, expense advancement and exculpation rights in favor of Intermex’s or any of its subsidiaries’ current or former directors and officers or any person who was, at the Effective Time is, or at any time prior to the Effective Time was, indemnified pursuant to the governing documents of Intermex and its subsidiaries or pursuant to any other agreement in existence as of the date of the Agreement providing for indemnification or advancement of expenses (who we refer to collectively as “Indemnified Persons”). In addition, all rights to indemnification, expense advancement and exculpation provided to the Indemnified Persons in the certificate of incorporation or bylaws (or similar governing documents) of Intermex or its applicable subsidiaries, with respect to any acts or omissions occurring or alleged to have occurred at or prior to the Effective Time will continue in full force and effect until the sixth anniversary of the Effective Time.
The Merger Agreement also provides that, prior to the Closing, Intermex will purchase a six-year prepaid “tail” policy (the “D&O Tail Policy”) on terms and conditions providing at least substantially equivalent benefits as the current policies of the directors’ and officers’ liability insurance maintained by Intermex with respect to matters existing or occurring prior to the Effective Time, covering with limitation the Transactions. Notwithstanding the foregoing, the maximum aggregate premium for the D&O Tail Policy that Intermex shall be required to expend shall not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement under Intermex’s existing directors’ and officers’ liability insurance policy. The Surviving Corporation will use reasonable best efforts to cause such D&O Tail Policy to be maintained in full force and effect for its full term and to honor its obligations thereunder.

Notification of Certain Matters; Stockholder Litigation
Intermex and Western Union have agreed to provide each other with prompt written notice of (i) to the extent permitted by applicable law, any notice or other communication received by such party from any governmental authority in connection with the Merger Agreement or the Transactions or from any person or entity alleging that the consent of such person or entity is or may be required in connection with the Transactions and (ii) any actions commenced or threatened against such party in relation to the Merger Agreement or the Transactions. Intermex will give Western Union the opportunity to participate in the defense or settlement of any stockholder litigation against Intermex or its directors or officers relating to the Merger Agreement or the Transactions.
Intermex will also give prompt written notice to Western Union of (i) to the extent permitted under applicable law, the commencement of any material investigation by a governmental authority or any material notice or other communication received by Intermex or any of its subsidiaries from any governmental authority in connection with a potential or ongoing investigation and (ii) any material actions commenced or threatened against Intermex or its subsidiaries. To the extent permitted under applicable law, Intermex has also agreed to consult with Western Union regarding any response or action plan with respect to the foregoing matters.
Access
Intermex has agreed, subject to applicable law and any applicable judgment, upon reasonable notice, to (i) afford Western Union and its representatives reasonable access during normal business hours, to the officers, employees, agents, properties, books, contracts and records of Intermex and its subsidiaries and (ii) furnish promptly to Western Union such information concerning its business, personnel, assets, governmental authority, customer, vendor and agent relationships, liabilities and properties as Western Union may reasonably request, subject to customary exceptions and limitations.
Delisting
Western Union has agreed to use reasonable best efforts to cause the shares of our common stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time and, prior to the Effective Time, Intermex shall reasonably cooperate with Western Union in connection therewith.
Communications with Money Transfer Agents
Intermex has agreed to cooperate with Western Union to develop and implement a communication plan concerning the Transactions with respect to communicating with and retaining existing money transfer agents. During the pre-Closing period, any communications of Intermex, its subsidiaries or any of their respective representatives with such existing money transfer agents concerning the Transactions, including regarding post-Closing integration matters with Western Union or any subsidiary or affiliate of Western Union, shall be consistent with the communication plan mutually developed between the parties.
Financing Assistance
Subject to certain limitations, Intermex has agreed to use its reasonable best efforts to provide, at Western Union’s sole cost and expense, such customary cooperation and customary and reasonably available financial information and data (including any required historical financial statements and information that may be necessary to prepare any required pro forma financial statements), in each case, that is in the possession of Intermex at such time and reasonably requested by Western Union in connection with any potential debt financing in connection with the Transactions, and at the request of Western Union, customary “comfort letters” with respect to historical financial statements.
Conditions to the Closing of the Merger
The respective obligations of Western Union, Merger Sub and Intermex to consummate the Merger are subject to the satisfaction or waiver by each of Western Union and Intermex (where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•	no Restraint will be in effect;

•
the waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act has expired or early termination thereof has been granted, which waiting period expired at 11:59 pm Eastern Time on October 6, 2025; and

•	the requisite Intermex stockholder approval has been obtained in accordance with the DGCL.
In addition, the obligations of Western Union and Merger Sub to consummate the Merger are further subject to the satisfaction or waiver by Western Union (where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•
certain of Intermex’s representations and warranties (i) related to Intermex’s capitalization will be true and correct in all respects as of the Closing Date (as defined in the Merger Agreement) as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for any inaccuracies that are de minimis in the aggregate, (ii) related to Intermex’s organization and qualification, subsidiaries, corporate power, certain tax matters and brokers and certain expenses will be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all material respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date) and (iii) related to the absence of certain changes will be true and correct in all respects as of the Closing Date as though made as of the Closing Date;

•
Intermex’s other representations and warranties will be true and correct (without giving effect to any qualification as to “materiality” or “Company Material Adverse Effect” qualifiers set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect;

•	Intermex will have complied with or performed in all material respects any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Closing;
•	since the date of the Merger Agreement, no Company Material Adverse Effect will have arisen or occurred;
•
Intermex will have delivered to Western Union a certificate, signed on behalf of Intermex by an executive officer of Intermex, certifying that the conditions set forth in the four bullet points immediately above have been satisfied;

•
the applicable Money Transmitter Requirement Approvals (A) in the jurisdictions set forth in the Disclosure Letter of Western Union and (B) in any other jurisdictions where required by applicable law for Intermex and its subsidiaries to operate following the Closing in materially the same manner as operated as of the date of the Merger Agreement shall have been received and remain in full force and effect; and

•	the consents, approvals or other clearances set forth in the Disclosure Letter of Western Union shall have been obtained and be in full force and effect.
In addition, the obligations of Intermex to consummate the Merger are subject to the satisfaction or waiver by Intermex (where permissible under applicable law) at or prior to the Effective Time of each of the following conditions:
•
the representations and warranties of Western Union will be true and correct (without giving effect to any qualification as to “materiality” set forth therein) in all respects as of the Closing Date as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case, as of such earlier date), except where the failure to be so true and correct would not, individually or in the aggregate, materially delay or materially impair the ability of Western Union or Merger Sub to consummate the Merger;

•
each of Western Union and Merger Sub will have complied with or performed in all material respect any agreement or covenant to be performed, or complied with, by it under the Merger Agreement at or prior to the Closing; and

•
Western Union will have delivered to Intermex a certificate, signed on behalf of Western Union and Merger Sub by an executive officer of Western Union, certifying that the conditions set forth in the two bullet points immediately above have been satisfied.

Termination of the Merger Agreement
The Merger Agreement may be terminated and the Transactions may be abandoned at any time prior to the Effective Time in the following ways:
•	by mutual written agreement of Western Union and Intermex;
•	by either Intermex or Western Union:
○
if the Effective Time shall not have occurred prior to Outside Date, provided that the Outside Date (a) will be automatically extended to August 10, 2026 if certain of the conditions to closing have not been satisfied or waived (to the extent due to a Restraint relating to any antitrust law, the Money Transmitter Requirement Approval, or certain other consents, approvals or clearances required under the Merger Agreement), but all of the other closing conditions have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing, which conditions would reasonably be expected to be satisfied if the closing were to occur on the Outside Date) and (b) will be automatically further extended to November 10, 2026 if, as of August 10, 2026, there is any Restraint with respect to any Money Transmitter Requirement Approval or the condition as to the Money Transmitter Requirement Approval has not been satisfied or waived, in each case, solely with respect to certain specified states as set forth in the Merger Agreement, but all of the other closing conditions have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the closing, which conditions would reasonably be expected to be satisfied if the closing were to occur on the Outside Date);

○
if there exists any Restraint which has become final and non-appealable, except the right to so terminate the Merger Agreement will not be available to any party whose breach of its representations, warranties or obligations under the Merger Agreement has been the proximate cause of or resulted in the existence of such Restraint; or

○	if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) has concluded and the requisite Intermex stockholder approval is not obtained;
•	by Intermex:
○
if either Western Union or Merger Sub breaches any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured, or if capable, is not cured within forty-five calendar days following receipt by Western Union of notice from Intermex of such breach, untruth, inaccuracy or failure to perform, provided that Intermex is not in material breach of its representations, warranties, covenants or agreements under the Merger Agreement; or

○
to enter into a Company Acquisition Agreement that provides for a Superior Proposal (prior to receipt of the requisite Intermex stockholder approval), provided that Intermex has complied with the applicable provisions of the Merger Agreement and paid the Company Termination Fee concurrently with such termination.

•	By Western Union:
○
if Intermex breaches any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or fails to perform under any covenants or agreements set forth in the Merger Agreement, which breach, untruth, inaccuracy or failure to perform (a) would give rise to a failure of certain conditions to close and (b) is incapable of being cured, or if capable, is not cured within forty-five calendar days following receipt by Intermex of notice from Western Union of such breach, untruth, inaccuracy or failure to perform, provided that Western Union or Merger Sub are not in material breach of any of its representations, warranties, covenants or agreements under the Merger Agreement; or

○	if the Board of Directors or the Strategic Alternatives Committee has made an Adverse Recommendation Change.
If the Merger Agreement is properly and validly terminated, the Merger Agreement will be of no further force or effect (other than the confidentiality and certain other specified provisions therein) and, subject to the payment of the Company Termination Fee or the Parent Termination Fee (each of which we define below), there will be no liability of any party or parties to the Merger Agreement or their respective directors, officers and, affiliates, except no party will be relieved from any liability or damage resulting from any fraud or willful breach of the Merger Agreement.
Expenses; Termination Fees
Except as set forth in the Merger Agreement and summarized below, all fees and expenses incurred in connection with the Merger Agreement and the Transactions will be paid by the party or parties, as applicable, incurring such expenses whether or not the Merger is consummated.
As noted above, Intermex will be required to pay to Western Union a termination fee of $19,800,000 (the “Company Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Western Union in the event that:
•
the Merger Agreement is terminated by Intermex or Western Union for failure to receive the requisite approval of the Intermex stockholders or the failure by Intermex to comply with its representations and covenants required under the Merger Agreement; provided that (A) a Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of the Merger Agreement (or in the case of a termination for failure by Intermex to comply with its representations and covenants, made known to Intermex) and not withdrawn prior to the date of the Company Stockholders’ Meeting or the breach of the Merger Agreement, as applicable, and (B) within 12 months after the date the Merger Agreement is terminated, Intermex or any of its subsidiaries consummates a Takeover Proposal or enters into a definitive agreement with respect to a Takeover Proposal (whether or not with the person or persons that made the Takeover Proposal referred to in clause (A)) and consummates such Takeover Proposal described in this clause (B); provided, however, that, (1) for purposes of clauses (A) and (B), the references to “20%” in the definition of Takeover Proposal shall be deemed to be references to “50%”, (2) with respect to a termination for failure of Intermex to comply with Intermex representations and covenants, such failure resulted from a willful breach by Intermex and (3) if the purchase price and implied valuation of Intermex provided for in such Takeover Proposal described in this clause (B) is less than that in the Takeover Proposal described in clause (A), then no Company Termination Fee shall be payable unless the Takeover Proposal in this clause (B) is with one or more of the persons that made the Takeover Proposal described in clause (A) or one or more of their affiliates, which payment shall be made within two business days after the consummation of the Takeover Proposal;

•	the Merger Agreement is terminated by Western Union as a result of an Adverse Recommendation Change, which payment shall be made within two business days after such termination; or
•
the Merger Agreement is terminated by Intermex to enter into a Company Acquisition Agreement that provides for a Superior Proposal (prior to receipt of the requisite Intermex stockholder approval), which payment shall be made substantially simultaneously with such termination (and in any event, not later than the next business day, provided that such termination will not be effective until the date of such payment).

Western Union will be required to pay to Intermex a termination fee of $27,300,000 (the “Parent Termination Fee”) by wire transfer of immediately available funds to an account designated in writing by Intermex in the event that the Merger Agreement is terminated by Intermex or Western Union as a result of the Effective Time not having occurred by the Outside Date (as may be extended pursuant to the terms of the Merger Agreement) and, at the time of such termination, all closing conditions shall have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing), because of the existence of a Restraint under any applicable antitrust law, which payment shall be made no later than two business days after such termination.
In no event will Intermex be required to pay the Company Termination Fee on more than one occasion. In no event will Western Union be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.

If either party fails to pay the Company Termination Fee or Parent Termination Fee, as applicable, in a timely manner then the non-paying party will (i) reimburse the other party for all reasonable and documented out-of-pocket costs and expenses incurred in the collection of such overdue amount and (ii) pay the other party interest on the amount payable from and including the date payment of such amount was due to but excluding the date of actual payment at the prime rate set forth in The Wall Street Journal in effect on the date such payment was required to be made.
The payment of the applicable Company Termination Fee or Parent Termination Fee (and interest payments in respect of any overdue payment, if applicable) will be the sole and exclusive remedy of Western Union, Merger Sub and Intermex, as applicable, in the event of termination of the Merger Agreement under circumstances requiring the payment of such termination fee for any and all losses suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform under the Merger Agreement or otherwise relating to or arising out of the Merger Agreement or the Transactions (except that such payment will not limit the rights or remedies of either party or any of its affiliates under the equitable remedy provisions described in the section of this proxy statement captioned “The Merger Agreement — Specific Performance; Remedies” below or in the case of fraud or willful breach).
Amendment
To the extent permitted by law and subject to the other provisions of the Merger Agreement, the Merger Agreement may be amended by the parties at any time prior to the Effective Time by execution of an instrument in writing signed on behalf of each of Western Union, Merger Sub and Intermex (except that following receipt of the requisite Intermex stockholder approval, there will be no amendment or change to the provisions of the Merger Agreement which by law would require further approval by our stockholders without such approval).
Governing Law
The Merger Agreement is governed by and will be construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than the State of Delaware.
Specific Performance; Remedies
The parties to the Merger Agreement agreed that in the event of any breach by Intermex, on the one hand, or Western Union and/or Merger Sub, on the other hand, of any of their respective covenants or obligations set forth in the Merger Agreement, the non-breaching party or parties are entitled (without proof of actual damages or otherwise or posting or securing any bond) to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of the Merger Agreement and to enforce specifically the terms and provisions thereof. The parties agree not to oppose the availability of the equitable remedy of specific performance on the basis that the other party has an adequate remedy at law or an award of specific performance is not an appropriate remedy for any reason at law or in equity.

MARKET PRICES AND DIVIDEND DATA
Our common stock is listed on Nasdaq under the symbol “IMXI.” As of the Record Date, there were [  ] shares of our common stock outstanding. We have never declared or paid any cash dividends on our common stock.
The following table presents the high and low intra-day sale prices of our common stock on Nasdaq during the fiscal quarters indicated:

	Common Stock Prices
	High ($)	Low ($)
Fiscal Year 2025 – Quarter Ended
December 31 (through [ ], 2025)	$[ ]	$[ ]
September 30	$15.27	$8.58
June 30	$13.11	$9.76
March 31	$21.40	$12.57
Fiscal Year 2024 – Quarter Ended
December 31	$22.37	$17.07
September 30	$22.38	$16.17
June 30	$23.38	$19.22
March 31	$23.18	$18.01
Fiscal Year 2023 – Quarter Ended
December 31	$22.55	$15.76
September 30	$26.25	$16.58
June 30	$26.71	$22.06
March 31	$28.24	$21.93
Fiscal Year 2022 – Quarter Ended
December 31	$27.81	$19.51
September 30	$26.23	$20.27
June 30	$22.86	$18.09

On [  ], 2025, the most recent practicable date before this proxy statement was first mailed to our stockholders, the closing price for our common stock on Nasdaq was $[  ] per share. You are encouraged to obtain current market quotations for our common stock.
Following the Merger, our common stock will no longer be publicly traded and will be delisted from Nasdaq and deregistered under the Exchange Act, each in accordance with applicable law, rules and regulation. As a result, following the Merger, we will no longer file periodic reports with the SEC, and you will no longer have any interest in Intermex’s future earnings or growth.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information regarding the beneficial ownership of our outstanding shares of our common stock as of October 15, 2025 by: (a) each person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act) who is known by us to beneficially own 5% or more of our shares of common stock, (b) each of our directors and each of our named executive officers and (c) all of our directors and executive officers as a group. Except as otherwise indicated, the persons named in the table below have sole voting and investment power with respect to all of the common stock owned by them.
Unless otherwise provided, beneficial ownership of our common stock is based on 29,714,656 shares of our common stock outstanding as of October 15, 2025. Beneficial ownership representing less than one percent of our outstanding common stock is denoted with an “*.”

Name of Beneficial Owner	Number of Shares Beneficially Owned(1)	Percentage of Shares Beneficially Owned(2)
Directors and Executive Officers(3)
Robert Lisy(4)	787,611	2.7%
Andras Bende(5)	68,189	*
Joseph Aguilar(6)	103,209	*
Christopher Hunt(7)	27,537	*
Robert Pargac	18,445	*
Debra Bradford(8)	24,171	*
Bernardo Fernández(9)	23,606	*
Adam Godfrey(10)	92,164	*
Karen Higgins-Carter(11)	11,064	*
Michael Purcell(12)	67,142	*
Laura Maydón(13)	32,903	*
John Rincon(14)	300,588	1.0%
All current directors and executive officers as a group (11 individuals)	1,540,093	5.2%

	Number of Shares Beneficially Owned	Percentage of Shares Beneficially Owned
5% Stockholders
BlackRock, Inc.(15)	2,552,870	8.6%
The Vanguard Group, Inc.(16)	2,175,769	7.3%
Magnetar Financial LLC(17)	1,790,158	6.0%
Voss Capital, LP(18)	1,564,251	5.3%

*	Less than 1 percent
(1)
For purposes of this table, a person is deemed to be the beneficial owner of a security if he or she (a) has or shares voting power or dispositive power with respect to such security or (b) has the right to acquire such ownership within 60 days. “Voting power” is the power to vote or direct the voting of shares, and “dispositive power” is the power to dispose or direct the disposition of shares, irrespective of any economic interest in such shares.

(2)
In calculating the percentage ownership or percent of equity vote for a given individual or group, the number of common shares outstanding includes unissued shares subject to options, warrants, rights or conversion privileges, exercisable within 60 days of October 15, 2025, held by such individual or group, but are not deemed outstanding by any other person or group.

(3)	Unless otherwise noted, the business address of each of the directors and executive officers is 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156.
(4)
Includes (i) 322,531 shares held by Hawk Time Enterprises, LLC, a Delaware limited liability company (“Hawk Time”), (ii) 339,032 shares held by the Robert Lisy Family Revocable Living Trust (the “Lisy Trust”) and (iii) 126,048 shares held by Mr. Lisy. Mr. Lisy is the sole manager of Hawk Time and sole trustee of the Lisy Trust. Excludes 257,168 shares and 370,532 shares deliverable within 30 days after vesting of awards of restricted stock and performance-based restricted stock units, respectively.

(5)	Excludes 52,764 and 76,076 shares deliverable within 30 days after vesting of awards of restricted stock units and performance-based restricted stock units, respectively.

(6)
Includes 31,250 shares issuable upon exercise of options that are exercisable within 60 days of October 15, 2025. Excludes 38,840 and 54,932 shares deliverable within 30 days after vesting of awards of restricted stock units and performance-based restricted stock units, respectively.

(7)	Excludes 43,742 and 64,564 shares deliverable within 30 days after vesting of awards of restricted stock units and performance-based restricted stock units, respectively.
(8)	Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units and 179 restricted stock awards, respectively.
(9)	Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units.
(10)
Represents (i) 8,335 shares held by Mr. Godfrey, (ii) 81,066 shares held by RYALCO Partners over which Mr. Godfrey has sole voting and dispositive power and (iii) 2,763 shares held by the Constance P Godfrey Living POA Trust over which Mr. Godfrey has shared voting and dispositive power. Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units.

(11)	Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units.
(12)	Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units and 1,122 restricted stock awards, respectively.
(13)	Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units and 144 restricted stock awards, respectively.
(14)
Includes (i) 45,300 shares held by Mr. Rincon and (ii) 255,288 shares held by Latin American Investment Holdings, Inc. Mr. Rincon owns 100% of Latin American Investment Holdings, Inc. Excludes 14,867 shares deliverable within 30 days after vesting of restricted stock units.

(15)
Based solely on the information contained in the Schedule 13G filed, as amended, with the SEC on January 26, 2024 by BlackRock, Inc. (“BlackRock”), BlackRock is the beneficial owner of 2,552,870 shares with sole voting power over 2,510,536 shares, sole dispositive power over 2,552,870 shares, and no shared voting or dispositive power over any shares. The shares were acquired by the following subsidiaries of BlackRock: Aperio Group, LLC, BlackRock Advisors, LLC, BlackRock Asset Management Canada Limited, Blackrock Investment Management (Australia) Limited, BlackRock Fund Advisors, BlackRock Asset Management Ireland Limited, BlackRock Institutional Trust Company, National Association, BlackRock Financial Management, Inc., BlackRock Fund Managers Ltd, BlackRock Japan Co., Ltd., BlackRock Asset Management Schweiz AG, and BlackRock Investment Management, LLC. The address for BlackRock is 50 Hudson Yards, New York, NY 10001.

(16)
Based solely on the information contained in the Schedule 13G filed, as amended, with the SEC on February 13, 2024 by The Vanguard Group, Inc. (“Vanguard”), Vanguard may be deemed to be the beneficial owner of 2,175,769 shares with shared voting power over 57,379 shares, sole dispositive power over 2,086,259 shares and shared dispositive power over 89,510 shares. The address for Vanguard is 100 Vanguard Blvd., Malvern, PA 19355.

(17)
Based solely on the information contained in the Schedule 13D filed, as amended, with the SEC on September 11, 2025, by Magnetar Financial LLC, Magnetar Capital Partners LP, Supernova Management LLC, and David J. Snyderman (the “Magnetar Reporting Persons”). Each Magnetar Reporting Person may be deemed to be the beneficial owner of 1,790,158 shares with shared voting and dispositive power over 1,790,158 shares. The address for the Magnetar Reporting Persons is 1603 Orrington Avenue, 13th Floor, Evanston, IL, 60201.

(18)
Based solely on the information contained in the Schedule 13D filed, as amended, with the SEC on August 22, 2025, by Voss Value Master Fund, LP (“Voss Master Fund”); Voss Value-Oriented Special Situations Fund, L.P. (“Voss Special Situations Fund”); Voss Advisors GP, LLC (“Voss GP”); Voss Capital, LP (“Voss Capital”); and Travis W. Cocke (“Mr. Cocke”): Voss Master Fund had sole voting power and sole dispositive power over 100,000 shares; Voss Special Situations Fund had sole voting power and sole dispositive power over 50,000 shares; Voss GP, as the general partner of each of Voss Master Fund and Voss Special Situations Fund, had sole voting power and sole dispositive power over (i) 100,000 shares beneficially owned by Voss Master Fund and (ii) 50,000 shares beneficially owned by Voss Special Situations Fund; Voss Capital, as the investment manager of Voss Value Fund, Voss Special Situations Fund and certain accounts managed by Voss Capital (the “Voss Managed Accounts”), and Mr. Cocke, as the managing member of each of Voss GP and Voss Capital, each had sole voting power and sole dispositive power over 1,514,251 shares and shared voting power and shared dispositive power over 50,000 shares. The address for each of Voss Master Fund, Voss Special Situations Fund, Voss GP, Voss Capital, and Mr. Cocke is 3773 Richmond Ave., Suite 500, Houston, Texas 77046.

DEADLINE FOR FUTURE STOCKHOLDER PROPOSALS
If the Merger is completed, we will have no public stockholders and there will be no public participation in any future meetings of stockholders of Intermex. However, if the Merger is not completed, stockholders will continue to be entitled to attend and participate in stockholder meetings.
Intermex will hold an annual meeting in 2026 only if the Merger has not already been completed.
Stockholders may present proper proposals for inclusion in Intermex’s proxy statement and for consideration at the next annual meeting of stockholders by submitting their proposals in writing to Intermex’s Corporate Secretary in a timely manner. In order to be included in the proxy statement for the 2026 annual meeting of stockholders, stockholder proposals must be received by Intermex’s Corporate Secretary no later than December 31, 2025, and must otherwise comply with the requirements of Rule 14a-8 of the Exchange Act.
In addition, you can find in Intermex’s bylaws an advance notice procedure for stockholders who wish to present certain matters, including nominations for the election of directors, at an annual meeting of stockholders.
In general, Intermex’s bylaws provide that the Board of Directors will determine the business to be conducted at an annual meeting, including nominations for the election of directors, as specified in the Board of Directors’ notice of meeting or as properly brought at the meeting by the Board of Directors. However, a stockholder may also present at an annual meeting any business, including nominations for the election of directors, specified in a written notice properly delivered to Intermex’s Corporate Secretary within the Notice Period (which we define below), if the stockholder held shares at the time of the notice and the record date for the meeting. The notice must contain specified information about the proposed business or nominees and about the proponent stockholder. If a stockholder who has delivered such a notice does not appear to present his or her proposal at the meeting, Intermex shall not present the proposal for a vote.
The “Notice Period” is the period not less than 90 days nor more than 120 days prior to the one year anniversary of the date of the previous year’s annual meeting of stockholders; provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days, or delayed by more than 70 days, from the anniversary date of the previous year’s meeting, or if no annual meeting was held in the preceding year, notice by the stockholder to be timely must be so delivered not earlier than the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting and the 10th day following the day on which public announcement of the date of such meeting is first made. As a result, the Notice Period for the 2026 annual meeting of stockholders will start on February 20, 2026 and end on March 22, 2026.
This is only a summary of the advance notice procedure. Complete details regarding all requirements that must be met are found in our bylaws. You can obtain a copy of the relevant bylaw provisions by writing to Intermex’s Corporate Secretary at our principal executive offices at 9100 South Dadeland Blvd., Suite 1100, Miami, Florida 33156 or by accessing Intermex’s filings on the SEC’s website at www.sec.gov.
In addition to satisfying the foregoing advance notice requirements, to comply with the universal proxy rules under the Exchange Act, stockholders who intend to solicit proxies in support of director nominees other than Intermex’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act, including a statement that they will solicit the holders of shares representing at least 67% of the voting power of shares entitled to vote on the election of directors. Please note that the notice deadline under Rule 14a-19 is the same as the applicable Notice Period under the advance notice provisions of our bylaws described above.
All notices of proposals by stockholders, whether or not requested for inclusion in Intermex’s proxy materials, should be sent to Intermex’s Corporate Secretary at our principal executive offices.

WHERE YOU CAN FIND MORE INFORMATION
The SEC allows us to “incorporate by reference” information into this proxy statement, which means that we can disclose important information to you by referring you to other documents filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement, except for any information superseded by information in this proxy statement or incorporated by reference subsequent to the date of this proxy statement. This proxy statement incorporates by reference the documents set forth below that we have previously filed with the SEC. These documents contain important information about us and our financial condition and are incorporated by reference into this proxy statement. You are encouraged to carefully read all documents incorporated by reference into this proxy statement.
The following Intermex filings with the SEC are incorporated by reference:
•	Our Annual Report on Form 10-K for the year ended December 31, 2024, filed with the SEC on February 27, 2025.
•	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2025, filed with the SEC on May 8, 2025.
•	Our Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, filed with the SEC on August 11, 2025.
•
Our Current Reports on Form 8-K filed with the SEC on March 14, 2025, June 26, 2025, July 31, 2025, August 11, 2025 and October 7, 2025 (other than the portions of those documents not deemed to be filed pursuant to the rules promulgated under the Exchange Act).

•	Our Definitive Proxy Statement on Schedule 14A filed with the SEC on April 30, 2025, as amended on May 12, 2025.
We also incorporate by reference into this proxy statement additional documents that we may file with the SEC between the date of this proxy statement and the earlier of the date of the Company Stockholders’ Meeting or the termination of the Merger Agreement. These documents include periodic reports, such as Annual Reports on Form 10-K and Quarterly Reports on Form 10-Q, as well as Current Reports on Form 8-K and proxy soliciting materials. The information provided on our website is not part of this proxy statement and therefore is not incorporated by reference herein.
For the avoidance of doubt, information furnished under Item 2.02 or Item 7.01 of any Current Report on Form 8-K, including related exhibits, is not and will not be incorporated by reference into this proxy statement.
Intermex is subject to the reporting requirements of the Exchange Act. Accordingly, we file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains a website that contains reports, proxy statements and other information that we file electronically with the SEC. The address of that website is www.sec.gov.
If you would like to request documents from us, please do so as soon as possible, to receive them before the Company Stockholders’ Meeting. Please note that all of our documents that we file with the SEC are also promptly available through our website, https://investors.intermexonline.com/ The information included on our website is not incorporated by reference into this proxy statement.
You may obtain any of the documents we file with the SEC (excluding exhibits not incorporated herein by reference), without charge, by requesting them in writing or by telephone from us at the following address:
International Money Express, Inc.
Attn: Corporate Secretary
9100 South Dadeland Blvd., Suite 1100
Miami, Florida 33156
(305) 671-8000
If you request any documents from us, we will mail them to you by first-class mail, or another equally prompt method, without charge, within one business day after we receive your request. If you have any questions concerning the Merger, the Company Stockholders’ Meeting or this proxy statement, would like additional copies of this proxy statement or need help voting your shares of our common stock, please contact our Proxy Solicitor:

Sodali & Co
Stockholders May Call Toll-Free:
+1 (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: IMXI@info.sodali.com
MISCELLANEOUS
WE HAVE NOT, AND WESTERN UNION HAS NOT, AUTHORIZED ANYONE TO PROVIDE ANY INFORMATION OTHER THAN INFORMATION CONTAINED IN THIS PROXY STATEMENT, THE ANNEXES TO THIS PROXY STATEMENT AND THE DOCUMENTS THAT WE INCORPORATE BY REFERENCE IN THIS PROXY STATEMENT IN VOTING ON THE MERGER. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT FROM, OR ADDITIONAL TO, WHAT IS CONTAINED IN THIS PROXY STATEMENT. THIS PROXY STATEMENT IS DATED [ ], 2025. NEITHER WE NOR WESTERN UNION PROVIDES ANY ASSURANCE AS TO THE RELIABILITY OF ANY OTHER INFORMATION THAT OTHERS MAY GIVE YOU. YOU SHOULD NOT ASSUME THAT THE INFORMATION CONTAINED IN THIS PROXY STATEMENT IS ACCURATE AS OF ANY DATE OTHER THAN THAT DATE (OR AS OF AN EARLIER DATE IF SO INDICATED IN THIS PROXY STATEMENT), AND THE MAILING OF THIS PROXY STATEMENT TO STOCKHOLDERS DOES NOT CREATE ANY IMPLICATION TO THE CONTRARY. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION WHERE, OR TO OR FROM ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE A PROXY SOLICITATION.

Annex A
Execution Version
AGREEMENT AND PLAN OF MERGER

By and Among

THE WESTERN UNION COMPANY,

IVEY MERGER SUB, INC.

and

INTERNATIONAL MONEY EXPRESS, INC.

Dated as of August 10, 2025

A-i

A-ii

A-iii

This AGREEMENT AND PLAN OF MERGER, dated as of August 10, 2025 (this “Agreement”), is by and among The Western Union Company, a Delaware corporation (“Parent”), Ivey Merger Sub, Inc., a Delaware corporation and a wholly owned Subsidiary of Parent (“Merger Sub”), and International Money Express, Inc., a Delaware corporation (the “Company”). Certain capitalized terms used in this Agreement are defined in Section 8.16.
WHEREAS, the parties hereto intend that, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Delaware General Corporation Law (the “DGCL”), Merger Sub will be merged with and into the Company (the “Merger”), with the Company surviving the Merger as a wholly owned subsidiary of Parent, and pursuant to the Merger each share of the common stock, par value $0.0001 per share, of the Company (“Company Common Stock”) issued and outstanding immediately prior to the Effective Time (other than (i) Canceled Shares and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) will be converted into the right to receive the Merger Consideration;
WHEREAS, the Board of Directors of the Company established a Strategic Alternatives Committee of the Board of Directors of the Company consisting of independent and disinterested directors (the “Strategic Alternatives Committee”) to, among other things, (i) investigate, negotiate, review, evaluate and consider this Agreement and the Merger, (ii) recommend to the Board of Directors of the Company whether to engage in the Merger and (iii) make any other recommendations to the Board of Directors of the Company concerning the Merger that the Strategic Alternatives Committee deems appropriate;
WHEREAS, the Strategic Alternatives Committee, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger and (ii) recommended that the Board of Directors of the Company (A) approve this Agreement and the consummation of the Merger and (B) recommend adoption and approval of this Agreement and the Merger to the stockholders of the Company (this clause (ii), the “Strategic Alternatives Committee Recommendation”);
WHEREAS, the Board of Directors of the Company, at a meeting duly called and held, acting upon the Strategic Alternatives Committee Recommendation, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Merger, (iii) adopted resolutions recommending that the stockholders of the Company entitled to vote adopt this Agreement (this clause (iii), the “Company Board Recommendation”) and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company entitled to vote thereon for adoption;
WHEREAS, the Board of Directors of Parent has (i) duly authorized and approved the execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the Transactions and (ii) declared this Agreement advisable;
WHEREAS, the Board of Directors of Merger Sub has unanimously (i) determined that it is in the best interests of Merger Sub and the sole stockholder of Merger Sub, and declared it advisable, that Merger Sub enter into this Agreement and consummate the Transactions, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Transactions and (iii) directed that this Agreement and the Transactions be submitted to the sole stockholder of Merger Sub for adoption;
WHEREAS, Parent, in its capacity as sole stockholder of Merger Sub, will approve and adopt this Agreement and the consummation by Merger Sub of the Transactions by written consent in accordance with the DGCL immediately following the execution of this Agreement; and
WHEREAS, the Company, Parent and Merger Sub desire to make certain representations, warranties, covenants and agreements in connection with this Agreement.

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants and agreements contained in this Agreement, and intending to be legally bound hereby, the Company, Parent and Merger Sub hereby agree as follows:
ARTICLE I

The Merger
SECTION 1.01. The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the provisions of the DGCL, at the Effective Time, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall thereupon cease, and the Company shall be the surviving corporation in the Merger. The Company, as the surviving corporation after the Merger, is hereinafter referred to as the “Surviving Corporation”.
SECTION 1.02. Closing. The closing of the Merger (the “Closing”) shall take place at 10:00 a.m. (New York City time) on the fifth (5th) Business Day following the satisfaction or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing), remotely by exchange of documents and signatures (or their electronic counterparts); provided, that Parent may, at its sole discretion, elect, upon written notice to the Company, to have the Closing occur on the third (3rd) Business Day following the satisfaction or waiver by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) of the conditions set forth in Article VI (other than those conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction of such conditions or waiver in writing by the party or parties entitled to the benefits thereof (to the extent such waiver is permitted by applicable Law) at the Closing), unless another date, time or place is agreed to in writing by Parent and the Company. The date on which the Closing occurs is herein referred to as the “Closing Date”.
SECTION 1.03. Effective Time. Subject to the provisions of this Agreement, concurrently with the Closing, the Company shall cause a certificate of merger executed in accordance with, and in such form as is required by, the relevant provisions of the DGCL (the “Certificate of Merger”) to be filed with the Secretary of State of the State of Delaware (the “Secretary of State of Delaware”), and shall make all other filings, recordings or publications required under the DGCL in connection with the Merger.
The Merger shall become effective at the time that the Certificate of Merger is filed with the Secretary of State of Delaware or at such later time as is agreed to by the parties hereto in writing prior to the filing of the Certificate of Merger and specified in the Certificate of Merger (the time at which the Merger becomes effective is herein referred to as the “Effective Time”).
SECTION 1.04. Effects of the Merger. From and after the Effective Time, the Merger shall have the effects provided in this Agreement and in the applicable provisions, including Section 259, of the DGCL.
SECTION 1.05. Certificate of Incorporation and Bylaws of the Surviving Corporation.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, the certificate of incorporation of the Company (the “Company Certificate of Incorporation”) as in effect immediately prior to the Effective Time shall be amended and restated to read in its entirety as set forth on Exhibit A hereto, and as so amended and restated shall be the certificate of incorporation of the Surviving Corporation, until thereafter amended in accordance with applicable Law (and subject to Section 5.06).
(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock or any shares of capital stock of Merger Sub, the bylaws of the Company (the “Company Bylaws”) as in effect immediately prior to the Effective Time shall be amended and restated in its entirety to read as the bylaws of Merger Sub, except that references to Merger Sub’s name shall be replaced with references to the Surviving Corporation’s name, and as so amended and restated shall be the bylaws of the Surviving Corporation, until thereafter amended in accordance with applicable Law (and subject to Section 5.06).

SECTION 1.06. Directors and Officers of the Surviving Corporation.
(a) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, the directors of Merger Sub immediately prior to the Effective Time shall be the directors of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly elected or appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or applicable Law.
(b) At the Effective Time, by virtue of the Merger and without any action on the part of Parent, Merger Sub, the Company or any holder of any shares of Company Common Stock, the officers of the Company immediately prior to the Effective Time shall be the officers of the Surviving Corporation immediately following the Effective Time, until their respective successors are duly appointed and qualified or their earlier death, resignation, retirement, disqualification or removal in accordance with the certificate of incorporation and bylaws of the Surviving Corporation or applicable Law.
ARTICLE II

Effect of the Merger on Capital Stock; Exchange of Certificates;
Equity-Based Awards
SECTION 2.01. Effect on Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of the Company, Parent, Merger Sub or the holders of any shares of Company Common Stock or any shares of capital stock of Merger Sub:
(a) Capital Stock of Merger Sub. Each issued and outstanding share of capital stock of Merger Sub as of immediately prior to the Effective Time shall be converted automatically into and become one validly issued, fully paid and nonassessable share of common stock, par value $0.01 per share, of the Surviving Corporation.
(b) Cancelation of Certain Shares. All shares of Company Common Stock that are (i) owned by the Company (including as treasury stock) or (ii) held by Parent or Merger Sub, in each case immediately prior to the Effective Time shall be canceled and shall cease to exist and no consideration shall be delivered in exchange therefor (collectively, the “Canceled Shares”).
(c) Conversion of Company Common Stock. Each issued and outstanding share of Company Common Stock as of immediately prior to the Effective Time (other than (i) the Canceled Shares and (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall be converted automatically into and shall thereafter represent only the right to receive an amount in cash equal to $16.00 per share, without interest (the “Merger Consideration”). As of the Effective Time, all such shares of Company Common Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and each holder of a certificate which immediately prior to the Effective Time represented any such share of Company Common Stock (each, a “Share Certificate”) or of non-certificated shares of Company Common Stock held in direct registry form (each, a “Book-Entry Share”) (other than Share Certificates or Book-Entry Shares representing (A) Canceled Shares and (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration to be paid in consideration therefor.
SECTION 2.02. Exchange Matters.
(a) Paying Agent. Prior to the Closing Date, Parent shall designate a bank or trust company reasonably acceptable to the Company to act as agent (the “Paying Agent”) for the payment of the Merger Consideration in accordance with this Article II and, in connection therewith, prior to the Closing Date, shall enter into an agreement with the Paying Agent in a form reasonably acceptable to the Company and Parent. At or prior to the Effective Time, Parent shall deposit or cause to be deposited with the Paying Agent an amount in cash sufficient to pay the aggregate Merger Consideration, other than any amounts payable in respect of each Company Equity-Based Award in accordance with Section 2.04 (such cash, being hereinafter referred to as the “Exchange Fund”). Pending its disbursement in accordance with this Section 2.02, the Exchange Fund shall be invested by the Paying Agent if and as directed by Parent in (i) short-term direct obligations of the United States of America (“U.S.”), (ii) short-term obligations for which the full faith and credit of the U.S. is pledged to provide for the payment of principal and interest, (iii) short-term commercial paper rated the highest quality by either Moody’s Investors Service, Inc. or Standard and Poor’s Ratings Services or (iv) certificates of deposit, bank repurchase agreements or banker’s acceptances of commercial banks with capital exceeding $1 billion. Parent shall or shall cause the Surviving Corporation to promptly replace or restore the cash in the Exchange Fund so as to ensure that the Exchange Fund is at all times maintained at a level sufficient for the Paying Agent to make all payments of Merger Consideration in accordance herewith. No investment losses resulting from investment of the funds deposited with the Paying Agent shall diminish the rights of any holder of shares of Company Common Stock to receive the Merger Consideration as provided herein.
(b) Payment Procedures.
(i) As promptly as practicable after the Effective Time (but in no event more than three Business Days thereafter), Parent and the Surviving Corporation shall cause the Paying Agent to mail to each Person who was, immediately prior to the Effective Time, a holder of a Share Certificate (other than a Share Certificate representing (A) Canceled Shares or (B) Appraisal Shares, which shall be treated in accordance with Section 2.06) (x) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to such Share Certificate shall pass, only upon delivery of such Share Certificate (or affidavits in lieu thereof in accordance with Section 2.02(d)) to the Paying Agent), which shall be in such form and shall have such other customary provisions as Parent and the Company may reasonably agree prior to the Closing Date, and (y) instructions for use in effecting the surrender of such Share Certificate to the Paying Agent in exchange for payment of the Merger Consideration as provided in Section 2.01(c).
(ii) Upon delivery of a letter of transmittal, duly completed and validly executed in accordance with such letter’s instructions (and such other customary documents as may reasonably be required by the Paying Agent), and surrender to the Paying Agent of Share Certificates (or affidavits in lieu thereof in accordance with Section 2.02(d)), as contemplated in subsection (i) of this Section 2.02(b), Parent and the Surviving Corporation shall instruct the Paying Agent to, as promptly as practicable, pay and deliver to the holder of such Share Certificate the aggregate Merger Consideration that such holder has the right to receive pursuant to this Agreement (in each case, with respect to the shares of Company Common Stock formerly represented by such Share Certificate), and the Share Certificates so surrendered shall forthwith be canceled. Until surrendered as contemplated by this Section 2.02, each Share Certificate shall be deemed at any time after the Effective Time to represent only the right to receive the Merger Consideration as contemplated by this Article II. No interest shall be paid or accrue on any cash payable pursuant to this Section 2.02.
(iii) (A) The Persons who were, at the Effective Time, holders of Book-Entry Shares (other than (i) Canceled Shares or (ii) Appraisal Shares, which shall be treated in accordance with Section 2.06) shall not be required to deliver a Share Certificate or an executed letter of transmittal to the Paying Agent or to take any other action to receive the Merger Consideration that such holder is entitled to receive pursuant to Section 2.01(c); provided, that such Persons may be required to comply with procedures as may customarily be required by the Paying Agent for holders of Book-Entry Shares. (B) With respect to shares of Company Common Stock held, directly or indirectly, through the Depository Trust Company (“DTC”), Parent and the Company shall cooperate to establish procedures with the Paying Agent, DTC, DTC’s nominees and such other necessary third-party intermediaries to ensure that the Paying Agent will transmit to DTC or its nominees as promptly as practicable after the Effective Time, the aggregate Merger Consideration to which the beneficial owners thereof are entitled to receive as a result of the Merger pursuant to Section 2.01(c).
(iv) If payment of the Merger Consideration is to be made to a Person other than the Person in whose name a surrendered Share Certificate is registered, Parent may cause the Paying Agent to pay the Merger Consideration to such Person only if such Share Certificate (if applicable) is properly endorsed and otherwise in proper form for transfer and is presented to the Paying Agent, accompanied by all documents required to evidence and effect such transfer and to evidence to the reasonable satisfaction of the Paying Agent that any applicable stock transfer or similar Taxes required by reason of the payment of the Merger Consideration to a Person other than the Person in whose name the surrendered Share Certificate is registered have been paid or are not applicable. Payment of the Merger Consideration with respect to Book-Entry Shares shall only be made to the Person in whose name such Book-Entry Shares are registered in the stock transfer records of the Company.

(c) Transfer Books; No Further Ownership Rights. The Merger Consideration paid in respect of shares of Company Common Stock in accordance with the terms of this Article II shall be deemed to have been paid in full satisfaction of all rights pertaining to the shares of Company Common Stock previously represented by such Share Certificates or Book-Entry Shares, and at the Effective Time, the transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers on the transfer books of the Surviving Corporation of the shares of Company Common Stock that were outstanding immediately prior to the Effective Time. From and after the Effective Time, the holders of the shares of Company Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares except as otherwise provided for herein or by applicable Law. Subject to the last sentence of Section 2.02(e), if, at any time after the Effective Time, Share Certificates or Book-Entry Shares are presented to Parent, the Surviving Corporation or the Paying Agent, for any reason, they shall be canceled and exchanged as provided in this Article II.
(d) Lost, Stolen or Destroyed Certificates. If any Share Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Share Certificate to be lost, stolen or destroyed and, if required by Parent, the posting by such Person of a bond, in such reasonable amount as Parent may direct, as indemnity against any claim that may be made against Parent with respect to such Share Certificate, the Paying Agent (or, after dissolution of the Exchange Fund, Parent) will pay, in exchange for such lost, stolen or destroyed Share Certificate, the applicable aggregate Merger Consideration to be paid in respect of the shares of Company Common Stock formerly represented by such Share Certificate, as contemplated by this Article II.
(e) Termination of Exchange Fund. At any time following the first (1st) anniversary of the Closing Date, Parent and the Surviving Corporation shall be entitled to require the Paying Agent to deliver to it any portion of the Exchange Fund (including any interest received with respect thereto) which has not been disbursed to holders of Share Certificates or Book-Entry Shares, and thereafter such holders who have not theretofore complied with this Article II shall be entitled to look only to Parent and the Surviving Corporation, as applicable, for, and Parent and the Surviving Corporation shall remain liable for, payment of such holders’ claims for the Merger Consideration pursuant to the provisions of this Article II. Subject to Section 2.02(f), any amounts remaining unclaimed by such holders at such time at which such amounts would otherwise escheat to or become property of any Governmental Authority shall become, to the extent permitted by applicable Law, the property of Parent or its designee, free and clear of all claims or interest of any Person previously entitled thereto.
(f) No Liability. Notwithstanding any provision of this Agreement to the contrary, none of the parties hereto, the Surviving Corporation or the Paying Agent shall be liable to any Person for any Merger Consideration or portion of the Exchange Fund properly delivered to a public official pursuant to any applicable state, federal or other abandoned property, escheat or similar Law.
(g) Withholding. Each of Parent, Merger Sub, the Company, the Surviving Corporation, the Paying Agent and their respective Affiliates shall be entitled to deduct and withhold (or cause to be deducted and withheld) from any amounts otherwise payable pursuant to this Agreement such amounts as are required to be deducted or withheld under applicable Tax Law. To the extent that amounts are so deducted or withheld and paid over to the relevant Governmental Authority, such amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made. Any amounts so deducted or withheld shall be paid over to the relevant Governmental Authority.
SECTION 2.03. Treatment of Equity-Based Awards. Prior to the Effective Time, the Board of Directors of the Company (or, if appropriate, any duly authorized committee thereof administering the Company Equity Plans and Company ESPP) shall adopt such resolutions and take such other actions as may be required to provide for the following:
(a) each Company Option, whether vested or unvested, that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled, effective as of the Effective Time, and, in exchange therefor, the holder thereof shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump sum cash payment, without interest, equal to the product, rounded down to the nearest cent, of (i) the number of shares of Company Common Stock then-remaining subject to such Company Option immediately prior to the Effective Time and (ii) the excess, if any, of the Merger Consideration over the exercise price per share of Company Common Stock subject to such Company Option. For the avoidance of doubt, each Company Option outstanding as of the Effective Time with an exercise price equal to or in excess of the Merger Consideration shall be canceled without any payment being made in respect thereof;
(b) each Company RSU that is outstanding (whether unvested or vested but unpaid) as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, be canceled, as of the Effective Time, and, in exchange therefor, the holder thereof shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company RSU immediately prior to the Effective Time and (ii) the Merger Consideration;
(c) each Company PSU that is outstanding (whether unvested or vested but unpaid) as of immediately prior to the Effective Time (each, an “Effective Time Company PSU”) shall, automatically and without any action on the part of the holder thereof, be canceled, effective as of the Effective Time, and, in exchange therefor, the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump sum cash payment, without interest, equal to the product, rounded to the nearest cent, obtained by multiplying (i) the applicable Company PSU Shares, and (ii) the Merger Consideration;
(d) each Company PSU that (i) is outstanding on the date hereof and no longer outstanding as of immediately prior to the Effective Time, and (ii) was granted to an individual who remains employed with the Company as of immediately prior to the Effective Time (each, a “Former Company PSU”) shall be deemed outstanding as of immediately prior to and deemed canceled effective as of the Effective Time, and, in exchange therefor, the holder thereof shall then become entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump sum cash payment, without interest, equal to the product, rounded to the nearest cent, obtained by multiplying (x) the applicable Company PSU Shares and (y) the Merger Consideration; provided, however, that for purposes of this Section 2.03(d), the number of Company PSU Shares applicable to a Former Company PSU shall be reduced by the number of shares of Company Common Stock issued in respect such Former Company PSU in accordance with its terms; and provided further that this Section 2.03(d) shall not apply to any Former Company PSUs of each holder thereof who is granted Company PSUs in 2026;
(e) each Company Restricted Share that is outstanding as of immediately prior to the Effective Time shall, automatically and without any action on the part of the holder thereof, as of the Effective Time, be canceled and, in exchange therefor, the holder thereof shall be entitled to receive solely, in full satisfaction of the rights of such holder with respect thereto, a lump sum cash payment, without interest, equal to the product, rounded to the nearest cent, of (i) the number of shares of Company Common Stock subject to such Company Restricted Share immediately prior to the Effective Time and (ii) the Merger Consideration; and
(f) no Offering Period (as defined in the Company ESPP) under the Company ESPP shall commence on or following the date hereof and the Company ESPP shall be terminated on or prior to the Closing Date.
For the sake of clarity, any calculations with respect to the Merger Consideration to be paid to holders of Company Equity-Based Awards pursuant to this Section 2.03 shall be determined prior to any applicable income or employment tax withholding obligations.
In response to written notice from Parent delivered not less than ten (10) Business Days prior to the Effective Time, at or prior to the Effective Time, the Board of Directors of the Company shall adopt any resolutions and take all steps necessary to (x) cause the Company Equity Plans to terminate at or prior to the Effective Time, and (y) ensure that from and after the Effective Time, neither Parent, the Surviving Corporation nor any of their respective successors or Affiliates will be required to deliver shares of common stock or other capital stock of Parent or the Surviving Corporation to any Person pursuant to or in settlement of the Company Equity-Based Awards pursuant thereto.
SECTION 2.04. Payments with Respect to Equity-Based Awards. Notwithstanding anything in this Agreement to the contrary, all amounts payable pursuant to this Article II in respect of each Company Equity-Based Award with respect to which the Surviving Corporation or any of its Subsidiaries has a Tax withholding obligation shall be paid as promptly as reasonably practicable after the Effective Time, but in no event later than five (5) Business Days following the Effective Time, by the Surviving Corporation or any of its Subsidiaries through their payroll systems, less applicable Tax withholdings, to the holders of the Company Equity-Based Awards; provided, however, that to the extent any such payment of the Merger Consideration with respect to a Company Equity-Based Award would cause an impermissible acceleration event under Section 409A of the Code, such amounts shall be paid at the earliest time such payment would not cause an impermissible acceleration event under Section 409A of the Code and the Surviving Corporation shall provide prompt written notice thereof to each affected holder of such Company Equity-Based Award.
SECTION 2.05. Adjustments. If between the date hereof and the Effective Time, any change in the outstanding shares of Company Common Stock, or securities exchangeable into or exercisable for shares of Company Common Stock, shall occur as a result of any stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change, the Merger Consideration and any other number or amount contained herein which is based upon the price or the number or fraction of shares of Company Common Stock shall be appropriately adjusted to reflect such stock split, reverse share split, dividend (including any dividend or other distribution of securities convertible into shares of Company Common Stock), reorganization, recapitalization, reclassification, combination, exchange of shares or other like change; provided, however, that (a) in no event shall the aggregate amount payable by Parent pursuant to Section 2.01 after giving effect to any such event exceed the amount that would have been payable pursuant to Section 2.01 had such event not occurred and (b) nothing in this Section 2.05 shall permit the Company to take any action with respect to its securities that is expressly prohibited by the terms of this Agreement.
SECTION 2.06. Appraisal Rights.
(a) Notwithstanding anything in this Agreement to the contrary, shares of Company Common Stock that are outstanding immediately prior to the Effective Time and that are held by any Person who is entitled to demand and properly demands appraisal of such shares pursuant to, and who complies in all respects with, Section 262 of the DGCL (“Appraisal Shares”) shall not be converted into the right to receive the Merger Consideration as provided in Section 2.01(c), but instead shall be canceled and shall represent the right to receive only those rights provided under Section 262 of the DGCL; provided, however, that if any such Person shall fail to perfect or otherwise shall waive, withdraw or lose the right to appraisal under Section 262 of the DGCL (whether occurring before, at or after the Effective Time), then the right of such Person to receive those rights under Section 262 of the DGCL shall cease and such Appraisal Shares shall be deemed to have been converted as of the Effective Time into, and shall represent only the right to receive, the Merger Consideration as provided in Section 2.01(c), without interest thereon.
(b) The Company shall give prompt notice to Parent of any demands received by the Company for appraisal of any shares of Company Common Stock and Parent shall have the right to participate in and, after the Effective Time, direct all negotiations and Actions with respect to such demands. Prior to the Effective Time, the Company shall not, without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned), make any payment with respect to, or settle (or offer to settle), any such demands, or agree to do any of the foregoing. Parent shall not, except with the prior written consent of the Company (such consent not to be unreasonably withheld, delayed or conditioned), require the Company to make any payment with respect to any demands for appraisal or offer to settle or settle any such demands or notices.
ARTICLE III

Representations and Warranties of the Company
The Company represents and warrants to Parent and Merger Sub that, except as (A) set forth in the confidential disclosure letter delivered by the Company to Parent and Merger Sub concurrently with or prior to the execution of this Agreement (the “Company Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Company Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the Company and publicly available prior to the date that is one (1) Business Day prior to the execution of this Agreement (the “Company Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Company Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Company Filed SEC Documents; provided, however, that any such disclosures in such Company Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent on the content of such disclosure that such information is relevant to such representation or warranty; provided, further, that the disclosures in the Company Filed SEC Documents shall not be deemed to qualify any representations or warranties made in Section 3.02:
SECTION 3.01. Organization; Standing; Subsidiaries.
(a) The Company is a corporation duly organized and validly existing under the Laws of the State of Delaware, is in good standing with the Secretary of State of Delaware and has all requisite corporate power and corporate authority necessary to carry on its business as it is now being conducted. The Company is duly qualified to do business as a foreign corporation and is in good standing in each jurisdiction where such qualification is necessary, except for those jurisdictions where failure to be so qualified would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. The Company has made available to Parent complete and correct copies of the Company Charter Documents and any certificate of formation, bylaws or equivalent organizational or governing documents of any Subsidiaries of the Company, each as amended prior to the execution of this Agreement, and each as made available to Parent is in full force and effect, and neither the Company nor any of its Subsidiaries is in violation of any of the provisions thereof in any material respect.
(b) All of the Company’s Subsidiaries and their respective jurisdictions of formation are set forth on Section 3.01(b) of the Company Disclosure Letter. Except for the Equity Interests of its Subsidiaries, the Company does not own, directly or indirectly, any Equity Interests in any Person, or any interest convertible into, exercisable or exchangeable for any such Equity Interest. Each of the Company’s Subsidiaries is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation (where such concept is recognized under applicable Law) and has all corporate or organizational powers required to carry on its business as now conducted. Each of the Company’s Subsidiaries is duly licensed or qualified and in good standing as a foreign corporation or limited liability company, as applicable, in each jurisdiction where such license or qualification is necessary, except where the failure to be so licensed or qualified or in good standing would not reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect. Except as set forth in Section 3.01(b) of the Company Disclosure Letter, the Company and its Subsidiaries own, directly or indirectly, all of the issued and outstanding shares of capital stock or other Equity Interests of each of the Subsidiaries of the Company, free and clear of all Liens, other than restrictions imposed by applicable securities Laws or the organizational documents of any such Subsidiary. There are no Company Subsidiary Securities other than those owned by the Company or one of its Subsidiaries.
SECTION 3.02. Capitalization.
(a) The authorized capital stock of the Company consists of 200,000,000 shares of Company Common Stock and 5,000,000 shares of preferred stock, par value $0.0001 per share (“Company Preferred Shares”). At the close of business on August 4, 2025 (the “Capitalization Date”), (i) 29,684,054 shares of Company Common Stock were issued and outstanding (including 259,077 Company Restricted Shares that remain subject to vesting as of the Capitalization Date), (ii) 10,963,568 shares of Company Common Stock were issued and held in treasury, (iii) no Company Preferred Shares were issued or outstanding, (iv) 151,125 shares of Company Common Stock were issuable upon the exercise of outstanding Company Options (whether or not presently exercisable), which outstanding Company Options have a weighted average exercise price of $12.1303, (v) 606,941 shares of Company Common Stock were issuable upon settlement of outstanding Company RSUs, (vi) 659,344 shares of Company Common Stock were issuable upon settlement of outstanding Company PSUs (assuming achievement of the applicable performance goals at target performance), and (vii) 750,000 shares of Company Common Stock were reserved and available for issuance pursuant to the Company ESPP (and no amounts had been contributed by participants pursuant to the Company ESPP). No offering period is currently ongoing under the Company ESPP, and no new Offering Period will commence following the date hereof. All outstanding shares of Company Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, and are not subject to or issued in violation of any purchase option, call option, right of first refusal, subscription right or any similar right under applicable Laws, any provision of the Company Charter Documents or any Contract to which the Company is a party or otherwise bound.

(b) Except as described in Section 3.02(a), since the Capitalization Date through the date hereof and, except as expressly permitted pursuant to Section 5.01(b)(i), after the date hereof through the Closing, there are (i) no outstanding shares of capital stock of, or other equity or voting interests in, the Company, (ii) no outstanding securities of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iii) no outstanding options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), commitments or agreements to acquire from the Company or any of its Subsidiaries, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, the Company, (iv) no obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, the Company (the items in clauses (i), (ii), (iii) and (iv) being referred to collectively as “Company Securities”) and (v) no other obligations by the Company or any of its Subsidiaries to make any payments based on the price or value of any Company Securities. Other than the Company Equity Plans, there are no outstanding agreements of any kind that obligate the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Company Securities (other than pursuant to the exercise or forfeiture of, or withholding of Taxes with respect to, Company Equity-Based Awards), or obligate the Company to grant, extend or enter into any such agreements relating to any Company Securities, including any agreements granting any preemptive rights, subscription rights, anti-dilutive rights, rights of first refusal or similar rights with respect to any Company Securities. No direct or indirect Subsidiary of the Company owns any Company Common Stock.
None of the Company or any Subsidiary of the Company is a party to any stockholders’ agreement, voting trust agreement, registration rights agreement or other similar agreement or understanding relating to any Company Securities or any other agreement relating to the disposition, voting or dividends with respect to any Company Securities.
(c) There are no outstanding bonds, debentures, notes or other indebtedness of the Company or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matter on which the stockholders or other equity holders of the Company or any of its Subsidiaries may vote (“Company Voting Debt”).
(d) Section 3.02(d) of the Company Disclosure Letter sets forth, with respect to each type of Company Equity-Based Award which is outstanding as of the date of this Agreement, the following information: (i) the type of Company Equity-Based Award, (ii) with respect to any Company Option, whether such option is intended to qualify as an “incentive stock option” under Section 422 of the Code, (iii) the name of the Company Equity Plan under which each type of Company Equity-Based Award was issued, (iv) the number of shares of Company Common Stock subject to each type of Company Equity-Based Award, and (v) the number of shares of Company Common Stock which are vested and unvested with respect to each type of Company Equity-Based Award.
SECTION 3.03. Authority; Noncontravention.
(a) The Company has all necessary corporate power and corporate authority to execute and deliver this Agreement and to perform its obligations hereunder and, assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct and, subject to the receipt of the Company Stockholder Approval, to consummate the Transactions. The execution, delivery and performance by the Company of this Agreement and, assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct, the consummation by it of the Transactions have been duly authorized by the Board of Directors of the Company and, except for obtaining the Company Stockholder Approval and filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, no other corporate action or proceeding on the part of the Company is necessary to authorize the execution, delivery and performance by the Company of this Agreement and the consummation by it of the Transactions. This Agreement has been duly executed and delivered by the Company and, assuming due authorization, execution and delivery hereof by the other parties hereto, constitutes a legal, valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other Laws of general application affecting or relating to the enforcement of creditors’ rights generally and (ii) is subject to general principles of equity, whether considered in a proceeding at law or in equity (clauses (i) and (ii), collectively, the “Bankruptcy and Equity Exception”).
(b) The Strategic Alternatives Committee, at a meeting duly called and held, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger and (ii) made the Strategic Alternatives Committee Recommendation.
(c) The Board of Directors of the Company, at a meeting duly called and held, acting upon the Strategic Alternatives Committee Recommendation, has unanimously (i) determined that it is in the best interests of the Company and the stockholders of the Company, and declared it advisable, that the Company enter into this Agreement and consummate the Merger, (ii) adopted resolutions approving and declaring the advisability of this Agreement and the consummation of the Merger, (iii) adopted resolutions making the Company Board Recommendation and (iv) directed that this Agreement and the Merger be submitted to the stockholders of the Company entitled to vote thereon for adoption.
(d) Assuming the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company) are true and correct, the affirmative vote (in person or by proxy) of the holders of a majority of the outstanding shares of Company Common Stock entitled to vote thereon (such approval, the “Company Stockholder Approval”) at the Company Stockholders’ Meeting or any adjournment or postponement thereof is the only vote of the holders of any class or series of shares of the Company necessary to adopt this Agreement and approve the Transactions.
(e) Neither the execution and delivery of this Agreement by the Company, nor the consummation by the Company of the Transactions, nor performance or compliance by the Company with any of the terms or provisions hereof, will (i) subject to the receipt of the Company Stockholder Approval, conflict with or violate any provision of (A) the Company Charter Documents or (B) the similar organizational documents of any of the Company’s Subsidiaries or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 3.04 and the Company Stockholder Approval are obtained prior to the Effective Time and the filings, declarations, notifications and registrations referred to in Section 3.04 are made and, as applicable, obtained, and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to the Company or any of its Subsidiaries or by which any property or asset of the Company or any of its Subsidiaries is bound or affected, (y) violate, conflict with, constitute a default (with or without notice or lapse of time, or both) under, or give rise to any right of termination, acceleration, payment, modification or cancelation of, any Contract, Permit or Money Transmitter License to which the Company or any of its Subsidiaries is a party or (z) result in the creation of any Lien (other than a Permitted Lien) on any properties or assets of the Company or any of its Subsidiaries, except, in the case of clause (i)(B) and clause (ii), as would not, individually or in the aggregate, reasonably be expected to (1) have a Company Material Adverse Effect or (2) prevent or materially delay, interfere with or impair (I) the consummation by the Company of any of the Transactions or (II) the compliance by the Company with its material obligations under this Agreement.
SECTION 3.04. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), and the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder (the “Exchange Act”), including the filing with the Securities and Exchange Commission (the “SEC”) of a proxy statement relating to the Company Stockholders’ Meeting (as amended or supplemented from time to time, the “Proxy Statement”), (b) compliance with the rules and regulations of the Nasdaq Global Select Market (“Nasdaq”), (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, (e) the consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations set forth in Section 3.04 of the Company Disclosure Letter (the “Regulatory Approvals”), (f) the consents, approvals, orders, licenses, permits, authorizations, filings, notifications, declarations or registrations required to be obtained or made under any applicable Money Transmitter Requirements with respect to the Money Transmitter Licenses of the Company or its Subsidiaries (the “Money Transmitter Requirement Approvals”) and (g) compliance with any applicable state securities or blue sky laws, and assuming the representations and warranties set forth in Section 4.11 (No Foreign Persons) are true and correct, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by the Company, the performance by the Company of its obligations hereunder and the consummation by the Company of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to (i) have a Company Material Adverse Effect or (ii) prevent or materially delay, interfere with or impair (I) the consummation by the Company of any of the Transactions or (II) the compliance by the Company with its material obligations under this Agreement.
SECTION 3.05. Company SEC Documents; Financial Statements; Undisclosed Liabilities; Information Supplied.
(a) The Company has filed with, or furnished to, as applicable, the SEC all reports, schedules, forms, statements and other documents required to be filed with, or furnished to, the SEC by the Company pursuant to the Securities Act or the Exchange Act, in each case, since January 1, 2022 (collectively, the “Company SEC Documents”). As of their respective effective dates, or if amended or supplemented, as of the date of the last such amendment or supplement, the Company SEC Documents complied in all material respects with the requirements of the Securities Act and the Exchange Act, as the case may be, and the applicable rules and regulations promulgated thereunder, and none of the Company SEC Documents at the time it was filed (or, if amended or supplemented, as of the date of the last amendment or supplement) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
The Company has made available to Parent true and complete copies of all comment letters and any other material written correspondence between the SEC, on the one hand, and the Company or any of the Company’s Subsidiaries, on the other hand, since January 1, 2022 and prior to the date hereof other than those available on EDGAR. As of the date hereof, there are no outstanding or unresolved comments in a comment letter received from the SEC staff with respect to any Company SEC Document and, to the Knowledge of the Company, none of the Company SEC Documents is the subject of any ongoing review by the SEC. None of the Company’s Subsidiaries is required to file periodic reports with the SEC pursuant to Section 13 or 15(d) of the Exchange Act.
(b) The consolidated financial statements of the Company (including all related notes or schedules) included or incorporated by reference in the Company SEC Documents, as of their respective dates of filing with the SEC (or, if such Company SEC Documents were amended or supplemented prior to the date hereof, the date of the filing of such amendment or supplement), complied as to form in all material respects with the rules and regulations of the SEC with respect thereto, have been prepared in all material respects in accordance with GAAP (except, in the case of unaudited quarterly financial statements, as permitted by Form 10-Q of the SEC or other rules and regulations of the SEC and subject to normal year-end adjustments and the absence of complete footnotes) applied on a consistent basis during the periods involved (except (i) as may be indicated in the notes thereto or (ii) as permitted by Regulation S-X) and fairly present in all material respects the consolidated financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the consolidated statements of operations and consolidated statements of cash flows of the Company and its consolidated Subsidiaries for the periods covered thereby (subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments).
(c) Neither the Company nor any of its Subsidiaries has any liabilities of any nature, whether or not accrued, contingent or otherwise, except liabilities (i) disclosed, reflected or reserved against in the consolidated balance sheet (or the notes thereto) of the Company as of March 31, 2025 (the “Balance Sheet Date”) included in the Company Filed SEC Documents or otherwise disclosed in the Company Filed SEC Documents, (ii) incurred after the Balance Sheet Date in the ordinary course of business consistent with past practice (none of which results from, arises out of, or relates to any material breach or violation of, or default under, any Contract or applicable Law), (iii) as contemplated by this Agreement or otherwise incurred in connection with the Transactions or (iv) as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect.
(d) The Company has established and maintains disclosure controls and procedures and a system of internal controls over financial reporting (as such terms are defined in paragraphs (e) and (f), respectively, of Rule 13a-15 under the Exchange Act) as required by Rule 13a-15 under the Exchange Act. As of the date hereof, neither the Company nor, to the Company’s Knowledge, the Company’s independent registered public accounting firm has (i) identified or been made aware of “significant deficiencies” or “material weaknesses”

(as defined by the Public Company Accounting Oversight Board) in the design or operation of the Company’s internal controls over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information, or (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal control over financial reporting. Since January 1, 2022, there have not been any material investigations of any current or former officers of the Company or any of its Subsidiaries relating to any alleged, potential or actual wrongdoing or misconduct by such current or former officer.
(e) The Proxy Statement (including any amendment or supplement thereto), at the time first sent or given to the stockholders of the Company and at the time of the Company Stockholders’ Meeting, will comply as to form in all material respects with the requirements of the Exchange Act and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, the Company makes no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of Parent, Merger Sub or any of their respective Representatives for inclusion or incorporation by reference in the Proxy Statement.
SECTION 3.06. Absence of Certain Changes.
(a) From the Balance Sheet Date through the date of this Agreement, except for the execution and performance of this Agreement and the discussions, negotiations and transactions related thereto and to any transaction of the type contemplated by this Agreement, the business of the Company and its Subsidiaries has been carried on and conducted in all material respects in the ordinary course of business consistent with past practice.
(b) Since the Balance Sheet Date, there has not been any Company Material Adverse Effect or any event, occurrence, development or state of circumstances or facts that would reasonably be expected to have, individually or in the aggregate, a Company Material Adverse Effect.
(c) From the Balance Sheet Date through the date of this Agreement, the Company has not taken any action that, if taken after the date hereof, would constitute a breach of, or otherwise require the consent of Parent under, any of the covenants set forth in Section 5.01(b).
SECTION 3.07. Legal Proceedings. Except as would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, there is no (a) pending or, to the Knowledge of the Company, threatened legal or administrative proceeding, suit, investigation, arbitration or action (an “Action”) against the Company or any of its Subsidiaries, or (b) outstanding order, judgment, injunction, ruling, writ or decree of any Governmental Authority (a “Judgment”) imposed upon the Company or any of its Subsidiaries, in each case, by or before any Governmental Authority. As of the date of this Agreement, there is no Action or Judgment pending or, to the Knowledge of the Company, threatened, seeking to prevent, hinder, modify, delay or challenge the Transactions. Since January 1, 2022, except as would not reasonably be expected to, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company nor any of its Subsidiaries has been party or subject to the provisions of any Judgment.
SECTION 3.08. Compliance with Laws; Permits.
(a) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all state, federal or foreign laws, statutes, ordinances, codes, rules or regulations enforced by any Governmental Authority (“Laws”) or Judgments applicable to the Company or any of its Subsidiaries, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(b) The Company and each of its Subsidiaries hold all Permits necessary for the lawful conduct of their respective businesses, except where the failure to hold the same would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole. All such Permits are in full force and effect and no suspension or cancelation of any of such Permits is pending or, to the Knowledge of the Company, threatened, except where the failure to be in possession of or be in full force and effect, or the suspension or cancelation of, any of such Permits would not have a Company Material Adverse Effect.
(c) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, each of the Company, its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of its and their agents acting on its or their behalf or Representatives acting at its or their direction, are, and have been since January 1, 2020, in compliance with the Foreign Corrupt Practices Act of 1977, the UK Bribery Act of 2010 and any rules and regulations promulgated thereunder or any other applicable Laws relating to bribery and corruption (“Anti-Corruption Laws”).
(d) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company, and each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their agents acting on its or their behalf or Representatives acting at its or their direction, is and have been since January 1, 2020 in compliance with applicable Laws concerning anti-money laundering, proceeds of crime, combatting terrorism financing, and related financial recordkeeping and reporting (“AML Laws”).
(e) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Company, and each of its Subsidiaries and each of its and their respective directors, officers and employees acting in such capacity are and, to the Knowledge of the Company, each of its and their agents acting on its or their behalf or Representatives acting at its or their direction, is and have been since January 1, 2020 in compliance with applicable Laws concerning consumer protection (“Consumer Protection Laws”).
(f) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, neither the Company, nor any of its Subsidiaries nor any of its and their respective directors, officers and employees acting in such capacity nor, to the Knowledge of the Company, any of its and their agents acting on its or their behalf or Representatives acting at its or their direction, is a Person that is, or is owned or controlled by a Person that is or has been (i) the target or the subject of any economic or financial sanctions or export controls enforced from time to time by the U.S. government, including those administered by the Office of Foreign Assets Control and the Bureau of Industry and Security, the United Nations Security Council, the European Union, any European Union member state, the United Kingdom, or any other relevant Governmental Authority (“Sanctions”), (ii) located, organized or resident in a country, region or a territory that is the subject of comprehensive territorial Sanctions and (iii) since January 1, 2020, in compliance with any applicable Sanctions.
(g) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, since January 1, 2020:
(i) neither the Company nor any of its Subsidiaries has conducted or initiated any internal investigation, review or audit, or made a voluntary, directed, or involuntary disclosure to any Governmental Authority or third party with respect to any alleged or suspected act or omission arising under or relating to any potential noncompliance with any applicable Anti-Corruption Law, AML Law, Consumer Protection Law or Sanctions;
(ii) none of the Company, its Subsidiaries, each of its and their respective directors, officers and employees acting in such capacity and, to the Knowledge of the Company, each of its and their agents acting on its or their behalf or Representatives acting at its or their direction has (A) received any written notice, request or citation for any actual or potential noncompliance with any applicable Anti-Corruption Law, AML Law, Consumer Protection Law or Sanctions or (B) has knowledge of a pending investigation into actual or potential noncompliance with any applicable Anti-Corruption Law, AML Law, Consumer Protection Law or Sanctions; and
(iii) the Company and its Subsidiaries (A) maintain an adequate system of internal controls reasonably designed to ensure compliance with the Anti-Corruption Laws and Sanctions and prevent and detect violations of the Anti-Corruption Laws, AML Laws, Consumer Protection Laws and Sanctions, (B) have implemented and have at all times maintained an operational and effective anti-corruption compliance program that includes, at a minimum, policies, procedures and training intended to detect, prevent and deter violations of applicable Anti-Corruption Laws, AML Laws, Consumer Protection Laws and Sanctions and (C) have at all times made and maintained accurate books and records in compliance with all applicable Anti-Corruption Laws and AML Laws.

SECTION 3.09. Tax Matters.
(a) The Company and each of its Subsidiaries has prepared (or caused to be prepared) and timely filed (taking into account valid extensions of time within which to file) all material Tax Returns required to be filed by it, and all such filed Tax Returns (taking into account all amendments thereto) are true, complete and accurate in all material respects.
(b) All material Taxes owed by the Company or any of its Subsidiaries that are due (whether or not shown on any Tax Return) have been timely paid or have been adequately reserved against in accordance with GAAP.
(c) All Taxes that the Company and each of its Subsidiaries is or was obligated by applicable Law to withhold or collect in connection with amounts owing to an employee, independent contractor, creditor, shareholder, member or other third party have been duly withheld or collected and fully and timely paid over to the proper Governmental Authority.
(d) As of the date hereof, neither the Company nor any of its Subsidiaries is subject to any audits, examinations, investigations, proposed adjustments, claims or other proceedings in respect of any Taxes, in each case that has been asserted in writing. Any and all Tax deficiencies assessed as a result of any audit, examination, or other proceeding in connection with a Tax Return of the Company or any of its Subsidiaries have been timely paid in full.
Neither the Company nor any of its Subsidiaries has received from any Governmental Authority any (i) notice indicating an intent to open an audit, examination, or other Tax proceeding, (ii) request for additional information related to Tax matters, or (iii) notice of deficiency or proposed adjustment for any Tax.
(e) Neither the Company nor any of its Subsidiaries has been a “controlled corporation” or a “distributing corporation” in any distribution occurring during the two-year period ending on the date of this Agreement that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or non-U.S. Law).
(f) Neither the Company nor any of its Subsidiaries has been a member of an affiliated group of corporations filing a consolidated federal income Tax Return (other than a group the common parent of which is the Company) or has any liability for the Taxes of any Person (other than the Company or any of its Subsidiaries) under U.S. Treasury Regulations Section 1.1502-6 (or any similar provision of any state, local or non-U.S. Law) or as a transferee or successor.
(g) Neither the Company nor any of its Subsidiaries is a party to, or bound by, or has any obligation under, any Tax sharing Contract other than (i) Contracts solely among the Company and its Subsidiaries and (ii) customary Tax indemnification provisions in any Contract the primary purpose of which does not relate to Taxes.
(h) Neither the Company nor any of its Subsidiaries has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to an assessment or deficiency for Taxes (other than pursuant to extensions of time to file Tax Returns obtained in the ordinary course).
(i) Neither the Company nor any of its Subsidiaries has participated in any “listed transaction” within the meaning of U.S. Treasury Regulations Section 1.6011-4(b)(2) and, with respect to each transaction in which the Company or any of its Subsidiaries has participated that is a “reportable transaction” within the meaning of Treasury Regulation § 1.6011-4(b)(1), such participation has been properly disclosed on IRS Form 8886 (Reportable Transaction Disclosure Statement) and on any corresponding form required under state, local or other law.
(j) Neither the Company nor any of its Subsidiaries is pursuing a voluntary disclosure agreement or letter ruling from the IRS (or any comparable ruling from any other Governmental Authority).
(k) There are no Liens for Taxes upon any property or assets of the Company or any of its Subsidiaries, except for Permitted Liens.
(l) Neither the Company nor any of its Subsidiaries has been a United States real property holding company within the meaning of Section 897(c)(2) of the Code during the period specified in Section 897(c)(1)(A)(ii) of the Code.
(m) Neither the Company nor any of its Subsidiaries is a party to any gain recognition agreement under Section 367 of the Code and the Treasury Regulations thereunder (or any analogous or similar provision of state, local or non-U.S. Tax Law).

(n) Neither the Company nor any of its Subsidiaries is subject to Tax in any jurisdiction outside the United States by virtue of (i) having a permanent establishment or other place of business or (ii) having a source of income in that jurisdiction. No claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that the Company or such Subsidiary is or may be subject to taxation by that jurisdiction.
(o) From the effective date of Section 4475 of the Code, the Company and its Subsidiaries have complied in all material respects with Section 4475 of the Code and any rules, regulations or guidance issued thereunder.
(p) Neither the Company nor any of its Subsidiaries will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after Closing, as a result of any change in method of accounting, closing agreement, intercompany transaction, installment sale, the receipt of any prepaid amount, in each case prior to Closing, or as a result of any election under Section 965(h) of the Code.
SECTION 3.10. Employee Benefits.
(a) Section 3.10(a) of the Company Disclosure Letter and the exhibits to the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC, collectively, set forth a correct and complete list as of the date of this Agreement of each material Company Plan. With respect to each material Company Plan, the Company has made available to Parent true and complete copies (to the extent applicable) of (i) the plan document or, with respect to any unwritten Company Plan, a written description of the material terms thereof (or, if appropriate, a form thereof), including any amendments thereto and a summary plan description for each Company Plan, (ii) the most recent annual report on Form 5500 filed with the Department of Labor or Form 5500-EZ filed with the IRS and the most recent actuarial valuation or similar report; (iii) each insurance or group annuity contract or other funding vehicle; (iv) copies of the most recent non-discrimination testing results for each Company Plan required to perform such annual testing; and (v) the most recent determination letter, advisory letter, or opinion letter issued by the Internal Revenue Service. Except as would not reasonably be expected to have a Company Material Adverse Effect, there are no material unwritten employee benefit plans (as defined in Section 3(3) of ERISA) or bonus, unit option, unit purchase, other equity-based profit sharing, savings, disability, incentive, deferred compensation, retirement, vacation, paid time off, holiday, severance, retention, change of control or other employee benefit plans or programs, or compensation agreements, for the benefit of, or relating to, current employees and former employees of the Company or any ERISA Affiliate, or with respect to which the Company or any ERISA Affiliate has or could reasonably be expected to have any material liability.
(b) Each Company Plan has been administered in compliance with its terms and applicable Laws, including ERISA and the Code, as applicable, except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, each Company Plan intended to be “qualified” within the meaning of Section 401(a) of the Code has received a favorable determination letter from the IRS or is entitled to rely upon a favorable opinion issued by the IRS, and to the Knowledge of the Company, there are no existing circumstances or any events that have occurred that could reasonably be expected to cause the loss of any such qualification status. There are no pending, or to the Knowledge of the Company, threatened Actions or claims (other than routine claims for benefits) by, on behalf of, relating to, or against any Company Plan or any trust related thereto and no audit, investigation or other proceeding by a Governmental Authority is pending, or to the Knowledge of the Company, threatened with respect to any Company Plan, in each case, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(c) All contributions required to be made with respect to any Company Plan by applicable Law, or any Company Plan document or other contractual undertaking, have been materially paid or, to the extent not required to be made or paid on or before the Closing Date, have been accrued to the extent required by GAAP and the Company’s normal accounting practices and, as of the Balance Sheet Date, are reflected on the Company’s financial statements as at the Balance Sheet Date.
(d) Neither the Company, nor any Commonly Controlled Entity maintains, sponsors or contributes to, or has in the past six years maintained, sponsored or contributed to, or had any liability (including contingent liability) with respect to, any (i) pension plan that is subject to Title IV of ERISA or Section 412 of the Code,

(ii) “multiemployer plan” (as defined in Sections 3(37) or 4001(a)(3) of ERISA), (iii) any “multiple employer welfare arrangements” (as defined in Section 3(40) of ERISA), or (iv) a “voluntary employees beneficiary association” (as defined in Section 501(c)(9) of the Code).
(e) None of the Company nor any Commonly Controlled Entity has engaged in any transaction described in Section 4069, 4204(a) or 4212(c) of ERISA in the past six (6) years.
No Company Plan provides, and neither the Company nor any of its Subsidiaries, has any obligation to provide, benefits or coverage in the nature of health, life, disability or other welfare benefits to current or former employees of the Company and its Subsidiaries (or any beneficiaries thereof) after a termination of employment, other than benefits or coverage required to be provided under Part 6 of Title I of ERISA or Section 4980(B)(f) of the Code or any other applicable Law. The Company and its Subsidiaries (i) have complied with the requirements of Section 4980B of the Code or Sections 601-609 of ERISA and other applicable state continuation coverage laws, in all material respects and (ii) have not incurred, and, to the Company’s Knowledge, are not reasonably expected to incur, any material excise Taxes under Chapter 43 of the Code.
(f) Except as set forth in this Agreement, neither the consummation of the Merger nor the execution of this Agreement will, either alone or in combination with another event (but not including rights upon termination of employment in the absence of the Merger), (i) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former director, officer or employee of the Company or any of its Subsidiaries under any Company Plan or entitle any such individual to any payment or cancellation of indebtedness, (ii) cause the Company to transfer or set aside any assets to fund any benefits under any Company Plan; (iii) limit or restrict the right to amend, terminate or transfer the assets of any Company Plan on or following the Effective Time; (iv) result in any breach or violation of, or default under any Company Plan; or (v) to the Company’s Knowledge, result in any payment (whether in cash or property or the vesting of property) to any “disqualified individual” (as such term is defined in Treasury Regulations Section 1.280G-1) that would, individually or in combination with any other such payment, constitute an “excess parachute payment” (as defined in Section 280G(b)(1) of the Code).
(g) Neither the Company nor any Company Subsidiary thereof has any obligation to provide, and no Company Plan or other agreement or arrangement provides any individual with the right to, a gross-up, indemnification, reimbursement or other payment for any excise or additional Taxes incurred pursuant to Section 409A or Section 4999 of the Code.
(h) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, each Company Plan that is a “nonqualified deferred compensation plan” (within the meaning of Section 409A of the Code) is in documentary compliance with, and has been operated and administered in all material respects in compliance with, Section 409A of the Code.
(i) With respect to each Company Plan maintained primarily for employees and former employees located outside the United States (each, an “International Plan”), except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole: (i) if intended to qualify for special Tax treatment, each International Plan is so qualified, (ii) if required to be registered with a Governmental Authority, is so registered, and (iii) the fair market value of the assets of each International Plan, the liability of each insurer for any International Plan funded through insurance, or the book reserve established for any such plan, together with any accrued contributions, is sufficient to procure or provide for the accrued benefit obligations, as of the date of this Agreement, with respect to all current and former participants in such plan according to the actuarial assumptions and valuations most recently used to determine employer contributions to such plan.
Neither the Company nor any Subsidiary thereof has been a party to, a sponsoring employer of, or otherwise is under any liability with respect to any defined benefit pension scheme, any final salary scheme or any death, disability or retirement benefit calculated by reference to age, salary or length of service or any other item.
SECTION 3.11. Labor Matters.
(a) The Company is not and has not ever been a party to or bound by any collective bargaining agreement or similar labor agreement with any labor union, trade union, works council or other labor association, and the Company is not currently negotiating any such labor contract or similar agreement. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there is no pending or, to the

Knowledge of the Company, threatened labor strike, lockout, picketing, slowdown, work stoppage, or other similar labor activity or dispute by or with respect to the employees of the Company or any of its Subsidiaries. To the Knowledge of the Company, no employees of the Company or any of its Subsidiaries have submitted union authorization cards seeking to form or join a union, and there is no organizational effort currently pending or threatened by, or on behalf of, any labor union to organize any employees of the Company or any of its Subsidiaries.
(b) The Company and each of its Subsidiaries are, and have been since January 1, 2022, in compliance with all applicable Laws relating to labor and employment matters, including without limitation occupational safety and health standards, terms and conditions of employment, payment of wages, classification of employees, equal employment opportunity, immigration, human rights, non-discrimination, job protected and paid leaves, disability accommodation, pay equity and workers’ compensation, except as would not, individually or in the aggregate, have a Company Material Adverse Effect.
(c) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no, and in the past three (3) years there have been no, Actions against the Company pending or, to the Knowledge of the Company, threatened, by any current or former applicant, employee, director, officer, or individual independent contractor (collectively “Personnel”), or any Governmental Authority, with respect to worker engagement, employment or labor practices (including wage and hour matters) or Personnel. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, there are no, and in the past three (3) years there have been no, Actions against the Company or any of its Subsidiaries pending or, to the Knowledge of the Company, threatened to be brought or filed with any Governmental Authority, any state or local agency responsible for the prevention of unlawful employment practices, or any arbitral or other forum in connection with any current or former employee, consultant, independent contractor, volunteer intern, or applicant of the Company or any of its Subsidiaries.
(d) To the Knowledge of the Company, no current or former employee or individual independent contractor of the Company or any of its Subsidiaries is in violation of any term of any employment contract, confidentiality, noncompetition or other proprietary rights agreement or any other contract relating to the right of such Person to be employed by, or provide services to, the Company or any of its Subsidiaries which violation is, or could reasonably be expected to be, individually or in the aggregate, material to the Company and its Subsidiaries taken as a whole.
(e) As of the Closing, all compensation, including wages, commissions, and bonuses, payable to all Personnel, independent contractors or consultants of the Company and its Subsidiaries for services performed and for which payment is owed on or before the Closing Date will have been paid in full in the ordinary course of business in accordance with their respective terms in all material respects.
(f) Since January 1, 2022, neither the Company nor any of its Subsidiaries has effectuated a “plant closing” (as defined in the United States Worker Adjustment and Retraining Notification Act, or any successor federal law or similar applicable Law (“WARN”)), affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries, and there has not occurred a “mass layoff” (as defined in WARN) affecting any site of employment or facility of the Company or any of its Subsidiaries. Neither the Company nor any of its Subsidiaries is presently planning to effectuate any such “plant closing” or “mass layoff”.
Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, all employees of the Company and any of its Subsidiaries have the legal right to work in the country in which they are employed, and the Company and the Subsidiaries have complied in all material respects with all of their obligations in this regard.
SECTION 3.12. Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to have a Company Material Adverse Effect, (a) the Company and each of its Subsidiaries is, and has been since January 1, 2022, in compliance with all applicable Laws relating to pollution or the protection of the environment or human health or safety (“Environmental Laws”), and neither the Company nor any of its Subsidiaries has received any written notice since January 1, 2022 alleging that the Company or any of its Subsidiaries is in violation of any Environmental Law, (b) the Company and each of its Subsidiaries possess and are in compliance with all Permits required under Environmental Laws for the operation of their respective businesses, (c) there is no Action under or pursuant to any Environmental Law that is pending or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, (d) neither the Company nor any of its Subsidiaries is subject to any Judgment imposed by any Governmental Authority under which there are uncompleted, outstanding or unresolved obligations on the part of the Company or its Subsidiaries arising under Environmental Laws, (e) neither the Company nor any of its Subsidiaries is conducting or funding any cleanup or other remedial activities pursuant to Environmental Laws as a result of any release, spill or disposal of any hazardous or toxic materials at any real property owned or leased by the Company or any of its Subsidiaries, and (f) to the Knowledge of the Company, no hazardous materials have been released, discharged, spilled, or disposed on, or migrated onto, any real property owned or leased by the Company or any of its Subsidiaries, and no environmental conditions exist or have occurred related to any real property owned or leased by the Company or any of its Subsidiaries, which with the passing of time or the giving of notice or both would constitute a violation of any Environmental Law or otherwise give rise to costs, liabilities, or obligations under any Environmental Law.
SECTION 3.13. Intellectual Property.
(a) Section 3.13(a) of the Company Disclosure Letter lists, as of the date of this Agreement, all Business Intellectual Property that is Registered Intellectual Property. The Company and its Subsidiaries own all of the Registered Intellectual Property, free and clear of all Liens (other than Permitted Liens). All of the Registered Intellectual Property is subsisting, valid and enforceable. All necessary registration, maintenance, and renewal fees currently due in connection with Registered Intellectual Property required to be identified in Section 3.13(a) of the Company Disclosure Letter have been paid and all necessary documents, recordations, and certificates in connection with such Registered Intellectual Property have been filed with the relevant Governmental Authorities for the purposes of prosecuting, establishing ownership and maintaining such Registered Intellectual Property in the name of the Company or one of its Subsidiaries. There are no oppositions, cancelations, invalidity proceedings, interferences or re-examination proceedings presently pending or, to the Knowledge of the Company, threatened with respect to the Registered Intellectual Property required to be identified in Section 3.13(a) of the Company Disclosure Letter.
(b) The Company or one of its Subsidiaries owns or is licensed, pursuant to a valid, written license agreement, to use all Intellectual Property reasonably necessary to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof; provided, however, that nothing in this Section 3.13(b) shall be interpreted or construed as a representation or warranty with respect to whether there is any infringement of any Intellectual Property that is the subject of Section 3.13(e) and Section 3.13(f). The Company has complied with the applicable license terms for all Intellectual Property that is licensed from a third-party, including licensing a sufficient number of “seats,” “users” or other usage metrics to accounts for the use of any licensed Intellectual Property. The Company and its Subsidiaries are the exclusive owners of the Owned Company Intellectual Property, free and clear of all Liens other than Permitted Liens.
(c) Section 3.13(c) of the Company Disclosure Letter lists, as of the date of the Agreement, all material Proprietary Software owned by the Company. The source code for the Proprietary Software has only been delivered, licensed or made available to employees of the Company or one of its Subsidiaries who (i) only used such source code in connection with the Company’s operations and (ii) executed written agreements containing confidentiality provisions protecting such source code. The source code for the Proprietary Software has not been placed in escrow for any Person.
(d) The Intellectual Property listed on Sections 3.13(a) and Section 3.13(c) of the Company Disclosure Letter comprises all of the Intellectual Property used in and necessary to conduct the Company’s business in the same manner as conducted by the Company and its Subsidiaries immediately prior to the Closing. The execution, delivery and performance of this Agreement and the consummation of the Transactions, and the compliance with the provisions of this Agreement do not and will not conflict with, alter or impair any of the rights of the Company or its Subsidiaries in any Business Intellectual Property or the validity, enforceability, use, right to use, ownership, priority, duration, scope or effectiveness of any Business Intellectual Property. All Business Intellectual Property will be owned by or licensed for use by the Company or its Subsidiaries immediately after the Closing on substantially the same terms and conditions as immediately prior to the Closing.
(e) Section 3.13(e) of the Company Disclosure Letter lists, as of the date of this Agreement, each Contract: (i) pursuant to which any material Intellectual Property is licensed to the Company or any of its Subsidiaries, or (ii) pursuant to which the Company or any of its Subsidiaries has granted to any Person any right or interest in any material Owned Company Intellectual Property, in each case, excluding (A) licenses to

Off-the-Shelf Software; (B) non-exclusive licenses granted by the Company or its Subsidiaries to customers in the ordinary course of business and on standard, non-negotiated terms; (C) Contracts under which a license to Intellectual Property is merely incidental to the transaction contemplated in such Contract; and (D) confidentiality and non-disclosure agreements entered into in the ordinary course of business and on a standard form (or a substantially similar form) of the Company or any of its Subsidiaries.
(f) The Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices, to protect, preserve and maintain the secrecy and confidentiality of Trade Secrets included in the material Owned Company Intellectual Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, without limiting the generality of the foregoing, each former and current employee and contractor of the Company who has created, contributed to or had access to any portion of the confidential information, Trade Secrets, or Business Intellectual Property has executed a written Contract (i) assigning to the Company all right, title and interest (including in all Intellectual Property) that the employee or contractor has therein and (ii) requiring the employee or contractor to maintain the confidentiality of all such confidential information, Trade Secrets, and Business Intellectual Property.
(g) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, the Business Intellectual Property, the use of the Business Intellectual Property, and the operation of the Company has not, does not and will not infringe, misappropriate, dilute or otherwise violate any Intellectual Property of any other Person. Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, no adverse third-party Actions are pending or threatened in writing against the Company or any of its Subsidiaries (i) challenging the ownership, validity or use by the Company or any of its Subsidiaries of any Owned Company Intellectual Property or (ii) alleging that the operation of the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof are infringing, misappropriating or otherwise violating the Intellectual Property of any Person or challenging the right of the Company to own, use or enforce any of the Business Intellectual Property.
(h) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, to the Knowledge of the Company, since January 1, 2022, (i) no Person has infringed, misappropriated or otherwise violated the rights of the Company or any of its Subsidiaries with respect to any Business Intellectual Property and (ii) the operation of the business of the Company and its Subsidiaries has not violated, misappropriated or infringed the Intellectual Property of any other Person. None of the Business Intellectual Property is (i) subject to any order that restricts or otherwise prevents the use thereof by the Company, and (ii) subject to any challenge as to its use, ownership, validity, registrability, or enforceability by the Company, in each case, except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole.
(i) The manner in which any Open Source Software is incorporated into, linked to or called by, or otherwise combined or distributed with any Owned Company Intellectual Property does not, according to the terms of the license applicable to such Open Source Software, obligate the Company or any of its Subsidiaries to: (i) disclose, make available, offer or deliver all or any portion of any source code of any such software product or service or any component thereof to any third party, other than the applicable Open Source Software, or (ii) create obligations for the Company or any of its Subsidiaries to grant, or purport to grant, to any third party any rights or immunities under any Owned Company Intellectual Property (including any agreement not to assert patents), or (iii) impose any present economic limitations on the Company’s or any of its Subsidiaries’ commercial exploitation thereof.
SECTION 3.14. Data Privacy and Technology; Information Security.
(a) Except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole, (i) the Company and its Subsidiaries are in material compliance with all applicable Privacy and Data Security Requirements, (ii) all Marketing Laws, with respect to any communications with other Persons, and (iii) the PCI-DSS, with respect to any cardholder data subject to such standard that the Company has Processed or was Processed, or, to the Knowledge of the Company, by third parties on behalf of the Company or having authorized access to the records of the Company. Since

January 1, 2022, the Company and its Subsidiaries have used commercially reasonable measures, consistent with accepted industry practices in light of the scope and type of the Company’s operations, designed to ensure the confidentiality, privacy and security of all information and data within the possession or control of the Company or any of its Subsidiaries.
(b) At all times, the Company has maintained written privacy policies concerning the Company’s Processing of Personal Information that comply with applicable Privacy and Data Security Requirements, and the Company has provided materially accurate notice of such privacy policies, and such notices, together with all other privacy-related communications from the Company to actual or prospective clients, users or customers (whether sent by the Company directly or through a third party mechanism) and other privacy-related materials distributed or marketed by the Company (collectively, the “Privacy Policies”), have not contained and do not contain any material omissions of the Company’s privacy practices or practices concerning the Processing of Personal Information. The Company has made copies of all of the Privacy Policies available to Parent.
(c) The Company has not received any claim (whether written or unwritten), written complaint, inquiry or request for information or documents, and no proceeding is pending or, to the Knowledge of the Company, threatened in writing against the Company, in each case, (i) alleging that the Processing of Personal Information by the Company violates any Privacy and Data Security Requirements, (ii) alleging that the Company has breached any Marketing Laws, or (iii) otherwise relating to the security or Processing of Personal Information.
(d) The Company has at all times established a legal basis, made all required disclosures to, and obtained all consents from users, customers, employees, contractors, Governmental Authorities, and other applicable third parties required by all applicable Privacy and Data Security Requirements and as necessary for the Company’s Processing of Personal Information in connection with the conduct of its business as it has been conducted.
(e) The Company, to the extent required by applicable Privacy and Data Security Requirements: (i) maintains a record of Personal Information Processing activities; (ii) retains Personal Information only for as long as is necessary; and (iii) ensures all cross-border transfers of Personal Information are carried out in compliance with applicable Privacy and Data Security Requirements.
(f) To the extent that the Company uses any third party to Process Personal Information on its behalf, each such third party is subject to a binding written contract with the Company that requires such third party to maintain the confidentiality of, and ensure the security and integrity of, such Personal Information in accordance with applicable Law, the Company’s Information Security Program and the Company’s obligations under Contract, and comply at all times with Privacy and Data Security Requirements, and such written contracts include provisions as required by applicable Privacy and Data Security Requirements except as would not, individually or in the aggregate, be material and adverse to the Company and its Subsidiaries, taken as a whole. To the Knowledge of the Company, no such third party has violated or is in violation of any applicable Laws, the Company’s Information Security Program or the Company’s obligations under Contract with respect to the Processing and protection of any Personal Information. The Company has taken commercially reasonable steps to limit access to Personal Information to: (i) the Company’s personnel and to subcontractors and third-party vendors providing services to or on behalf of the Company, in each case to those who have a need to know such Personal Information in the execution of their duties to the Company; and (ii) such other Persons permitted to access such Personal Information in accordance with the Company’s Information Security Program and the Privacy and Data Security Requirements.
(g) Since January 1, 2022, neither the Company nor any of its Subsidiaries has experienced any breaches, outages or unauthorized use of or access to the Company IT Assets or any breaches or unauthorized use of or access to Personal Information within the possession or control of the Company or any of its Subsidiaries, nor any other security incident that would require notice under applicable Privacy and Data Security Requirements.
(h) The Company IT Assets operate and perform as required to permit the Company and its Subsidiaries to conduct the business of the Company and its Subsidiaries (taken as a whole) as conducted as of the date hereof in all material respects. Without limiting the foregoing, the IT Assets are in all material respects adequate and sufficient (including with respect to capacity, scalability and ability to process current and anticipated peak volumes in a timely manner) for the conduct and operation of the business of the Company as currently conducted and as will be conducted immediately following the Closing. The Company and its Subsidiaries have taken commercially reasonable steps and implemented commercially reasonable safeguards, consistent with applicable Industry Security Standards, designed to protect the Company IT Assets from unauthorized access and from any disabling codes or instructions, spyware, Trojan horses, worms, viruses or other Software routines that permit or cause material unauthorized access to, or material unauthorized disruption, impairment, disablement or destruction of, IT Assets. The Company has maintained and complied with a written information security program (“Information Security Program”) that (i) complies with the Privacy and Data Security Requirements and all other applicable Laws (including with respect to public disclosure requirements regarding its cybersecurity program, which have been true and accurate), and (ii) that is designed and implemented in accordance with applicable Industry Security Standards.
The Company has assessed and tested its Information Security Program on a no less than annual basis, and remediated all critical, and high risks and vulnerabilities identified. The Information Security Program includes administrative, technical, and physical safeguards appropriate to the Company’s size and complexity and the nature and scope of its activities. The Information Security Program is, at a minimum, designed to reasonably:
(i) protect against any reasonably anticipated threats or hazards to the security of the IT Assets;
(ii) ensure the security, integrity and confidentiality of all information and data that the Company Processes, including all Personal Information and Trade Secrets;
(iii) protect against any reasonably anticipated threats or hazards to the security or integrity of any information and data that the Processes, including all Personal Information and Trade Secrets;
(iv) protect against unauthorized access to, disclosure, destruction or use of any information and data that it Processes, including all Personal Information and Trade Secrets;
(v) ensure the proper disposal of all information and data (including Personal Information and Trade Secrets) when no longer required for the purposes for which it was Processed; and
(vi) ensure compliance with the foregoing requirements by its employees, contractors, representatives, service providers and vendors.
SECTION 3.15. Property.
(a) Section 3.15(a) of the Company Disclosure Letter lists, as of the date of this Agreement, the street address of each Owned Real Property. Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) the Company or one of its Subsidiaries has good and valid fee simple title in each Owned Real Property, free and clear of all Liens (other than Permitted Liens) and (ii) neither the Company nor any of its Subsidiaries has received written notice of any pending Actions in eminent domain, condemnation, expropriation or that would otherwise result in the taking by any Governmental Authority with or without payment of compensation therefor, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Owned Real Property. Neither the Company nor any of its Subsidiaries: (i) leases or grants any Person the right to use or occupy all or any part of any material Owned Real Property, (ii) has granted any Person an option, right of first offer, or right of first refusal to purchase such Owned Real Property or any portion thereof or interest therein or (iii) entered into any Contract to sell or lease any current Owned Real Property or purchase or lease any other real property, in each case, since January 1, 2022 (except under the Company Leases).
(b) Section 3.15(b) of the Company Disclosure Letter lists, as of the date of this Agreement, the address of each Leased Real Property. The Company or one of its Subsidiaries has a good and valid leasehold, subleasehold or license interest (as tenant, subtenant or licensee) in each Leased Real Property, free and clear of all Liens (other than Permitted Liens), subject to the terms of the applicable Company Lease. Neither the Company nor any of its Subsidiaries has received written notice of any pending Actions in eminent domain, condemnation, expropriation or that would otherwise result in the taking by any Governmental Authority with or without payment of compensation therefor, and, to the Knowledge of the Company, there are no such Actions threatened, in each case, affecting any Leased Real Property. Each of the Company and its Subsidiaries is in compliance in all material respects with the terms of all Company Leases. Neither the Company nor any of its Subsidiaries has assigned, transferred or pledged any interest in any of the Company Leases.
(c) To the Company’s Knowledge (i) there are no material contractual or legal restrictions that prevent the Company or any of its Subsidiaries from using any Owned Real Property or Leased Real Property for its current use, (ii) all structures and other buildings on the Owned Real Property and Leased Real Property are in operating condition and none of such structures or buildings is in need of maintenance or repairs except for ordinary, routine maintenance and repairs, and except for ordinary wear and tear in all material respects, and (iii) there are no leases, subleases, licenses, or other agreements granting to any Person the right of use or occupancy of any portion of the Owned Real Property or the Leased Real Property (except under the Company Leases).
(d) The Company and its Subsidiaries have good title to, or valid leasehold interests in, all property and assets reflected on the consolidated balance sheet (or the notes thereto) of the Company as of, or acquired after, the Balance Sheet Date, except as have been disposed of since the Balance Sheet Date in the ordinary course of business consistent with past practice, free and clear of all Liens other than Permitted Liens.
SECTION 3.16. Contracts.
(a) Section 3.16(a) of the Company Disclosure Letter sets forth a true and complete list, as of the date of this Agreement, of each Material Contract. For purposes of this Agreement, “Material Contract” means any Contract (but excluding this Agreement and any Company Plan) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries or any of their respective properties or assets is bound that:
(i) is filed as an exhibit to the Company’s Annual Report on Form 10-K or is otherwise a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K under the Securities Act);
(ii) governs the formation, creation, operation, governance, economics or control of any joint venture, partnership or other similar arrangement, other than with respect to any joint venture, partnership or other similar arrangement solely between or among any of the Company and its Subsidiaries;
(iii) provides for indebtedness for borrowed money of the Company or any of its Subsidiaries having an outstanding or committed amount in excess of $500,000, other than (A) indebtedness solely between or among any of the Company and its Subsidiaries or (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made or entered into in the ordinary course of business consistent with past practice;
(iv) relates to the acquisition or disposition of any business, assets or properties (whether by merger, sale of stock, sale of assets or otherwise) for aggregate consideration under such Contract in excess of $500,000 (A) that was entered into after January 1, 2022 or (B) pursuant to which any earn-out, indemnification or deferred or contingent payment obligations remain outstanding that would reasonably be expected to involve payments by or to the Company or any of its Subsidiaries of more than $500,000 after the date hereof, excluding, (y) acquisitions or dispositions of assets that are obsolete, worn out, surplus or no longer used or useful in the conduct of business of the Company or its Subsidiaries or (z) repurchases by the Company of Company Common Stock;
(v) is a Company Lease;
(vi) includes remaining obligations for the Company to make any capital expenditure in an amount in excess of $500,000 in any calendar year;
(vii) is with any Governmental Authority where (A) (1) the Governmental Authority is the customer or other commercial party and (2) such Contract involves annual payments in excess of $500,000 or (B) such Contract imposes material obligations on the Company or any of its Subsidiaries;
(viii) (A) contains provisions that prohibit or restrict in a material respect the Company or any of its Subsidiaries (or Parent or its Affiliates after the Effective Time) from competing in or conducting any line of business, grants a right of exclusivity or “most favored nation” status to any Person, or prevents or restricts in any material respect the Company or any of its Subsidiaries from entering or operating in any geographic territory, other than license agreements for Intellectual Property limiting the Company’s and its Subsidiaries’ use of such Intellectual Property to specified fields of use or (B) grants to any Person any right of first refusal or right of first offer with respect to any material assets of the Company or any of its Subsidiaries;
(ix) is with a bank or other provider of transaction processing or settlement services for the funding of transfers initiated through services provided by the Company or its Subsidiaries that is material to the operation of the Company and its Subsidiaries, taken as a whole;

(x) is with each of the top twenty (20) Third-Party Paying Agents of the Company and its Subsidiaries (based on fees generated during the twelve (12) months ended June 30, 2025);
(xi) relates to the Company’s or any of its Subsidiaries’ ownership of or investment in any business or enterprise (including investments in joint ventures, partnership arrangements and minority equity investments) other than any investments or business enterprises that are wholly-owned by the Company or any of its Subsidiaries;
(xii) is required to be set forth on Section 3.13(e) of the Company Disclosure Letter;
(xiii) provides for or relates to any interest, currency or hedging, derivatives or similar Contracts or arrangements;
(xiv) is a collective bargaining agreement, labor union contract, trade union agreement or other Contract with any labor union, labor organization, works council or similar staff representative body;
(xv) that relates to the settlement of, or other arrangements with respect to, any current or former claim (A) with any Governmental Authority (except settlements, or other arrangements, for an immaterial monetary fine), (B) that materially restricts or imposes obligations upon the Company or its Subsidiaries, taken as a whole, or (C) which would require the Company or any of its Subsidiaries to pay consideration of more than $1,000,000 after the date of this Agreement;
(xvi) that relates to any transactions, agreements, arrangements or understandings with any Affiliate of the Company or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(xvii) is with any of the top twenty (20) Third-Party Sending Agents by revenue for the twelve (12) months ended June 30, 2025;
(xviii) is with each of the five (5) largest financial institutions that acts as a depositary for remitting funds for the business of the Company and its Subsidiaries (based on the aggregate funds remitted or held on behalf of the Company and its Subsidiaries during the twelve (12) months immediately preceding the date of this Agreement); and
(xix) is with any vendor or any other Person (excluding any Top Money Transfer Agents and Representatives engaged with respect to the Transactions), which (A) required the Company and its Subsidiaries to pay in excess of $750,000 for the twelve (12) months ended June 30, 2025 and, in each case, (B) is not otherwise required to be listed on Section 3.16(a) of the Company Disclosure Letter pursuant to any of clauses (i) – (xviii).
(b) Except with respect to any Contract that has expired in accordance with its terms, been terminated or replaced prior to the date hereof, (i) subject to the Bankruptcy and Equity Exception, each Material Contract is valid and binding on the Company and/or any of its Subsidiaries to the extent such Person is a party thereto, as applicable, and to the Knowledge of the Company, each other party thereto, and is in full force and effect, except where the failure to be valid, binding or in full force and effect would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (ii) the Company and each of its Subsidiaries, and, to the Knowledge of the Company, any other party thereto, have performed all obligations required to be performed by it under each Material Contract, except where such nonperformance would not, individually or in the aggregate, reasonably be expected to be material and adverse to the Company and its Subsidiaries, taken as a whole, (iii) neither the Company nor any of its Subsidiaries have received written or, to the Knowledge of the Company, oral notice of the existence of any breach or default on the part of the Company or any of its Subsidiaries under any Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, (iv) to the Knowledge of the Company, no counterparty under any Material Contract is in breach or default thereof, except where such breach would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole, and (v) no counterparty to a Material Contract has notified the Company or its Subsidiaries that it intends to terminate or not renew a Material Contract, except where such breach or default would not, individually or in the aggregate, reasonably be expected to be material to the Company and its Subsidiaries, taken as a whole.

There exists no default or event of default or, to the Knowledge of the Company, event, occurrence, condition or act with respect to the Company or any of its Subsidiaries or, to the Knowledge of the Company, with respect to any other contracting party, which (with or without notice or lapse of time or both) would reasonably be expected to (A) become a default or event of default under any Material Contract or (B) give any third party (w) the right to declare a default or exercise any remedy under any Material Contract, (x) the right to a rebate, chargeback, refund, credit, penalty or change in delivery schedule under any Material Contract, (y) the right to accelerate the maturity or performance of any obligation of the Company or any of its Subsidiaries under any Material Contract, or (z) the right to cancel, terminate or modify in any material respect any Material Contract (it being understood that any modifications to payment terms or the duration of any Material Contract shall be deemed material).
(c) Since January 1, 2022, neither the Company nor any of its Subsidiaries has received, from any of the counterparties to those Material Contracts as required to be set forth on Section 3.16(a)(x) and Section 3.16(a)(xvii) of the Company Disclosure Letter (“Top Money Transfer Agents”), written or, to the Knowledge of the Company, oral communications (a) terminating, not renewing or materially reducing (or stating the intent to terminate, not renew or materially reduce), or materially altering the terms (or stating the intent to materially alter the terms) of such Top Money Transfer Agent’s relationship with the Company or its applicable Subsidiary or (b) indicating a material breach of the terms of any Contracts with such Top Money Transfer Agents.
(d) As of the date hereof, the Company has made available to Parent or its Representatives true, correct and complete copies of the Material Contracts, and the parties shall reasonably cooperate in a manner that is in compliance with applicable Law to ensure that Parent receives any such information. All Material Contracts to which the Company or any of its Subsidiaries is a party, by which the Company or any of its Subsidiaries or any of its or their assets or properties are bound, or in respect of which the Company or any of its Subsidiaries receives revenue, in each case that are required to be disclosed under this Agreement, are in written form.
SECTION 3.17. Insurance. The Company and its Subsidiaries own or hold policies of insurance, or are self-insured, in amounts providing reasonably adequate coverage against all risks customarily insured against by companies in similar lines of business as the Company and its Subsidiaries. All such insurance policies are in full force and effect except for any expiration thereof in accordance with the terms thereof. As of the date hereof, no written notice of cancelation or modification has been received other than in connection with ordinary renewals.
There is no existing default or event which, with the giving of notice or lapse of time or both, would constitute a default by any insured under such insurance policies. The Company has made available to Parent a list of, and true and correct copies of, all material insurance policies and fidelity bonds relating to the assets, business, operations, employees, officers or directors of the Company and its Subsidiaries.
SECTION 3.18. Money Transmitter Licenses.
(a) Except as would not, individually or in the aggregate, have a Company Material Adverse Effect, (i) since January 1, 2022, as of the date hereof, the business of each of the Company and its Subsidiaries has been conducted in compliance with all applicable Money Transmitter Requirements, (ii) the Company and its Subsidiaries possess all Money Transmitter Licenses necessary to conduct their respective businesses as currently conducted and (iii) Section 3.18(a) of the Company Disclosure Letter sets forth, as of the date hereof, (A) each jurisdiction in which the Company or any of its Subsidiaries holds any Money Transmitter License and (B) each jurisdiction in which the Company or any of its Subsidiaries has applications pending for any Money Transmitter License.
(b) To the Company’s Knowledge, neither the Company nor any of its Subsidiaries has received written notice, or other written communication, from any Governmental Authority regarding (i) any violation of or failure to comply with, or any potential violation of or failure to comply with, any term or requirement of any Money Transmitter License held by the Company or any of its Subsidiaries, (ii) the revocation, termination, suspension, cancelation or nonrenewal, or potential for any of the foregoing, of any Money Transmitter License held by the Company or any of its Subsidiaries or (iii) the denial of, or failure to obtain or receive, any Money Transmitter License for which the Company or any of its Subsidiaries has applied as of the date hereof, in each case, which would have, individually or in the aggregate, a Company Material Adverse Effect.

SECTION 3.19. No Rights Agreement; Anti-Takeover Provisions.
(a) Other than as set forth in Article X of the Company Certificate of Incorporation, the Company is not party to a stockholder rights agreement, “poison pill” or similar anti-takeover agreement or plan.
(b) Assuming the accuracy of the representations and warranties set forth in Section 4.10 (Ownership of Equity of the Company), as a result of the approval by the Board of Directors of the Company referred to in Section 3.03(b), no “business combination”, “control share acquisition”, “fair price”, “moratorium” or other anti-takeover Law (each, a “Takeover Law”) applies or will apply to the Company pursuant to this Agreement or the Merger.
SECTION 3.20. Opinion of Financial Advisors. The Board of Directors of the Company has received the written opinion (or an oral opinion to be confirmed in writing) of Lazard Frères & Co. LLC (“Lazard”) to the effect that, as of the date of such opinion, and based upon and subject to, among other things, the assumptions made, procedures followed, matters considered and conditions, qualifications, and limitations on the review undertaken by Lazard in connection with such opinion, the Merger Consideration to be paid to holders of Company Common Stock (other than Parent or Merger Sub) in the Transaction is fair, from a financial point of view, to such holders.
A written copy of such opinion shall be provided to Parent solely for informational purposes reasonably promptly following the date of this Agreement. It is agreed and understood that such opinion is for the benefit of the Board of Directors of the Company and may not be relied on by Parent or Merger Sub.
SECTION 3.21. Brokers and Other Advisors. Except for Lazard and FTP Securities LLC, the fees and expenses of which will be paid by the Company, no broker, investment banker, financial advisor, consultant, intermediary, finder or other Person is entitled to any investment banking, brokerage, broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of the Company or any of its Subsidiaries. Copies of the engagement letters with Lazard and FTP Securities LLC relating to the transactions contemplated by this Agreement have been made available to Parent except to the extent such engagement letters are no longer in effect in any respect.
ARTICLE IV

Representations and Warranties of Parent and Merger Sub
Parent and Merger Sub jointly and severally represent and warrant to the Company that, except as (A) set forth in the confidential disclosure letter delivered by Parent and Merger Sub to the Company concurrently with or prior to the execution of this Agreement (the “Parent Disclosure Letter”) (it being understood that any information, item or matter set forth in one section or subsection of the Parent Disclosure Letter shall be deemed disclosed with respect to, and shall be deemed to apply to and qualify, the section or subsection of this Agreement to which it corresponds in number and each other section or subsection of this Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection) or (B) disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by Parent and publicly available prior to the date that is one (1) Business Day prior to the execution of this Agreement (the “Parent Filed SEC Documents”), other than any risk factor disclosure (other than any statements of fact or other statements that are not forward looking and cautionary in nature) in any such Parent Filed SEC Document contained in the “Risk Factors” section thereof or other similarly cautionary, forward-looking or predictive statements in such Parent Filed SEC Documents: provided, however, that any such disclosures in such Parent Filed SEC Documents shall be deemed to qualify a representation or warranty only if it is reasonably apparent in the content of such disclosure that such information is relevant to such representation or warranty.
SECTION 4.01. Organization; Standing. Parent is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and Merger Sub is a corporation duly incorporated, validly existing under the Laws of the State of Delaware and is in good standing with the Secretary of State of Delaware. Each of Parent and Merger Sub has all requisite power and authority necessary to carry on its business as it is now being conducted and is duly licensed or qualified to do business (where such concept is recognized under applicable Law) and is in good standing in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.

Parent has made available to the Company true, complete and correct copies of Parent’s and Merger Sub’s certificates of incorporation, bylaws or comparable governing documents, as applicable, each as amended as of the date of this Agreement.
SECTION 4.02. Authority; Noncontravention.
(a) Each of Parent and Merger Sub has all necessary power and authority to execute and deliver this Agreement, to perform its obligations hereunder and to consummate the Transactions. The Board of Directors of Parent has adopted resolutions approving the execution, delivery and performance by Parent of this Agreement and the consummation of the Transactions, which resolutions have not been subsequently rescinded, modified or withdrawn. The Board of Directors of Merger Sub has unanimously adopted resolutions (i) approving the execution, delivery and performance by Merger Sub of this Agreement and the consummation by Merger Sub of the Transactions, (ii) declaring that this Agreement and the consummation of the Transactions are advisable and (iii) directing that this Agreement and the Transactions be submitted for consideration by written consent of Parent, as the sole stockholder of Merger Sub, which resolutions have not been subsequently rescinded, modified or withdrawn. No vote of holders of capital stock of Parent is necessary to approve this Agreement or the consummation by Parent and Merger Sub of the Merger and the other Transactions. Parent, as the sole stockholder of Merger Sub, will approve this Agreement and the Transactions (which approval shall be provided for by the written consent of Parent) immediately following the execution and delivery of this Agreement. Except for filing the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL and as otherwise expressly set forth in this Section 4.02(a), no other corporate action (including any stockholder vote or other action) on the part of Parent or Merger Sub is necessary to authorize the execution, delivery and performance by Parent and Merger Sub of this Agreement and the consummation by Parent and Merger Sub of the Transactions. This Agreement has been duly executed and delivered by Parent and Merger Sub and, assuming due authorization, execution and delivery hereof by the Company, constitutes a legal, valid and binding obligation of each of Parent and Merger Sub, enforceable against each of them in accordance with its terms, subject to the Bankruptcy and Equity Exception.
(b) Neither the execution and delivery of this Agreement by Parent and Merger Sub, nor the consummation by Parent or Merger Sub of the Transactions, nor performance or compliance by Parent or Merger Sub with any of the terms or provisions hereof, will (i) conflict with or violate any provision of the certificate of incorporation, bylaws or other comparable charter or organizational documents of Parent or Merger Sub or (ii) assuming that the consents, approvals, orders, licenses, permits and authorizations referred to in Section 4.03 are obtained prior to the Effective Time and the filings, declarations, notifications and registrations referred to in Section 4.03 are made and any waiting periods thereunder have terminated or expired prior to the Effective Time, (x) violate any Law or Judgment applicable to Parent, Merger Sub or any of their respective Subsidiaries or (y) violate or constitute a default under any of the terms, conditions or provisions of any Contract to which Parent, Merger Sub or any of their respective Subsidiaries is a party or accelerate Parent’s, Merger Sub’s or any of their respective Subsidiaries’, if applicable, obligations under any such Contract, except, in the case of clause (ii), as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.03. Governmental Approvals. Except for (a) compliance with the applicable requirements of the Securities Act and the Exchange Act, including the filing with the SEC of the Proxy Statement, (b) compliance with the rules and regulations of the New York Stock Exchange (“NYSE”), (c) the filing of the Certificate of Merger with the Secretary of State of Delaware pursuant to the DGCL, (d) filings required under, and compliance with other applicable requirements of, the HSR Act or any other Antitrust Laws, (e) the Regulatory Approvals, (f) the Money Transmitter Requirement Approvals and (g) compliance with any applicable state securities or blue sky laws, no consent, approval, order, license, permit or authorization of, or filing, declaration, notification or registration with, any Governmental Authority is necessary for the execution and delivery of this Agreement by each of Parent and Merger Sub, the performance by each of Parent and Merger Sub of its obligations hereunder and the consummation by each of Parent and Merger Sub of the Transactions, other than such other consents, approvals, orders, licenses, permits, authorizations, filings, declarations, notifications or registrations that, if not obtained, made or given, would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect.
SECTION 4.04. Ownership and Operations of Merger Sub. Parent directly or indirectly owns beneficially and of record all of the issued and outstanding shares of Merger Sub, free and clear of all Liens. Merger Sub was formed solely for the purpose of engaging in the Transactions, has no liabilities or obligations of any nature other than those incident to its formation and pursuant to the Transactions, and as of immediately prior to the Effective Time, will not have engaged in any other business activities other than those relating to the Transactions and will have no liabilities other than those contemplated by this Agreement.
SECTION 4.05. Sufficiency.
(a) At the Closing, Parent will have sufficient funds available to it (including cash, available lines of credit or other sources of immediately available funds) to enable Merger Sub and the Surviving Corporation to pay the aggregate Merger Consideration and any other amounts required to be paid in connection with the consummation of the Transactions and to pay all related fees and expenses, and there is no restriction on the use of such cash for such purposes. Parent has the financial resources and capabilities to fully perform all of its obligations under this Agreement.
(b) In no event shall the receipt or availability of any funds or financing by or to Parent or any of its Affiliates or any other financing transaction be a condition to any of the obligations of Parent or Merger Sub hereunder.
SECTION 4.06. Certain Arrangements. There are no Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) or commitments to enter into Contracts or other arrangements or understandings (whether oral or written and whether or not legally binding) between Parent, Merger Sub, or any of their Subsidiaries, on the one hand, and any member of the Company’s management or Board of Directors or any beneficial owner of shares of Company Common Stock, on the other hand, pursuant to which any stockholder of the Company would be entitled to receive value or consideration of a different amount or nature than the Merger Consideration or pursuant to which any stockholder of the Company agrees to vote to adopt this Agreement or the Merger or agree to vote against or otherwise oppose any Superior Proposal.
SECTION 4.07. Brokers and Other Advisors. No broker, investment banker, financial advisor or other Person is entitled to any broker’s, finder’s, financial advisor’s or other similar fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Parent, Merger Sub or any of their respective Subsidiaries, except for Persons, if any, whose fees and expenses will be paid by Parent.
SECTION 4.08. Information Supplied. None of the information supplied or to be supplied by or on behalf of Parent or Merger Sub for inclusion or incorporation by reference in the Proxy Statement (including any amendments or supplements thereto) will, at the time the Proxy Statement (or any amendment or supplement thereto) is first sent or given to the stockholders of the Company or at the time of the Company Stockholders’ Meeting, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they are made, not misleading. Notwithstanding the foregoing, Parent and Merger Sub make no representation or warranty with respect to statements made or incorporated by reference therein based on information supplied by or on behalf of the Company or any of its Affiliates or Representatives for inclusion or incorporation by reference in the Proxy Statement.
SECTION 4.09. Legal Proceedings. As of the date hereof, except as would not, individually or in the aggregate, reasonably be expected to have a Parent Material Adverse Effect, there is no (a) pending or, to the Knowledge of Parent and Merger Sub, threatened Action against Parent or Merger Sub or any of their respective Subsidiaries or (b) Judgment imposed upon Parent or Merger Sub or any of their respective Subsidiaries, in each case, by or before any Governmental Authority.
SECTION 4.10. Ownership of Equity of the Company. Neither Parent nor Merger Sub nor any of their respective controlled Affiliates owns any shares of Company Common Stock or is or has been an “interested stockholder” (as currently defined in Article X of the Company Certificate of Incorporation) of the Company during the three (3) years prior to the date hereof.
SECTION 4.11. No Foreign Persons. Neither Parent nor Merger Sub is, or is acting on behalf of, a “foreign person”, as such term is defined in the DPA. Neither Parent nor Merger Sub is an entity over which “control” is exercised or exercisable by a “foreign person”, as such terms are defined in the DPA.
Neither Parent nor Merger Sub is permitting any “foreign person” (as such term is defined in the DPA) affiliated with Parent or Merger Sub to obtain through any of them any of the following with respect to the Company or any of its Subsidiaries: (a) access to any “material nonpublic technical information” (as such term is defined in the DPA)

in the possession of the Company or any of its Subsidiaries, (b) membership or observer rights on, or the right to nominate an individual to a position on, the Board of Directors or equivalent governing body of the Company or any of its Subsidiaries, (c) any involvement, other than through voting of shares, in substantive decision-making of the Company or any of its Subsidiaries regarding (i) the use, development, acquisition, safekeeping or release of “sensitive personal data” (as such term is defined in the DPA) of U.S. citizens maintained or collected by the Company or any of its Subsidiaries, (ii) the use, development, acquisition or release of any “critical technology” (as such term is defined in the DPA) or (iii) the management, operation, manufacture or supply of “covered investment critical infrastructure” (as such term is defined in the DPA) or (d) “control” (as such term is defined in the DPA) of the Company or any of its Subsidiaries.
ARTICLE V

Additional Covenants and Agreements
SECTION 5.01. Conduct of Business.
(a) Except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or as set forth in Section 5.01(a) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, (i) the Company shall, and shall cause each of its Subsidiaries to, use commercially reasonable efforts to carry on its business in all material respects in the ordinary course of business consistent with past practice and (ii) to the extent consistent with the foregoing, the Company shall, and shall cause each of its Subsidiaries to, (A) use reasonable best efforts to preserve its business relationships with Money Transfer Agents and (B) use commercially reasonable efforts to (1) preserve its business relationships with banks, customers, vendors and others doing business with it, (2) maintain and preserve intact its and each of its Subsidiaries’ current business organizations, assets and Permits and (3) retain the services of its officers and key employees intact.
(b) Without limiting the generality of the foregoing, except as required by applicable Law, Judgment or a Governmental Authority, as expressly contemplated, required or permitted by this Agreement or as set forth in Section 5.01(b) of the Company Disclosure Letter, unless Parent otherwise consents in writing (such consent not to be unreasonably withheld, delayed or conditioned), during the Pre-Closing Period, the Company shall not, and shall not permit any of its Subsidiaries to:
(i) other than transactions between and among the Company and its wholly-owned Subsidiaries, issue, sell, grant, dispose of or encumber any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests), Equity Interests, Company Securities, Company Subsidiary Securities or Company Voting Debt; provided, however, that the Company may grant awards in respect of or issue shares of Company Common Stock or other securities (A) under Company Plans as set forth on Section 5.01(b)(i)(A) of the Company Disclosure Letter or (B) as required pursuant to equity awards or obligations outstanding on the date hereof under the Company Plans in effect on the date of this Agreement or granted after the date of this Agreement not in violation of this Agreement in accordance with clause (A);
(ii) other than transactions between and among the Company and its wholly-owned Subsidiaries, redeem, purchase or otherwise acquire any shares of its capital stock or other equity or voting interests, or any securities convertible into, or exchangeable or exercisable for, any shares of its capital stock or other equity or voting interests (including any rights, warrants or options to purchase any shares of its capital stock or other equity or voting interests) Equity Interests, Company Securities or Company Subsidiary Securities (other than pursuant to the forfeiture of, withholding of Taxes with respect to or the net settlement or cashless exercise of Company Equity-Based Awards);
(iii) other than transactions between and among the Company and its wholly-owned Subsidiaries, establish a record date for, declare, set aside for payment or pay any dividend on, or make any other distribution in respect of, any Equity Interests, Company Securities or Company Subsidiary Securities;
(iv) adjust, split, combine, subdivide or reclassify any shares of its Equity Interests or other equity or voting interests, except for any such transaction by a wholly owned Subsidiary of the Company which remains a wholly-owned Subsidiary after consummation of such transaction;

(v) incur any indebtedness for borrowed money, issue or sell any debt securities or warrants or other rights to acquire any debt securities of the Company or any of its Subsidiaries, guarantee any such indebtedness or debt securities of another Person or enter into any “keep well” or other agreement to maintain any financial condition of another Person (collectively, “Indebtedness”), except for (A) intercompany Indebtedness among the Company and its wholly-owned Subsidiaries, (B) letters of credit, bank guarantees, security or performance bonds or similar credit support instruments, overdraft facilities or cash management programs, in each case issued, made, entered into or drawn in the ordinary course of business consistent with past practice, (C) Indebtedness incurred (I) under the Revolving Credit Facility in the ordinary course of business consistent with past practice or (II) under other existing arrangements (including in respect of letters of credit) in the ordinary course of business consistent with past practice and not in excess of $1,000,000 in the aggregate, and (D) Indebtedness incurred in connection with the renewal, extension or refinancing of any Indebtedness or revolving facility or line of credit existing on the date of this Agreement (including the Revolving Credit Facility), provided, that no such Indebtedness shall include terms that are less favorable with respect to prepayment than the Indebtedness being so renewed, extended or refinanced;
(vi) enter into any swap or hedging transaction or other derivative agreements, except for (A) any such transaction or agreement entered into in the ordinary course of business consistent with past practice, including related to the foreign currency positions of the Company and its wholly-owned Subsidiaries, (B) any such transaction or agreement related to any Indebtedness or revolving facility or line of credit existing on the date of this Agreement (including the Revolving Credit Facility) and (C) renewals or extensions of any swap or hedging transactions or other derivative agreements existing on the date of this Agreement on terms that are materially similar to those terms in effect as of the date of this Agreement;
(vii) make any loans, capital contributions or advances to any Person other than (A) to the Company or any wholly-owned Subsidiaries of the Company, (B) pursuant to Section 5.01(b)(xi), or (C) in the ordinary course of business consistent with past practice and in the aggregate not to exceed $500,000;
(viii) sell, lease, exchange, transfer or otherwise dispose of to any Person, in a single transaction or series of related transactions (whether by merger, consolidation or sale of stock or assets or otherwise), any of its properties, assets or businesses, except (A) transfers, sales or leases between and among the Company and its wholly-owned Subsidiaries, (B) dispositions of assets or properties that are obsolete, worn out, surplus or no longer used or useful in the conduct of the business of the Company or any of its wholly-owned Subsidiaries in the ordinary course of business consistent with past practice, (C) leases, subleases and licenses of real property, and expirations, terminations or surrenders of real property leases, subleases or licenses in accordance with their terms, in each case, in the ordinary course of business consistent with past practice, and (D) other sales, leases or dispositions of properties or assets with a fair market value not to exceed $100,000 individually or $500,000 in the aggregate;
(ix) transfer, sell, lease, license, subject to any Lien (other than a Permitted Lien), cancel, abandon or allow to lapse or expire any material Owned Company Intellectual Property except, in each case, in the ordinary course of business, consistent with past practice;
(x) grant any Lien (other than a Permitted Lien) on any of its material assets other than (A) to secure Indebtedness in existence at the date of this Agreement or permitted under Section 5.01(b)(v) or (B) to the Company or to a wholly owned Subsidiary of the Company;
(xi) acquire (whether by merger, consolidation or acquisition of stock or assets or otherwise) (A) any Person, the capital stock or equity securities thereof or a material portion of the assets of any other Person or business, or division thereof, or (B) any material assets, in each case, except in the ordinary course of business consistent with past practice and if the aggregate amount of consideration paid by the Company and its Subsidiaries in connection with such acquisition shall not exceed $500,000;
(xii) except as required by the terms of any Company Plan in effect on the date of this Agreement or adopted, established, entered into or amended after the date of this Agreement not in violation of this Agreement, (1) grant to any employee or director any increase in compensation or benefits, other than increases in annual base salary or target cash incentive opportunities to (x) employees other than Executive Officers which are made in the ordinary course of business consistent with past practice in connection with promotions or as part of the Company’s annual performance reviews and (y) Executive Officers which are made in the ordinary course of business, consistent with past practice, in connection with promotions or as part of the Company’s annual performance reviews that do not exceed 3% of compensation in effect on the date hereof; (2) establish, adopt, enter into or amend any Company Plan; (3) take any action to accelerate any rights or benefits under any Company Plan; (4) hire or promote any employee or terminate the employment of any employee without cause, other than hirings and promotions in the ordinary course of business consistent with past practice for employees other than Executive Officers; or (5) take any action which would reasonably be expected to constitute “good reason” (or any similar term) under any agreement entered into with any employee of the Company or any of its Subsidiaries or any Company Plan; provided, however, that the foregoing shall not restrict the Company or any of its Subsidiaries from providing employees other than Executive Officers who are newly hired or promoted based on job performance or workplace requirements, in each case, in the ordinary course of business consistent with past practice, plans, agreements, benefits and compensation arrangements (including equity-based and cash-based incentive grants) that have a value that is consistent with the value of the plans, agreements, benefits and compensation arrangements previously provided to newly hired or promoted employees in similar positions;
(xiii) establish or recognize any labor union, labor organization, works council or other staff representative body;
(xiv) effectuate a “plant closing” or “mass layoff,” as those terms are defined in WARN (or any equivalent provisions under applicable Law);
(xv) make any material changes in financial accounting methods, principles or practices materially affecting the consolidated assets, liabilities or results of operations of the Company and its Subsidiaries, except insofar as may be required by (A) GAAP (or any interpretation thereof), (B) any applicable Law, including Regulation S-X under the Securities Act, or (C) any Governmental Authority (including the Financial Accounting Standards Board or any similar organization);
(xvi) make (other than consistent with past practice), change or revoke any material Tax election, adopt or change any material Tax accounting method or change any Tax accounting period, enter into any closing agreement or agreement in respect of material Taxes with any Governmental Authority, settle any audit, examination, or other proceeding with respect to any material amount of Taxes, consent to any extension or waiver of the limitation period applicable to any material Tax claim or assessment, incur any liability for material Taxes outside the ordinary course of business, fail to pay any material Tax that becomes due and payable (including any estimated tax payments), prepare or file any Tax Return in a manner inconsistent with past practice, or take any other similar action relating to the filing of any Tax Return or the payment of any material Tax;
(xvii) amend the Company Charter Documents or amend in any material respect (or in any respect adverse to Parent, any of its Subsidiaries or the Transactions) the comparable organizational documents of any Subsidiaries of the Company;
(xviii) settle (or enter into any Contract involving or providing for the settlement of, or other arrangements providing concessions with respect to) any pending or threatened Action against the Company or any of its Subsidiaries, other than settlements of any pending or threatened Action (A) if involving a Governmental Authority and such settlement or other arrangement is solely for payments not in excess of $500,000 in the aggregate, (B) if involving a non-Governmental Authority and the aggregate amount of such settlements payable by the Company or any of its Subsidiaries shall not exceed $500,000 in the aggregate or (C) reflected or reserved against in the balance sheet (or the notes thereto) of the Company as of the Balance Sheet Date included in the Company Filed SEC Documents for an amount not in excess of the amount so reflected or reserved (in each case with respect to the foregoing clauses (A), (B) or (C), excluding any amount that may be paid under insurance policies or indemnification agreements); provided, however, that, in each case, (1) any such settlement must include a complete release of the Company and its Subsidiaries and (2) no settlement of any pending or threatened Action may involve any injunctive or equitable relief or impose restrictions on the business activities of the Company and its Subsidiaries or result in any changes in business practices of the Company or any of its Subsidiaries, including the use of any Money Transmitter License;

(xix) consummate (A) any plan of complete or partial liquidation or dissolution of the Company or any of the Company’s Subsidiaries, (B) a restructuring, recapitalization or other reorganization of the Company, or (C) a restructuring, recapitalization or other reorganization of any of its Subsidiaries;
(xx) make capital expenditures, except, in each case, for capital expenditures: (A) consistent with the capital expenditures budget set forth in Section 5.01(b)(xx) of the Company Disclosure Letter, plus an additional amount not in excess of 10% of the budgeted amount for each principal category set forth in such capital expenditure budget, or (B) to repair damage to facilities, properties or assets resulting from insured casualty events or to maintain the safety of individuals or such facilitates, properties and assets;
(xxi) cancel, modify or waive any debts or claims held by the Company or any of its Subsidiaries or waive any rights held by the Company or any of its Subsidiaries except in the ordinary course consistent with past practice;
(xxii) fail to maintain in full force and effect in all material respects, or fail to promptly replace or renew, (A) the material insurance policies of the Company and its Subsidiaries to the extent commercially reasonable and (B) the Money Transmitter Licenses (including any such additional Money Transmitter Licenses as may be required during the Pre-Closing Period to continue to operate in the ordinary course of business in all material respects);
(xxiii) take any action, or fail to take any action, in either case, that would reasonably be expected to result in any of the conditions to the Merger set forth in Article VI to not be satisfied, or the result of which would reasonably be expected to materially impair or materially delay the consummation of the Transactions;
(xxiv) engage in any transactions, agreements, arrangements or understandings with any Affiliate or other Person that would be required to be disclosed under Item 404 of Regulation S-K under the Securities Act;
(xxv) (A) terminate (other than any termination in accordance with the terms thereof that occurs automatically or any termination relating to a counterparty’s material breach) or amend in any material respect any Material Contract or (B) enter into any Contract which if entered into prior to the date hereof would be a Material Contract, in whole or in part, because of clauses (ii), (viii) or (xiv) of Section 3.16(a); or
(xxvi) authorize, commit or agree, in writing or otherwise, to take any of the foregoing actions;
provided, that to the extent any action referenced in this Section 5.01(b) would otherwise be permitted as a result of it being a transaction between and among the Company and its wholly-owned Subsidiaries, any such actions may only be permitted to the extent that such action is not reasonably expected to adversely affect Parent or the consummation of the Transactions.
(c) Nothing contained in this Agreement is intended to give Parent or Merger Sub, directly or indirectly, the right to control or direct the Company’s or its Subsidiaries’ operations prior to the Effective Time. Prior to the Effective Time, the Company shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over its and its Subsidiaries’ respective operations.
SECTION 5.02. Solicitation; Change in Recommendation.
(a) Except as permitted by this Section 5.02, from the date of this Agreement until the Effective Time or, if earlier, the valid termination of this Agreement in accordance with Section 7.01, the Company shall not, shall cause its Subsidiaries not to and shall use its reasonable best efforts to cause its and their respective Representatives not to, directly or indirectly: (i) initiate, solicit or knowingly encourage or knowingly facilitate any inquiries or requests for information with respect to, or the making of, any inquiry regarding, or any proposal or offer that constitutes, a Takeover Proposal or a Potential Takeover Proposal (including but not limited to, furnishing to any other Person any non-public information in connection with, or for the purpose of encouraging, a Takeover Proposal); (ii) engage in, continue or otherwise participate in any negotiations or discussions concerning (except to notify any Person of the provisions of this Section 5.02), or provide access to its properties, books and records or any confidential information or data to any Person in connection with or relating to any Takeover Proposal or a Potential Takeover Proposal; (iii) approve, endorse or recommend, or propose publicly to approve, endorse or recommend, any Takeover Proposal; (iv) execute or enter into any letter of intent, memorandum of understanding, agreement in principle, confidentiality agreement (other than an Acceptable Confidentiality Agreement), merger agreement, acquisition agreement, or other similar agreement for, relating to or in connection with any Takeover Proposal or a Potential Takeover Proposal (each, a “Company Acquisition Agreement”); or (v) resolve or agree to do any of the foregoing. The Company also agrees that immediately following the execution of this Agreement it shall, and shall cause each of its Subsidiaries and shall use its reasonable best efforts to cause its and their Representatives to, cease any solicitations, discussions or negotiations with any Person (other than Parent and its Representatives) conducted heretofore in connection with a Takeover Proposal or a Potential Takeover Proposal and shall immediately following execution of this Agreement terminate such Person’s access to any existing electronic data room related thereto. The Company also agrees that within two (2) Business Days after the execution of this Agreement, the Company shall instruct each Person (other than the parties hereto and their respective Representatives in their capacity as such) that has within twelve (12) months prior to the date hereof executed a confidentiality agreement in connection with its consideration of a possible Takeover Proposal or possible business combination, merger or other similar transaction involving the Company or any of its Subsidiaries to promptly return or destroy all confidential information furnished to such Person by or on behalf of it or any of its Subsidiaries prior to the date hereof (unless such request has previously been made).
(b) Notwithstanding anything contained in Section 5.02(a) or any other provision of this Agreement to the contrary, if at any time on or after the date hereof and prior to obtaining the Company Stockholder Approval, the Company or any of its Representatives receives an unsolicited Takeover Proposal that did not result from any material breach of Section 5.02(a), then (i) the Company and its Representatives may contact such Person or group of Persons making the Takeover Proposal or its or their Representatives (A) through the submission of written questions solely to clarify the terms and conditions of such Takeover Proposal (and not to negotiate); provided, that the Company (1) shall in such written submission instruct such Person or group of Persons and its or their Representatives to respond only by writing, (2) shall provide Parent with copies of any such written questions concurrently with delivery to such Person or Persons or its or their Representatives and responses thereto within twenty-four (24) hours after receipt thereof and (3) shall not engage in any discussions with such Person or group of Persons or its or their Representatives regarding any Takeover Proposal or Potential Takeover Proposal other than as permitted in clause (B) or (C) below, (B) to request that any Takeover Proposal made orally be made in writing or (C) to notify such Person or group of Persons or its or their Representatives and financing sources of the provisions of this Section 5.02; provided, that with respect to clauses (A) through (C), nothing herein shall permit the Company or any of its Representatives to negotiate with any such Person or group of Persons making the Takeover Proposal or its or their Representatives without complying with the applicable terms of this Agreement; and (ii) if the Board of Directors of the Company or the Strategic Alternatives Committee determines in good faith, after consultation with its financial advisors and outside legal counsel, that such Takeover Proposal constitutes or would reasonably be expected to result in a Superior Proposal (a “Qualifying Takeover Proposal”), then, prior to the receipt of the Company Stockholder Approval, as long as such Takeover Proposal constitutes a Qualifying Takeover Proposal, the Company and any of its Representatives may (x) enter into an Acceptable Confidentiality Agreement (to the extent not already in existence) with the Person or group of Persons making such Takeover Proposal and furnish pursuant to an Acceptable Confidentiality Agreement information (including non-public information) with respect to the Company and its Subsidiaries and/or provide access to the properties, books, Contracts and records of the Company and its Subsidiaries, in each case, to the Person or group of Persons who has made such Takeover Proposal and its or their respective Representatives and financing sources; provided, however, that the Company shall promptly (and in any event within 24 hours) provide to Parent any non-public information concerning the Company or any of its Subsidiaries that is provided to any Person given such access which was not previously provided to Parent or its Representatives, and (y) engage in or otherwise participate in discussions or negotiations with the Person or group of Persons making such Takeover Proposal and its or their Representatives and financing sources; provided, however, that the Company shall promptly (and no later than 24 hours) provide written notice to Parent that the Board of Directors of the Company or the Strategic Alternatives Committees has determined that a Takeover Proposal constitutes a Qualifying Takeover Proposal.
(c) Following the execution of this Agreement and prior to the Company Stockholder Approval, the Company shall promptly (and in any event within 24 hours) notify Parent in writing in the event that the Company or any of its Subsidiaries or its or their Representatives receives any inquiry, proposal, offer or request for information after the execution of this Agreement that constitutes, or could reasonably be expected to result in or lead to, any Takeover Proposal, which notice shall include the identity of the Person or group of Persons making such inquiry, proposal, offer or request for information and, with respect to any such proposal or offer, a summary of the material terms and conditions of such proposal or offer and copies of any draft agreements, term sheets, indications of interest or similar documents received from such Person or group of Persons or its or their Representatives, in each case, relating to such Takeover Proposal.
The Company shall not enter into any confidentiality agreement with any Person after the date of this Agreement that prohibits it from complying with the foregoing obligations. The Company shall (i) keep Parent reasonably informed on a reasonably current basis of material changes in the status of, and any material developments relating to any such Takeover Proposal or Potential Takeover Proposal or the negotiations thereof or discussions related thereto and (ii) as promptly as reasonably possible provide Parent with copies of any draft agreements, indications of interest or similar documents received by the Company or any of its Subsidiaries or any of its or their respective Representatives from or on behalf of the Person or group of Persons making such Takeover Proposal or any of its or their Representatives or provided by or on behalf of the Company or any of its Subsidiaries or any of its or their respective Representatives to the Person or group of Persons making such Takeover Proposal or any of their Representatives, in each case, relating to such Takeover Proposal. For the avoidance of doubt, all information provided to Parent pursuant to this Section 5.02(c) will be subject to the terms of the Nondisclosure Agreement. Without limiting the foregoing, it is understood that any violation of any of the restrictions contained in this Section 5.02 by any of the Company’s Subsidiaries, or any of the Company’s or its Subsidiaries’ respective Representatives made at the direction or on behalf of the Company or any of its Subsidiaries, shall be deemed to be a breach of this Section 5.02 by the Company if the Company would not otherwise be permitted to take or refrain from taking such action by this Section 5.02.
(d) None of the Board of Directors of the Company (or any committee thereof, including or the Strategic Alternatives Committee) shall, directly or indirectly:
(i)
(A) fail to make or include the Company Board Recommendation in the Proxy Statement,
(B) withhold, withdraw (or modify in a manner adverse to Parent), or publicly propose to withhold or withdraw (or modify in a manner adverse to Parent), the Company Board Recommendation,
(C) recommend the approval or adoption of, or endorse, approve or adopt, or submit to a vote of any securityholders of the Company, or publicly propose to recommend, endorse, approve or adopt or submit, any Takeover Proposal, or
(D) fail to recommend against any Takeover Proposal that has been publicly disclosed by the date that is the earlier of (I) five Business Days prior to the Company Stockholders’ Meeting and (II) ten (10) Business Days after the public disclosure thereof.
Notwithstanding the foregoing clauses (A) through (D) in this Section 5.02(d)(i), the Board of Directors of the Company or the Strategic Alternatives Committee may, and may cause the Company to:
(1) make a customary “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act instructing the stockholders of the Company not to take any action in respect of a publicly disclosed Takeover Proposal pending further communication from the Board of Directors of the Company or the Strategic Alternatives Committee, provided, that such communication includes a statement that the Board of Directors of the Company and the Strategic Alternatives Committee have not changed or withdrawn the Company Board Recommendation,
(2) elect to take no position with respect to a Takeover Proposal that is a tender offer or exchange offer until the earlier of (I) the close of business on the fifth Business Day prior to the Company Stockholders’ Meeting and (II) the close of business on the tenth Business Day after the commencement of such Takeover Proposal pursuant to Rule 14e-2 under the Exchange Act, so long as on the tenth Business Day the Board of Directors of the Company and the Strategic Alternatives Committee publicly recommend against such tender offer or exchange offer,
(3) if the Company has received a Takeover Proposal and the Board of Directors of the Company or the Strategic Alternatives has determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal and complied with the terms of this Agreement with respect thereto, if required by Law, disclose that the Company has received such Takeover Proposal and determined that such Takeover Proposal constitutes a Qualifying Takeover Proposal, provided that such disclosure states that the Board of Directors of the Company and the Strategic Alternatives Committee have not changed or withdrawn the Company Board Recommendation, and
(4) if the Company has received a Superior Proposal, complied with the terms of this Agreement with respect thereto and delivered to Parent a notice in accordance with this Section 5.02(d), if required by Law, disclose that the Company has delivered such notice and determined that the applicable Qualifying Takeover Proposal constitutes a Superior Proposal (each action described in clause (i)(A) through clause (i)(D) of this Section 5.02(d) being referred to as an “Adverse Recommendation Change”; provided that the actions set forth in the foregoing clauses (1), (2), (3) and (4) of this Section 5.02(d)(i) shall not, in and of itself, be an Adverse Recommendation Change (except that in the case of clause (4), such disclosure shall be deemed an Adverse Recommendation Change unless immediately following expiration of the Notice Period, the Company publicly announces that such Takeover Proposal does not constitute a Superior Proposal, rejects such Takeover Proposal and reaffirms the Company Board Recommendation));
(ii) execute or enter into (or cause or permit the Company or any of its Subsidiaries to execute or enter into) any Company Acquisition Agreement, other than any Acceptable Confidentiality Agreement in accordance with Section 5.02(b);
(iii) take any action to make the provisions of any Takeover Law or any restrictive provision of any applicable anti-takeover provision in the articles of incorporation or bylaws of the Company, inapplicable to any transactions contemplated by an Takeover Proposal (including approving any transaction under the DGCL); or
(iv) resolve, agree or propose to take any such actions.
Notwithstanding the foregoing or any other provision of this Agreement to the contrary, prior to obtaining the Company Stockholder Approval, but not after, the Board of Directors of the Company or the Strategic Alternatives Committee may (I) make an Adverse Recommendation Change referred to in clauses (i)(A) or (i)(B) of the definition thereof in response to an event, occurrence, change, effect, condition, development or state of facts or circumstances (other than related to a Takeover Proposal or Superior Proposal, or any proposal that constitutes or would reasonably be expected to lead to a Takeover Proposal or Superior Proposal) that is material to the Company and its Subsidiaries, taken as a whole, and was neither known to, nor reasonably foreseeable by, the Board of Directors of the Company or the Strategic Alternatives Committee as of the date of this Agreement (or, if known, the consequences of which were not known or reasonably foreseeable to the Board of Directors of the Company or the Strategic Alternatives Committee as of the date of this Agreement) (an “Intervening Event”) (where, for the avoidance of doubt, (x) the fact, in itself, that the Company meets or exceeds projections, forecasts or estimates (it being understood that the underlying causes of (or contributors to) such performance that are not otherwise excluded from the definition of Intervening Event may be taken into account) and (y) changes, in themselves, in the price of the Company Common Stock or the trading volume thereof shall be considered known and reasonably foreseeable occurrences (it being understood that the underlying causes of (or contributors to) such changes in price or trading volume that are not otherwise excluded from the definition of Intervening Event may be taken into account)) or (II) if the Company has received a binding offer for a Superior Proposal and the Company has complied in all material respects with this Section 5.02 in relation to such Superior Proposal, (A) make an Adverse Recommendation Change and (B) cause the Company to enter into a definitive agreement to consummate such Superior Proposal and terminate this Agreement pursuant to Section 7.01(d)(ii), if the Board of Directors of the Company or the Strategic Alternatives Committee has determined in good faith, after consultation with its financial advisors and outside legal counsel, that (x) in the case of clause (I), where the Adverse Recommendation Change is made in response to an Intervening Event, failure to take such action is likely to be inconsistent with the directors’ fiduciary duties under applicable Law and (y) in the case of clause (II), where such action is taken in response to a binding offer for a Superior Proposal, the failure to make an Adverse Recommendation Change and terminate this Agreement and enter into a definitive agreement to effect such Superior Proposal is likely to be inconsistent with the directors’ fiduciary duties under applicable Law; provided, however, that the Board of Directors of the Company or the Strategic Alternatives Committee shall not, and shall cause the Company not to, take any action set forth in clause (I) or (II) unless (1) the Company has given Parent at least five (5) calendar days’ prior written notice (the “Notice Period”) of its intention to take such action (which notice itself shall not constitute an Adverse Recommendation Change, and which notice shall specify, as applicable, the Intervening Event and the reason for such Adverse Recommendation Change or the identity of the party making such Superior Proposal and include a copy of such definitive acquisition agreement to be entered into in connection with such Superior Proposal), (2) the Company has negotiated, and has caused its Representatives to negotiate, in good faith with Parent during the Notice Period, to the extent Parent wishes to negotiate, to enable Parent to propose in writing a binding offer to effect revisions to the terms of this Agreement such that it would cause such Superior Proposal to no longer constitute a Superior Proposal or such Intervening Event would no longer require an Adverse Recommendation Change, as applicable, and (3) following the end of the Notice Period, the Board of Directors of the Company or the Strategic Alternatives Committee shall have considered in good faith such binding offer, and shall, after consultation with its financial advisors and outside legal counsel, have determined that such Qualifying Takeover Proposal would continue to constitute a Superior Proposal if the revisions proposed in Parent’s binding offer were to be given effect and the failure to take such action is likely to be inconsistent with the directors’ fiduciary duties under applicable Law or such Intervening Event continues to require an Adverse Recommendation Change, as applicable; provided, however, that if during the Notice Period any revisions are made to the Takeover Proposal and such revisions are material (it being understood and agreed that any change to pricing or any other material amendment or revision to the terms of such Qualifying Takeover Proposal that was previously the subject of a notice hereunder shall be considered material), then any such revisions shall require the Company to deliver a new notice and to comply with the requirements of this Section 5.02(d) with respect to such new notice except that the Notice Period shall be three (3) calendar days instead of five (5) calendar days.
(e) Nothing in this Section 5.02 or elsewhere in this Agreement shall prohibit the Company or the Board of Directors of the Company or the Strategic Alternatives Committee from (i) taking and disclosing to the stockholders of the Company a position contemplated by Rule 14e-2(a), Rule 14d-9 or Item 1012(a) of Regulation M-A promulgated under the Exchange Act or (ii) making any disclosure to the stockholders of the Company that is required by applicable Law; provided, however, that, this Section 5.02(e) shall not be deemed to permit any of the Company, the Board of Directors of the Company or any committee of the Board of Directors of the Company to make an Adverse Recommendation Change unless, in each case, the Company, Board of Directors of the Company (including the committees thereof) have complied with Section 5.02(d) (it being agreed that a “stop, look and listen” communication to the Company’s stockholders as contemplated under the Exchange Act that recommends to the stockholders of the Company not to take any action with respect to a Takeover Proposal pending further communication from the Company or a factually accurate public statement by the Company that describes the Company’s receipt of a Qualifying Takeover Proposal and the operation of this Agreement with respect thereto shall not, in and of itself, be deemed to be an Adverse Recommendation Change or give rise to a Parent termination right pursuant to Section 7.01(c)(ii), provided that any such communication states that the Board of Directors of the Company and the Strategic Alternatives Committee have not changed or withdrawn the Company Board Recommendation).
(f) As used in this Agreement, “Acceptable Confidentiality Agreement” means (i) any confidentiality agreement entered into by the Company from and after the date of this Agreement that contains confidentiality provisions that are not materially less favorable in the aggregate to the Company than those contained in the Nondisclosure Agreement, except that such confidentiality agreement need not include explicit or implicit standstill provisions or otherwise restrict the making of or amendment or modification to Takeover Proposals, or (ii) any confidentiality agreement entered into prior to the date of this Agreement, it being understood that the Company, in its sole discretion, shall be entitled to waive or release any preexisting explicit or implicit standstill provisions or similar agreements with any Person or group of Persons; provided, however, that any Acceptable Confidentiality Agreement shall not prohibit compliance by the Company or any of its Subsidiaries with any of the provisions of this Agreement.
(g) As used in this Agreement, “Takeover Proposal” shall mean any inquiry, proposal or offer from any Person or group (other than Parent and its Subsidiaries) relating to, in a single transaction or series of related transactions, any direct or indirect (i) acquisition of twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or the Strategic Alternatives Committee) or twenty percent (20%) or more of the consolidated revenues, operating income or net income, including through the acquisition of one or more Subsidiaries of the Company owning such assets, (ii) acquisition of securities representing twenty percent (20%) or more of the voting power of the then outstanding Company Common Stock or other voting securities of the Company, (iii) tender offer or exchange offer that if consummated would result in any Person or group beneficially owning securities representing twenty percent (20%) or more of the voting power of the then outstanding Company Common Stock or other voting securities of the Company, (iv) merger, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company or any of its Subsidiaries pursuant to which such Person or group (or the stockholders of any Person) would acquire, directly or indirectly, twenty percent (20%) or more of the consolidated assets of the Company and its Subsidiaries (based on the fair market value thereof, as determined in good faith by the Board of Directors of the Company or the Strategic Alternatives Committee) or securities representing twenty percent (20%) or more of the aggregate voting power of the Company’s then outstanding securities or of the surviving entity in a merger, consolidation, share exchange or other business combination involving the Company or the resulting direct or indirect parent of the Company or such surviving entity, (v) any issuance or sale or other disposition (including by way of merger, reorganization, division, consolidation, share exchange, business combination, recapitalization, take private transaction or other similar transaction) of twenty percent (20%) or more of the total voting power of the outstanding Company Common Stock, (vi) any transaction in which the holders of the voting power of the Company immediately prior to such transaction own 80% or less of the voting power of the Company immediately following the transaction, or (vii) any combination of the foregoing; provided, however, that this Agreement and the Transactions shall not be deemed a Takeover Proposal.
(h) As used in this Agreement, “Superior Proposal” shall mean any bona fide written Qualifying Takeover Proposal made after the date hereof that the Board of Directors of the Company or the Strategic Alternatives Committee has determined in its good faith judgment, after consultation with its financial advisors and outside legal counsel, (i) is more favorable to the Company’s stockholders than the Transactions from a financial point of view (taking into account all the terms and conditions of such proposal and this Agreement (including any changes proposed by Parent to the terms of this Agreement and the potential time delays)) and (ii) is reasonably capable of being completed taking into account all legal, regulatory, financial, financing and other aspects of such proposal and of this Agreement, in the case of clause (i) and (ii), considered relevant by the Board of Directors of the Company or the Strategic Alternatives Committee; provided, however, that for purposes of the definition of “Superior Proposal”, the references to “twenty percent (20%)” and eighty percent (80%) in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”.
(i) Any proposals or offers made by Parent in response to a Takeover Proposal (and, if required by applicable Law, the disclosure of such proposals or offers) shall not be deemed to be a violation or breach of the Nondisclosure Agreement.
SECTION 5.03. Efforts.
(a) Subject to the terms and conditions of this Agreement, each of the parties hereto shall cooperate with the other parties and use (and shall cause their respective Affiliates to use) reasonable best efforts (unless, with respect to any action, another standard of performance is expressly provided for herein) to as promptly as reasonably practicable (i) consummate and make effective, in the most expeditious manner reasonably practicable (and in any event no later than the Outside Date), the Transactions, including preparing and filing promptly and fully all documentation to effect all necessary, proper and advisable filings, notices, petitions, statements, registrations, declarations, submissions of information, applications, reports and other documents, (ii) obtain all approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority or third party necessary, proper or advisable to consummate the Transactions, (iii) execute and deliver any additional instruments necessary to consummate the Transactions, (iv) defend or contest in good faith any Action brought by any Governmental Authority or a third party or any Judgment that could otherwise prevent or impede, interfere with, hinder or delay in any material respect the consummation of the Transactions and (v) file all applicable Money Transmitter License surrender applications with respect to Envios de Valores La Nacional Corp. in the Specified Jurisdictions and obtain all related approvals from any applicable Governmental Authority that are necessary, proper or advisable to effect such Money Transmitter License surrenders. In the event that the parties hereto shall fail to obtain any such third party consent (other than with a Governmental Authority), the Company shall use its reasonable best efforts, and shall take such actions as are reasonably requested by Parent, to minimize any adverse effect upon the Company and its Subsidiaries resulting, or which would reasonably be expected to result, after the Effective Time, from the failure to obtain such consent. Notwithstanding anything to the contrary in this Agreement, in connection with obtaining any such approval or consent from any such third parties (other than Governmental Authorities) with respect to any transaction contemplated by this Agreement, (A) none of the Company or any of its Subsidiaries shall be required to, or, without the prior written consent of Parent, shall, pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation due to such person, and (B) none of Parent, Merger Sub or any of their Affiliates shall be required to pay or commit to pay to such person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation.
(b) Notwithstanding anything to the contrary, nothing in this Agreement shall require Parent, any of its Subsidiaries or any of its Affiliates to (and the Company and its Subsidiaries shall not, without the prior written consent of the Parent) (i) divest or hold separate any assets, voting securities, entities, or business lines of Parent or any of its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries, (ii) terminate or modify any existing relationships or contractual rights of Parent or any of its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries, (iii) (A) limit the conduct or actions to be taken after the Closing of Parent or any of its Subsidiaries or Affiliates or of the Company or any of its Subsidiaries or (B) modify any of the business or operational practices of Parent or any of its Affiliates or the Company or any of its Affiliates or (iv) enter into a consent decree or order requiring the divestiture, licensing or holding separate of any assets or voting securities or the termination or modification of existing relationships and contractual rights.
(c) In furtherance and not in limitation of the foregoing, the Company and Parent shall each use (and shall cause their respective Affiliates to use) reasonable best efforts to (i) take all action necessary to ensure that no Takeover Law is or becomes applicable to any of the Transactions and refrain from taking any actions that would cause the applicability of such Laws and (ii) if the restrictions of any Takeover Law become applicable to any of the Transactions, take all action necessary to ensure that the Transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise lawfully minimize the effect of such Takeover Law on the Transactions.
(d) Notwithstanding anything to the contrary herein, Parent, after, to the extent permitted by law, consulting in good faith with the Company and considering in good faith the Company’s views and comments (and including in any filing, correspondence, document, response or other communication, any comments reasonably proposed by the Company), shall have the principal responsibility for (i) controlling the timing and strategy for obtaining any approvals, consents, registrations, waivers, permits, authorizations, exemptions, clearances, orders and other confirmations from any Governmental Authority in connection with the Transactions and (ii) coordinating the overall development of the positions to be taken and the regulatory actions to be requested in any filing or submission with any Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry or litigation by or before, or any negotiations with, any Governmental Authority relating to the Transactions and of all other regulatory matters incidental thereto.
(e) In furtherance and not in limitation of the foregoing, each of the parties hereto agrees to make (and cause its Affiliates to make) (i) an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the Transactions as promptly as reasonably practicable following the date of this Agreement (and in any event within twenty (20) Business Days following the date hereof), unless otherwise agreed by the parties hereto, and (ii) subject to the following sentence, such filings and submissions to the extent required in connection with obtaining the applicable Money Transmitter Requirement Approvals as promptly as reasonably practicable following the date of this Agreement. With respect to the Money Transmitter Requirement Approvals, each of the parties hereto agrees to use its reasonable best efforts and cooperate with the other parties in (i) timely making inquiries with Governmental Authorities regarding the Money Transmitter Requirement Approvals (if and to the extent necessary to determine if a filing or submission is required or advisable in connection with the Merger), (ii) determining if any Money Transmitter Requirement Approvals are not required by Governmental Authorities in connection with the Merger and (iii) timely making such filings and submissions required to be made by it in connection with obtaining the applicable Money Transmitter Requirement Approvals (except with respect to such jurisdictions where the parties agree that no Money Transmitter Requirement Approval or filing or submission in connection therewith is required or advisable). Each of the Company, Parent and Merger Sub shall use its reasonable best efforts to supply (and cause their respective Affiliates to supply) as promptly as reasonably practicable any additional information and documentary material that may be reasonably requested by the relevant Governmental Authority with respect to the Antitrust Laws or in connection with the foregoing filings, notices, applications and notifications following submission thereof (subject, for the avoidance of doubt, to applicable confidentiality obligations). Parent and the Company will each be responsible for fifty percent (50%) of all filing fees in connection with any filings required to be made pursuant to this Section 5.03(d).
(f) The Company shall not commit (and shall cause its Affiliates not to commit) to or agree with any Governmental Authority to (i) stay, toll or extend any applicable waiting period under the HSR Act or any other Antitrust Laws or enter into a timing agreement, understanding or commitment with any Governmental Authority in connection with the foregoing, or (ii) withdraw (including, for the avoidance of doubt, by withdrawing and immediately re-filing) any application, filing or other submission in respect of any Antitrust Laws, in each case of the foregoing clauses (i) and (ii), without the prior written consent of Parent (such consent not to be unreasonably withheld, delayed or conditioned). Parent may take any actions described in the immediately preceding sentence after consultation with the Company and the consideration in good faith of the Company’s views and subject to Parent’s obligations under Section 5.03(a).
(g) In furtherance and not in limitation of the foregoing, each of the parties hereto shall use (and shall cause their respective controlled Affiliates to use) reasonable best efforts to (i) promptly cooperate in all respects with each other inconnection with any necessary, proper or advisable submissions, consents, approvals, filings, petitions, statements, licenses, permits, authorizations, declarations, notifications, registrations, submissions of information, applications, reports, analyses, presentations, memoranda, briefs, arguments, waivers, exemptions, clearances, orders, confirmations and other documents with the Federal Trade Commission (the “FTC”), the Antitrust Division of the Department of Justice (the “DOJ”) or any other Governmental Authority in connection with the Transactions and in connection with any investigation or other inquiry by or before the FTC, DOJ or any other Governmental Authority relating to the Transactions or any proceeding initiated by a private Person (including, but not limited to, providing each other with a reasonable advance opportunity to review and comment upon, and consider in good faith the views of the other with respect to, all material written communications (including applications, analyses, presentations, memoranda, briefs, arguments and opinions) with a Governmental Authority regarding the Merger or any other transactions), (ii) keep the other parties hereto reasonably informed in all material respects and on a reasonably timely basis of any material written or verbal communication received by such party from, or given by such party to, the FTC, DOJ or any other Governmental Authority (including by promptly sending the other parties a copy of all documents, information, correspondence or other communications) regarding any of the Transactions and giving the other party the opportunity to attend and participate in any substantive meetings or discussions with any Governmental Authority, to the extent reasonably practical and not prohibited by such Governmental Authority, (iii) subject to applicable Laws and the Nondisclosure Agreement relating to the exchange of information, and to the extent reasonably practicable, promptly consult with the other parties hereto with respect to information relating to the other parties hereto and their respective Subsidiaries, as the case may be, that appears in any filing made with, or written materials submitted to, any third Person or the FTC, DOJ or any other Governmental Authority in connection with the Transactions, other than “transaction-related documents” as that term is used in the rules and regulations under the HSR Act, (iv) to the extent permitted by the FTC, DOJ or such other applicable Governmental Authority or other Person, give representatives of the other parties hereto the opportunity to attend and participate in any meeting or conference (whether in person, by telephone or otherwise) in connection with the Transactions, and (v) promptly obtain all consents, registrations, waivers, exemptions, approvals, confirmations, clearances, permits, certificates, orders, and authorizations necessary, proper or advisable to be obtained from, or renewed with, the FTC, DOJ and any other Governmental Authority. Prior to submitting any document or any information relating to the Transactions or the parties (whether formally or informally, in draft form or final form) to the FTC, DOJ or any other Governmental Authority, a party shall send the other parties such document or information reasonably in advance of such submission, and such document or information shall not be submitted to the FTC, DOJ or any other Governmental Authority without the prior written consent of the other parties (such consent not to be unreasonably withheld, conditioned or delayed). No party shall meet or engage in material conversations with any Governmental Authority or representative of such Governmental Authority in connection with obtaining any such consent, authorization, order and approval unless, to the extent reasonably practicable, it consults with the other parties in advance and, to the extent not precluded by applicable Law or regulation or exempted by this Agreement, offers the other parties the opportunity to participate in such meeting or conversation. Each of the parties hereto will furnish to the other such necessary information and reasonable assistance as the other may reasonably request in connection with the preparation of any required governmental filings or submissions and will cooperate in responding to any inquiry from a Governmental Authority to the extent reasonably practical and not prohibited by such Governmental Authority.
(h) Notwithstanding anything to the contrary in this Section 5.03, each of the parties hereto (and each of their respective Affiliates) may, as each reasonably deems necessary or advisable: (i) designate any competitively sensitive material provided to the others under this Section 5.03 as “outside counsel only” and such materials and the information contained therein shall be given only to the outside legal counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express written consent is obtained in advance from the source of the materials, (ii) redact documents and information as necessary to comply with contractual obligations, as necessary to avoid adversely impacting or jeopardizing any legal privilege or work product doctrine or as necessary to protect personal information; and (iii) exclude the others from any meeting or conference (whether in person, by telephone or otherwise) with any Governmental Authority to the extent it addresses any information of the nature contemplated by the foregoing clauses (i) and (ii).
(i) For the avoidance of doubt, to the extent this Agreement is validly terminated pursuant to Article VII, a party hereto shall be enabled to take any action that was otherwise prohibited or conditioned upon the consent of the other party hereto without such consent.
SECTION 5.04. Public Announcements. Unless and until an Adverse Recommendation Change has occurred, Parent and the Company shall consult (and shall cause their respective Affiliates to consult) with each other before issuing, and give each other the opportunity to review and comment upon (which comments each party shall take into account in good faith), any press release or other public statements with respect to the Transactions, and shall not issue any such press release or make any such public statement prior to such consultation, except as may be required by applicable Law, Judgment, court process or the rules and regulations of any national securities exchange or national securities quotation system to which any party hereto is subject, in which case the party required to make such disclosure shall use its reasonable best efforts to allow, to the extent legally permitted, each other party reasonable time to comment on such disclosure in advance of its issuance, or is consistent with prior public communications previously consented to by the other parties. The parties hereto agree that the initial press release to be issued with respect to the Transactions following execution of this Agreement shall be in the form heretofore agreed to by the parties hereto (the “Announcement”). Notwithstanding the foregoing, this Section 5.04 shall not apply to any press release or other public statement made by any party hereto which is consistent with the Announcement and the terms of this Agreement and does not contain any information relating to the other parties hereto that has not been previously announced or made public in accordance with the terms of this Agreement. Notwithstanding the foregoing, the restrictions set forth in this Section 5.04 shall not apply in connection with any dispute between the parties regarding this Agreement or the transactions contemplated hereby.
SECTION 5.05. Access to Information; Confidentiality.
(a) Subject to applicable Law and any applicable Judgment, upon reasonable notice, the Company shall afford to Parent and its Representatives reasonable access during normal business hours to the Company’s and its Subsidiaries’ officers, employees, agents, properties, books, Contracts and records (other than any of the foregoing with respect to the negotiation and execution of the terms of this Agreement, or, except as expressly provided in Section 5.02, to any Takeover Proposal or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or the Strategic Alternatives Committee regarding any Takeover Proposal or Adverse Recommendation Change) and the Company shall furnish promptly to Parent and its Representatives such information concerning its and its Subsidiaries business, personnel, assets, Governmental Authority, customer, vendor and agent relationships, liabilities and properties as Parent may reasonably request (other than any information that the Company determines in its reasonable judgment relates to the negotiation and execution of this Agreement, or, except as contemplated by Section 5.02, to any Takeover Proposal, or any other transactions potentially competing with or alternative to the Transactions or proposals from other parties relating to any competing or alternative transactions or relating to any deliberation of the Board of Directors of the Company or the Strategic Alternatives Committee regarding any Takeover Proposal or Adverse Recommendation Change); provided, however, that Parent and its Representatives shall conduct any such activities in such a manner as not to interfere unreasonably with the business or operations of the Company; provided, further, that (A) the Company shall not be obligated to provide such access or information if the Company determines, in its reasonable judgment, that doing so would (i) have the impact set forth on Section 5.05(a) of the Company Disclosure Letter, (ii) result in the disclosure of Trade Secrets or competitively sensitive information to third parties (other than, for the avoidance of doubt, Parent and its Subsidiaries and their respective representatives), (iii) violate applicable Law or an applicable Judgment, (iv) jeopardize, on the advice of outside legal counsel, the protection of an attorney-client privilege, attorney work product protection or other legal privilege, (v) adversely affect in any material respect the interests of the Company or any of its Subsidiaries relative to any third party (excluding, for the avoidance of doubt, Parent and its Subsidiaries) in any pending or threatened third party Action or (vi) expose the Company to risk of liability for disclosure of personal information; provided, in each case, that the Company has used commercially reasonable efforts to provide such access or disclose such information in a manner that does not result in such a disclosure, violation or jeopardization, or (B) involve any environmental sampling or testing. Until the Effective Time, all information provided (including information provided by the Company, its Subsidiaries or any of their respective Representatives pursuant to Section 5.13(a)) will be subject to the terms of the nondisclosure agreement dated as of December 5, 2024, by and between the Company and Parent (the “Nondisclosure Agreement”).
SECTION 5.06. Indemnification and Insurance.
(a) For a period of six (6) years after the Effective Time, each of Parent and the Surviving Corporation shall, and Parent shall cause the Surviving Corporation to, in each case to the fullest extent permitted by applicable Law, (i) indemnify and hold harmless each current or former director or officer of the Company and its Subsidiaries and each other Person who at the Effective Time is, or at any time prior to the Effective Time was, indemnified or entitled to be indemnified by the Company or its Subsidiaries pursuant to the Company Charter Documents or the organizational documents of such Subsidiaries, as applicable, as in effect on the date of this Agreement or pursuant to any other agreement in existence as of the date of this Agreement providing for indemnification or advancement of expenses between the Company or any of its Subsidiaries and such Person (each, an “Indemnitee”) with respect to all claims, liabilities, losses, damages, judgments, fines, penalties, costs (including amounts paid in settlement or compromise) and expenses (including fees and expenses of legal counsel) in connection with any Action (whether civil, criminal, administrative or investigative), whenever asserted, based on or arising out of, in whole or in part, (A) the fact that an Indemnitee is or was a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification obligation that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or (B) acts or omissions by an Indemnitee in the Indemnitee’s capacity as a director, manager, officer, employee or agent (solely, with respect to agents, to the extent of any underlying contractual indemnification that is binding on the Company or any of its Subsidiaries as of the Closing Date) of the Company or such Subsidiary or taken at the request of the Company or such Subsidiary (including in connection with serving at the request of the Company or such Subsidiary as a representative of another Person (including any employee benefit plan)), in each case under clause (A) or (B), at, or at any time prior to, the Effective Time (including any Action relating in whole or in part to the Transactions or relating to the enforcement of this provision or any other indemnification or expense advancement right of any Indemnitee) and (ii) assume (in the case of the Surviving Corporation, in the Merger without any further action) all obligations of the Company and such Subsidiaries to the Indemnitees in respect of indemnification, advancement of expenses and exculpation from liabilities for acts or omissions occurring at or prior to the Effective Time as provided in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement or in any agreement in existence as of the date of this Agreement providing for indemnification, advancement of expenses or exculpation from liabilities between the Company or any of its Subsidiaries and any Indemnitee. To the fullest extent permitted by applicable Law, if successful in whole or in part in any such Action, or in an Action brought against such Indemnitee to recover an advancement of expenses pursuant to the terms of an undertaking, the Indemnitee shall be entitled to be paid also the expense (including attorneys’ fees, costs and expenses) of prosecuting or defending such Action.
(b) Without limiting the foregoing, from and after the Effective Time for a period of six (6) years, to the fullest extent permitted by applicable Law, Parent shall cause the certificate of incorporation and bylaws of the Surviving Corporation, and the Surviving Corporation shall cause the organizational documents of its Subsidiaries, to contain provisions no less favorable to the Indemnitees with respect to limitation of liabilities, indemnification, exculpation and advancement of expenses, taken as a whole, in each case, of managers, directors and officers than are set forth as of the date of this Agreement in the Company Charter Documents and the organizational documents of such Subsidiaries as in effect on the date of this Agreement, which provisions shall not be amended, repealed or otherwise modified in a manner that would adversely affect the rights thereunder of any of the Indemnitees. In addition, from and after the Effective Time, Parent shall, and shall cause the Surviving Corporation to, without requiring a preliminary determination of entitlement to indemnification, advance any reasonable expenses (including reasonable attorneys’ fees, costs and expenses) of any Indemnitee under this Section 5.06 (including in connection with establishing or enforcing a right to indemnification or advancement of expenses referred to in this Section 5.06) as incurred to the fullest extent permitted under applicable Law; provided, however, that an advancement of expenses shall be made solely upon delivery of a written undertaking, by the Indemnitee, that he or she has met the standard of conduct necessary for indemnification applicable to him or her and to repay any amounts so advanced (without interest) if and to the extent that it is determined by final judicial decision from which there is no further right to appeal that such Indemnitee is not entitled to be indemnified or entitled to advancement of expenses or the standard of conduct for indemnification was not met. For the avoidance of doubt, an Indemnitee shall not be entitled to indemnification by Parent under this Section 5.06 if it is finally determined that such Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification; provided, that for the avoidance of doubt, the foregoing portion of this sentence shall not affect an Indemnitee’s rights to be indemnified by the Surviving Corporation pursuant to the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries or by contract or otherwise as in effect on the date of this Agreement; provided, that if an Indemnitee received advancement of expenses or indemnification pursuant to this Section 5.06 and it is determined that the Indemnitee engaged in any bad faith, willful misconduct, fraud, gross negligence or is otherwise not entitled to such indemnification, such Indemnitee shall repay all such amounts to Parent or the Surviving Corporation previously received, as applicable.
(c) At or prior to the Closing, the Company shall purchase or cause to be purchased a six (6)-year prepaid “tail policy” on terms and conditions providing at least substantially equivalent benefits as the current policies of directors’ and officers’ liability insurance maintained by the Company and its Subsidiaries with respect to matters existing or occurring prior to the Effective Time, covering without limitation the Transactions; provided, that the maximum aggregate premium for such insurance that the Company shall be required to expend shall not exceed 300% of the annual directors’ and officers’ insurance premium for the Company’s current fiscal year, which annual premiums are set forth in Section 5.06(c) of the Company Disclosure Letter. The Surviving Corporation shall use reasonable best efforts to cause such policy to be maintained in full force and effect, for its full term, and to honor all of its obligations thereunder.
(d) The provisions of this Section 5.06 are (i) intended to be for the benefit of, and shall be enforceable by, each Indemnitee, his or her heirs and his or her representatives and (ii) in addition to, and not in substitution for, any other rights to indemnification or contribution that any such Indemnitee may have under the Company Charter Documents, under the organizational documents of the Company’s Subsidiaries as in effect on the date of this Agreement or by contract or otherwise. The obligations of Parent and the Surviving Corporation under this Section 5.06 shall not be terminated or modified in such a manner as to adversely affect the rights of any Indemnitee to whom this Section 5.06 applies unless (x) such termination or modification is required by applicable Law or (y) the affected Indemnitee shall have consented in writing to such termination or modification (it being expressly agreed that the Indemnitees to whom this Section 5.06 applies and their heirs and representatives shall be third-party beneficiaries of this Section 5.06).
(e) In the event that (i) Parent, the Surviving Corporation or any of their respective successors or assigns (A) consolidates with or merges into any other Person and is not the continuing or surviving corporation or entity of such consolidation or merger or (B) transfers or conveys all or substantially all of its properties and assets to any Person, or (ii) Parent or any of its successors or assigns dissolves the Surviving Corporation, then, in each such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Corporation shall assume all of the obligations thereof set forth in this Section 5.06.
(f) Nothing in this Agreement is intended to, shall be construed to or shall release, waive or impair any rights to directors’ and officers’ insurance claims under any policy that is or has been in existence with respect to the Company or any of its Subsidiaries for any of their respective directors, officers or other employees, it being understood and agreed that the indemnification provided for in this Section 5.06 is not prior to or in substitution for any such claims under such policies.

SECTION 5.07. Employee Matters.
(a) For a period of one (1) year following the Effective Time (such period, the “Comparability Period”), Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, provide (i) an annual base salary or hourly wage rate, as applicable, and target short-term cash incentive opportunity to each Person who is an employee of the Company or any of its Subsidiaries immediately prior to the Effective Time (each, a “Continuing Employee”) that are no less favorable taken as a whole than those in effect immediately prior to the Effective Time and (ii) a target long-term equity incentive opportunity to each Continuing Employee which is no less favorable than those provided to similarly-situated employees of Parent; and (iii) other employee benefits to each Continuing Employee that are no less favorable in the aggregate than either (A) those provided to such Continuing Employee immediately prior to the Effective Time, or (B) those provided to similarly-situated employees of Parent or its Subsidiaries.
(b) Without limiting the generality of Section 5.07(a), from and after the Effective Time, Parent shall, or shall cause the Surviving Corporation and their respective Subsidiaries to, honor in accordance with their terms (including terms related to amendment and termination) all the Company Plans as in effect at the Effective Time.
(c) With respect to all employee benefit plans of Parent, the Surviving Corporation and their respective Subsidiaries in which Continuing Employees are eligible to participate from and after the Effective Time, including any “employee benefit plan” (as defined in Section 3(3) of ERISA) (including any vacation, paid time-off, and any severance plans), for all purposes (including determining eligibility to participate, level of benefits, and vesting), other than benefit accruals and early retirement subsidies, each Continuing Employee’s service with the Company or any of its Subsidiaries (as well as service with any predecessor employer of the Company or any such Subsidiary, to the extent service with the predecessor employer was recognized by the Company or such Subsidiary) shall be treated as service with Parent, the Surviving Corporation or any of their respective Subsidiaries; provided, however, that such service need not be recognized to the extent that such recognition would result in any duplication of benefits for the same period of service.
(d) Without limiting the generality of Section 5.07(a), Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to use commercially reasonable efforts to, waive, or cause to be waived, any pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods under any welfare benefit plan maintained by Parent, the Surviving Corporation or any of their respective Subsidiaries in which Continuing Employees (and their eligible dependents) will be eligible to participate from and after the Effective Time, except to the extent that such pre-existing condition limitations, exclusions, actively-at-work requirements and waiting periods would not have been satisfied or waived under the comparable Company Plan immediately prior to the Effective Time. Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, use commercially reasonable efforts to recognize the dollar amount of all co-payments, deductibles and similar expenses incurred by each Continuing Employee (and his or her eligible dependents) during the calendar year in which the Effective Time occurs for purposes of satisfying such year’s deductible and co-payment limitations under the relevant welfare benefit plans in which they will be eligible to participate following, and in the calendar year that includes, the Effective Time.
(e) For each Continuing Employee who is entitled to receive an annual bonus pursuant to the terms of a Company Plan, Parent shall, and shall cause the Surviving Corporation and its Subsidiaries to, pay such Continuing Employee a bonus payment for the year in which the Effective Time occurs in accordance with the terms of the applicable Company Plan; provided that Parent may, after the Effective Time, in good faith make modifications to the performance metrics used to determine the amount of such payments to address the impact of the Transaction and the post-Closing structure of Parent, the Company and their respective Subsidiaries.
(f) At, and following the Closing, the Company shall, and Parent shall cause the Company to, pay through its or one of its Subsidiary’s payroll, any and all retention bonuses earned and payable under the terms of the Company Plan that is a Retention Bonus Program adopted by the Company on or prior to the date hereof.
(g) The provisions of this Section 5.07 are solely for the benefit of the parties to this Agreement, and no provision of this Section 5.07 is intended to, or shall constitute the establishment or adoption of, or an amendment to, any employee benefit plan for purposes of ERISA or otherwise, and no current or former employee or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement or have the right to enforce the provisions hereof. Nothing contained in this Agreement shall obligate Parent, the Surviving Corporation or any of their Affiliates to maintain any particular benefit plan, except in accordance with the terms of such plan, or retain the employment of any particular employee or individual service provider.
SECTION 5.08. Notification of Certain Matters; Stockholder Litigation.
(a) Prior to the Effective Time, Parent shall give prompt written notice to the Company, and the Company shall give prompt written notice to Parent, of (i) to the extent permitted under applicable Law, any notice or other communication received by such party from any Governmental Authority in connection with this Agreement or the Transactions or from any Person alleging that the consent of such Person is or may be required in connection with the Transactions; and (ii) any Actions commenced or, to such party’s Knowledge, threatened against such party in relation to this Agreement or the Transactions. The Company shall give Parent the opportunity to participate in the defense and settlement of any stockholder litigation (including any class action or derivative litigation) against the Company or the Company’s directors or officers relating to this Agreement or the Transactions. The Company shall not settle any stockholder litigation against the Company or the Company’s directors relating to this Agreement or the Transactions without Parent’s prior written consent (such consent not to be unreasonably withheld, delayed or conditioned); provided, however, that the failure to settle any such litigation as a result of the absence of such prior written consent shall not permit Parent or Merger Sub to terminate this Agreement pursuant to Section 7.01(c)(i).
(b) Prior to the Effective Time, the Company shall give prompt written notice to Parent of (i) to the extent permitted under applicable Law, the commencement of any material investigation by a Governmental Authority or any material notice or other communication received by the Company or any of its Subsidiaries from any Governmental Authority in connection with a potential or ongoing investigation and (ii) any material Actions commenced or, to the Knowledge of the Company, threatened against the Company or any of its Subsidiaries, in each case, where such notice is not already required to be provided to Parent pursuant to Section 5.08(a). To the extent permitted under applicable Law, the Company shall consult with Parent regarding any response or action plan with respect to the matters addressed in this Section 5.08(b).
SECTION 5.09. Merger Sub Expenditures and Distributions. From the date of this Agreement until the Effective Time, (a) Merger Sub shall not expend funds other than in connection with (i) the Transactions and the payment of related expenses and (ii) matters ancillary to its existence and (b) Merger Sub shall not declare, set aside, make or pay any dividend or other distribution with respect to any of its capital stock.
SECTION 5.10. Parent Vote.
(a) Parent shall vote or cause to be voted any shares of Company Common Stock beneficially owned by it or any of its Subsidiaries or with respect to which it or any of its Subsidiaries has the power (by agreement, proxy or otherwise) to cause to be voted in favor of the adoption of this Agreement at any meeting of stockholders of the Company at which this Agreement shall be submitted for adoption and at all adjournments or postponements thereof.
(b) Immediately following the execution and delivery of this Agreement, Parent, in its capacity as the sole stockholder of Merger Sub, will execute and deliver to Merger Sub and the Company a written consent adopting this Agreement in accordance with the DGCL.
SECTION 5.11. Stock Exchange De-listing. Parent shall use its reasonable best efforts to cause the shares of Company Common Stock to be de-listed from Nasdaq and de-registered under the Exchange Act as soon as reasonably practicable following the Effective Time and, prior to the Effective Time, the Company shall provide all reasonable cooperation requested by Parent in connection therewith.
SECTION 5.12. Preparation of Proxy Statement; Stockholders’ Meeting.
(a) As promptly as reasonably practicable after the execution of this Agreement, the Company shall prepare the Proxy Statement in preliminary form and file it with the SEC. The Company shall cause the Proxy Statement to comply as to form in all material respects with the applicable provisions of the Exchange Act.
Unless the Board of Directors of the Company or the Strategic Alternatives Committee has effected an Adverse Recommendation Change in accordance with Section 5.02, the Board of Directors of the Company shall make the Company Board Recommendation to the Company’s stockholders and shall include such recommendation in the Proxy Statement. Parent shall provide to the Company all information concerning Parent, Merger Sub and their respective Affiliates as may be reasonably requested by the Company in connection with the Proxy Statement and shall otherwise reasonably assist and cooperate with the Company in the preparation and filing of the Proxy Statement and the resolution of any comments thereto received from the SEC. Each of the Company, Parent and Merger Sub shall correct any information provided by it for use in the Proxy Statement as promptly as reasonably practicable if and to the extent such information contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading. The Company shall notify Parent promptly upon the receipt of any comments from the SEC and of any request by the SEC for amendments or supplements to the Proxy Statement and shall supply Parent with copies of all written correspondence between the Company or any of its Representatives, on the one hand, and the SEC, on the other hand, with respect to the Proxy Statement. The Company shall use its reasonable best efforts to respond as promptly as reasonably practicable to any comments received from the SEC concerning the Proxy Statement and to resolve such comments with the SEC, and, subject to Section 5.02, shall use its reasonable best efforts to cause the definitive Proxy Statement to be disseminated to its stockholders as promptly as reasonably practicable (and in any event within five Business Days) after (i) if the Company does not receive comments from the SEC with respect to the preliminary Proxy Statement and does not reasonably believe that it will receive comments, the eleventh calendar day immediately following the date of filing of the preliminary Proxy Statement with the SEC and (ii) if the Company does receive comments from the SEC with respect to the preliminary Proxy Statement, clearance by the SEC with respect to such comments (the date in clause (i) or (ii), as applicable, the “SEC Clearance Date”). Prior to any filing of the Proxy Statement (or any amendment or supplement thereto) or any dissemination thereof to the stockholders of the Company, or responding to any comments from the SEC with respect thereto, the Company shall provide Parent with a reasonable opportunity to review and to propose comments on such document or response, which the Company shall consider in good faith.
(b) To the extent not prohibited by any Judgment by a court of competent jurisdiction, the Company shall, in accordance with the Company Charter Documents and the rules of Nasdaq to duly call, give notice of, convene and hold a meeting of its stockholders (including any adjournment, recess or postponement thereof, the “Company Stockholders’ Meeting”) for the purpose of obtaining the Company Stockholder Approval, as soon as reasonably practicable after the SEC Clearance Date. Unless the Board of Directors of the Company or the Strategic Alternatives Committee has effected an Adverse Recommendation Change in accordance with Section 5.02, the Company shall use its reasonable best efforts to obtain the Company Stockholder Approval.
The Company shall consult with Parent regarding the record date for the Company Stockholders’ Meeting and shall cause appropriate searches to be made in accordance with Rule 14a-13. The Company shall not change the record date for the Company Stockholders’ Meeting without the prior written consent of Parent (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding anything to the contrary contained in this Agreement, the Company may, in consultation with Parent, adjourn, recess or postpone the Company Stockholders’ Meeting (i) to allow reasonable additional time for the filing or mailing of any supplement or amendment to the Proxy Statement that the Company has determined is reasonably likely to be required under applicable Law and for such supplement or amendment to be disseminated and reviewed by the stockholders of the Company in advance of the Company Stockholders’ Meeting, (ii) to the extent required by a court of competent jurisdiction in connection with any proceedings in connection with this Agreement or the Transactions, (iii) if as of the time for which the Company Stockholders’ Meeting is originally scheduled (as set forth in the Proxy Statement) there are insufficient shares of Company Common Stock represented (either in person or by proxy) to constitute a quorum necessary to conduct the business of the Company Stockholders’ Meeting or (iv) to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval. Notwithstanding the foregoing, (A) the Company shall not adjourn, recess or postpone the Company Stockholders’ Meeting to a date that is more than twenty (20) days after the date on which the Company Stockholders’ Meeting was orginally scheduled without the prior written consent of Parent and (B) if Parent requests that the Company adjourn, postpone or recess the Company Stockholders’ Meeting to solicit additional proxies for the purpose of obtaining the Company Stockholder Approval, and at the time of such request Parent does not reasonably expect there to be sufficient proxies for purposes of obtaining the Company Stockholder Approval, the Company will do so; provided, that the Company will not be required to adjourn, postpone or recess the Company Stockholders’ Meeting under this clause (B) to a date that is more than twenty (20) days, in the aggregate, after the date on which the Company Stockholders’ Meeting was orginally scheduled.

(c) The Company shall keep Parent updated with respect to proxy solicitation results as reasonably requested by Parent, including by allowing Parent to participate in phone calls with the Company’s proxy solicitor regarding the proxy solicitation.
(d) Nothing in this Section 5.12 shall be deemed to prevent the Company or the Board of Directors of the Company or the Strategic Alternatives Committee from taking any action they are permitted or required to take under, and in compliance with, Section 5.02.
SECTION 5.13. Section 16 Matters. Prior to the Effective Time, the Company shall take all actions as may be required to cause any dispositions of Company Common Stock (including any derivative securities with respect to Company Common Stock) resulting from the Merger by each officer or director of the Company who is subject to Section 16 of the Exchange Act, to be exempt pursuant to Rule 16b-3 promulgated under the Exchange Act.
SECTION 5.14. Payoff Letter. At the request of Parent made at least ten (10) Business Days prior to the Closing Date, the Company shall deliver to Parent at least two (2) Business Days prior to the Closing Date (with drafts being delivered in advance as reasonably requested by Parent) a customary payoff letter and all related release documentation with respect to the Company Credit Agreement in forms reasonably satisfactory to Parent, which payoff letter and related release documentation shall include the total amount necessary for the Company to repay and discharge in full all amounts outstanding pursuant to the terms of the Company Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms), shall provide that all Liens and guarantees granted in connection therewith shall be automatically released and terminated upon the payment of such payoff amount on the Closing Date (or replacement, cash collateralization or backstop of existing letters of credit, as appliable) and shall evidence the termination or other satisfaction, upon payment of such payoff amount on the Closing Date (or replacement, cash collateralization or backstop of existing letters of credit, as applicable), of all obligations under the Company Credit Agreement (other than for customary indemnity obligations that expressly survive by their terms).
SECTION 5.15. Communications with Money Transfer Agents. During the Pre-Closing Period, the Company and its Subsidiaries shall cooperate with Parent to develop and implement a communication plan concerning the Transactions with respect to communicating with and retaining existing Money Transfer Agents. During the Pre-Closing Period, any communications of the Company, any of its Subsidiaries or any of their respective Representatives with such existing Money Transfer Agents concerning the Transactions, including regarding post-Closing integration matters with Parent or any Subsidiary or Affiliate of Parent, shall be consistent with the communication plan mutually developed between the parties hereto. For the avoidance of doubt, any communication originated or made by Parent on behalf of the Company, at the Company’s instruction or consistent with the communication plan mutually developed between the parties hereto, is not meant to waive or be covered by the limitations provided by this Section 5.15.
SECTION 5.16. Financing Assistance from the Company. During the Pre-Closing Period, the Company shall use its reasonable best efforts to provide, and shall cause its Subsidiaries and Representatives to provide, at Parent’s sole cost and expense, such customary cooperation and customary and reasonably available financial information and data (including any required historical financial statements and information that may be necessary to prepare any required pro forma financial statements), in each case, that is in the possession of the Company at such time and reasonably requested by Parent in connection with any potential debt financing in connection with the Transaction, and at the request of Parent, customary “comfort letters” with respect to historical financial statements; provided, however, that no such cooperation shall be required to the extent it would unreasonably disrupt or interfere with the conduct of the business of the Company and its Subsidiaries. Parent shall promptly, upon request by the Company, reimburse the Company for all reasonable out-of-pocket costs and expenses (including reasonable attorneys’ fees) incurred by the Company or any of its Subsidiaries and their respective Representatives in connection with any debt financing, including the cooperation of the Company, its Subsidiaries and their respective Representatives contemplated by this Section 5.16, and shall indemnify and hold harmless the Company, its Subsidiaries and their respective Representatives from and against any and all losses, damages, claims, costs or expenses suffered or incurred by any of them in connection with the arrangement of the debt financing and any information used in connection therewith (other than historical information provided by the Company, its Subsidiaries or their respective Representatives specifically for use in connection therewith), in each case, except to the extent any of the foregoing was suffered or incurred as a result of bad faith, gross negligence or willful misconduct by the Company, any of its Subsidiary or any of their respective Representatives.

ARTICLE VI

Conditions to the Merger
SECTION 6.01. Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of each party hereto to effect the Merger shall be subject to the satisfaction (or written waiver by each party hereto, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) No Restraints. No Judgment enacted, promulgated, issued, entered, amended or enforced by any Governmental Authority of competent jurisdiction or any applicable Law (collectively, “Restraints”) shall be in effect enjoining, restraining or otherwise making illegal, preventing or prohibiting the consummation of the Merger;
(b) HSR. The waiting period (and any extension thereof) applicable to the consummation of the Merger under the HSR Act shall have expired or early termination thereof shall have been granted; and
(c) Company Stockholder Approval. The Company Stockholder Approval shall have been obtained in accordance with the DGCL.
SECTION 6.02. Conditions to the Obligations of Parent and Merger Sub. The obligations of Parent and Merger Sub to effect the Merger shall be subject to the satisfaction (or written waiver by Parent, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. (i) The representations and warranties of the Company set forth in Section 3.02(a)-(c) (Capitalization) shall be true and correct in all respects as of the date hereof and as of the Closing Date with the same effect as though made as of such date (except to the extent expressly made as of an earlier date, in which case as of such earlier date), except for inaccuracies that are de minimis in the aggregate, (ii) the Company Fundamental Representations, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct in all material respects at and as of such earlier date) and (iii) the representations and warranties in Section 3.06(b) shall be true and correct as of the date hereof and as of the Closing Date with the same effect as though made as of such dates.
The representations and warranties of the Company contained in this Agreement other than those Sections specifically identified in clause (i), (ii) or (iii) of this Section 6.02(a), disregarding all qualifications or limitations as to “materiality”, “Company Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except where the failure to be true and correct would not reasonably be expected to, individually or in the aggregate, (A) have a Company Material Adverse Effect or (B) prevent or materially delay, interfere with or impair (I) the consummation by the Company of any of the Transactions or (II) the compliance by the Company with its obligations under this Agreement that are to be performed at or prior to the Closing;
(b) Compliance with Covenants. The Company shall have complied with or performed in all material respects its obligations required to be complied with or performed by it at or prior to the Effective Time under this Agreement;
(c) Company Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any Company Material Adverse Effect;
(d) Company Closing Certificate. The Company shall have delivered to Parent a certificate, dated as of the Closing Date and signed on behalf of the Company by an executive officer of the Company, certifying that the conditions set forth in Sections 6.02(a), 6.02(b) and 6.02(c) have been satisfied; and
(e) Money Transmitter Requirement Approvals; Other Required Regulatory Approvals. (i) The applicable Money Transmitter Requirement Approvals (A) in the jurisdictions set forth on Section 6.02(e)(i) of the Parent Disclosure Letter and (B) in any other jurisdictions where required by applicable Law for the Company and its

Subsidiaries to operate following the Closing in materially the same manner as operated as of the date of this Agreement shall have been received and remain in full force and effect and (ii) the consents, approvals or other clearances set forth in Section 6.02(e)(ii) of the Parent Disclosure Letter shall have been obtained and be in full force and effect.
SECTION 6.03. Conditions to the Obligations of the Company. The obligations of the Company to effect the Merger shall be subject to the satisfaction (or written waiver by the Company, if permissible under applicable Law) at or prior to the Effective Time of the following conditions:
(a) Representations and Warranties. The representations and warranties of Parent contained in this Agreement, disregarding all qualifications or limitations as to “materiality”, “Parent Material Adverse Effect” and words of similar import set forth therein, shall be true and correct as of the Closing Date with the same effect as though made as of the Closing Date (except to the extent expressly made as of an earlier date, in which case as of such earlier date, which representations and warranties, shall be true and correct at and as of such earlier date), except where the failure to be true and correct would not reasonably be expected to, individually or in the aggregate, have a Parent Material Adverse Effect;
(b) Compliance with Covenants. Parent and Merger Sub shall have complied with or performed in all material respects their obligations required to be complied with or performed by them at or prior to the Effective Time under this Agreement; and
(c) Parent Closing Certificate. Parent shall have delivered to the Company a certificate, dated as of the Closing Date and signed on behalf of Parent and Merger Sub by an executive officer of Parent, certifying that the conditions set forth in Sections 6.03(a) and 6.03(b) have been satisfied.
ARTICLE VII

Termination
SECTION 7.01. Termination. This Agreement may be terminated, and the Transactions abandoned, at any time prior to the Effective Time (except as otherwise expressly noted), whether before or after receipt of the Company Stockholder Approval:
(a) by the mutual written consent of the Company and Parent;
(b) by either of the Company or Parent:
(i) if the Effective Time shall not have occurred on or prior to May 11, 2026 (as such date may be extended, the “Outside Date”); provided, however, that if, as of May 11, 2026, any of the conditions set forth in Section 6.01(b), Section 6.02(e) or Section 6.01(a) (to the extent due to a Restraint relating to any Antitrust Law, Money Transmitter Requirement Approval or the consents, approvals or other clearances set forth on Section 6.02(e)(i) of the Parent Disclosure Letter or Section 6.02(e)(ii) of the Parent Disclosure Letter) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, which conditions would reasonably be expected to be satisfied if the Closing were to occur on the Outside Date), then the Outside Date shall automatically be extended to August 10, 2026; provided further, that if, as of August 10, 2026, any of the conditions set forth in Section 6.02(e)(i) with respect to any state in which applicable Money Transmitter License surrender applications were not filed by Envios de Valores La Nacional Corp. prior to date of execution of this Agreement (each, a “Specified Jurisdiction”) or Section 6.01(a) (to the extent due to a Restraint relating to any Money Transmitter Requirement Approval or the consents, approvals or other clearances set forth on Section 6.02(e)(i) of the Parent Disclosure Letter, in each case, solely with respect to any Specified Jurisdiction) shall not have been satisfied or waived but all of the other conditions set forth in Article VI have been satisfied or waived (or, in the case of conditions that by their nature are to be satisfied at the Closing, which conditions would reasonably be expected to be satisfied if the Closing were to occur on the Outside Date), then the Outside Date shall automatically be extended to November 10, 2026; provided, further, that the right to terminate this Agreement under this Section 7.01(b)(i) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events specified in this Section 7.01(b)(i) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso);
(ii) if any Restraint having the effect set forth in Section 6.01(a) (Restraints) shall be in effect and shall have become final and nonappealable; provided, however, that the right to terminate this Agreement under this Section 7.01(b)(ii) shall not be available to any party if the breach by such party of its representations and warranties set forth in this Agreement or the failure of such party to perform any of its obligations under this Agreement has been the proximate cause of or resulted in the events specified in this Section 7.01(b)(ii) (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing proviso); or
(iii) if the Company Stockholders’ Meeting (including any adjournments or postponements thereof) shall have concluded and the Company Stockholder Approval shall not have been obtained;
(c) by Parent:
(i) if the Company shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, whichbreach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.02(a) (Company Representations) or Section 6.02(b) (Company Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, the Company shall not have cured such breach, untruth, inaccuracy or failure to perform within forty-five (45) calendar days following receipt by the Company of written notice of such breach, untruth, inaccuracy or failure to perform from Parent; provided, however, that Parent shall not have the right to terminate this Agreement pursuant to this Section 7.01(c)(i) if Parent or Merger Sub is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(ii) if the Board of Directors of the Company or the Strategic Alternatives Committee shall have made an Adverse Recommendation Change; or
(d) by the Company:
(i) if either of Parent or Merger Sub shall have breached any of its representations or warranties (or such representations or warranties shall have become untrue or inaccurate) or failed to perform any of its covenants or agreements set forth in this Agreement, which breach, untruth, inaccuracy or failure to perform (A) would give rise to the failure of a condition set forth in Section 6.03(a) (Parent Representations) or Section 6.03(b) (Parent Compliance with Covenants) and (B) is incapable of being cured or, if capable of being cured by the Outside Date, either Parent or Merger Sub, as applicable shall not have cured such breach, untruth, inaccuracy or failure to perform within forty-five (45) calendar days following receipt by Parent of written notice of such breach, untruth, inaccuracy or failure to perform from the Company; provided, however, that the Company shall not have the right to terminate this Agreement pursuant to this Section 7.01(d)(i) if the Company is then in material breach of any of its representations, warranties, covenants or agreements hereunder; or
(ii) prior to receipt of the Company Stockholder Approval, to enter into a Company Acquisition Agreement that provides for a Superior Proposal pursuant to and in accordance with Section 5.02(d)(II) (Takeover Proposal constituting a Superior Proposal); provided that prior to or concurrently with such termination the Company pays or causes to be paid the Company Termination Fee due and payable under Section 7.03(a) so long as Parent has timely provided the Company with wire instructions for such payment.
SECTION 7.02. Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.01, written notice thereof shall be given to the other party or parties hereto, specifying the provision hereof pursuant to which such termination is made, and this Agreement shall forthwith become null and void (other than the last sentence of Section 5.05 (Access to Information; Confidentiality), the second sentence of Section 5.16 (Financing Assistance from the Company), this Section 7.02, Section 7.03 (Termination Fees) and Article VIII (Miscellaneous Provisions), all of which shall survive termination of this Agreement), and there shall be no liability on the part of Parent, Merger Sub, the Company or their respective directors, officers and Affiliates, except, subject to

Section 7.03(d) (including the limitations on liability set forth therein), no such termination shall relieve any party from liability for damages to another party resulting from a Willful Breach of this Agreement or from Fraud (which liability the parties hereto acknowledge and agree shall not be limited to reimbursement of out-of-pocket fees, costs or expenses incurred in connection with the Transactions, and may include, to the extent proven, damages based on loss of the economic benefit of the Transactions to the other parties hereto and the stockholders of such other parties).
SECTION 7.03. Termination Fee.
(a) In the event that:
(i) this Agreement is terminated by the Company or Parent pursuant to Section 7.01(b)(iii) (failure to receive the Company Stockholder Approval) or Section 7.01(c)(i) (failure to comply with Company representations and covenants); provided that (A) a Takeover Proposal shall have been publicly made, proposed or communicated by a third party after the date of this Agreement (or in the case of a termination pursuant to Section 7.01(c)(i), made known to the Company) and not withdrawn prior to the date of the Company Stockholders’ Meeting or the breach of this Agreement, as applicable, and (B) within twelve (12) months after the date this Agreement is terminated, the Company or any of its Subsidiaries consummates a Takeover Proposal or enters into a definitive agreement with respect to a Takeover Proposal (whether or not with the Person or Persons that made the Takeover Proposal referred to in clause (A)) and consummates such Takeover Proposal described in this clause (B); provided, however, that, (1) for purposes of clauses (A) and (B) of this Section 7.03(a)(i), the references to “twenty percent (20%)” in the definition of Takeover Proposal shall be deemed to be references to “fifty percent (50%)”, (2) with respect to a termination pursuant to Section 7.01(c)(i) (failure to comply with Company representations and covenants), such failure resulted from a Willful Breach by the Company and (3) if the purchase price and implied valuation of the Company provided for in such Takeover Proposal described in this clause (B) is less than that in the Takeover Proposal described in clause (A), then no Company Termination Fee shall be payable under this Section 7.03(a)(i) unless the Takeover Proposal in this clause (B) is with one or more of the Persons that made the Takeover Proposal described in clause (A) or one or more of their Affiliates; or
(ii) this Agreement is terminated (A) by Parent pursuant to Section 7.01(c)(ii) (Adverse Recommendation Change) or (B) by the Company pursuant to Section 7.01(d)(ii) (entry into a Company Acquisition Agreement);
then, in any such event under clause (i) or (ii) of this Section 7.03(a), the Company shall pay or cause to be paid the Company Termination Fee to Parent or its designee by wire transfer of same-day funds so long as Parent has provided the Company with wire instructions for such payment (x) in the case of Section 7.03(a)(ii)(A), within two (2) Business Days after such termination, (y) in the case of Section 7.03(a)(ii)(B), substantially simultaneously with such termination (and in any event, not later than the next Business Day, provided that such termination will not be effective until the date of such payment), or (z) in the case of Section 7.03(a)(i), within two (2) Business Days after the consummation of the Takeover Proposal referred to in clause (B) thereof; it being understood that in no event shall the Company be required to pay or cause to be paid the Company Termination Fee on more than one occasion.
As used herein, “Company Termination Fee” shall mean a cash amount equal to $19,800,000.00.
(b) In the event this Agreement is terminated by the Company or Parent pursuant to (A) Section 7.01(b)(i) and, at the time of such termination, all conditions set forth in Section 6.01 (Mutual Closing Conditions) and Section 6.02 (Conditions of Parent and Merger Sub to Closing) have been satisfied or waived (other than those conditions that by their nature are to be satisfied at the Closing) other than the condition set forth in Section 6.01(b) or Section 6.01(a) because of the existence of a Restraint under any applicable Antitrust Law, or (B) Section 7.01(b)(ii) as a result of a Restraint under any applicable Antitrust Law, then Parent shall pay or cause to be paid to the Company or its designee a termination fee of $27,300,000.00 in cash (the “Parent Termination Fee”) by wire transfer of same-day funds no later than two (2) Business Days after such termination so long as the Company has provided Parent with wire instructions for such payment; it being understood that in no event shall Parent be required to pay or cause to be paid the Parent Termination Fee on more than one occasion.
(c) Each of the parties hereto acknowledges that the agreements contained in this Section 7.03 are an integral part of the Transactions, and that without these agreements, the other parties hereto would not enter into this Agreement. Accordingly, if the Company or Parent, as the case may be, fails to timely pay or cause to be paid any amount due pursuant to this Section 7.03, and, in order to obtain the payment, Parent or the Company, as the case may be, commences an Action which results in a judgment against the other party, with respect to Parent or Merger Sub, or parties, with respect to the Company, for the payment set forth in this Section 7.03, such paying party shall pay or cause to be paid to the other party or parties, as applicable, its or their reasonable and documented out-of-pocket costs and expenses (including reasonable and documented out-of-pocket attorneys’ fees) in connection with such Action, together with interest on the Company Termination Fee or the Parent Termination Fee, as applicable, at the prime rate as published in The Wall Street Journal in effect on the date such payment was required to be made through the date such payment was actually received.
(d) Subject in all respects to the Company’s injunction, specific performance and equitable relief rights set forth in Section 8.12 and the obligations of Parent under Section 7.03(c), other than in the case of a Willful Breach of this Agreement or Fraud, in the event the Parent Termination Fee is paid to the Company in circumstances for which such fee is payable pursuant to Section 7.03(b) and paid, payment of the Parent Termination Fee shall be the sole and exclusive monetary damages remedy of the Company and its Subsidiaries against Parent, Merger Sub or any of their respective former, current or future general or limited partners, stockholders, financing sources, managers, members, directors, officers or Affiliates (collectively, the “Parent Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated due to circumstances for which such fee is payable pursuant to Section 7.03(b), and upon payment of such amount none of the Parent Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions due to a failure to consummate the Transactions as a result of such circumstances for which such fee is payable pursuant to Section 7.03(b). Subject in all respects to Parent’s injunction, specific performance and equitable relief rights set forth in Section 8.12 and the obligations of the Company under Section 7.03(c), other than in the case of a Willful Breach of this Agreement or Fraud, in the event the Company Termination Fee is paid to Parent in circumstances for which such fee is payable pursuant to Section 7.03(a) and paid, payment of the Company Termination Fee shall be the sole and exclusive monetary damages remedy of Parent or Merger Sub against the Company and its Subsidiaries and any of their respective former, current or future officers, directors, partners, stockholders, managers, members or Affiliates (collectively, the “Company Related Parties”) for any loss suffered as a result of the failure of the Transactions to be consummated or for a breach or failure to perform hereunder or otherwise relating to or arising out of this Agreement or the Transactions, and upon payment of such amount none of the Company Related Parties shall have any further liability or obligation relating to or arising out of this Agreement or the Transactions. While each of the Company and Parent may pursue both a grant of specific performance in accordance with Section 8.12 and payment of the Parent Termination Fee or the Company Termination Fee, as applicable, under Section 7.03, under no circumstances shall the Company or Parent be permitted or entitled to receive both a grant of specific performance that results in the Closing and any monetary damages, including all or any portion of the Parent Termination Fee or the Company Termination Fee, as applicable.
ARTICLE VIII

Miscellaneous
SECTION 8.01. Non-Survival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and other agreements in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement shall survive the Effective Time. Notwithstanding the foregoing, this Section 8.01 shall not limit any covenant or agreement contained in this Agreement or in any document or instrument delivered pursuant to or in connection with this Agreement that by its terms applies in whole or in part after the Effective Time.
SECTION 8.02. Disclosure Letters. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not, in and of itself, constitute, or be deemed to be an admission by the Company or Parent, as applicable, or any of its Subsidiaries or any other Person, or to otherwise imply that any such information, item or matter (i) has had or would have, individually or in the aggregate, a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, or otherwise represents an exception or material fact, event or circumstance for the purposes of the Agreement, (ii) did not arise in the ordinary course of business or (iii) meets or exceeds a monetary or other threshold specified for disclosure in the Agreement. Inclusion of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not constitute, or be deemed to be, an admission by any Person to any other Person of any information, matter or item whatsoever (including any violation of applicable Law or Judgment (or that disclosure is required under applicable Law or Judgment) or breach of

Contract), nor shall it establish, or be deemed to establish, a standard for materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. In such cases where a representation or warranty is qualified by a reference to materiality or a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable, the disclosure of any information, item or matter in the Company Disclosure Letter or Parent Disclosure Letter shall not imply that any other undisclosed information, item or matter that has a greater value or could otherwise be deemed more significant (x) is or is reasonably likely to be material or (y) has had or would reasonably be expected to have a Company Material Adverse Effect or Parent Material Adverse Effect, as applicable. Disclosure of any information, item or matter set forth in any section or subsection of the Company Disclosure Letter or Parent Disclosure Letter shall be deemed disclosure with respect to, and shall be deemed to apply to and qualify, the section or subsection of the Agreement to which it corresponds in number and each other section or subsection of the Agreement to the extent that it is reasonably apparent on its face that such information, item or matter also qualifies or applies to such other section or subsection.
SECTION 8.03. Acknowledgment by the Company. Except for the representations and warranties made by Parent and Merger Sub in Article IV or in any certificate delivered by Parent in connection with the Merger, the Company (for itself and on behalf of its Representatives) acknowledges that neither Parent, Merger Sub nor any of their respective Subsidiaries, nor any other Person, (a) has made or is making, and the Company and its Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to Parent, Merger Sub or any of their respective Subsidiaries or their respective businesses, operations, properties, assets, liabilities or condition (financial or otherwise), notwithstanding the delivery or disclosure to the Company or any of its Representatives of any documentation or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by the Company or any of its Representatives or (b) will have or be subject to any liability or obligation to the Company or any of its Representatives resulting from the delivery, dissemination or any other distribution to the Company or any of its Representatives (in any form whatsoever and through any medium whatsoever), or the use by the Company or any of its Representatives, of any information, documents or other material developed by or provided or made available to the Company or any of its Representatives in anticipation or contemplation of any of the Transactions. The Company, on behalf of itself and on behalf of its Affiliates, expressly waives any claim relating to the foregoing matters.
SECTION 8.04. Acknowledgment by Parent and Merger Sub. Each of Parent and Merger Sub acknowledges that it and its Representatives have received access to such books and records, facilities, equipment, Contracts and other assets of the Company that it and its Representatives have desired or requested to review, and that it and its Representatives have had full opportunity to meet with the management of the Company and to discuss the business and assets of the Company. Except for the representations and warranties made by the Company in Article III or in any certificate delivered by the Company in connection with the Merger, Parent and Merger Sub (each for itself and on behalf of its Representatives) acknowledge that neither the Company nor any of its Subsidiaries, nor any other Person, (a) has made or is making, and each of Parent, Merger Sub and their respective Representatives have not relied on and are not relying on, any other express or implied representation or warranty with respect to the Company or any of its Subsidiaries or their respective businesses, operations, properties, assets, liabilities, condition (financial or otherwise) or prospects, or any estimates, projections, forecasts and other forward-looking information or business and strategic plan information regarding the Company and its Subsidiaries, notwithstanding the delivery or disclosure to Parent, Merger Sub or any of their respective Representatives of any documentation, forecasts or other information (in any form or through any medium) with respect to any one or more of the foregoing or any oral, written, video, electronic or other information developed by Parent, Merger Sub or any of their respective Representatives or (b) will have or be subject to any liability or obligation to Parent, Merger Sub or any of their respective Representatives resulting from the delivery, dissemination or any other distribution to Parent, Merger Sub or any of their respective Representatives (in any form whatsoever and through any medium whatsoever), or the use by Parent, Merger Sub or any of their respective Representatives, of any information, documents, estimates, projections, forecasts or other forward-looking information, business and strategic plans or other material developed by or provided or made available to Parent, Merger Sub or any of their respective Representatives, including in due diligence materials, “data rooms” or management presentations (formal or informal, in person, by phone, through video or in any other format), in anticipation or contemplation of any of the Transactions. Parent, on behalf of itself and on behalf of its Affiliates, expressly waives any such claim relating to the foregoing matters. Parent and Merger Sub acknowledge (each for itself and on behalf of its Representatives) that they have conducted, to their satisfaction, their own independent investigation of the business, operations, assets and financial condition of the Company and its Subsidiaries.

SECTION 8.05. Non-Reliance on Company Estimates, Projections, Forecasts, Forward-Looking Statements and Business and Strategic Plans. In connection with the duediligence investigation of the Company by Parent and Merger Sub and their respective Representatives, the negotiations of this Agreement or the course of the Transactions, Parent, Merger Sub and their respective Representatives have received and may continue to receive from the Company certain estimates, projections, forecasts and other forward-looking information, as well as certain business and strategic plan information, regarding the Company and its Subsidiaries and their respective businesses and operations. Parent and Merger Sub hereby acknowledge (each for itself and on behalf of its Representatives) that there are uncertainties inherent in attempting to make such estimates, projections, forecasts and other forward-looking statements, as well as in such business and strategic plans, with which Parent and Merger Sub are familiar, that Parent and Merger Sub (each for itself and on behalf of its Representatives) are taking full responsibility for making their own evaluation of the adequacy and accuracy of all estimates, projections, forecasts and other forward-looking information, as well as such business and strategic plans, so furnished to them (including the reasonableness of the assumptions underlying such estimates, projections, forecasts, forward-looking information or business and strategic plans), and that Parent, Merger Sub and their respective Representatives have not relied on such information and will have no claim against the Company or any of its Subsidiaries, or any of their respective Representatives, with respect thereto or, except for the representations and warranties expressly set forth in Article III, any rights hereunder with respect thereto.
SECTION 8.06. Amendment or Supplement. Subject to compliance with applicable Law, at any time prior to the Effective Time, this Agreement may be amended or supplemented in any and all respects by written agreement of the parties hereto; provided, however, that following receipt of the Company Stockholder Approval, there shall be no amendment or change to the provisions hereof which by Law would require further approval by the stockholders of the Company without such approval having first been obtained.
SECTION 8.07. Extension of Time, Waiver, etc. At any time prior to the Effective Time, either Parent or the Company may, subject to applicable Law, (a) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, (b) extend the time for the performance of any of the obligations or acts of the other party or (c) waive compliance by the other party with any of the covenants or agreements contained herein applicable to such party or, except as otherwise provided herein, waive any of such party’s conditions (it being understood that Parent and Merger Sub shall be deemed a single party for purposes of the foregoing clauses (a) through (c)); provided, however, that following receipt of the Company Stockholder Approval, there shall be no waiver or extension of this Agreement that would require further approval of the stockholders of the Company without such approval having first been obtained. Notwithstanding the foregoing, no failure or delay by the Company, Parent or Merger Sub in exercising any right hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right hereunder. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.
SECTION 8.08. Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned, in whole or in part, by operation of Law or otherwise, by any of the parties hereto without the prior written consent of the other parties hereto (such consent not to be unreasonably withheld, delayed or conditioned). No assignment by any party hereto shall relieve such party of any of its obligations hereunder.
Subject to the immediately preceding two sentences, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns. Any purported assignment not permitted under this Section 8.08 shall be null and void.
SECTION 8.09. Counterparts. This Agreement may be executed in one or more counterparts (including by facsimile, electronic signature, PDF or electronic mail), each of which shall be deemed to be an original but all of which taken together shall constitute one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto.
SECTION 8.10. Entire Agreement; No Third-Party Beneficiaries. This Agreement, including the Company Disclosure Letter, together with the Nondisclosure Agreement, constitutes the entire agreement, and supersedes all other prior agreements and understandings, both written and oral, among the parties hereto and their Affiliates, or any of them, with respect to the subject matter hereof and thereof. This Agreement is not intended to and does not confer upon any Person other than the parties hereto any rights or remedies hereunder, except for: (a) from and after the Effective Time, if the Effective Time occurs, the right of the holders of Company Common Stock to receive the Merger Consideration as provided in Section 2.01; (b) from and after the Effective Time, if the Effective Time occurs, the right of the holders of

Company Equity-Based Awards to receive such amounts as provided for in Article II; (c) if the Effective Time occurs, the rights of the Indemnitees set forth in Section 5.06; (d) the rights of the Parent Related Parties and the Company Related Parties set forth in Section 7.03(d); and (e) following the valid termination of this Agreement pursuant to Article VII, subject to Section 7.02 and the last sentence of this Section 8.10, the right of the Company, as sole and exclusive agent for and on behalf of the stockholders of the Company (which stockholders shall not be entitled to pursue such damages on their own behalf) (who are third party beneficiaries hereunder solely to the extent necessary for this clause (e) to be enforceable), to pursue damages for the loss of the Premium that such stockholders would have been entitled to receive pursuant to the terms of this Agreement if the Transactions had been consummated in accordance with its terms, which are intended for the benefit of, and shall be enforceable by, the Persons referred to respectively in clauses (a) through (e) above. Notwithstanding anything herein to the contrary, in accordance with Section 261(a) of the DGCL, the Company shall, in its sole and absolute discretion and as the sole and exclusive agent for and on behalf of the stockholders of the Company, have the sole and exclusive authority to take action on behalf of the stockholders of the Company to enforce the rights of such stockholders under this Agreement, including the rights granted pursuant to clause (e) of this Section 8.10 and the provisions of Section 7.02 with respect to the recovery of damages to the extent provided for therein; provided that the Company shall (i) be entitled to retain the amount of any payment received in connection with the enforcement by the Company of such rights and (ii) not be liable to the stockholders of the Company for any action taken, suffered or omitted to be taken by it in good faith except to the extent that the Company’s gross negligence or willful misconduct was the cause of any direct loss to the stockholders of the Company.
SECTION 8.11. Governing Law; Jurisdiction.
(a) This Agreement, and all Actions arising out of or relating to this Agreement or the Transactions, shall be governed by, and construed in accordance with, the Laws of the State of Delaware applicable to contracts executed in and to be performed entirely within that State, regardless of the Laws that might otherwise govern under any applicable conflict of Laws principles.
(b) All Actions arising out of or relating to this Agreement or the Transactions shall be heard and determined in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware). The parties hereto hereby irrevocably (i) submit to the exclusive jurisdiction and venue of such courts in any such Action, (ii) waive the defense of an inconvenient forum or lack of jurisdiction to the maintenance of any such Action, (iii) agree to not attempt to deny or defeat such jurisdiction by motion or otherwise request for leave from any such court and (iv) agree to not bring any Action arising out of or relating to this Agreement or the Transactions in any court other than the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware declines to accept jurisdiction over any Action, any state or federal court within the State of Delaware), except for Actions brought to enforce the judgment of any such court. The consents to jurisdiction and venue set forth in this Section 8.11(b) shall not constitute general consents to service of process in the State of Delaware and shall have no effect for any purpose except as provided in this paragraph and shall not be deemed to confer rights on any Person other than the parties hereto. Each party hereto agrees that service of process upon such party in any Action arising out of or relating to this Agreement or the Transactions shall be effective if notice is given in accordance with Section 8.14; provided, however, that nothing herein shall affect the right of any party hereto to serve legal process in any other manner permitted by applicable Law. The parties hereto agree that a final judgment issued by the above named courts in any such Action shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law; provided, however, that nothing in the foregoing shall restrict any party’s rights to seek any post-judgment relief regarding, or any appeal from, a final trial court judgment.
SECTION 8.12. Specific Enforcement. The parties hereto agree that irreparable damage for which monetary relief (including any fees payable pursuant to Section 7.03), even if available, would not be an adequate remedy would occur in the event that any provision of this Agreement is not performed, or is threatened not to be performed, in accordance with its specific terms or is otherwise breached, including if the parties hereto fail to take any action required of them hereunder to consummate this Agreement and the Transactions. The parties hereto acknowledge and agree that (a) the parties shall be entitled to an injunction or injunctions, specific performance or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in the courts described in Section 8.11(b) without proof of damages or otherwise, this being in addition to any other remedy to which they are entitled under this Agreement, (b) the provisions set forth in Section 7.03 shall not be construed to diminish or otherwise impair in any respect any party’s right to specific enforcement and (c) the right of specific enforcement is an integral part of the Transactions and without that right neither the Company nor Parent would have entered into this Agreement. The parties hereto agree not to assert that a remedy of specific enforcement is unenforceable, invalid, contrary to Law or inequitable for any reason, and not to assert that a remedy of monetary damages would provide an adequate remedy or that the parties otherwise have an adequate remedy at law.
The parties hereto acknowledge and agree that any party seeking an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in accordance with this Section 8.12 shall not be required to provide any bond or other security in connection with any such order or injunction.
SECTION 8.13. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER OR RELATE TO THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION WITH RESPECT TO OR ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION HEREWITH OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (C) IT MAKES SUCH WAIVER VOLUNTARILY AND (D) IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 8.13.
SECTION 8.14. Notices. All notices, requests and other communications to any party hereunder shall be in writing and shall be deemed given if delivered personally, emailed (which is confirmed) or sent by overnight courier (providing proof of delivery) to the parties at the following addresses:

If to Parent or Merger Sub, to it at:

The Western Union Company
7001 East Belleview Avenue
Denver, CO 80237
Attention:	Thomas S. Hadley
Email:

with copies (which shall not constitute notice) to:

The Western Union Company
7001 East Belleview Avenue
Denver, CO 80237
Attention:	General Counsel’s Office
Email:

Sidley Austin LLP
One South Dearborn Street
Chicago, Illinois 60603
Attention:	Paul L. Choi
Scott R. Williams
Email:

If to the Company, to it at:

International Money Express, Inc.
9100 South Dadeland Blvd.,
Suite 1100, Miami, Florida 33156
Attention:	Andras Bende
Email:

with copies (which shall not constitute notice) to:

Cravath, Swaine & Moore LLP
Two Manhattan West
375 Ninth Avenue
New York, New York 10001
Attention:	Richard Hall, Esq.
Matthew L. Ploszek, Esq.
Email:	rhall@cravath.com
mploszek@cravath.com

Holland & Knight LLP
701 Brickell Avenue, Suite 3300
Miami, Florida 33131
Attention:	Ira Rosner, Esq.
Email:	ira.rosner@hklaw.com

or such other address or email address as such party may hereafter specify by like notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of actual receipt by the recipient thereof if received prior to 5:00 p.m. local time in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
SECTION 8.15. Severability. If any term, condition or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of Law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term, condition or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible to the fullest extent permitted by applicable Law.
SECTION 8.16. Definitions. As used in this Agreement, the following terms have the meanings ascribed thereto below:
“Affiliate” means, as to any Person, any other Person that, directly or indirectly, controls, or is controlled by, or is under common control with, such Person. For this purpose, “control” (including, with its correlative meanings, “controlled by” and “under common control with”) shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management or policies of a Person, whether through the ownership of securities or partnership or other ownership interests, by contract or otherwise.
“Antitrust Laws” means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, all applicable foreign antitrust Laws and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.
“Business Day” means a day except a Saturday, a Sunday or other day on which the banking institutions in the City of New York, New York are authorized or required by Law or executive order to be closed.
“Business Intellectual Property” shall mean all Intellectual Property owned, purported to be owned, controlled, used or held for use by the Company.
“Code” means the Internal Revenue Code of 1986, as amended.
“Commonly Controlled Entity” means any trade or business that, together with the Company or any of its Subsidiaries, is treated as a single employer under Section 414(b), (c), (m) or (o) of the Code.
“Company Charter Documents” means the Company Certificate of Incorporation and the Company Bylaws, each as amended and/or restated, as the case may be, and as in effect on the date hereof.
“Company Credit Agreement” means the Second Amended and Restated Credit Agreement, dated as of August 29, 2024, by and among the Company, as holdings, Intermex Wire Transfer, LLC, as borrower, Intermex

Wire Transfer II, LLC, Intermex Wire Transfer Corp., and Envios de Valores La Nacional Corp., each as a guarantor thereto, the banks and other financial institutions party thereto as lenders, and KeyBank National Association, as administrative agent for the lenders and issuer of letters of credit thereunder, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Company Equity Plan” means each of the Company’s (a) 2018 Omnibus Equity Compensation Plan, (b) 2020 Omnibus Equity Compensation Plan, and (c) Amended and Restated 2020 Omnibus Equity Compensation Plan, in each case, as may be amended from time to time and the forms of award agreement thereunder.
“Company Equity-Based Award” means an award of Company Options, Company RSUs, Company PSUs or Company Restricted Shares or any other stock-based award whether or not granted under a Company Equity Plan, excluding any awards or rights granted under the Company ESPP.
“Company ESPP” means the Company’s 2020 Employee Stock Purchase Plan, as may be amended from time to time.
“Company Fundamental Representations” means, collectively, the representations and warranties contained in Section 3.01(a) (Organization; Standing; Subsidiaries) (solely with respect to the first sentence), Section 3.01(b) (Organization; Standing; Subsidiaries) (solely with respect to the first sentence), Section 3.03 (Authority; Noncontravention) (other than Section 3.03(e)), Section 3.09 (Tax Matters), Section 3.20 (Opinion of Financial Advisors) and Section 3.21 (Brokers and Other Advisors).
“Company IT Assets” means the IT Assets owned by the Company and its Subsidiaries as of the date hereof and used in the operation of the businesses of the Company or any of its Subsidiaries.
“Company Lease” means any lease, sublease, license or other Contract (including any amendments, guaranties or other agreements related thereto) pursuant to which the Company or any of its Subsidiaries leases, subleases, licenses or occupies any Leased Real Property.
“Company Material Adverse Effect” means any effect, change, event or occurrence that, individually or in the aggregate with all other effects, changes, events or occurrences, has, or would be reasonably expected to have, a material adverse effect on the business, results of operations or condition (financial or otherwise) of the Company and its Subsidiaries taken as a whole; provided, however, that none of the following, and no effect, change, event or occurrence arising out of, or resulting from, the following, shall constitute or be taken into account in determining whether a Company Material Adverse Effect has occurred, is continuing or would reasonably be expected to occur: any effect, change, event or occurrence to the extent (A) generally affecting the industry in which the Company and its Subsidiaries operate or the economy, credit or financial or capital markets, in the U.S. or elsewhere in the world, including changes in interest or exchange rates, monetary policy or inflation, or (B) arising out of, resulting from or attributable to (1) changes or prospective changes in Law or in GAAP or in accounting standards, or any changes or prospective changes in the interpretation or enforcement of any of the foregoing or any changes or prospective changes in general legal, regulatory, political or social conditions, (2) the negotiation, execution, announcement or performance of this Agreement or the consummation of the Transactions; provided, however, that this clause (2) shall not apply with respect to (I) the portions of the representations and warranties (in whole or in relevant part) made by the Company in Section 3.03(e), Section 3.04, Section 3.05(c), Section 3.10(f) or Section 3.13(d), the purpose of which is to address the consequences resulting from, relating to or arising out of the entry into or the negotiation, execution, announcement, performance or pendency of this Agreement or the consummation of the Transactions (or the related condition to consummation of the Transactions) or (II) the obligation in Section 5.01(a)(i); (3) acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, or any escalation or worsening of any such acts of war (whether or not declared), military activity, sabotage, civil disobedience, cyberterrorism or terrorism, (4) earthquakes, fires, floods, hurricanes, tornados or other natural disasters, weather-related events, casualty events, force majeure events or other comparable events, (5) any action taken by the Company or its Subsidiaries that is required by this Agreement (other than the obligation in Section 5.01(a)(i)) or with Parent’s written consent or at Parent’s written request, or the failure to take any action by the Company or its Subsidiaries if that action is prohibited by this Agreement, (6) any change or prospective change in the Company’s credit ratings, (7) any decline in the market price, or change in trading volume, of the shares of the Company, (8) any failure of the Company to meet any internal or public projections, forecasts, guidance, estimates, milestones, budgets or internal or published financial or operating predictions of revenue, earnings, cash flow or cash position (it being understood that the exceptions in clauses (6), (7) and (8) shall not prevent or otherwise affect a determination that the underlying cause of any such change, decline or failure referred to therein (if not otherwise falling within any of the exceptions provided by clause (A) and clauses (B)(1) through (8)) is or contributed to a Company Material Adverse Effect) or (9) any epidemic, pandemic or disease outbreak; provided, further, however, that any effect, change, event or occurrence referred to in clause (A) or clauses (B)(1), (3), (4) or (9) (and the consequences thereof) may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect to the extent such effect, change, event or occurrence has a disproportionate adverse effect on the Company and its Subsidiaries, taken as a whole, as compared to other participants in the industry in which the Company and its Subsidiaries operate (in which case only the incremental disproportionate impact or impacts may be taken into account in determining whether there has been, or would reasonably be expected to be, a Company Material Adverse Effect).
“Company Option” means any option to purchase shares of Company Common Stock granted under a Company Equity Plan.
“Company Plan” means each plan, program, policy, agreement or other arrangement, whether written or unwritten, covering current or former directors, employees or individual consultants of the Company or any of its Subsidiaries, that is (a) an employee welfare plan within the meaning of Section 3(1) of ERISA (whether or not subject to ERISA), (b) an employee pension benefit plan within the meaning of Section 3(2) of ERISA, (c) an equity or equity-based agreement, program or plan, (d) an individual employment, consulting, change-in-control, severance, retention or other similar agreement, plan, program, policy, or arrangement or (e) a bonus, incentive, deferred compensation, profit sharing, retirement, post-retirement, vacation, paid time off, severance or termination pay, benefit or fringe benefit, tax gross-up, tuition reimbursement, flexible spending account or scholarship, or similar plan, program, policy, agreement or other arrangement, in each case, (i) that is sponsored, maintained or contributed to by the Company or any of its Subsidiaries or which the Company or any of its Subsidiaries is obligated to sponsor, maintain or contribute to, (ii) to which the Company or any of its Subsidiaries is a party, or (iii) with respect to which the Company or any Subsidiary thereof has any liability or obligation (including contingent liability).
“Company PSU” means any award of restricted stock units that is subject to performance-based vesting conditions granted under a Company Equity Plan.
“Company PSU Shares” means, with respect to any Effective Time Company PSU (or, Former Company PSU, if applicable pursuant to Section 2.03(d)), a number of shares of Company Common Stock, determined as if the target level of performance with respect thereto had been achieved.
“Company Restricted Share” means any share of Company Common Stock subject to vesting or forfeiture conditions granted under a Company Equity Plan.
“Company RSU” means any award of restricted stock units granted under a Company Equity Plan (other than Company PSUs).
“Company Subsidiary Securities” means, collectively, (i) outstanding securities of any Subsidiary of the Company convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company, (ii) outstanding options, warrants, stock appreciation rights, “phantom” stock rights or other rights (including preemptive rights or anti-dilution rights), commitments or agreements to acquire from the Company any Subsidiary of the Company, or that obligate the Company or any of its Subsidiaries to issue, any capital stock of, or other equity or voting interests in, or any securities convertible into or exchangeable for shares of capital stock of, or other equity or voting interests in, any Subsidiary of the Company and (iii) obligations of the Company or any of its Subsidiaries to grant, extend or enter into any subscription, warrant, right, convertible or exchangeable security or other similar agreement or commitment relating to any capital stock of, or other equity or voting interests in, any Subsidiary of the Company.
“Contract” means any loan or credit agreement, indenture, debenture, note, bond, mortgage, deed of trust, lease, sublease, license, contract or other agreement.
“Copyright” has the meaning set forth in the definition of Intellectual Property.
“Domain Name” has the meaning set forth in the definition of Intellectual Property.
“DPA” means Section 721 of title VII of the Defense Production Act of 1950, as amended, and the effective regulations promulgated thereunder.

“Equity Interests” means, as applicable, shares of capital stock, partnership interests, membership interests, equity interests or any similar term under applicable Law, including nominee, qualifying and similar shares.
“ERISA” means the Employee Retirement Income Security Act of 1974, as may be amended and the rules and regulations promulgated thereunder.
“Executive Officer” means the Chief Executive Officer, Chief Accounting Officer, Chief Operating Officer, Chief Operating Officer – US Retail, President/ General Manager – LATAM, Chief Financial Officer, General Counsel, or Chief Digital Product & Marketing Officer of the Company or any of its Subsidiaries, or any individual with a similar title.
“Fraud” means the actual, knowing and intentional fraud of any party to this Agreement in connection with the representations and warranties set forth in Article III or Article IV which was made with the actual intent of deceiving and inducing the party hereto to whom such representation and warranty was made herein to enter into, or consummate the transactions contemplated by, this Agreement and upon which such party hereto reasonably and justifiably relied to any material extent.
“GAAP” means generally accepted accounting principles in the U.S., consistently applied.
“Governmental Authority” means any government, court, regulatory or administrative agency, commission or authority or other legislative, executive or judicial governmental entity (in each case including any self-regulatory organization), whether federal, state or local, domestic, foreign or multinational.
“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.
“Industry Security Standards” shall mean recognized and reputable security standards, guidelines and frameworks commonly used by Persons operating businesses similar to the business of the Company concerning the Processing Personal Information and other sensitive data, including the Payment Card Industry Data Security Standard (if and to the extent cardholder data is processed), ISO 27001/27002 standards, AICPA Trust Principles, NIST 800-53 or COBIT.
“Intellectual Property” means all of the following, in each case in any jurisdiction throughout the world, any and all worldwide industrial, proprietary, and intellectual property rights (including all common law and statutory rights, registrations and applications therefor, and renewals, extensions, and restorations thereof, as applicable), of every kind and nature, whether existing now or in the future, including all rights and interests pertaining to or deriving from: (a) any patent or patent application (“Patent”); (b) any trademark, service mark, trade dress or other indicia of origin, together with the goodwill associated with any of the foregoing, and any application, registration or renewal thereof (“Trademark”); (c) any copyright, copyright application or registration thereof (“Copyright”); (d) any internet domain name (“Domain Name”); and (e) any data or information, including a formula, pattern, compilation, program, device, method, technique or process, that is not commonly known by or available to the public and that (i) derives economic value from being kept confidential or (ii) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy (“Trade Secret”).
“IRS” means the Internal Revenue Service.
“IT Assets” means computer and other information technology Systems, including hardware, Software, Systems, databases and documentation, reference and resource materials relating thereto.
“Knowledge” means (a) with respect to the Company, the actual knowledge, following reasonable inquiry of such individual’s direct reports within the Company, of the individuals listed on Section 8.16(a) of the Company Disclosure Letter and (b) with respect to Parent or Merger Sub, the actual knowledge, following reasonable inquiry of such individual’s direct reports within the Company, of the individuals listed on Section 8.16(a) of the Parent Disclosure Letter.
“Leased Real Property” means the real property that is leased, subleased or licensed by the Company or any of its Subsidiaries from any third party (in each case whether as tenant, subtenant or licensee) with a base annual rent in excess of $500,000.
“Lien” means any pledge, lien, license, charge, mortgage, deed of trust, restriction, easement, lease, title or survey defect, option, right of first refusal, pledges, encumbrance or security interest, or adverse ownership interests of any kind or nature.

“Marketing Laws” means the Telephone Consumer Protection Act, the Controlling the Assault of Non-Solicited Pornography and Marketing (CAN-SPAM) Act, the Telemarketing Sales Rule, and any other applicable Laws of similar effect relating to commercial email, text messages, and other types of messages.
“Money Transfer Agent” means a third party that either (i) undertakes to process transactions and collect payment from customers of the Company and its Subsidiaries (each, a “Third-Party Sending Agent”) or (ii) undertakes to make such funds available for pickup, disburse funds to, or credit, deposit or apply funds to the account or for the benefit of, recipients or beneficiaries of fund transfers initiated by customers of the Company or its Subsidiaries (each, a “Third-Party Paying Agent”).
“Money Transmitter License” means any license or similar authorization of a Governmental Authority required under any Money Transmitter Requirement to conduct the business of the Company and its Subsidiaries as currently conducted.
“Money Transmitter Requirements” means any and all Laws applicable to the Company and its Subsidiaries insofar as they conduct (i) the business of transmitting or remitting money or items of monetary value and (ii) any other payment or money services, including issuing or selling payment instruments, the custody, transfer, or exchange of money or monetary value or any similar payment or money service, including those under money transmitter and money services Laws (as may be modeled on the Conference of State Bank Supervisor’s Money Transmission Modernization Act) to the extent applicable to such activities of the Company and its Subsidiaries.
“Off-the-Shelf Software” means commercially available off-the-shelf Software licensed or made available to the Company or its Subsidiaries on a standard, non-negotiated terms and having one-time or annual licensing fees of less than $500,000 per calendar year.
“Open Source Software” means software or other material that is distributed as “free software”, “open source software” or under a similar licensing or distribution terms (including any license approved by the Open Source Initiative and listed at opensource.org/licenses).
“Owned Company Intellectual Property” means all Intellectual Property owned by the Company or any of its Subsidiaries.
“Owned Real Property” means the real property owned in fee simple by the Company or any of its Subsidiaries.
“Parent Material Adverse Effect” means any effect, change or occurrence that would or would be reasonably likely to, individually or in the aggregate with all other effects, changes, events or occurrences, prevent, materially impair or materially delay Parent’s or Merger Sub’s ability to perform its material obligations under this Agreement or to consummate the Transactions (including the Merger) on or before the Outside Date.
“Patent” has the meaning set forth in the definition of Intellectual Property.
“Permits” means any license, franchise, permit, certificate, consent, approval or authorization from any Governmental Authority, but excluding Money Transmitter Licenses.
“Permitted Liens” means (a) statutory Liens for Taxes not yet due and payable or the amount or validity of which are being contested in good faith and by appropriate proceedings and for which adequate reserves have been established in accordance with GAAP, (b) mechanics’, materialmen’s, carriers’, workmen’s, warehouseman’s, repairmen’s, landlords’ liens and similar Liens granted or which arise in the ordinary course of business consistent with past practice or for which adequate reserves have been established in accordance with GAAP, (c) Liens securing payment, or any obligation, with respect to outstanding Indebtedness so long as there is no event of default under such Indebtedness, (d) pledges or deposits under workmen’s compensation Laws, unemployment insurance Laws or similar legislation, or good-faith deposits in connection with bids, tenders, Contracts (other than for the payment of Indebtedness) or leases to which such entity is a party, or deposits to secure public or statutory obligations of such entity or to secure surety or appeal bonds to which such entity is a party, or deposits as security for contested Taxes, in each case incurred or made in the ordinary course of business consistent with past practice, (e) non-exclusive licenses granted to third parties in the ordinary course of business consistent with past practice, (f) Liens discharged at or prior to the Effective Time, (g) Liens set forth on Section 8.16(b) of the Company Disclosure Letter, (h) terms, conditions and restrictions under leases, subleases, licenses or occupancy agreements, including statutory Liens of landlords, affecting any leased real property, none of which materially interferes with the present use or value of such leased real property or otherwise materially impairs the present or contemplated business operations at such location, (i) Liens that have been placed by any developer, landlord or other third party on the underlying fee interest of any leased real property or property over which the Company or any of its Subsidiaries have easement rights and subordination or similar agreements relating thereto, none of which materially interferes with the present use or value of such leased real property or otherwise materially impairs the present or contemplated business operations at such location, provided such matters do not materially detract from the value of or materially impair the existing use of the real property affected by such matter, and (j) such other non-monetary Liens that do not materially detract from the value of or materially impair the existing use of the asset or property affected by such Lien.
“Person” means an individual, corporation, limited liability company, partnership, joint venture, association, trust, unincorporated organization or any other entity, including a Governmental Authority.
“Personal Information” means (a) any information that relates to, identifies or is reasonably capable of being associated with a natural person and (b) information that constitutes “personal information”, “personally identifiable information”, “nonpublic personal information” or “personal data” or similar terms under applicable Law or under any applicable Privacy and Data Security Requirements.
“Potential Takeover Proposal” means any proposal, inquiry or offer that could reasonably be expected to lead to a Takeover Proposal.
“Pre-Closing Period” means the period commencing on the date of this Agreement and ending at the earlier of the Effective Time or the termination of this Agreement in accordance with Article VII.
“Premium” means the excess of (x) the Merger Consideration over (y) the volume weighted average of the trading prices of the Company Common Stock on Nasdaq (as reported by Bloomberg) for the ten (10) consecutive trading days ending on (and including) the date that is three (3) trading days prior to the execution of this Agreement.
“Privacy and Data Security Requirements” means all (a) Privacy Laws, (b) obligations under Contracts to which the Company is a party or is otherwise bound that impose obligations on the Company relating to Personal Information, privacy, information security, marketing, and (c) the Privacy Policies.
“Privacy Laws” means (a) all applicable Laws regulating the (1) privacy, collection, Processing, protection and security of Company data, (2) cybersecurity (including secure software development), or (3) artificial intelligence, automated decision making, or machine learning technologies; (b) any requirements of self-regulatory frameworks or organizations which the Company is, or has been, contractually obligated to comply with or any self-certification mechanisms (such as the EU-U.S. and Swiss-U.S. Data Privacy Frameworks) to which the Company has committed; (c) the PCI-DSS; and (d) any applicable industry standards, including the Digital Advertising Alliance’s Self-Regulatory Principles for Online Behavioral Advertising and Multi-Site Data Collection, the Network Advertising Initiative’s Self-Regulatory Code of Conduct, and the Federal Trade Commission’s Principles for the Self-Regulation of Online Behavioral Advertising.
“Process”, “Processed” or “Processing” means any operation or set of operations which is performed on information or on sets of information, whether or not by automatic means, such as collection, recording, organization, structuring, storage, adaptation or alteration, retrieval, consultation, use, disclosure by transmission, dissemination or otherwise making available, alignment or combination, restriction, erasure or destruction.
“Proprietary Software” shall mean any Software owned by the Company and used in connection with the Company’s operations.
“Registered Intellectual Property” means all United States and foreign Intellectual Property registrations or applications, including (a) Patent registrations and applications therefor, (b) Trademark registrations and applications therefor, (c) Copyright registrations and applications therefor and (d) Domain Name registrations included in the Owned Company Intellectual Property.
“Representatives” means, with respect to any Person, its officers, directors, employees, consultants, agents, financial advisors, investment bankers, attorneys, accountants, other advisors, Affiliates and other representatives.

“Revolving Credit Facility” means the revolving credit facility established under the Company Credit Agreement.
“Software” means any and all computer programs (whether in source code, object code, human readable form or other form), algorithms, user interfaces, firmware, development tools, templates and menus, and all documentation, including user manuals and training materials, related to any of the foregoing.
“Subsidiary”, when used with respect to any Person, means (a) any corporation, limited liability company, partnership, association, trust or other entity of which securities or other ownership interests representing more than 50% of the ordinary voting power (or, in the case of a partnership, more than 50% of the general partnership interests) are, as of such date, owned by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person or (b) of which such Person or one of its Subsidiaries is a general partner or manager.
“Systems” means Software, firmware, hardware, computers, peripherals, networks, interfaces, platforms and related systems, databases, websites, and equipment, used by the Company to process, store, maintain and operate data, information and functions that are material and used in connection with the business of the Company as conducted as of the date hereof.
“Tax Returns” mean any reports, returns, information returns, filings, claims for refund or other information filed or required to be filed with a Governmental Authority in connection with Taxes, including any schedules or attachments thereto, and any amendments to any of the foregoing.
“Taxes” means all United States federal, state, local, or foreign income, gross receipts, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, capital stock, franchise, profits, withholding, social security (or similar, including FICA), unemployment, disability, real property, escheat, abandoned unclaimed property, or personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, or other taxes, imposts, levies, withholdings or other like assessments or charges, in each case in the nature of a tax, imposed by a Governmental Authority, together with all interest, penalties and additions imposed with respect to such amounts.
“Trade Secret” has the meaning set forth in the definition of Intellectual Property.
“Trademark” has the meaning set forth in the definition of Intellectual Property.
“Transactions” means, collectively, the transactions contemplated by this Agreement, including the Merger.
“Treasury Regulations” means the regulations promulgated under the Code.
“Willful Breach” means a material breach of this Agreement that is the consequence of an intentional act, or intentional failure to act, undertaken by the breaching party with the actual knowledge that the taking of such intentional act, or intentional failure to act, would, or would reasonably be expected to, cause such material breach. A Willful Breach by a party shall include a party’s not consummating the Closing at the time the Closing is required to be consummated in accordance with Section 1.02 if it was unreasonable for the party to believe that it was not required to consummate the Closing at such time.
The following terms are defined on the page of this Agreement set forth after such term below:

Terms Not Defined in this Section 8.16	Section
Acceptable Confidentiality Agreement	5.02(f)
Action	3.07
Adverse Recommendation Change	5.02(d)
Agreement	Preamble
AML Laws	3.08(d)
Announcement	5.04
Anti-Corruption Laws	3.08(c)
Appraisal Shares	2.06(a)
Balance Sheet Date	3.05(c)
Bankruptcy and Equity Exception	3.03(a)
Book-Entry Share	2.01(c)

Terms Not Defined in this Section 8.16	Section
Capitalization Date	3.02(a)
Canceled Shares	2.01(b)
Certificate of Merger	1.03
Closing	1.02
Closing Date	1.02
Company	Preamble
Company Acquisition Agreement	5.02(a)
Company Board Recommendation	Recitals
Company Bylaws	1.05(b)
Company Certificate of Incorporation	1.05(a)
Company Common Stock	Recitals
Company Disclosure Letter	Article III
Company Filed SEC Documents	Article III
Company Preferred Shares	3.02(a)
Company Related Parties	7.03(d)
Company SEC Documents	3.05(a)
Company Securities	3.02(b)
Company Stockholder Approval	3.03(d)
Company Stockholders’ Meeting	5.12(b)
Company Termination Fee	7.03(a)(ii)
Company Voting Debt	3.02(c)
Comparability Period	5.07(a)
Consumer Protection Laws	3.08(e)
Continuing Employee	5.07(a)
DGCL	Recitals
DOJ	5.03(f)
DTC	2.02(b)(iii)(B)
Effective Time	1.03
Effective Time Company PSU	2.03(c)
Environmental Laws	3.12
Exchange Act	3.04
Exchange Fund	2.02(a)
FTC	5.03(f)
Indebtedness	5.01(b)(v)
Indemnitee	5.06(a)
Information Security Program	3.14(g)
International Plan	3.10(i)
Intervening Event	5.02(d)
Judgment	3.07
Laws	3.08(a)
Lazard	3.20
Material Contract	3.16(a)
Merger	Preamble
Merger Consideration	2.01(c)
Merger Sub	Preamble
Money Transmitter Requirement Approvals	3.04
Nasdaq	3.04
Nondisclosure Agreement	5.05
Notice Period	5.02(d)
NYSE	4.04

Terms Not Defined in this Section 8.16	Section
Outside Date	7.01(b)(i)
Parent	Preamble
Parent Related Parties	7.03(d)
Parent Termination Fee	7.03(b)
Paying Agent	2.02(a)
Personnel	3.11(c)
Privacy Policies	3.14(b)
Proxy Statement	3.04
Qualifying Takeover Proposal	5.02(b)
Regulatory Approvals	3.04
Restraints	6.01(a)
SEC	3.04
SEC Clearance Date	5.12(a)
Secretary of State of Delaware	1.03
Securities Act	3.04
Share Certificate	2.01(c)
Specified Jurisdiction	7.01(b)(i)
Strategic Alternatives Committee	Recitals
Strategic Alternatives Committee Recommendation	Recitals
Superior Proposal	5.02(h)
Surviving Corporation	1.01
Top Money Transfer Agents	3.16(c)
Takeover Law	3.19(b)
Takeover Proposal	5.02(g)
U.S.	2.02(a)
WARN	3.11(f)

SECTION 8.17. Fees and Expenses. Whether or not the Transactions are consummated, all fees and expenses incurred in connection with this Agreement and the Transactions shall be paid by the party incurring or required to incur such fees or expenses, except as otherwise expressly set forth in this Agreement.
SECTION 8.18. Transfer Taxes. Except as expressly provided in Section 2.02(b)(iv), Parent shall bear and timely pay all transfer, documentary, sales, use, stamp, registration, value-added and other similar Taxes and fees incurred in connection with this Agreement and the Transactions, and Parent shall prepare and timely file, at its expense, any Tax Returns and other documentation with respect to such Taxes and fees.
SECTION 8.19. Performance Guaranty. Parent hereby guarantees the due, prompt and faithful performance and discharge by, and compliance with, all of the obligations, covenants, agreements, terms, conditions and undertakings of Merger Sub under this Agreement in accordance with the terms hereof, including any such obligations, covenants, agreements, terms, conditions and undertakings that are required to be performed, discharged or complied with following the Effective Time by the Surviving Corporation.
SECTION 8.20. Interpretation.
(a) When a reference is made in this Agreement to an Article, Section, Exhibit or Schedule, such reference shall be to an Article of, a Section of, or an Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The words “hereof”, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The words “date hereof” when used in this Agreement shall refer to the date of this Agreement. The terms “or”, “any” and “either” are not exclusive. The word “extent” in the phrase “to the extent” shall mean the degree to which a subject or other thing extends, and such phrase shall not mean simply “if”. The word “will” shall be construed to have the same meaning and effect as the word “shall”. The words “made available to Parent”

and words of similar import refer to documents (i) posted to the “Project Ivey” electronic datasite hosted by Intralinks on behalf of the Company prior to the date hereof, (ii) included in the Company Filed SEC Documents or (iii) delivered in person or electronically to Parent or Merger Sub or their respective Representatives prior to the date hereof.
All accounting terms used and not defined herein shall have the respective meanings given to them under GAAP. All terms defined in this Agreement shall have the defined meanings when used in any document made or delivered pursuant hereto unless otherwise defined therein. The occurrence of any effect, change, event or occurrence set forth in clause (B)(2) of the definition of Company Material Adverse Effect shall not be deemed to constitute the operation of the business of the Company and its Subsidiaries outside the ordinary course. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such term. Any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented, including (in the case of agreements or instruments) by waiver or consent and (in the case of statutes) by succession of comparable successor statutes and references to all attachments thereto and instruments incorporated therein, provided that in the case of any agreement or instrument, only to the extent expressly permitted by this Agreement. References herein to any statute includes all rules and regulations promulgated thereunder. Unless otherwise specifically indicated, all references to “dollars” or “$” shall refer to the lawful money of the U.S. References to a Person are also to its permitted assigns and successors. For purposes of Section 5.02, Section 5.12 and Article VII, the Strategic Alternatives Committee Recommendation shall be considered part of the Company Board Recommendation.
(b) The parties hereto have participated jointly in the negotiation and drafting of this Agreement and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party hereto by virtue of the authorship of any provision of this Agreement.
[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

IVEY MERGER SUB, INC.

by	/s/ Benjamin S. Hawksworth
	Name:	Benjamin S. Hawksworth
	Title:	President

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

THE WESTERN UNION COMPANY

by	/s/ Devin B. McGranahan
	Name:	Devin B. McGranahan
	Title:	President and Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered as of the date first above written.

INTERNATIONAL MONEY EXPRESS, INC.

by	/s/ Robert Lisy
	Name:	Robert Lisy
	Title:	Chief Executive Officer

[Signature Page to Agreement and Plan of Merger]

Annex B
August 10, 2025
The Strategic Alternatives Committee of the Board of Directors (the “Strategic
Alternatives Committee”) and the Board of Directors
International Money Express, Inc.
9100 South Dadeland Blvd., Suite 1100
Miami, Florida 33156
Dear Members of the Strategic Alternatives Committee and the Board:
We understand that International Money Express, Inc., a Delaware corporation (“Company”), The Western Union Company, a Delaware corporation (“Parent”), and Ivey Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Parent (“Merger Sub”), propose to enter into an Agreement and Plan of Merger (the “Agreement”), pursuant to which Parent will acquire Company (the “Transaction”). Pursuant to the Agreement, Merger Sub will be merged with and into Company and each outstanding share of the common stock, par value $0.0001 per share, of Company (“Company Common Stock”), other than (i) shares of Company Common Stock held by holders who are entitled to and properly demand an appraisal of their shares of Company Common Stock and (ii) shares of Company Common Stock that are (x) owned by the Company (including as treasury stock) or (y) held by Parent or Merger Sub (such holders, collectively, “Excluded Holders”), will be converted into the right to receive $16.00 in cash (the “Consideration”). The terms and conditions of the Transaction are more fully set forth in the Agreement.
You have requested our opinion as of the date hereof as to the fairness, from a financial point of view, to holders of Company Common Stock (other than Excluded Holders) of the Consideration to be paid to such holders in the Transaction.
In connection with this opinion, we have:
(i)	Reviewed the financial terms and conditions of the Agreement;
(ii)	Reviewed certain publicly available historical business and financial information relating to Company;
(iii)	Reviewed various financial forecasts and other data provided to us by Company relating to the business of Company;
(iv)	Held discussions with members of the senior management of Company with respect to the business and prospects of Company;
(v)	Reviewed public information with respect to certain other companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vi)	Reviewed the financial terms of certain business combinations involving companies in lines of business we believe to be generally relevant in evaluating the business of Company;
(vii)	Reviewed historical stock prices and trading volumes of Company Common Stock; and
(viii) Conducted such other financial studies, analyses and investigations as we deemed appropriate.
We have assumed and relied upon the accuracy and completeness of the foregoing information, without independent verification of such information. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of Company or concerning the solvency or fair value of Company, and we have not been furnished with any such valuation or appraisal. Management of the Company has advised us that the moderate case financial forecasts utilized in our analyses reflect their best currently available estimates and judgments as to the future financial performance of Company. Accordingly, the Strategic Alternatives Committee has instructed us to use only such forecasts for purposes of our analyses in connection with this opinion. With respect to the financial forecasts utilized in our analyses, we have assumed, with the consent of the Strategic Alternatives Committee, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments as to the future financial performance of Company. We assume no responsibility for and express no view as to any such forecasts or the assumptions on which they are based.
B-1

The Strategic Alternatives Committee of the Board of Directors and the Board of
Directors
International Money Express, Inc.
August 10, 2025

Further, our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information made available to us as of, the date hereof. We further note that volatility in the credit, commodities and financial markets, may have an effect on Company or the Transaction and we are not expressing an opinion as to the effects of such volatility on Company or the Transaction. We assume no responsibility for updating or revising our opinion based on circumstances or events occurring after the date hereof. We do not express any opinion as to the price at which shares of Company Common Stock may trade at any time subsequent to the announcement of the Transaction. In connection with our engagement, we were not authorized to, and we did not, solicit indications of interest from third parties regarding a potential transaction with Company. In addition, our opinion does not address the relative merits of the Transaction as compared to any other transaction or business strategy in which Company might engage or the merits of the underlying decision by Company to engage in the Transaction.
In rendering our opinion, we have assumed, with the consent of the Strategic Alternatives Committee, that the Transaction will be consummated on the terms described in the Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with the consent of the Strategic Alternatives Committee, that obtaining the necessary governmental, regulatory or third party approvals and consents for the Transaction will not have an adverse effect on Company or the Transaction. We do not express any opinion as to any tax or other consequences that might result from the Transaction, nor does our opinion address any legal, tax, regulatory or accounting matters, as to which we understand that Company obtained such advice as it deemed necessary from qualified professionals. We express no view or opinion as to any terms or other aspects (other than the Consideration to the extent expressly specified herein) of the Transaction, including, without limitation, the form or structure of the Transaction or any agreements or arrangements entered into in connection with, or contemplated by the Transaction. In addition, we express no view or opinion as to the fairness of the amount or nature of, or any other aspects relating to, the compensation to any officers, directors or employees of any parties to the Transaction, or class of such persons, relative to the Consideration or otherwise.
Lazard Frères & Co. LLC (“Lazard”) is acting as financial advisor to the Strategic Alternatives Committee in connection with the Transaction and will receive a fee for such services, a portion of which is payable upon the rendering of this opinion and a portion of which is contingent upon the closing of the Transaction. In addition, in the ordinary course, certain of Lazard and its affiliates and its and their employees trade securities for their own accounts and for the accounts of their customers, and, accordingly, hold and/or may at any time hold a long or short position in securities of Company, Parent and certain of their respective affiliates, and certain of Lazard’s affiliates also trade and hold securities on behalf of clients, which include and/or may at any time include Company, Parent and certain of their respective affiliates. The issuance of this opinion was approved by the Opinion Committee of Lazard.
Our engagement and the opinion expressed herein are for the benefit of the Strategic Alternatives Committee and the Board of Directors of Company (in their capacity as such) and our opinion is rendered to the Strategic Alternatives Committee and the Board of Directors of Company in connection with their evaluation of the Transaction. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Transaction or any matter relating thereto.
Based on and subject to the foregoing, we are of the opinion that, as of the date hereof, the Consideration to be paid to holders of Company Common Stock (other than Excluded Holders) in the Transaction is fair, from a financial point of view, to such holders.

Very truly yours,

LAZARD FRERES & CO. LLC

By	/s/ Brennin J. Kroog
Brennin J. Kroog Managing Director

B-2

PRELIMINARY PROXY CARD -- SUBJECT TO COMPLETION

SCAN TO
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VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. Eastern Time on [ ], 2025. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

During The Meeting - Go to **www.virtualshareholdermeeting.com/IMXI2025SM**

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. Eastern Time on [ ], 2025. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V80264-TBD

KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

INTERNATIONAL MONEY EXPRESS, INC.

THE BOARD OF DIRECTORS AND THE STRATEGIC ALTERNATIVES COMMITTEE RECOMMENDS A VOTE "FOR" PROPOSALS 1, 2 AND 3.

NOTE: In the proxies' discretion the proxies are authorized to vote on any other matter that may properly be presented at the Company Stockholders' Meeting or any adjournments, continuation or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED OR, IF NO DIRECTION IS GIVEN, WILL BE VOTED "FOR" PROPOSALS 1, 2 AND 3.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

V80265-TBD

INTERNATIONAL MONEY EXPRESS, INC.
Special Meeting of Stockholders
[ ], 2025 at [ ] Eastern Time
To Be Held Virtually at: www.virtualshareholdermeeting.com/IMXI2025SM
This proxy is solicited on behalf of the Board of Directors of International Money Express, Inc.

The undersigned appoints Robert Lisy and Andras Bende and each of them, as proxies, each with the power to appoint his substitute, and authorizes each of them to represent and vote, as designated on the reverse side hereof, all of the shares of common stock of International Money Express, Inc. held of record by the undersigned at the close of business on [ ], 2025 at the Special Meeting of Stockholders of International Money Express, Inc. to be held virtually at www.virtualshareholdermeeting.com/IMXI2025SM, on [ ], 2025 at [ ] Eastern Time, or at any adjournment, continuation or postponement thereof.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THE PROXY WILL BE VOTED "FOR" EACH OF PROPOSALS INCLUDED HEREIN AND IN ACCORDANCE WITH THE JUDGMENT OF THE PERSONS NAMED AS PROXIES HEREIN ON ANY OTHER MATTERS THAT MAY PROPERLY COME BEFORE THE SPECIAL MEETING.

Continued and to be signed on reverse side